As filed with the Securities and Exchange Commission on July 8, 2005
Registration No. 333-125161

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GSC HOLDINGS CORP.
(Exact name of Registrant as specified in its charter)

Delaware	5734	20-2733559
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o GameStop Corp. 625 Westport Parkway Grapevine, Texas 76051 (817) 424-2000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	R. Richard Fontaine c/o GameStop Corp. 625 Westport Parkway Grapevine, Texas 76051 (817) 424-2000 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael N. Rosen	Jeffrey W. Griffiths	Leonard M. Klehr
Jay M. Dorman	Electronics Boutique	William W. Matthews, III
Bryan Cave LLP	Holdings Corp.	Klehr, Harrison, Harvey, Branzburg &
1290 Avenue of the Americas	931 South Matlack Street	Ellers LLP
New York, New York 10104	West Chester, Pennsylvania 19382	260 South Broad Street
(212) 541-2000	(610) 430-8100	Philadelphia, Pennsylvania 19102
(215) 568-6060
     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed mergers described herein have been satisfied or waived.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
     The information in this joint proxy statement-prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement-prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement-prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering Price per	Aggregate	Registration
Securities to be Registered	to be Registered(1)	Share(2)	Offering Price(2)	Fee(3)

Class A common stock, par value $0.001 per share	456,358	Not Applicable	$14,438,733	$1,700

(1)	The number of additional shares of Class A common stock, par value $0.001 per share, of the registrant (“Holdco Class A common stock”) being registered is based upon the product obtained by multiplying (a) 579,171 shares of common stock, par value $0.01 per share, of Electronics Boutique Holdings Corp. (“EB common stock”) estimated to be outstanding immediately prior to the EB merger, by (b) the exchange ratio of 0.78795. The registrant previously registered 53,926,126 shares of Holdco Class A common stock and 29,901,662 shares of Class B common stock, par value $.001 per share, of the registrant (“Holdco Class B common stock”) pursuant to its Registration Statement on Form S-4 (Registration No. 333-125161).

(2)	Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is the sum of the product obtained by multiplying (a) $63.08 (the average of the high and low prices of EB common stock on July 5, 2005), by (b) 579,171 additional shares of EB common stock (estimated number of additional shares of EB common stock to be cancelled in the EB merger), minus $22,095,374 (the estimated amount of additional cash to be paid by the registrant to EB’s stockholders in the EB merger).

(3)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by .00011770.

SUBJECT TO COMPLETION DATED JULY 8, 2005
TO THE STOCKHOLDERS OF
GAMESTOP CORP. AND
ELECTRONICS BOUTIQUE HOLDINGS CORP.
YOUR VOTE IS VERY IMPORTANT
      GameStop Corp. (GameStop) and Electronics Boutique Holdings Corp. (EB) have entered into a merger agreement whereby separate subsidiaries of a newly formed holding company named GSC Holdings Corp. (Holdco) will be merged with and into GameStop and EB, respectively, and GameStop and EB will become wholly-owned subsidiaries of Holdco. Holdco will be renamed GameStop Corp. upon completion of the mergers. Holdco is expected to be one of the leading retailers of video games in the world, initially with over $4.0 billion in annual revenues and with approximately 4,300 retail stores in the United States, Puerto Rico, Guam, Australia, Canada, Denmark, Finland, Germany, Ireland, Italy, New Zealand, Norway, Spain, Sweden and the United Kingdom.
      In the proposed mergers, EB common stockholders will have the right to receive $38.15 in cash and .78795 of a share of Holdco Class A common stock for each share of EB common stock that they own. In addition, GameStop stockholders will receive one share of Holdco Class A common stock for each share of GameStop Class A common stock that they own and one share of Holdco Class B common stock for each share of GameStop Class B common stock that they own. Upon completion of the mergers, we estimate that Holdco will have outstanding approximately 41.8 million shares of Holdco Class A common stock and 29.9 million shares of Holdco Class B common stock and that EB’s former stockholders will own approximately 27.9%, or approximately 5.9% of the combined voting power, and former GameStop stockholders will own approximately 72.1%, or approximately 94.1% of the combined voting power, of the common stock of Holdco. We have applied for the Holdco Class A and Class B common stock to be quoted on the New York Stock Exchange (the NYSE) under the symbols “GME” and “GME.B,” respectively.
      We will each hold an annual meeting of stockholders at which we will ask our respective common stockholders to adopt the merger agreement. Other business will also be considered at each of the annual meetings. Information about these meetings, the mergers and other business to be considered by GameStop and EB stockholders is contained in this joint proxy statement-prospectus. In particular, see “Risk Factors” beginning on page 17. We urge you to read this joint proxy statement-prospectus, and the documents incorporated by reference into this joint proxy statement-prospectus, carefully and in their entirety.
      Whether or not you plan to attend your annual meeting, please vote as soon as possible to make sure that your shares are represented at that meeting. If you do not vote, it will have the same effect as voting against the adoption of the merger proposal.
      After careful consideration each of our boards of directors has approved the merger agreement and has determined that the merger agreement and the mergers are advisable and in the best interests of the stockholders of GameStop and EB, respectively. Accordingly, the GameStop board of directors unanimously recommends that the GameStop stockholders vote:

•	FOR the adoption of the merger agreement and the transactions contemplated thereby, including the GameStop merger, FOR the amendment to GameStop’s certificate of incorporation, and FOR the amendment to the GameStop Amended and Restated 2001 Incentive Plan,

•	FOR the adoption of the Holdco 2005 Incentive Plan,

•	FOR the election of the GameStop nominees for director named in this joint proxy statement-prospectus, and

•	FOR the ratification of BDO Seidman, LLP as GameStop’s registered independent public accounting firm for GameStop’s fiscal year ending January 28, 2006.

i

      The EB board of directors unanimously recommends that the EB stockholders vote:

•	FOR the adoption of the merger agreement and the transactions contemplated thereby, including the EB merger,

•	FOR the adoption of the Holdco 2005 Incentive Plan,

•	FOR the election of the EB nominees for director named in this joint proxy statement-prospectus, and

•	FOR the ratification of KPMG LLP as EB’s registered independent public accounting firm for EB’s fiscal year ending January 28, 2006.

R. Richard Fontaine	Jeffrey W. Griffiths
Chairman and Chief Executive Officer	President and Chief Executive Officer
GameStop Corp.	Electronics Boutique Holdings Corp.
      Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of the securities to be issued in connection with the mergers or determined if this joint proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      This joint proxy statement-prospectus is dated                      , 2005, and is first being mailed to stockholders of GameStop and EB on or about                     , 2005.

ADDITIONAL INFORMATION
      This joint proxy statement-prospectus incorporates important business and financial information about GameStop and EB from other documents that are not included in or delivered with this joint proxy statement-prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement-prospectus through the SEC website at http://www.sec.gov or by requesting them in writing or by telephone at the appropriate address below:

if you are a GameStop stockholder:		if you are an EB stockholder:
By Mail:	GameStop Corp.	By Mail:	Electronics Boutique Holdings Corp.
	625 Westport Parkway		931 South Matlack Street
	Grapevine, Texas 76051		West Chester, Pennsylvania 19382
	Attention: Investor Relations		Attention: Investor Relations
By Telephone:	(817) 424-2000	By Telephone:	(610) 430-8100
      IF YOU WOULD LIKE TO RECEIVE ANY DOCUMENTS, PLEASE MAKE YOUR REQUEST BY                     , 2005 IN ORDER TO RECEIVE THEM BEFORE YOUR ANNUAL MEETING.
      See “Where You Can Find More Information” beginning on page 161.
VOTING ELECTRONICALLY OR
BY TELEPHONE
      Stockholders of record of GameStop Class A common stock and GameStop Class B common stock at the close of business on July 5, 2005, the record date for the GameStop annual meeting, may submit their proxies:

•	through the Internet by visiting a website established for that purpose at http://www.proxyvotenow.com/gme and following the instructions; or

•	by telephone by calling the toll-free number 866-407-4408 in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.

      Stockholders of record of EB common stock at the close of business on July 5, 2005, the record date for the EB annual meeting, may submit their proxies:

•	through the Internet by visiting a website established for that purpose at http://www.eproxyvote.com/ELBO and following the instructions; or

•	by telephone by calling the toll-free number 877-779-8683 in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.

      In order to vote via the telephone or the Internet, please have in front of you either your proxy card, or if you have consented to receive your materials electronically, your e-mail notification advising that materials are available on-line. A phone number and an Internet website address are contained on each of the documents. Upon entering either the phone number or the Internet website address, you will be instructed on how to proceed.
      If a GameStop or EB stockholder holds shares registered in the name of a broker, bank or other nominee, that broker, bank or other nominee will enclose or provide a voting instruction card for use in directing that broker, bank or other nominee how to vote those shares.

GAMESTOP CORP.
Notice of GameStop Annual Meeting of Stockholders
To Be Held                         , 2005
To the stockholders of GameStop:
      An annual meeting of the stockholders of GameStop will be held at                     , on                     , 2005 at       a.m., local time, for the following purposes:

1. To consider and vote on a proposal to (i) adopt the Agreement and Plan of Merger, dated as of April 17, 2005, by and among GameStop, GameStop, Inc., GSC Holdings Corp., Eagle Subsidiary LLC, Cowboy Subsidiary LLC and EB, including the transactions contemplated thereby, including the GameStop merger, pursuant to which, among other things, separate subsidiaries of Holdco will be merged with and into GameStop and EB, (ii) approve the amendment to GameStop’s certificate of incorporation to provide for the payment of the GameStop merger consideration as contemplated by the merger agreement, and (iii) approve the amendment to the GameStop Amended and Restated 2001 Incentive Plan to provide for the issuance of Holdco Class A common stock under the plan. In the proposed mergers, EB common stockholders will have the right to receive $38.15 in cash and .78795 of a share of Holdco Class A common stock for each share of EB common stock that they own. In addition, GameStop stockholders will receive one share of Holdco Class A common stock for each share of GameStop Class A common stock that they own and one share of Holdco Class B common stock for each share of GameStop Class B common stock that they own. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement-prospectus.

2. To consider and vote on the adoption of the Holdco 2005 Incentive Plan.

3. To elect three members to GameStop’s board of directors.

4. To ratify the appointment of BDO Seidman, LLP as GameStop’s registered independent public accounting firm for GameStop’s fiscal year ending January 28, 2006.

5. To transact such other business as may properly come before the GameStop annual meeting or any adjournment or postponement of the GameStop annual meeting.
      The presence of a majority of the voting power of the shares of GameStop common stock entitled to vote at the GameStop annual meeting must be represented in person or by proxy at the GameStop annual meeting to constitute a quorum. The adoption of the merger agreement and the transactions contemplated thereby, including the GameStop merger, the approval of the amendment to GameStop’s certificate of incorporation and the amendment to the GameStop Amended and Restated 2001 Incentive Plan (collectively referred to herein as the merger proposal) requires the affirmative vote of a majority of the outstanding shares of GameStop Class A common stock, voting as a single class, and the affirmative vote of a majority of the outstanding shares of GameStop Class A common stock and GameStop Class B common stock, voting together as a single class. The adoption of the Holdco 2005 Incentive Plan requires the affirmative vote of a majority of the voting power of GameStop common stock voting on the proposal in person or by proxy at the GameStop annual meeting. The three nominees for director receiving the highest vote totals will be elected as directors of GameStop to serve until the 2008 GameStop annual meeting of stockholders. The ratification of BDO Seidman, LLP as GameStop’s registered independent public accounting firm requires the affirmative vote of a majority of the voting power of GameStop common stock voting on the proposal in person or by proxy at the GameStop annual meeting. At the GameStop annual meeting, each holder of GameStop Class A common stock is entitled to one vote for each share of GameStop Class A common stock, and each holder of GameStop Class B common stock is entitled to ten votes for each share of GameStop Class B common stock, held as of the GameStop record date on all matters properly submitted to the GameStop stockholders.

      Pursuant to a voting agreement with Leonard Riggio, a director of GameStop, and certain of his affiliates (referred to as the Riggio Group), the Riggio Group has agreed to vote their shares of GameStop Class A common stock and GameStop Class B common stock (collectively, GameStop common stock) in favor of the adoption of the merger proposal. As of July 5, 2005, the GameStop record date, the Riggio Group owned approximately 5.3 million shares of GameStop Class B common stock, which represents approximately 16.4% of the combined voting power of all classes of GameStop’s voting stock. The Riggio Group also holds exercisable options to acquire 4,500,000 shares of GameStop Class A common stock. These options are not expected to be exercised prior to the GameStop record date and therefore the Riggio Group is not expected to have any voting power with respect to the GameStop Class A common stock.
      The GameStop board of directors unanimously recommends that you vote:

•	FOR the adoption of the merger agreement and the transactions contemplated thereby, including the GameStop merger, FOR the amendment to GameStop’s certificate of incorporation, and FOR the amendment to the GameStop Amended and Restated 2001 Incentive Plan,

•	FOR the adoption of the Holdco 2005 Incentive Plan,

•	FOR the election of the GameStop nominees for director named in this joint proxy statement-prospectus, and

•	FOR the ratification of BDO Seidman, LLP as GameStop’s registered independent public accounting firm for GameStop’s fiscal year ending January 28, 2006.
      Only GameStop stockholders of record at the close of business on July 5, 2005 are entitled to notice of and to vote at the GameStop annual meeting and any adjournments or postponements thereof. To vote your shares, please complete and return the enclosed proxy card to GameStop or grant your proxy by telephone or through the Internet. You may also cast your vote in person at the GameStop annual meeting. Please vote promptly whether or not you expect to attend the GameStop annual meeting.

By order of the GameStop board of directors,

R. Richard Fontaine
Chairman and Chief Executive Officer
Grapevine, Texas
      PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT ANY OF THE PROPOSALS TO BE CONSIDERED AT THE GAMESTOP ANNUAL MEETING OR ABOUT VOTING YOUR SHARES, PLEASE CALL GEORGESON SHAREHOLDER COMMUNICATIONS, INC. TOLL-FREE AT 800-491-3365. BANKS AND BROKERS MAY CALL COLLECT AT 212-440-9800.

v

ELECTRONICS BOUTIQUE HOLDINGS CORP.
Notice of EB Annual Meeting of Stockholders
To Be Held                         , 2005
To the stockholders of EB:
      An annual meeting of the stockholders of EB will be held at                     on                     at       a.m., local time, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 17, 2005, by and among GameStop, GameStop, Inc., GSC Holdings Corp., Eagle Subsidiary LLC, Cowboy Subsidiary LLC and EB, including the transactions contemplated thereby, including the EB merger, pursuant to which, among other things, separate subsidiaries of Holdco will be merged with and into GameStop and EB. In the proposed mergers, EB common stockholders will have the right to receive $38.15 in cash and .78795 of a share of Holdco Class A common stock for each share of EB common stock that they own. In addition, GameStop stockholders will receive one share of Holdco Class A common stock for each share of GameStop Class A common stock that they own and one share of Holdco Class B common stock for each share of GameStop Class B common stock that they own. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement-prospectus.

2. To consider and vote on the adoption of the Holdco 2005 Incentive Plan.

3. To elect seven directors as EB’s board of directors.

4. To consider and vote upon a proposal to ratify the appointment of KPMG LLP as EB’s registered independent public accounting firm for EB’s fiscal year ending January 28, 2006.

5. To transact such other business as may properly come before the EB annual meeting or any adjournment or postponement of the EB annual meeting.
      The presence of a majority of the outstanding shares of EB common stock entitled to vote at the EB annual meeting must be represented in person or by proxy at the EB annual meeting to constitute a quorum. The adoption of the merger agreement and the transactions contemplated thereby, including the EB merger, requires the affirmative vote of a majority of the outstanding shares of EB common stock. The adoption of the Holdco 2005 Incentive Plan requires the affirmative vote of a majority of the outstanding shares of EB common stock voting on the proposal in person or by proxy at the EB annual meeting. The seven nominees for EB director receiving the highest vote totals will be elected as directors of EB to serve until the next EB annual meeting of stockholders or until their earlier resignation. The ratification of KPMG LLP as EB’s registered independent public accounting firm requires the affirmative vote of a majority of the outstanding shares of EB common stock voting on the proposal in person or by proxy at the EB annual meeting.
      Pursuant to a voting agreement with certain stockholders affiliated with Mr. James J. Kim, the Chairman of the Board of EB (the Kim Group), the Kim Group has agreed, subject to certain limitations, to vote their shares of EB common stock in favor of the adoption of the merger agreement. As of July 5, 2005, the EB record date, the Kim Group beneficially owned approximately 11.6 million shares of EB common stock, which represent approximately 45.6% of the outstanding shares of EB common stock at the EB annual meeting.
      The EB board of directors unanimously recommends that you vote:

•	FOR adoption of the merger agreement and the transactions contemplated thereby, including the EB merger,

•	FOR the adoption of the Holdco 2005 Incentive Plan,

•	FOR the election of the EB nominees for director named in this joint proxy statement-prospectus, and

•	FOR the ratification of KPMG LLP as EB’s registered independent public accounting firm for EB’s fiscal year ending January 28, 2006.
      Only EB stockholders of record at the close of business on July 5, 2005 are entitled to notice of and to vote at the EB annual meeting and any adjournments or postponements thereof. To vote your shares, please complete and return the enclosed proxy card to EB or grant your proxy by telephone or through the Internet. You may also cast your vote in person at the EB annual meeting. Please vote promptly whether or not you expect to attend the EB annual meeting.

By order of the EB board of directors,

Jeffrey W. Griffiths

President and Chief Executive Officer

West Chester, Pennsylvania
      PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT ANY OF THE PROPOSALS TO BE CONSIDERED AT THE EB ANNUAL MEETING OR ABOUT VOTING YOUR SHARES, PLEASE CALL GEORGESON SHAREHOLDER COMMUNICATIONS, INC. TOLL-FREE AT 800-267-4403. BANKS AND BROKERS MAY CALL COLLECT AT 212-440-9800.

x

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES
FOR THE ANNUAL MEETINGS
      The questions and answers below highlight only selected procedural information from this joint proxy statement-prospectus. They do not contain all of the information that may be important to you. You should read carefully the entire joint proxy statement-prospectus and the additional documents incorporated by reference into this joint proxy statement-prospectus to fully understand the voting procedures for the annual meetings.

Q:	WHAT IS THE PROPOSED TRANSACTION FOR WHICH I AM BEING ASKED TO VOTE?

A:	You, as a stockholder of GameStop and/or a stockholder of EB, are being asked, among other things, to vote to adopt an Agreement and Plan of Merger entered into by and among GameStop, GameStop, Inc., GSC Holdings Corp., Eagle Subsidiary LLC, Cowboy Subsidiary LLC and EB. Subject to the terms and conditions of the merger agreement, GameStop and EB will simultaneously merge with newly formed subsidiaries of GSC Holdings Corp. (to be renamed GameStop Corp. upon closing of the mergers) (which we refer to in this joint proxy statement-prospectus as Holdco), and after the mergers would become wholly-owned subsidiaries of Holdco. A copy of the merger agreement is attached as Annex A.

In the proposed mergers, EB common stockholders will have the right to receive $38.15 in cash and .78795 of a share of Holdco Class A common stock for each share of EB common stock they own. GameStop stockholders will receive one share of Holdco Class A common stock for each share of GameStop Class A common stock that they own and one share of Holdco Class B common stock for each share of GameStop Class B common stock that they own.

Q:	WHAT ARE THE OTHER MATTERS FOR WHICH I AM BEING ASKED TO VOTE?

A:	If you are a GameStop stockholder you are also being asked:

1. to consider and vote on the adoption of the Holdco 2005 Incentive Plan;

2. to elect three members to GameStop’s board of directors;

3. to ratify the appointment of BDO Seidman, LLP as GameStop’s registered independent public accounting firm for GameStop’s fiscal year ending January 28, 2006; and

4. to transact such other business as may properly come before the GameStop annual meeting or any adjournment or postponement of the GameStop annual meeting.

If you are an EB stockholder you are also being asked:

1. to consider and vote on the adoption of the Holdco 2005 Incentive Plan;

2. to elect seven directors as EB’s board of directors;

3. to consider and vote upon a proposal to ratify the appointment of KPMG LLP as EB’s registered independent public accounting firm for EB’s fiscal year ending January 28, 2006; and

4. to transact such other business as may properly come before the EB annual meeting or any adjournment or postponement of the EB annual meeting.

Q:	WHAT DO I NEED TO DO NOW TO VOTE?

A:	After carefully reading and considering the information contained in this joint proxy statement-prospectus, please vote by telephone, the Internet or by mail as soon as possible so that your shares may be represented and voted at GameStop’s or EB’s annual meeting. If you hold your shares in your own name, you may vote by telephone or through the Internet by following the instructions on your proxy card or delivered with your proxy card. If you hold shares registered in the name of a broker, bank or other nominee, that broker, bank or other nominee has enclosed or will provide a voting instruction card for use in directing your broker, bank or other nominee how to vote those shares.

Q:	IF MY GAMESTOP OR EB SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER OR BANK VOTE MY SHARES FOR ME?

A:	If you hold your shares in “street name” and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Generally, your broker, bank or other nominee does not have discretionary authority to vote on the merger proposal. Accordingly, your broker, bank or other nominee will vote your shares held by it in “street name” only if you provide instructions to it on how to vote. You should follow the directions your broker, bank or other nominee provides. Shares that are not voted because you do not properly instruct your broker, bank or other nominee will have the effect of votes against the adoption of the merger proposal.

Q:	IF MY GAMESTOP OR EB SHARES ARE HELD IN MY OWN NAME, WHAT HAPPENS IF I DON’T VOTE?

A:	If you fail to respond with a vote on the merger proposal, it will have the same effect as a vote against adoption of the merger proposal. If you respond but do not indicate how you want to vote, your proxy will be counted as a vote in favor of adopting the merger agreement. If you respond and indicate that you are abstaining from voting, your proxy will have the same effect as a vote against adoption of the merger proposal.

Q:	CAN I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY?

A:	Yes. A registered GameStop or EB stockholder may revoke a properly executed proxy at any time by (1) notifying GameStop or EB, as appropriate, in writing to the addresses set forth under “Additional Information,” beginning on page iii, (2) submitting a new properly completed and signed proxy to GameStop or EB, as appropriate, either by mail or as described under “Additional Information” beginning on page iii or (3) voting in person at the GameStop or EB annual meeting, as appropriate.

Q:	CAN I ATTEND THE ANNUAL MEETING AND VOTE MY SHARES IN PERSON?

A:	Yes. All stockholders of GameStop and EB, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record are invited to attend their respective annual meetings. Stockholders of record can vote in person at either the GameStop or EB annual meeting, as applicable. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the GameStop or EB annual meeting, as applicable. If you plan to attend the GameStop or EB annual meeting, as applicable, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership, and you must bring a form of personal photo identification with you in order to be admitted to the GameStop or EB annual meeting, as applicable. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:	SHOULD EB STOCKHOLDERS SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY CARD?

A:	No. Please DO NOT send your EB stock certificates with your proxy card. If you are an EB stockholder of record, you will receive written instructions from the exchange agent after the EB merger is completed on how to exchange any EB stock certificates you may have for cash and Holdco Class A common stock. If the EB shares you hold of record are in book-entry form, they will be automatically converted into the right to receive cash and Holdco shares, and you do not need to take any action.

Q:	SHOULD GAMESTOP STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES WITH THEIR PROXY CARD?

A:	No. Please DO NOT send your GameStop stock certificates with your proxy card. If you are a GameStop stockholder of record, you will receive written instructions from the exchange agent after the GameStop merger is completed on how to exchange any GameStop stock certificates you may have for Holdco common stock. If the GameStop shares you hold of record are in book-entry form, they will be automatically converted into Holdco shares, and you do not need to take any action.

Q:	WHEN DO WE EXPECT TO COMPLETE THE MERGERS?

A:	We expect to complete the mergers in the third quarter of GameStop fiscal 2005 (EB fiscal 2006). However, we cannot assure you when or if the mergers will occur. We must first obtain the approvals of our respective stockholders at the GameStop and EB annual meetings and the necessary regulatory approvals.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have any questions about the mergers or how to submit your proxy, or if you need additional copies of this joint proxy statement-prospectus or the enclosed proxy card, you should contact:

if you are a GameStop stockholder:		if you are an EB stockholder:
By Mail:	Georgeson Shareholder	By Mail:	Georgeson Shareholder
	Communications, Inc.		Communications, Inc.
	17 State Street		17 State Street
	New York, NY 10004		New York, NY 10004
By Telephone:	800-491-3365	By Telephone:	800-267-4403
	212-440-9800		212-440-9800

SUMMARY
      This summary highlights selected information in this joint proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement-prospectus and the documents incorporated by reference into this joint proxy statement-prospectus for a more complete understanding of the matters being considered at the GameStop and EB annual meetings. In addition, we incorporate by reference important business and financial information about GameStop and EB into this joint proxy statement-prospectus. You may obtain the information incorporated by reference into this joint proxy statement-prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” that begins on page 161 of this joint proxy statement-prospectus.
GameStop Corp. (see page 97)
      GameStop Corp., a Delaware corporation, is one of the leading video game and PC entertainment software retailers in the United States. GameStop carries one of the largest assortments of new and used video game hardware, video game software and accessories, PC entertainment software, and related products, including action figures, trading cards and strategy guides. GameStop operates approximately 2,000 stores in the United States, Puerto Rico, Guam, Ireland and the United Kingdom. GameStop operates most of its stores under the GameStop name. In addition, GameStop operates a website at www.gamestop.com and publishes Game Informer, the industry’s largest circulation multi-platform video game magazine, with over 2,000,000 subscribers. GameStop has approximately 2,700 full-time salaried, 2,300 full-time hourly and between 12,000 and 18,000 part-time hourly employees depending on the time of year. The address of GameStop’s principal executive offices is 625 Westport Parkway, Grapevine, Texas 76051.
Electronics Boutique Holdings Corp. (see page 117)
      Electronics Boutique Holdings Corp., a Delaware corporation, is one of the leading global retailers of video game hardware and software, PC entertainment software, pre-played video games and related accessories and products. EB operates approximately 2,300 stores, primarily under the names EB Games and Electronics Boutique, in Australia, Canada, Denmark, Finland, Germany, Italy, New Zealand, Norway, Puerto Rico, Spain, Sweden and the United States. EB also operates a website under the URL address www.ebgames.com. EB employs approximately 11,600 non-seasonal full-time and part-time employees. The address of EB’s principal executive offices is 931 South Matlack Street, West Chester, Pennsylvania 19382.
      On May 31, 2005, EB completed its acquisition of Jump, a privately-held retailer based in Valencia, Spain. Jump operates 133 stores located primarily in central business districts throughout Spain.
GSC Holdings Corp. (see page 117)
      GSC Holdings Corp. is a newly incorporated Delaware corporation and will become the new holding company of GameStop and EB upon consummation of the mergers. Holdco’s name will be changed to “GameStop Corp.” after consummation of the mergers. The address of Holdco’s principal executive offices is c/o GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051.

Structure of the Mergers (see page 37)
      The organization of GameStop, EB and Holdco before and after the mergers is illustrated below.
Before the Mergers
After the Mergers
EB Common Stockholders to Receive Shares of Holdco Class A Common Stock and Cash (see page 32)
      If the EB merger is completed, EB common stockholders will receive $38.15 in cash and .78795 of a share of Holdco Class A common stock per share of EB common stock that they own. Upon completion of the mergers, current holders of EB common stock will, as a group, own approximately 27.9% of the outstanding common stock of Holdco, which equals approximately 5.9% of the combined voting power of Holdco. Holdco will not issue fractional shares of Holdco common stock in exchange for shares of EB. Holders of EB common stock that would otherwise be entitled to a fractional share of Holdco common stock will instead receive an amount in cash equal to such fraction multiplied by the average of the closing sale prices of GameStop Class A common stock on the ten trading days prior to the date on which the mergers are completed.

GameStop Common Stockholders to Receive Shares of Holdco Common Stock (see page 23)
      If the GameStop merger is completed, GameStop stockholders will exchange their shares of GameStop Class A common stock for Holdco Class A common stock and their shares of GameStop Class B common stock for Holdco Class B common stock, each on a one-for-one basis. Upon completion of the mergers, current holders of GameStop common stock will, as a group, own approximately 72.1% of the outstanding common stock of the combined company, which equals 94.1% of the combined voting power.
Stock Exchange Listing and Stock Prices (see page 78)
      Holdco common stock is not currently traded or quoted on a stock exchange or quotation system. However, we have applied for the Holdco Class A common stock and Holdco Class B common stock to be quoted on the NYSE under the symbols “GME” and “GME.B,” respectively.
      GameStop Class A common stock trades on the NYSE under the symbol “GME,” GameStop Class B common stock trades on the NYSE under the symbol “GME.B” and EB common stock trades on the NASDAQ National Market under the symbol “ELBO.” The table below shows the closing price and the pro forma equivalent per share value of GameStop Class A common stock and EB common stock at the close of the regular trading session on April 15, 2005, the last trading day before our public announcement of the signing of the merger agreement, and July 7, 2005, the most recent trading day for which that information was available.

			GameStop Pro Forma	EB Pro Forma
Date	GameStop Closing Price	EB Closing Price	Equivalent(1)	Equivalent(2)

April 15, 2005	$21.61	$41.12	$21.61	$55.18
July 7, 2005	$34.22	$64.66	$34.22	$65.11

(1)	The pro forma equivalent per share value of GameStop Class A common stock is calculated by multiplying the GameStop Class A common stock closing price by the GameStop merger exchange ratio of 1.0.

(2)	The pro forma equivalent per share value of EB common stock is calculated by multiplying the GameStop Class A common stock closing price by the EB merger exchange ratio of .78795 and adding $38.15.
      Because the 1.0 and .78795 exchange ratios in the GameStop and EB mergers, respectively, are fixed and will not be adjusted as a result of changes in market prices, the implied value of the merger consideration will fluctuate with the market price of GameStop Class A common stock and GameStop Class B common stock. You should obtain current market quotations for the shares of both companies from a newspaper, the Internet or your broker.
Receipt of Shares of Holdco Common Stock in Mergers Generally Nontaxable to Stockholders (see page 71)
      The mergers have been structured to qualify as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the Code), for U.S. federal income tax purposes. Accordingly, we expect that the exchange of shares by an EB stockholder for Holdco Class A common stock and cash will be nontaxable to such stockholder for U.S. federal income tax purposes, except to the extent of the lesser of (i) gain realized by such stockholder in the exchange and (ii) cash received by such stockholder in the exchange. We expect that the exchange of shares by GameStop stockholders will be nontaxable to them for U.S. federal income tax purposes. Further, GameStop and EB will not recognize any gain or loss for U.S. federal income tax purposes in the mergers. It is a condition to our respective obligations to complete the mergers that GameStop and EB receive opinions from their respective counsel that the mergers, taken together, qualify as an exchange described in Section 351 of the Code for U.S. federal income tax purposes. In connection with the closing of the mergers, Bryan Cave LLP, counsel to GameStop, and

Klehr, Harrison, Harvey, Branzburg & Ellers LLP, counsel to EB, will deliver to GameStop and EB, respectively, their opinions that the mergers will qualify as an exchange described in Section 351 of the Code for U.S. federal income tax purposes. You should consult with your own tax advisor for a full understanding of the tax consequences to you of the mergers.
Our Boards of Directors Unanimously Recommend that GameStop and EB Stockholders Vote to Adopt the Merger Agreement (see pages 22 and 31)
      GameStop Stockholders. The GameStop board of directors unanimously recommends that the GameStop stockholders vote FOR the adoption of the merger proposal.
      EB Stockholders. The EB board of directors unanimously recommends that the EB stockholders vote FOR the adoption of the merger agreement.
Opinions of Financial Advisors (see pages 47 and 54)
      GameStop. In connection with the mergers, the GameStop board of directors received a written opinion from Citigroup Global Markets Inc., GameStop’s financial advisor, as to the fairness, from a financial point of view, to GameStop of the EB merger consideration. The full text of Citigroup’s written opinion, dated April 17, 2005, is attached to this joint proxy statement-prospectus as Annex G. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Citigroup’s opinion was provided to the GameStop board of directors in connection with its evaluation of the EB merger consideration and relates only to the fairness, from a financial point of view, to GameStop of the EB merger consideration. Citigroup’s opinion does not address any other aspect of the mergers and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed mergers.
      EB. In connection with the mergers, the EB board of directors received a written opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of EB’s financial advisors, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth in the written opinion, the consideration proposed to be received pursuant to the EB merger was fair, from a financial point of view, to the holders of EB common stock (other than GameStop, its affiliates and the Kim Group). In addition, the EB board of directors received a written opinion from Peter J. Solomon Company, L.P., one of EB’s financial advisors, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth in the written opinion, the consideration proposed to be received by the holders of EB common stock pursuant to the EB merger was fair from a financial point of view to the holders of EB common stock, excluding the Kim Group. The full text of the written opinions of Merrill Lynch and Peter J. Solomon Company, which set forth the assumptions made, matters considered, and qualifications and limits on the scope of review undertaken by each of Merrill Lynch and Peter J. Solomon Company, are attached to this joint proxy statement-prospectus as Annex H and Annex I, respectively. We encourage you to carefully read and consider each of these opinions in their entirety. Both the Merrill Lynch opinion and the Peter J. Solomon Company opinion are addressed to EB’s board of directors and address only the fairness, from a financial point of view, of the consideration proposed to be received by the holders of EB common stock (other than those stockholders excluded from the opinions as noted above) pursuant to the EB merger, as of the date of the opinions. Neither the Merrill Lynch opinion nor the Peter J. Solomon Company opinion addresses the merits of the underlying decision by EB to engage in the EB merger or any other aspect of the mergers. In addition, neither the Merrill Lynch opinion nor the Peter J. Solomon Company opinion constitutes, or should be construed as, a recommendation to any stockholder as to how the stockholder should vote or act with respect to the EB merger or any related matter.

The Riggio Group Voting Agreement (see page 94)
      In connection with the mergers, concurrently with the execution and delivery of the merger agreement and as a condition to EB’s willingness to enter into the merger agreement, GameStop and EB have entered into a voting agreement and irrevocable proxy with Leonard Riggio, Barnes & Noble College Booksellers, Inc. and The Riggio Foundation (collectively, the Riggio Group) pursuant to which the Riggio Group has agreed to vote their shares of GameStop common stock in favor of the adoption of the merger proposal. As of July 5, 2005, the GameStop record date, the Riggio Group owned approximately 5.3 million shares of GameStop Class B common stock, which represents approximately 16.4% of the combined voting power of all classes of GameStop’s voting stock. The Riggio Group also holds exercisable options to acquire 4,500,000 shares of GameStop Class A common stock. These options are not expected to be exercised prior to the GameStop record date and therefore the Riggio Group is not expected to have any voting power with respect to the GameStop Class A common stock.
The Kim Group Voting Agreement (see page 93)
      In connection with the mergers, concurrently with the execution and delivery of the merger agreement and as a condition to GameStop’s willingness to enter into the merger agreement, GameStop and EB have entered into a voting agreement and irrevocable proxy with EB Nevada Inc. and James J. Kim, the Chairman of the Board of EB (collectively, the Kim Group), pursuant to which the Kim Group has agreed to vote all shares of EB common stock beneficially owned by the Kim Group in favor of the adoption of the merger agreement and not to sell or otherwise transfer any shares of EB common stock prior to the termination of the voting agreement other than in limited circumstances in accordance with its terms. As a result, as of July 5, 2005, the EB record date, approximately 45.6% of the outstanding shares of EB common stock has agreed to vote to approve the merger agreement.
Interests of Our Directors and Executive Officers in the Mergers (see page 67)
      You should be aware that some of the directors and executive officers of GameStop and EB have interests in the mergers that are different from, or are in addition to, the interests of stockholders of GameStop or EB. These interests include, but are not limited to, the treatment of options and other rights held by directors and executive officers of GameStop and EB in the mergers, the continued employment of certain executive officers in Holdco, the continued positions of certain directors of GameStop and EB as directors of Holdco, and the indemnification of former GameStop and EB directors by Holdco.
The Registration Rights Agreement (see page 94)
      In connection with the consummation of the mergers and as a condition to entering into the voting agreement with the Kim Group, Holdco will enter into a registration rights agreement with the Kim Group pursuant to which Holdco will be obligated to register with the SEC the shares of Holdco Class A common stock held by the Kim Group.
The Non-Competition Agreement (see page 95)
      In connection with the consummation of the mergers and as a condition to the closing of the mergers, James J. Kim will enter into a non-competition agreement with Holdco whereby Mr. Kim will agree not to compete with Holdco in certain specified territories for a period of three years from the effectiveness of the mergers.
Appraisal Rights (see page 78)
      Under Delaware law, GameStop stockholders are not entitled to appraisal rights in connection with the GameStop merger.
      Holders of EB common stock who do not wish to accept the consideration payable pursuant to the EB merger may seek, under Section 262 of the Delaware General Corporate Law (DGCL), judicial appraisal of the fair value of their shares by the Delaware Court of Chancery (the Delaware Court). This value could be more than, less than or the same as the merger consideration for the EB common stock. Failure to strictly comply with all the procedures required by Section 262 of the DGCL will result in a loss of the right to appraisal.
      Merely voting against the EB merger will not preserve the right of EB stockholders to appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement and the transactions contemplated thereby, including the EB merger, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. EB stockholders who hold shares in the name of a broker or other nominee must instruct their nominee to take the steps necessary to enable them to demand appraisal for their shares.
      Annex J to this joint proxy statement-prospectus contains the full text of Section 262 of the DGCL, which relates to the rights of appraisal. We encourage you to read these provisions carefully and in their entirety.
Directors and Management Following the Mergers (see page 70)
      Following the mergers, the board of directors of Holdco will consist of the seven current GameStop directors, James J. Kim and Stanley (Mickey) Steinberg. The GameStop directors will generally remain in their current classes and serve out their remaining terms, although to make the three classes equal, one of the Class III directors being elected at the GameStop annual meeting (Daniel A. DeMatteo, if he is re-elected) will become a Class I director whose term will expire in 2006. Mr. Kim will be in the class of directors whose term expires in 2007 and Mr. Steinberg will be in the class of directors whose term expires in 2008.
      R. Richard Fontaine, the Chairman and Chief Executive Officer of GameStop, will be the Chairman and Chief Executive Officer of Holdco after the mergers. Daniel A. DeMatteo, the Vice Chairman and Chief Operating Officer of GameStop, will be the Vice Chairman and Chief Operating Officer of Holdco after the mergers. It is expected that additional management of Holdco will be determined and announced on or near the date of the mergers.
Conditions to Completion of the Mergers; Antitrust Clearance (see page 83)
      Completion of the mergers depends on a number of conditions being satisfied or waived. These conditions include the following:

•	adoption of the merger proposal and the transactions contemplated by the merger proposal, including the GameStop merger, by the GameStop stockholders;

•	adoption of the merger agreement and the transactions contemplated by the merger agreement, including the EB merger, by the EB stockholders;

•	absence of any order or injunction of any governmental authority that would prohibit the consummation of the mergers;

•	approval for listing of Holdco common stock to be issued in the mergers on the NYSE upon official notice of issuance;

•	receipt of all consents, approvals, waivers, actions or nonactions required or advisable under all applicable antitrust, merger control, competition or trade regulation laws, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the HSR Act) and the Italian Law No. 287 of 10 October 1990;

•	continued effectiveness of the registration statement of which this joint proxy statement-prospectus is a part and the absence of a stop order or proceeding seeking a stop order by the SEC suspending the effectiveness of the registration statement;

•	accuracy of each party’s representations and warranties in the merger agreement, except as would not have a material adverse effect on the party making the representations;

•	performance in all material respects of each party’s covenants in the merger agreement, and performance of each party’s pre-closing operating covenants in the merger agreement;

•	the delivery of a tax opinion as required by the separation agreement between GameStop and Barnes & Noble, Inc. (Barnes & Noble);

•	the delivery of a non-competition agreement by James J. Kim;

•	there shall not have been a material adverse effect on either party, as defined in the merger agreement; and

•	delivery by both parties of customary officer’s certificates and tax opinions.
      The completion of the mergers is not subject to a condition that GameStop receive financing to pay the cash portion of the EB merger consideration.
      The completion of the mergers is subject to compliance with the HSR Act. The waiting period relating to the mergers under the HSR Act expired as of 11:59 p.m. Eastern Time on June 8, 2005.
      GameStop and EB have agreed to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable law and regulations, including the HSR Act, to complete the mergers as promptly as practicable, but in no event later than October 31, 2005, which date may be extended to December 31, 2005 or January 31, 2006, in circumstances described below, in “Summary — Termination of the Merger Agreement; Fees Payable” beginning on page 7 and in “The Mergers — The Merger Agreement — Termination” beginning on page 88. We refer to this October 31, 2005 date, as it may be extended, as the outside date.
      The parties have agreed to defend against any lawsuits or other legal proceedings challenging the mergers, provided, that, if one of the parties in good faith does not wish to participate in the defense of such lawsuit or legal proceeding, then the other party shall pay the expenses for such defense. Neither party will be required to take any action that would reasonably be expected to have a material adverse effect on such party.
Termination of the Merger Agreement; Fees Payable (see page 88)
      We may jointly agree to terminate the merger agreement at any time. Either of us may also terminate the merger agreement in various circumstances, including failure to receive necessary stockholder approvals and if the other party breaches certain of its obligations in the merger agreement.
      In several circumstances involving a change in a board of directors’ recommendation in favor of the merger agreement or a third-party acquisition proposal, GameStop or EB may become obligated to pay $40 million in termination fees pursuant to the terms of the merger agreement.
Amendment to GameStop’s Certificate of Incorporation (see page 95)
      In connection with the mergers, Article Fourth (b)(v) of the amended and restated certificate of incorporation of GameStop relating to the equal treatment of holders of GameStop Class A common stock and GameStop Class B common stock holders in mergers, consolidations, etc., will be amended, subject to GameStop stockholder approval, to permit the receipt by the holders of GameStop Class B common stock, in any consolidation, merger, combination or other transaction in which shares of GameStop common stock are exchanged for other securities or property, of securities that differ as to voting rights and powers on a per share basis from securities received by holders of GameStop Class A common stock, provided that such difference shall not exceed ten to one. This amendment is necessary to allow for the payment of the GameStop merger consideration in accordance with the terms of the merger agreement.

GameStop Annual Meeting (see page 22)
      The GameStop annual meeting will be held at                     on                     , 2005, starting at       a.m., local time.
      You may vote at the GameStop annual meeting if you owned shares of GameStop common stock at the close of business on July 5, 2005, the GameStop record date. On that date there were 21,863,314 shares of GameStop Class A common stock and 29,901,662 shares of GameStop Class B common stock outstanding and entitled to vote at the GameStop annual meeting.
      The presence of a majority of the voting power of the shares of GameStop common stock entitled to vote at the GameStop annual meeting must be represented in person or by proxy at the GameStop annual meeting to constitute a quorum. The adoption of the merger agreement and the transactions contemplated thereby, including the GameStop merger, the approval of the amendment to GameStop’s certificate of incorporation and the amendment to the GameStop Amended and Restated 2001 Incentive Plan (collectively, the merger proposal) requires the affirmative vote of a majority of the outstanding shares of GameStop Class A common stock, voting as a single class, and the affirmative vote of a majority of the outstanding shares of GameStop Class A common stock and GameStop Class B common stock, voting together as a single class. The adoption of the Holdco 2005 Incentive Plan requires the affirmative vote of a majority of the voting power of GameStop common stock voting on the proposal in person or by proxy at the GameStop annual meeting. The three nominees for director receiving the highest vote totals will be elected as directors of GameStop to serve until the 2008 GameStop annual meeting of stockholders. The ratification of BDO Seidman, LLP as GameStop’s registered independent public accounting firm requires the affirmative vote of a majority of the voting power of GameStop common stock voting on the proposal in person or by proxy at the GameStop annual meeting. At the GameStop annual meeting, each holder of GameStop Class A common stock is entitled to one vote for each share of GameStop Class A common stock, and each holder of GameStop Class B common stock is entitled to ten votes for each share of GameStop Class B common stock, held as of the GameStop record date on all matters properly submitted to the GameStop stockholders.
      Pursuant to a voting agreement with the Riggio Group, the Riggio Group has agreed to vote their shares of GameStop common stock in favor of the adoption of the merger proposal. As of July 5, 2005, the GameStop record date, the Riggio Group owned approximately 5.3 million shares of GameStop Class B common stock, which represents approximately 16.4% of the combined voting power of all classes of GameStop’s voting stock. The Riggio Group also holds exercisable options to acquire 4,500,000 shares of GameStop Class A common stock. These options are not expected to be exercised prior to the GameStop record date and therefore the Riggio Group is not expected to have any voting power with respect to the GameStop Class A common stock.
EB Annual Meeting (see page 31)
      The EB annual meeting will be held at                     , on                       , 2005, starting at            a.m., local time.
      You may vote at the EB annual meeting if you owned shares of EB common stock at the close of business on July 5, 2005, the EB record date. On that date there were 25,378,047 shares of EB common stock outstanding and entitled to vote at the EB annual meeting. You may cast one vote for each share of EB common stock you owned as of the EB record date.
      The presence of a majority of the outstanding shares of EB common stock entitled to vote at the EB annual meeting must be represented in person or by proxy at the EB annual meeting to constitute a quorum. The adoption of the merger agreement and the transactions contemplated thereby, including the EB merger, requires the affirmative vote of a majority of the outstanding shares of EB common stock. The adoption of the Holdco 2005 Incentive Plan requires the affirmative vote of a majority of the outstanding shares of EB common stock voting on the proposal in person or by proxy at the EB annual meeting. The seven nominees for EB director receiving the highest vote totals will be elected as directors of EB to serve until the next EB annual meeting of stockholders or until their earlier resignation. The ratification of KPMG LLP as EB’s registered independent public accounting firm requires the affirmative vote of a majority of the outstanding shares of EB common stock voting on the proposal in person or by proxy at the EB annual meeting.
      Pursuant to a voting agreement with the Kim Group, the Kim Group has agreed, subject to certain limitations, to vote their shares of EB common stock in favor of the adoption of the merger agreement. As of July 5, 2005, the EB record date, the Kim Group beneficially owned approximately 11.6 million shares of EB common stock, which represent approximately 45.6% of the outstanding shares of EB common stock at the EB annual meeting.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
      The following financial information is provided to assist you in your analysis of the financial aspects of the mergers. The following tables present (1) selected historical financial data of GameStop, (2) selected historical financial data of EB, and (3) selected unaudited pro forma condensed consolidated financial data of Holdco reflecting the mergers. The historical financial data show the financial results actually achieved by GameStop and EB for the periods indicated. The unaudited pro forma condensed consolidated financial data show financial results as if the mergers had taken place on February 1, 2004, except financial position data which assumes the mergers had taken place on January 29, 2005.
Selected Historical Financial Data of GameStop
      The selected historical financial data of GameStop was derived from the historical consolidated financial statements and related notes of GameStop, filed by GameStop with the SEC. Such data was derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in GameStop’s Annual Report on Form 10-K (as amended) for GameStop fiscal 2004 (as defined below), including the notes thereto and GameStop’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2005, including the notes thereto. See “Where You Can Find More Information” beginning on page 161. The unaudited consolidated financial statements as of and for the fiscal quarters ended May 1, 2004 and April 30, 2005 have been prepared on the same basis as the audited consolidated financial statements for the fiscal years ended February 3, 2001, February 2, 2002, February 1, 2003, January 31, 2004 and January 29, 2005. In the opinion of management, the interim data reflects all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of results for these periods. Operating results for the fiscal quarter ended April 30, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ending January 28, 2006.
      The following table sets forth GameStop’s selected consolidated financial and operating data for the periods and at the dates indicated. GameStop’s fiscal year is composed of 52 or 53 weeks ending on the Saturday closest to January 31. The fiscal years ended January 29, 2005 (GameStop fiscal 2004), January 31, 2004 (GameStop fiscal 2003), February 1, 2003 (GameStop fiscal 2002) and February 2, 2002 (GameStop fiscal 2001) consisted of 52 weeks and the fiscal year ended February 3, 2001 (GameStop fiscal 2000) consisted of 53 weeks.

						Fiscal	Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	January 29,	January 31,	February 1,	February 2,	February 3,	April 30,	May 1,
	2005	2004	2003	2002	2001	2005	2004

	In thousands, except per share data and statistical data
Statement of Operations Data:
Sales	$1,842,806	$1,578,838	$1,352,791	$1,121,138	$756,697	$474,727	$371,736
Cost of sales	1,328,611	1,142,264	1,009,491	854,035	570,995	347,347	266,196

Gross profit	514,195	436,574	343,300	267,103	185,702	127,380	105,540
Selling, general and administrative expenses(1)(2)	378,029	302,703	233,075	202,041	157,242	100,258	86,471
Depreciation and amortization(1)(2)	37,019	29,487	23,154	19,850	13,623	10,265	8,299
Amortization of goodwill	—	—	—	11,125	9,223	—	—

Operating earnings	99,147	104,384	87,071	34,087	5,614	16,857	10,770
Interest expense (income), net	236	(804)	(630)	19,452	23,411	83	(153)

Earnings (loss) before income taxes	98,911	105,188	87,701	14,635	(17,797)	16,774	10,923
Income tax expense (benefit)	37,985	41,721	35,297	7,675	(5,836)	6,448	4,245

						Fiscal	Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	Fiscal Year	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	January 29,	January 31,	February 1,	February 2,	February 3,	April 30,	May 1,
	2005	2004	2003	2002	2001	2005	2004

	In thousands, except per share data and statistical data
Net earnings (loss)	$60,926	$63,467	$52,404	$6,960	$(11,961)	$10,326	$6,678

Net earnings (loss) per share — basic	$1.11	$1.13	$0.93	$0.19	$(0.33)	$0.20	$0.12

Weighted average shares outstanding — basic	54,662	56,330	56,289	36,009	36,009	51,000	56,990

Net earnings (loss) per share — diluted	$1.05	$1.06	$0.87	$0.18	$(0.33)	$0.19	$0.11

Weighted average shares outstanding — diluted	57,796	59,764	60,419	39,397	36,009	54,490	60,130

Other Financial Data:
Net earnings (loss) excluding the after-tax effect of goodwill amortization(3)	$60,926	$63,467	$52,404	$15,373	$(5,212)	$10,326	$6,678
Net earnings (loss) per share excluding the after-tax effect of goodwill amortization — diluted(3)	$1.05	$1.06	$0.87	$0.39	$(0.14)	$0.19	$0.11
Store Operating Data:
Stores open at the end of period	1,826	1,514	1,231	1,038	978	1,908	1,603
Comparable store sales increase (decrease)(4)	1.7%	0.8%	11.4%	32.0%	(6.7)%	12.0%	(1.8)%
Inventory turnover	5.4	4.9	4.9	5.2	4.6	1.3	1.2
Balance Sheet Data:
Working capital (deficit)	$110,093	$188,378	$174,482	$31,107	$(1,726)	$117,578	$185,559
Total assets(1)(2)	914,983	902,189	806,237	608,674	511,504	942,156	843,607
Total debt	36,520	—	—	399,623	385,148	36,520	—
Total liabilities(1)(2)	371,972	308,156	257,562	612,659	532,114	379,719	236,994
Stockholders’ equity (deficit)	543,011	594,033	548,675	(3,985)	(20,610)	562,437	606,613

(1)	In GameStop fiscal 2004, GameStop revised its method of accounting for rent expense to conform to GAAP, as recently clarified by the Chief Accountant of the SEC in a February 7, 2005 letter to the American Institute of Certified Public Accountants. A non-cash, after-tax adjustment of $3,312 was made in the fourth quarter of GameStop fiscal 2004 to correct the method of accounting for rent expense (and related deferred rent liability) to include the impact of escalating rents for periods in which GameStop is reasonably assured of exercising lease options and to include any “rent holiday” period (a period during which GameStop is not obligated to pay rent) the lease allows while the store is being constructed. GameStop also corrected its calculation of depreciation expense for leasehold improvements for those leases which do not include an option period.

The impact of these corrections on periods prior to GameStop fiscal 2004 was not material and the adjustment does not affect historical or future cash flows or the timing of payments under related leases.

(2)	In GameStop fiscal 2004, GameStop changed its classification of tenant improvement allowances on the balance sheets, statement of operations and statements of cash flows. GameStop historically classified tenant improvement allowances as reductions of property and equipment on its balance sheets and as reductions in depreciation and amortization in its statements of operations. In order to comply with the provisions of FASB Technical Bulletin No. 88-1, “Issues Relating to Accounting for

Leases” (FTB 88-1), however, GameStop has reclassified tenant improvement allowances as deferred rent liabilities (in other long-term liabilities) on its balance sheets and as a reduction of rent expense (in selling, general and administrative expenses) in its statements of operations. The effect of this reclassification increased total assets and total liabilities on GameStop’s balance sheets by $4,671 as of January 29, 2005, $3,265 as of January 31, 2004, $2,328 as of February 1, 2003, $1,831 as of February 2, 2002, $1,747 as of February 3, 2001 and $3,549 as of May 1, 2004 and decreased selling, general and administrative expense and increased depreciation expense in GameStop’s statements of operations by $671, $540, $601, $678, $649 and $155 in GameStop fiscal 2004, 2003, 2002, 2001, 2000 and the fiscal quarter ended May 1, 2004, respectively.

(3)	Net earnings (loss) excluding the after-tax effect of goodwill amortization is presented here to provide additional information about GameStop’s operations. These items should be considered in addition to, but not as a substitute for or superior to, operating earnings, net earnings, cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles (GAAP).

(4)	Stores are included in GameStop’s comparable store sales base beginning in the 13th month of operation. Comparable store sales for the fiscal year ended February 3, 2001 were computed using the first 52 weeks of the 53-week fiscal year.
Selected Historical Financial Data of EB
      For the periods indicated, the selected historical financial data of EB was derived from the historical consolidated financial statements and related notes of EB, filed by EB with the SEC. This data was derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in EB’s Annual Report on Form 10-K (as amended) for EB fiscal 2005 (as defined below), including the notes thereto and EB’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2005, including the notes thereto. See “Where You Can Find More Information” beginning on page 161. The unaudited consolidated financial statements as of and for the fiscal quarters ended May 1, 2004 and April 30, 2005 have been prepared in accordance with GAAP for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, the interim data reflects all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of results for these periods. Operating results for the fiscal quarter ended April 30, 2005 are not necessarily indicative of the results that may be expected for the fiscal year ending January 28, 2006.

      The following table sets forth EB’s selected consolidated financial and operating data for the periods and at the dates indicated. EB’s fiscal year is composed of 52 or 53 weeks ending on the Saturday closest to January 31. The fiscal years ended January 29, 2005 (EB fiscal 2005), January 31, 2004 (EB fiscal 2004), February 1, 2003 (EB fiscal 2003) and February 2, 2002 (EB fiscal 2002) consisted of 52 weeks and the fiscal year ended February 3, 2001 (EB fiscal 2001) consisted of 53 weeks. GameStop refers to the fiscal years described above as GameStop fiscal 2004, GameStop fiscal 2003, GameStop fiscal 2002, GameStop fiscal 2001 and GameStop fiscal 2000, respectively.

	Fiscal Year Ended					Fiscal Quarter Ended

	January 29,	January 31,	February 1,	February 2,	February 3,	April 30,	May 1,
	2005	2004	2003	2002	2001	2005	2004

	(Amounts in thousands, except per share data and operating data)
Statement of Income Data:
Net sales	$1,983,537	$1,588,406	$1,309,226	$1,059,338	$802,851	$505,961	$370,964
Management fees(1)	5,845	13,375	7,553	5,889	4,425	1,124	1,461

Total revenues	1,989,382	1,601,781	1,316,779	1,065,227	807,276	507,085	372,425
Cost of goods sold	1,450,205	1,174,429	971,204	826,599	626,939	374,360	271,154

Gross profit	539,177	427,352	345,575	238,628	180,337	132,725	101,271
Selling, general and administrative expense(2)	422,374	327,260	266,729	178,928	144,082	118,502	88,525
Restructuring and asset impairment (reversal) charge(3)	—	—	(2,611)	12,638	—	—	—
Depreciation and amortization	37,473	29,211	23,361	20,286	16,239	10,802	8,361

Operating income	79,330	70,881	58,096	26,776	20,016	3,421	4,385
Other income	—	—	—	—	1,550	—	—
Interest income, net	2,350	1,751	1,677	1,884	3,096	917	452

Income before income tax expense and cumulative effect of change in accounting principle	81,680	72,632	59,773	28,660	24,662	4,338	4,837
Income tax expense	29,393	26,903	22,373	10,948	9,791	1,561	1,791

Income before cumulative effect of change in accounting principle	52,287	45,729	37,400	17,712	14,871	2,777	3,046
Cumulative effect of change in accounting principle, net of tax(4)	—	—	(4,773)	—	—	—	—

Net income(2)	$52,287	$45,729	$32,627	$17,712	$14,871	$2,777	$3,046

Income per share before cumulative effect of change in accounting principle:
Basic	$2.16	$1.82	$1.44	$0.74	$0.67	$0.11	$0.12

Diluted	$2.13	$1.80	$1.42	$0.73	$0.66	$0.11	$0.12

Per share cumulative effect of change in accounting principle:
Basic			$(0.18)

Diluted			$(0.18)

	Fiscal Year Ended					Fiscal Quarter Ended

	January 29,	January 31,	February 1,	February 2,	February 3,	April 30,	May 1,
	2005	2004	2003	2002	2001	2005	2004

	(Amounts in thousands, except per share data and operating data)
Net income per share:
Basic	$2.16	$1.82	$1.26	$0.74	$0.67	$0.11	$0.12

Diluted	$2.13	$1.80	$1.24	$0.73	$0.66	$0.11	$0.12

Weighted average shares outstanding:
Basic	24,159	25,114	25,833	23,868	22,254	24,696	24,526

Diluted	24,547	25,415	26,247	24,230	22,466	25,079	24,913

Operating Data:(5) (unaudited)
Stores open at end of period	1,977	1,528	1,145	937	737	2,071	1,623
Comparable store sales increase (decrease)(6)	3.1%	0.0%	8.3%	20.8%	(4.5)%	14.5%	(2.5)%

	As of

	January 29,	January 31,	February 1,	February 2,	February 3,	April 30,	May 1,
	2005	2004	2003	2002	2001	2005	2004

Balance Sheet Data:
Working capital	$175,422	$163,422	$144,363	$121,446	$30,133	$181,769	$149,284
Total assets	724,200	643,932	527,305	429,649	270,493	723,068	544,834
Long-term debt	—	—	—	143	—	—	—
Total liabilities	372,732	339,952	252,805	192,489	139,273	365,635	255,159
Total stockholders’ equity	351,468	303,980	274,500	237,160	131,220	357,433	289,675

(1)	In EB fiscal 2004, management fees included $4.7 million of revenue earned as part of EB’s termination of the services agreement with The Game Group plc (Game Group).

(2)	In February 2005, EB initiated a review of its lease-related accounting methods for rent holidays (the period prior to the store opening when EB pays reduced or no rent) and tenant improvement allowances. Based on this review, EB recorded a one-time, cumulative, non-cash charge to rent expense of $4.2 million ($2.7 million after-tax, or $0.11 per diluted share) in the fourth quarter of EB fiscal 2005.

(3)	In EB fiscal 2002, the restructuring and asset impairment charge of $12.6 million resulted from EB’s adoption of a plan to close the operations of all 29 EB Kids stores and sell the 22-store BC Sports Collectibles business. The charge represented a $3.5 million write down of store leasehold improvements, a $2.3 million write down of store furniture, fixtures and equipment and $6.7 million in lease termination costs. In EB fiscal 2003, the $2.6 million net reversal of the restructuring and asset impairment charge resulted primarily from store lease related accruals that were not necessary due to the terms of the sale of the BC Sports Collectibles business.

(4)	EB changed its accounting policy with respect to the recording of vendor advertising allowances effective retroactively as of the beginning of EB fiscal 2003. As a result, EB recorded a non-cash charge of $4.8 million, net of income tax, in the first quarter of EB fiscal 2003 for the cumulative effect of the change in accounting principle on fiscal years prior to EB fiscal 2003. Prior to this change, EB recognized all vendor advertising allowances as an offset to selling, general and administrative expense. Vendor advertising allowances in excess of advertising expense of $40.9 million and $35.8 million were reflected as an offset to selling, general and administrative expense in EB fiscal 2002 and EB fiscal 2001, respectively.

(5)	Does not reflect stores operated by other retailers for which EB has provided management services.

(6)	Comparable store sales are based on stores in operation for over one year. Comparable store sales results for EB fiscal 2001 represents the 52 week period ending January 27, 2001.
Selected Unaudited Pro Forma Condensed Consolidated Financial Data of Holdco
      The following table shows information about the pro forma financial condition and results of operations, including per share data, of Holdco after giving effect to the mergers. The table sets forth selected unaudited pro forma condensed consolidated statement of operations data as if the mergers had become effective on February 1, 2004, and selected unaudited pro forma condensed consolidated balance sheet data as if the mergers had occurred on April 30, 2005. The information presented below should be read together with the historical consolidated financial statements of GameStop and EB, including the related notes, filed by each of them with the SEC and together with the consolidated historical financial data for GameStop and EB and the other unaudited pro forma financial information, including the related notes, appearing elsewhere in this joint proxy statement-prospectus. See “Where You Can Find More Information” beginning on page 161 and “GSC Holdings Corp. Unaudited Pro Forma Condensed Consolidated Financial Data” beginning on page 133. The unaudited pro forma financial data is not necessarily indicative of results that actually would have occurred had the mergers been completed on the dates indicated or that may be obtained in the future. See also “Risk Factors” beginning on page 17 and “Information Regarding Forward-Looking Statements” beginning on page 21.

		For Fiscal
	For Fiscal Year	Quarter
	Ended	Ended
	January 29, 2005	April 30, 2005

	(In thousands, except
	per share data)
	(Unaudited)
Operating Results
Revenues	$3,832,188	$981,812
Net earnings	62,179	(1,437)
Per Share Data
Net earnings per common share — basic	0.74	(0.02)
Net earnings per common share — diluted	0.71	(0.02)

As of
April 30, 2005

Financial Position
Merchandise inventories, net	$584,772
Total assets	2,666,521
Note payable, current portion	12,173
Notes payable, long-term portion	974,347
Total debt	986,520

COMPARATIVE PER SHARE DATA
(Unaudited)
      The following table sets forth certain historical per share data for GameStop and EB and combined per share data on an unaudited pro forma condensed consolidated basis. You should read the information below together with the financial statements and related notes of GameStop and EB that are incorporated by reference in this joint proxy statement-prospectus and with the unaudited pro forma condensed consolidated financial data included under “GSC Holdings Corp. Unaudited Pro Forma Condensed Consolidated Financial Data” beginning on page 133.

		Fiscal Quarter
	Fiscal Year Ended	Ended
GameStop Historical Comparative per Share Data	January 29, 2005	April 30, 2005

Net earnings per common share — basic	$1.11	$0.20
Net earnings per common share — diluted	$1.05	$0.19
Cash dividends per common share	$—	$—
Book value per common share	$10.68	$10.96

		Fiscal Quarter
	Fiscal Year Ended	Ended
EB Historical Comparative per Share Data	January 29, 2005	April 30, 2005

Net earnings per common share — basic	$2.16	$0.11
Net earnings per common share — diluted	$2.13	$0.11
Cash dividends per common share	$—	$—
Book value per common share	$14.26	$14.42

		Fiscal Quarter
	Fiscal Year Ended	Ended
Unaudited Pro Forma Condensed Consolidated Comparative per Share Data	January 29, 2005	April 30, 2005

Net earnings per common share — basic	$0.74	$(0.02)
Net earnings per common share — diluted	$0.71	$(0.02)
Cash dividends per common share	$—	$—
Book value per common share	$13.70	$13.83

RISK FACTORS
      In addition to the other information contained in or incorporated by reference into this joint proxy statement-prospectus, including the matters addressed under the caption “Information Regarding Forward-Looking Statements” on page 21, you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger proposal. Additional risk factors regarding GameStop and EB can be found in the Annual Reports on Forms 10-K (as amended) for the fiscal year ended January 29, 2005 of GameStop and EB filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).
Because the exchange ratios are fixed, the market value of Holdco common stock issued to you may be less than the value of your shares of GameStop common stock or EB common stock.
      GameStop stockholders and EB stockholders who receive shares in the mergers will receive a fixed number of shares of common stock of Holdco rather than a number of shares with a particular fixed market value. The market values of GameStop and EB common stock at the time of the mergers may vary significantly from their prices on the date the merger agreement was executed, the date of this joint proxy statement-prospectus or the date on which GameStop and EB stockholders vote on the mergers. Because the exchange ratio will not be adjusted to reflect any changes in the market value of GameStop or EB common stock, the market value of the Holdco common stock issued in the mergers and the GameStop and EB common stock surrendered in the mergers may be higher or lower than the values of such shares on such earlier dates. Stock price changes may result from a variety of factors that are beyond the control of GameStop and EB, including changes in their businesses, operations and prospects, regulatory considerations and general and industry specific market and economic conditions. Neither GameStop nor EB is permitted to terminate the merger agreement solely because of changes in the market price of either party’s common stock.
Holdco’s significant indebtedness following the mergers could adversely impact cash availability for growth and operations and may increase vulnerability to general adverse economic and industry conditions.
      GameStop’s indebtedness for borrowed money as of July 1, 2005 was approximately $37.0 million. EB’s indebtedness for borrowed money as of July 1, 2005 was approximately $9.5 million. Holdco’s pro forma total indebtedness, after giving effect to the mergers, is expected to be approximately $996.5 million. Holdco’s debt service obligations with respect to this increased indebtedness could have an adverse impact on its earnings and cash flows for as long as the indebtedness is outstanding.
      Holdco’s increased indebtedness could have important consequences to holders of its common stock. For example, it could:

•	make it more difficult for Holdco to pay its debts as they become due during general adverse economic and market industry conditions because any related decrease in revenues could cause Holdco’s cash flows from operations to decrease and make it difficult for Holdco to make its scheduled debt payments;

•	limit Holdco’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates and, consequently, place Holdco at a competitive disadvantage to its competitors with less debt;

•	require a substantial portion of Holdco’s cash flow from operations to be used for debt service payments, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes; and

•	result in higher interest expense in the event of increases in interest rates since some of Holdco’s borrowings are, and will continue to be, at variable rates of interest.
      Additionally, if the rating of Holdco’s indebtedness is downgraded, Holdco’s ability to borrow additional funds could be limited or the interest rates applicable to Holdco’s indebtedness could increase.

      There can be no assurance that Holdco will be able to make all of the principal and interest payments when such payments are due under Holdco’s proposed credit facilities, the indenture governing the proposed Holdco notes and/or the proposed bridge facility. For more information see “The Mergers — Financing.”
The failure to successfully integrate GameStop’s and EB’s businesses and operations in the expected timeframe may adversely affect Holdco’s future results.
      GameStop and EB have operated and, until the completion of the mergers, will continue to operate independently. Holdco will face significant challenges in consolidating GameStop and EB functions, integrating their organizations, procedures and operations in a timely and efficient manner and retaining key GameStop and EB personnel. The integration of GameStop and EB will be costly, complex and time consuming, and management of Holdco will have to devote substantial resources and efforts to it.
      The integration process and other disruptions from the mergers could result in the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect their ability to maintain relationships with customers, suppliers, employees and others with whom they have business dealings or to achieve the anticipated benefits of the mergers.
We may fail to realize the anticipated synergies, cost savings and other benefits expected from the mergers.
      The success of the mergers will depend, in part, on our ability to realize the anticipated growth opportunities and cost savings from combining the businesses of GameStop and EB. Management of GameStop and EB have estimated that the combined company will realize approximately $30 million in cost savings and operating synergies by the end of the fiscal year ending February 3, 2007 and $50 million annually thereafter by capitalizing on consolidation and integration of certain functions as well as through the adoption by Holdco of the best practices of both GameStop and EB. However, to realize the anticipated benefits from the mergers, we must successfully combine the businesses of GameStop and EB in a manner that permits those cost savings synergies to be realized. In addition, we must achieve these savings without adversely affecting our revenues. If we are not able to successfully achieve these objectives, the anticipated benefits of the mergers may not be realized fully or at all or may take longer to realize than expected.
The merger agreement limits GameStop’s and EB’s ability to pursue alternatives to the mergers.
      The merger agreement contains “no shop” provisions that, subject to limited exceptions, limit GameStop’s and EB’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of either GameStop or EB. In addition, GameStop and EB have agreed that if the merger agreement is terminated under certain circumstances, GameStop or EB will pay the other a termination fee of $40 million. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of GameStop or EB from considering or proposing an acquisition even if it were prepared to pay consideration with a higher per share price than that proposed in the mergers, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire GameStop or EB than it might otherwise have proposed to pay.
The mergers are subject to certain closing conditions that, if not satisfied or waived, will result in the mergers not being completed, which may cause the market price of GameStop common stock or EB common stock to decline.
      The mergers are subject to customary conditions to closing, including the receipt of required approvals of the stockholders of GameStop and EB. If any condition to the mergers is not satisfied or, if permissible, waived, the mergers will not be completed. In addition, GameStop and EB may terminate the merger agreement in certain circumstances. If GameStop and EB do not complete the mergers, the market price of GameStop common stock or EB common stock may fluctuate to the extent that the current market prices of those shares reflect a market assumption that the mergers will be completed. GameStop and EB will also be obligated to pay certain investment banking, financing, legal and accounting fees and related expenses in connection with the mergers, whether or not the mergers are completed. In addition, GameStop and EB have each diverted significant management resources in an effort to complete the mergers and are each subject to restrictions contained in the merger agreement on the conduct of its business. If the mergers are not completed, GameStop and EB will each have incurred significant costs, including the diversion of management resources, for which it will have received little or no benefit. Further, in specified circumstances, GameStop and EB may be required to pay to the other a termination fee of $40 million if the merger agreement is terminated. For a detailed description of the circumstances in which such termination fee will be paid, see “The Mergers — The Merger Agreement — Termination” on page 88 and “— Termination Fees” on page 88.
Directors of GameStop and EB may have potential conflicts of interest in recommending that you vote in favor of the adoption of the merger agreement.
      A number of directors of GameStop and a number of directors of EB who recommend that you vote in favor of the adoption of the merger agreement have employment or severance agreements, equity compensation and other benefit arrangements or other interests that provide them with interests in the mergers that differ from yours. In addition, certain directors of EB will continue as directors of Holdco while other directors will not, and in either case, Holdco will indemnify and provide insurance for their services as directors of GameStop and EB prior to the mergers. Leonard Riggio, a GameStop director, is a significant beneficial stockholder of GameStop and EB’s Chairman, James J. Kim, is a significant beneficial stockholder of EB. You should be aware of these interests when you consider your board of directors’ recommendation that you vote in favor of the mergers.
Holdco does not expect to pay dividends for the foreseeable future, and you must rely on increases in the trading prices of Holdco stock for returns on your investment.
      Holdco does not expect to pay dividends in the foreseeable future. Former GameStop and EB stockholders who become stockholders of Holdco must rely on increases, if any, in the trading price of Holdco common stock for any return on their investment.
The former EB stockholders will have limited voting rights in the combined company.
      The shares of Holdco Class A common stock that the current stockholders of EB will receive in connection with the EB merger will be entitled to one vote per share whereas the shares of Holdco Class B common stock that will be outstanding following the mergers will be entitled to ten votes per share. Accordingly, although the former stockholders of EB will own approximately 27.9% of the outstanding common stock of Holdco upon the closing of the mergers, their shares of stock will only represent approximately 5.9% of the combined voting power of Holdco.
The loss of key personnel may adversely affect Holdco.
      Following the mergers, Holdco will be dependent upon the contributions of its senior management team, including R. Richard Fontaine and Daniel A. DeMatteo, and other key employees for its future success. While Mr. Fontaine and Mr. DeMatteo have employment agreements with GameStop, if any of these executives or other key employees, were to cease to be employed by Holdco, including as a result of the integration of GameStop and EB following the mergers, Holdco could be adversely affected.
Former EB stockholders who become stockholders of Holdco will be governed by the amended and restated certificate of incorporation and amended and restated bylaws of Holdco.
      EB stockholders who receive Holdco common stock in the mergers will become Holdco stockholders and their rights as stockholders will be governed by the amended and restated certificate of incorporation and amended and restated bylaws of Holdco and Delaware corporate law. As a result, there will be material differences between the current rights of EB stockholders and the rights they can expect to have as Holdco stockholders.

      For example, among other differences, EB’s certificate of incorporation does not provide for a staggered board of directors but Holdco’s certificate of incorporation does, and thus an acquisition or change in control of Holdco by a third party that the board, in its judgment, might not have favored may be more difficult to effect.
Former GameStop stockholders who become stockholders of Holdco will be governed by the amended and restated certificate of incorporation and amended and restated bylaws of Holdco.
      GameStop stockholders who receive Holdco common stock in the mergers will become Holdco stockholders and their rights as stockholders will be governed by the amended and restated certificate of incorporation and amended and restated bylaws of Holdco and Delaware corporate law. As a result, there will be material differences between the current rights of GameStop stockholders and the rights they can expect to have as Holdco stockholders.
      For example, among other differences, GameStop’s certificate of incorporation (without taking into effect the amendment to be voted upon in connection with this joint proxy statement-prospectus) provides that in connection with a merger, consolidation, etc. the holders of GameStop Class A common stock and GameStop Class B common stock will receive the same consideration. Holdco’s amended and restated certificate of incorporation provides that the holders of Holdco Class A common stock and Holdco Class B common stock will receive the same consideration, provided that the holders of Holdco Class B common stock may receive securities that differ on a per share basis as to voting rights and powers (but not more than ten to one) than those of the holders of Holdco Class A common stock.
“Market overhang” could depress the market price of Holdco common stock.
      Upon the effectiveness of the registration statement required to be filed with the SEC under the registration rights agreement with the Kim Group, 9.1 million shares of Holdco Class A common stock will be available to be sold immediately into the public market. That “market overhang,” as well as any sales of such shares, could depress the market price of the Holdco common stock.
The combined company may be required to make severance payments to EB’s senior officers in connection with the mergers.
      Certain senior officers of EB have the right to terminate their employment with EB following the mergers. If these EB senior officers elect to so terminate their employment, EB will be required to make severance payments in an amount equal to their current total compensation for a period equal to the greater of (i) the balance of their employment term under their employment agreements and (ii) twelve months, and to continue to provide them with their current benefits during such period. If all of the EB senior officers who have the right to these severance payments elect to terminate their employment following the closing of the mergers, EB will have to make aggregate severance payments estimated to be up to approximately $5.8 million to these senior officers.
GameStop and EB may be in default under certain of their store leases upon the closing of the mergers.
      Certain of the store leases for GameStop and EB contain provisions that require the consent of the landlord before the tenant can complete a transaction such as the mergers or take other actions that may be required following the closing of the mergers. GameStop and EB may be in default under these store leases upon the closing of the mergers. If the landlords under these leases attempt to exercise any remedies available to them following the closing of the mergers, the business, financial condition and results of operations of the combined company may be adversely affected.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
      This joint proxy statement-prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this joint proxy statement-prospectus or they may be made a part of this joint proxy statement-prospectus by appearing in other documents filed with the SEC by GameStop, EB and Holdco and incorporated by reference in this joint proxy statement-prospectus. These statements may include statements regarding the period following completion of the mergers.
      Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “objective,” “goal,” “should” and words and terms of similar substance used in connection with any discussion of future operating or financial performance of GameStop, EB or Holdco or of the mergers identify forward-looking statements. All forward-looking statements are management’s present expectations or forecasts of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the factors relating to the mergers discussed under the caption “Risk Factors” beginning on page 17 above, the following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:

•	the ability to obtain governmental approvals of the transaction on the proposed terms in a timely manner;

•	the failure of GameStop and EB stockholders to approve the transaction; the risk that the businesses will not be integrated successfully;

•	the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected;

•	disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; and

•	competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that could cause GameStop’s and EB’s results to differ materially from those described in the forward-looking statements can be found in the Annual Reports on Forms 10-K (as amended) for the fiscal year ended January 29, 2005 of GameStop and EB filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).
      We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement-prospectus in the case of forward-looking statements contained in this joint proxy statement-prospectus, or the dates of the documents incorporated by reference in this joint proxy statement-prospectus in the case of forward-looking statements made in those incorporated documents. Except as may be required by law, none of GameStop, EB or Holdco has any obligation to update or alter these forward-looking statements, whether as a result of new information, future events or otherwise.
      We expressly qualify in their entirety all forward-looking statements attributable to GameStop, EB or Holdco or any person acting on our behalf by the cautionary statements contained or referred to in this section.

THE GAMESTOP ANNUAL MEETING
Joint Proxy Statement-Prospectus
      This joint proxy statement-prospectus is being furnished to you in connection with the solicitation of proxies by the GameStop board of directors in connection with GameStop’s annual meeting of stockholders.
      This joint proxy statement-prospectus is first being furnished to GameStop stockholders on or about                     , 2005.
Date, Time and Place of the GameStop Annual Meeting
      The GameStop annual meeting is scheduled to be held as follows:
Purpose of the GameStop Annual Meeting
      At the GameStop annual meeting, GameStop’s stockholders will be asked:

1. To consider and vote on a proposal to (i) adopt the Agreement and Plan of Merger, dated as of April 17, 2005, by and among GameStop, GameStop, Inc., GSC Holdings Corp., Eagle Subsidiary LLC, Cowboy Subsidiary LLC and EB, including the transactions contemplated thereby, including the GameStop merger, pursuant to which, among other things, separate subsidiaries of Holdco will be merged with and into GameStop and EB, (ii) approve the amendment to GameStop’s certificate of incorporation to provide for the payment of the merger consideration as contemplated by the merger agreement and (iii) to approve the amendment to the GameStop Amended and Restated 2001 Incentive Plan to provide for the issuance of Holdco Class A common stock under the plan. In the proposed mergers, EB common stockholders will have the right to receive $38.15 in cash and .78795 of a share of Holdco Class A common stock for each share of EB common stock that they own. In addition, GameStop stockholders will receive one share of Holdco Class A common stock for each share of GameStop Class A common stock that they own and one share of Holdco Class B common stock for each share of GameStop Class B common stock that they own. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement-prospectus.

2. To consider and vote on the adoption of the Holdco 2005 Incentive Plan.

3. To elect three members to GameStop’s board of directors.

4. To ratify the appointment of BDO Seidman, LLP as GameStop’s registered independent public accounting firm for GameStop’s fiscal year ending January 28, 2006.

5. To transact such other business as may properly come before the GameStop annual meeting or any adjournment or postponement of the GameStop annual meeting.
Record Date for the GameStop Annual Meeting
      The board of directors of GameStop has fixed the close of business on July 5, 2005 as the GameStop record date for determination of GameStop stockholders entitled to notice of and to vote at the GameStop annual meeting of stockholders.
      On the GameStop record date, there were 21,863,314 shares of GameStop Class A common stock and 29,901,662 shares of GameStop Class B common stock outstanding and entitled to vote at the GameStop annual meeting, held by approximately 29 and 1,411 holders of record, respectively. Shares that are held in GameStop’s treasury are not entitled to vote at the GameStop annual meeting.
Recommendation of the Board of Directors of GameStop
      As discussed elsewhere in this joint proxy statement-prospectus, GameStop’s board of directors has approved the merger agreement and the transactions contemplated thereby, including the GameStop merger, and has determined that the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of GameStop and its stockholders. The GameStop board of directors recommends that GameStop stockholders vote:

•	FOR the proposal to adopt the merger agreement and the transactions contemplated thereby, including the GameStop merger, the amendment to GameStop’s certificate of incorporation to provide for the payment of the GameStop merger consideration as contemplated by the merger agreement and the amendment to the GameStop Amended and Restated 2001 Incentive Plan to provide for the issuance of Holdco Class A common stock under the plan;

•	FOR the adoption of the Holdco 2005 Incentive Plan;

•	FOR the election of the GameStop nominees for directors named in this joint proxy statement-prospectus; and

•	FOR the ratification of BDO Seidman, LLP as GameStop’s registered independent public accounting firm for GameStop’s fiscal year ending January 28, 2006.
GAMESTOP PROPOSAL 1 — THE MERGERS
      As discussed elsewhere in this joint proxy statement-prospectus, GameStop stockholders are considering and voting on a proposal to adopt the merger agreement and the transactions contemplated thereby, including the GameStop merger, an amendment to GameStop’s certificate of incorporation to provide for the payment of the GameStop merger consideration as contemplated by the merger agreement and the amendment to the GameStop Amended and Restated 2001 Incentive Plan to provide for the issuance of Holdco Class A common stock under the plan. You should carefully read this entire joint proxy statement-prospectus, including the full text of the merger agreement, which is attached as Annex A, and the other documents we refer you to for a more complete understanding of the mergers. In addition, we incorporate important business and financial information about each of GameStop and EB into this joint proxy statement-prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement-prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” which begins on page 161.
Effect of the GameStop Merger; What You Will Receive in the GameStop Merger
      Upon completion of the GameStop merger, Cowboy Subsidiary LLC, a wholly-owned subsidiary of Holdco newly organized to effect the GameStop merger, will merge with and into GameStop. GameStop will be the surviving corporation in the GameStop merger and will thereby become a wholly-owned subsidiary of Holdco.
      In the GameStop merger, each outstanding share of GameStop Class A common stock (other than shares owned by GameStop, Cowboy Subsidiary LLC or EB) will be converted into one share of Holdco Class A common stock and each share of GameStop Class B common stock (other than shares owned by GameStop, Cowboy Subsidiary LLC or EB) will be converted into one share of Holdco Class B common stock. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the date of the GameStop merger. Each share of GameStop common stock owned by GameStop, Cowboy Subsidiary LLC or EB will be cancelled without consideration.
      All outstanding GameStop stock options will be converted into options to purchase the same number of shares of Holdco Class A common stock, subject to the same terms and conditions. Holdco shall assume the GameStop Amended and Restated 2001 Incentive Plan, as amended. As of July 1, 2005, there were approximately three million shares remaining available for grant pursuant to this plan.
      In connection with the mergers, Article Fourth (b)(v) of the amended and restated certificate of incorporation of GameStop relating to the equal treatment of holders of GameStop Class A common stock and GameStop Class B common stock in mergers, consolidations, etc., will be amended, subject to GameStop stockholder approval, to permit the receipt by holders of GameStop Class B common stock, in any consolidation, merger, combination or other transaction in which shares of GameStop common stock are exchanged for other securities or property, of securities that differ as to voting rights and powers on a per share basis from the securities received by holders of GameStop Class A common stock, provided that such difference shall not exceed ten to one. This amendment is necessary to allow for the payment of the GameStop merger consideration in accordance with the terms of the merger agreement. This amendment requires the affirmative vote of a majority of the outstanding shares of GameStop Class A common stock, voting as a single class, and the affirmative vote of a majority of the GameStop Class A common stock and GameStop Class B common stock, voting together as a single class.
      GameStop stockholders who receive Holdco common stock in the mergers will become Holdco stockholders and their rights as stockholders will be governed by the amended and restated certificate of incorporation and amended and restated bylaws of Holdco and Delaware corporate law. As a result, there will be material differences between the current rights of GameStop stockholders and the rights they can expect to have as Holdco stockholders. The rights pertaining to Holdco common stock and Holdco’s amended and restated certificate of incorporation and amended and restated bylaws are described under “Description of Holdco Capital Stock — Common Stock” on page 140 and the differences between the rights of Holdco and GameStop’s stockholders are described under “Comparison of Stockholder Rights” on page 143.
      The GameStop board of directors recommends you vote FOR the merger proposal, and your proxy will be so voted unless you specify otherwise.
GAMESTOP PROPOSAL 2 — ADOPTION OF
HOLDCO 2005 INCENTIVE PLAN
      The board of directors of Holdco has approved, subject to the approval of GameStop’s stockholders and EB’s stockholders, the adoption of Holdco’s 2005 Incentive Plan (the Incentive Plan or the Holdco 2005 Incentive Plan).
Holdco 2005 Incentive Plan
      The following is a summary of the Holdco 2005 Incentive Plan. This summary is qualified in all respects by reference to the full text of the Incentive Plan included herein as Annex K.
      General. The Incentive Plan provides for the grant of awards to key officers, employees, consultants, advisors and directors of Holdco, its subsidiaries and affiliates selected from time to time by the Incentive Plan Committee. The purpose of the Incentive Plan is to assist Holdco in attracting and retaining selected individuals to serve as directors, officers, consultants, advisors and employees who will contribute to its success and to achieve long-term objectives which will inure to the benefit of all its stockholders through the additional incentive inherent in the ownership of Holdco Class A common stock. Awards under the Incentive Plan may take the form of stock options, including corresponding share appreciation rights (SARs), restricted stock awards and other share-based awards.
      Options available and outstanding. If approved, the maximum number of shares that may be the subject of awards under the Incentive Plan would be 5,000,000 shares of Holdco Class A common stock. This is in addition to the approximately 3,000,000 shares of Holdco Class A common stock that may be issued under the GameStop Amended and Restated 2001 Incentive Plan, as described in “The Mergers — Amendment to GameStop Amended and Restated 2001 Incentive Plan” on page 96. Shares are counted against the maximum number of authorized shares only to the extent they are actually issued. Thus, shares which terminate by expiration, forfeiture, cancellation, or otherwise, are settled in cash in lieu of shares, or exchanged for awards not involving shares, shall again be available for grant. Also, if the option price or tax withholding requirements of any award is satisfied by tendering shares to Holdco, or if a SAR is exercised, only the number of shares issued, net of the shares tendered, will be deemed issued under the Incentive Plan.

      The Incentive Plan also imposes annual per-participant award limits. In any given year, the maximum number of shares with respect to which options or SARs may be granted to any employee is 1,000,000 shares, the maximum number of restricted share awards or other share-based awards that may be granted to any participant is 1,000,000 shares, and the maximum aggregate amount awarded or credited with respect to cash-based awards to any one participant may not exceed $5,000,000.
      Incentive Plan Administration. The Holdco Compensation Committee (the Committee) will administer the Incentive Plan. Subject to the provisions of the Incentive Plan, the Committee has authority, in its sole discretion, to grant awards under the Incentive Plan, to interpret the provisions of the Incentive Plan and, subject to the requirements of applicable law, to prescribe, amend, and rescind rules and regulations relating to the Incentive Plan or any award thereunder as it may deem necessary or advisable. The Committee may alter, amend, suspend or terminate the Incentive Plan as it deems advisable, subject to any requirement for stockholder approval imposed by applicable law, including Sections 162(m) and 422 of the Code, or any rule of any stock exchange or quotation system on which shares are listed or quoted; provided that the Committee may not amend the Incentive Plan, without the approval of Holdco’s stockholders, to increase the number of shares that may be the subject of options under the Incentive Plan. In addition, except to the extent necessary to avoid the imposition of additional tax or interest under Section 409A of the Code, no amendment to, or termination of, the Incentive Plan shall in any way impair the rights of an optionee or a participant under any award previously granted without such optionee’s or participant’s consent.
      Options. The Incentive Plan permits the granting of “incentive stock options” meeting the requirements of Section 422 of the Code, and “nonqualified stock options” that do not meet such requirements. The term of each option is determined by the Committee, but no incentive stock option may be exercised more than ten years after the date of grant. Options may also be subject to restrictions on exercise, such as exercise in periodic installments, as determined by the Committee. In general, the exercise price for options must be at least equal to 100% of the fair market value of the shares on the date of the grant. The exercise price can be paid in cash, or if approved by the Committee, by tendering shares owned by the participant, or any combination of the foregoing. Awards are not transferable except by will or the laws of descent and distribution and may generally be exercised only by the participant (or his or her guardian or legal representative) during his or her lifetime, provided, however, nonqualified stock options may, under certain circumstances, be transferable to family members and trusts for the benefit of the participant or his or her family members.
      Share Appreciation Rights. The Incentive Plan provides that the Committee may grant SARs in connection with the grant of options. Each SAR must be associated with a specific option and must be granted at the time of grant of such option. A SAR is exercisable only to the extent the related option is exercisable. Upon the exercise of a SAR, the recipient is entitled to receive from Holdco up to, but no more than, an amount in shares equal to the excess of (i) the fair market value of one share on the date of such exercise over (ii) the exercise price of any related option, multiplied by the number of shares in respect of which such SAR shall have been exercised. Upon the exercise of a SAR, the related option, or the portion thereof in respect of which such SAR is exercised, will terminate. Upon the exercise of an option granted in tandem with a SAR, such tandem SAR will terminate. SARs may be granted only if Holdco shares are traded on an established securities market at the date of grant.
      Restricted Stock. The Committee may award restricted shares under the Incentive Plan. Restricted shares give a participant the right to receive shares subject to a risk of forfeiture based upon certain conditions. The forfeiture restrictions on the shares may be based upon performance standards, length of service or other criteria as the Committee may determine. Until all restrictions are satisfied, lapsed or waived, we will maintain custody over the restricted shares but the participant will be able to vote the shares and will be entitled to all distributions paid with respect to the shares, as provided by the Committee. During such restrictive period, the restricted shares may not be sold, assigned, transferred, pledged or otherwise encumbered. Upon termination of employment, the participant forfeits the right to the shares to the extent the applicable performance standards, length of service requirements, or other measurement criteria have not been met.

      Antidilution Provisions. In general, the Committee may adjust the number of shares authorized to be issued under the Incentive Plan and subject to outstanding awards (and the grant or exercise price thereof) to prevent dilution or enlargement of rights in the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities, the issuance of warrants or other rights to purchase shares or other securities, or other similar capitalization change.
      Termination and Amendment. The Incentive Plan will terminate by its terms and without any action by the board of directors in 2015. No awards may be made after that date. Awards outstanding on such termination date will remain valid in accordance with their terms. In general, the Committee may amend the Incentive Plan as it shall deem advisable, except that it may not amend the Incentive Plan to increase the number of shares authorized for issuance under the Incentive Plan without the consent of Holdco stockholders and it may not alter outstanding awards without a participant’s consent unless necessary to avoid imposition of additional tax or interest under Code Section 409A.
      Treatment of Awards Upon a Change of Control and Related Transactions. One or more awards may be subject to the terms and conditions set forth in a written agreement between Holdco and a participant providing for different terms or provisions with respect to such awards upon a “change of control” of Holdco (as that term may be defined in such written agreement), provided, that such written agreement may not increase the maximum amount of such awards.
      Awards for Non-U.S. Employees. To comply with the laws in other countries in which Holdco or its affiliates or subsidiaries operate or may operate or have employees, officers, directors, or third-party service providers, the Committee may establish, among other things, subplans under the Incentive Plan and modify the terms of the awards made to such employees, officers, directors or third-party service providers.
      Certain Federal Income Tax Consequences of The Incentive Plan. The following is a brief summary of the principal federal income tax consequences of awards under the Incentive Plan. The summary is based upon current federal income tax laws and interpretations thereof, all of which are subject to change at any time, possibly with retroactive effect. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.
      A participant is not subject to federal income tax either at the time of grant or at the time of exercise of an incentive stock option. However, upon exercise, the difference between the fair market value of the shares and the exercise price is an item of tax preference subject to the possible application of the alternative minimum tax. If a participant does not dispose of shares acquired through the exercise of an incentive stock option in a “disqualifying disposition” (i.e., no disposition occurs within two years from the date of grant of the incentive stock option nor within one year of the transfer of the shares to the participant), then the participant will be taxed only upon the gain, if any, from the sale of such shares, and such gain will be taxable as gain from the sale of a capital asset.
      Holdco will not receive any tax deduction on the exercise of an incentive stock option or, if the above holding period requirements are met, on the sale of the underlying shares. If there is a disqualifying disposition (i.e., one of the holding period requirements is not met), the participant will be treated as receiving compensation subject to ordinary income tax in the year of the disqualifying disposition and Holdco will be entitled to a deduction for compensation expense in an amount equal to the amount included in income by the participant. The participant generally will be required to include in income an amount equal to the difference between the fair market value of the shares at the time of exercise and the exercise price. Any appreciation in value after the time of exercise will be taxed as capital gain and will not result in any deduction by Holdco.
      If nonqualified stock options are granted to a participant, there are no federal income tax consequences at the time of grant. Upon exercise of the option, the participant must report as ordinary income an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. Holdco will receive a tax deduction in like amount. Any appreciation in value after the time of exercise will be taxed as capital gain and will not result in any deduction by Holdco.
      No income will be realized by the participant in connection with the grant of any SAR. The participant must include in ordinary income the amount of cash received and the fair market value on the exercise date of any shares received upon the exercise of a SAR. Holdco will be entitled to a deduction equal to the amount included in such participant’s income by reason of the exercise of any SAR.
      Except as described in the following paragraph, a grant of restricted shares does not constitute a taxable event for either a participant or Holdco. However, the participant will be subject to tax, at ordinary income tax rates, based on the fair market value of the shares when they are no longer subject to a substantial risk of forfeiture or they become transferable. Holdco will be entitled to take a commensurate deduction at that time.
      A participant may elect to recognize taxable ordinary income at the time restricted shares are awarded in an amount equal to the fair market value of the shares at the time of grant, determined without regard to any forfeiture restrictions. Any such election must be filed with the Internal Revenue Service within 30 days following the date of grant. If such an election is made, Holdco will be entitled to a deduction at that time in the same amount. Future appreciation on the shares will be taxed at the capital gains rate when the shares are sold. However, if, after making such an election, the shares are forfeited, the participant will be unable to claim a deduction.
      Pursuant to Section 162(m) of the Code, Holdco may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either Holdco’s chief executive officer or is among one of the four other most highly-compensated officers for that taxable year as reported in Holdco’s proxy statement (a Covered Employee). The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. It is intended that awards under the Incentive Plan made to Covered Employees in the form of options, performance-based restricted share awards, SARs, and cash payments under annual incentive awards will constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation, but no assurance can be made in this regard.
      The American Jobs Creation Act of 2004, enacted at the end of 2004, added new Section 409A of the Code. Section 409A imposes additional tax and interest charges on service providers who receive certain deferred compensation that does not meet the requirements of Section 409A. Holdco intends that awards under the Incentive Plan will meet the requirements of Section 409A, but no assurance can be made in this regard.
      Awards made to participants under the Incentive Plan may be subject to federal, state and local income tax and employment tax withholding obligations and Holdco will comply with any requirements to withhold such taxes.
      ERISA Status. The Incentive Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.
      The GameStop board of directors recommends you vote FOR the adoption of the Holdco 2005 Incentive Plan, and your proxy will be so voted unless you specify otherwise.
GAMESTOP PROPOSAL 3 — ELECTION OF GAMESTOP DIRECTORS
      GameStop’s board of directors currently consists of seven directors. GameStop’s certificate of incorporation divides its board of directors into three classes: Class I, whose terms will expire at the GameStop annual meeting of stockholders to be held in 2006, Class II, whose terms will expire at the GameStop annual meeting of stockholders to be held in 2007, and Class III, whose terms will expire at this year’s GameStop annual meeting. Michael N. Rosen and Edward A. Volkwein are in Class I; R. Richard Fontaine and Stephanie M. Shern are in Class II; and Daniel A. DeMatteo, Leonard Riggio and Gerald R. Szczepanski are in Class III and are nominated for re-election at this year’s GameStop annual meeting. At each GameStop annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third GameStop annual meeting following election.
      In addition, GameStop’s certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the GameStop board of directors and may be from three to fifteen. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.
      In accordance with the recommendation of the Nominating and Corporate Governance Committee, the GameStop board of directors has nominated Daniel A. DeMatteo, Leonard Riggio and Gerald R. Szczepanski, each of whom is currently a member of the GameStop board of directors, for election as Class III directors. If elected, such nominees will serve for three-year terms to expire at GameStop’s annual meeting of stockholders in 2008 or until their successors are duly elected and qualified.
      For information regarding the Class III directors nominated for reelection, and regarding the GameStop board of directors as a whole, see “Information about GameStop — Information about the Board of Directors and Executive Officers of GameStop” on page 98.
      The GameStop board of directors recommends you vote FOR the election of the GameStop nominees for director named above, and your proxy will be so voted unless you specify otherwise.
GAMESTOP PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF
GAMESTOP’S REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
      The GameStop board of directors has appointed the firm of BDO Seidman, LLP, which firm was engaged as GameStop’s registered independent public accounting firm for the fiscal year ended January 29, 2005, to audit the financial statements of GameStop for the fiscal year ending January 28, 2006. A proposal to ratify this appointment is being presented to the GameStop stockholders at the GameStop annual meeting. A representative of BDO Seidman will be present at the GameStop annual meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.
      For information regarding audit-related and other fees, see “Information about GameStop — GameStop Registered Independent Public Accounting Firm” on page 115.
      The GameStop board of directors considers BDO Seidman to be well qualified and recommends you vote FOR the ratification, and your proxy will be so voted unless you specify otherwise.
Votes Required
      The presence of a majority of the voting power of the shares of GameStop common stock entitled to vote at the GameStop annual meeting must be represented in person or by proxy at the GameStop annual meeting to constitute a quorum. The adoption of the merger agreement and the transactions contemplated thereby, including the GameStop merger, and the approval of the amendment to GameStop’s certificate of incorporation and the amendment to the GameStop Amended and Restated 2001 Incentive Plan (collectively, the merger proposal) requires the affirmative vote of a majority of the outstanding shares of GameStop Class A common stock, voting as a single class, and the affirmative vote of a majority of the outstanding shares of GameStop Class A common stock and GameStop Class B common stock, voting together as a single class. The adoption of the Holdco 2005 Incentive Plan requires the affirmative vote of a majority of the voting power of GameStop common stock voting on the proposal in person or by proxy at the GameStop annual meeting. The three nominees for GameStop director receiving the highest vote totals will be elected as directors of GameStop to serve until the 2008 GameStop annual meeting of stockholders. The ratification of BDO Seidman, LLP as GameStop’s registered independent public accounting firm requires the affirmative vote of a majority of the voting power of GameStop common stock voting on the proposal in person or by proxy at the GameStop annual meeting. At the GameStop annual meeting, each holder of GameStop Class A common stock is entitled to one vote for each share of GameStop Class A common stock, and each holder of GameStop Class B common stock is entitled to ten votes for each share of GameStop Class B common stock, held as of the GameStop record date on all matters properly submitted to the GameStop stockholders.
      Pursuant to a voting agreement, the Riggio Group has agreed to vote their shares of GameStop common stock in favor of the adoption of the merger proposal. As of July 5, 2005, the GameStop record date, the Riggio Group owned approximately 5.3 million shares of GameStop Class B common stock, which represents approximately 16.4% of the combined voting power of all classes of GameStop’s voting stock. The Riggio Group also holds exercisable options to acquire 4,500,000 shares of GameStop Class A common stock. These options are not expected to be exercised prior to the GameStop record date and therefore the Riggio Group is not expected to have any voting power with respect to the GameStop Class A common stock.
      A complete list of GameStop stockholders entitled to vote at the GameStop annual meeting will be available for inspection at the executive offices of GameStop during regular business hours for a period of no less than ten days before the GameStop annual meeting.
Adjournment or Postponement
      The GameStop annual meeting may be adjourned or postponed by GameStop’s chairman and other authorized persons in order to permit further solicitation of proxies. However, no proxy that is voted against a proposal described in this joint proxy statement-prospectus will be voted in favor of an adjournment.
Proxies
      All shares of GameStop common stock represented by properly executed proxies or voting instructions (including those given through electronic voting through the Internet or by telephone) received before or at the GameStop annual meeting prior to the closing of the polls will, unless revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If no instructions are indicated on a properly executed proxy card, the shares will be voted FOR adoption of the GameStop proposals described herein. If you return a properly executed proxy card or voting instruction card and have indicated that you have abstained from voting, your GameStop common stock represented by the proxy will be considered present at the GameStop annual meeting for purposes of determining a quorum, but will have the same effect as a vote against adopting the merger proposal described herein. We urge you to mark each applicable box on the proxy card or voting instruction card to indicate how to vote your shares.
      If your GameStop shares are held in an account at a broker or bank, you must instruct the broker or bank on how to vote your GameStop shares. If an executed proxy card returned by a broker or bank holding GameStop shares indicates that the broker or bank does not have discretionary authority to vote on a particular matter, the shares will be considered present at the GameStop annual meeting for purposes of determining the presence of a quorum, but will have the same effect as a vote against adopting the merger proposal. This is called a broker non-vote. Your broker or bank will vote your GameStop shares over which it does not have discretionary authority only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.
      Because the adoption of the merger proposal requires the affirmative vote of a majority of the outstanding shares of GameStop Class A common stock, voting as a single class, and the affirmative vote of a majority of the GameStop Class A common stock and GameStop Class B common stock, voting together as a single class, abstentions, failures to vote and broker non-votes will have the same effect as votes against adopting the merger proposal.
      GameStop does not expect that any matter other than the proposals described herein will be brought before its annual meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless you withhold authority to do so on the proxy card or voting instruction card.
      The persons named as proxies may vote for one or more adjournments of the GameStop annual meeting to permit further solicitations in favor of the proposals to be considered at those meetings. However, no proxy that is voted against a proposal described in this joint proxy statement-prospectus will be voted in favor of an adjournment.
      You may revoke your proxy at any time before it is voted by:

•	filing a written notice of revocation with the Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051;

•	delivering a subsequently dated proxy; or

•	appearing in person and voting at the GameStop annual meeting if you are a holder of record.
      Attendance at the GameStop annual meeting will not in and of itself constitute revocation of a proxy. If the GameStop annual meeting is postponed or adjourned, it will not affect the ability of GameStop stockholders of record as of the GameStop record date to exercise their voting rights or to revoke any previously-granted proxy using the methods described above.
Voting Electronically or by Telephone
      Because Delaware, the state in which GameStop is incorporated, permits electronic submission of proxies through the Internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card or voting instruction card, GameStop stockholders of record and many GameStop stockholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in GameStop’s stock records in your name or in the name of a broker, bank or other holder of record. If you hold your GameStop shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.
      Stockholders of record of GameStop common stock at the close of business on July 5, 2005, the GameStop record date, may submit their proxies:

•	through the Internet by visiting a website established for that purpose at http://www.proxyvotenow.com/gme and following the instructions; or

•	by telephone by calling the toll-free number 866-407-4408 in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.

      In order to vote via the telephone or the Internet, please have in front of you either your proxy card, or if you have consented to receive your materials electronically, your e-mail notification advising that materials are available on-line. A phone number and an Internet website address are contained on each of the documents. Upon entering either the phone number or the Internet website address, you will be instructed on how to proceed.
Solicitation of Proxies
      To assist in the solicitation of proxies, GameStop has retained Georgeson Shareholder Communications, Inc. for a fee not to exceed $9,000 plus reimbursement of expenses. GameStop and its proxy solicitor will also request banks, brokers and other intermediaries holding shares of GameStop common stock beneficially owned by others to send this joint proxy statement-prospectus to, and obtain proxies from, the beneficial owners and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of

GameStop. No additional compensation will be paid to GameStop’s directors, officers or employees for soliciting votes in connection with the GameStop annual meeting.
THE EB ANNUAL MEETING
Joint Proxy Statement-Prospectus
      This joint proxy statement-prospectus is being furnished to you in connection with the solicitation of proxies by the EB board of directors in connection with EB’s annual meeting of stockholders.
      This joint proxy statement-prospectus is first being furnished to EB stockholders on or about                     , 2005.
Date, Time and Place of the EB Annual Meeting
      The EB annual meeting is scheduled to be held as follows:
Purpose of the EB Annual Meeting
      At the EB annual meeting, EB’s stockholders will be asked:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 17, 2005, by and among GameStop, GameStop, Inc., GSC Holdings Corp., Eagle Subsidiary LLC, Cowboy Subsidiary LLC and EB, including the transactions contemplated thereby, including the EB merger, pursuant to which, among other things, separate subsidiaries of Holdco will be merged with and into GameStop and EB. In the proposed mergers, EB common stockholders will have the right to receive $38.15 in cash and .78795 of a share of Holdco Class A common stock for each share of EB common stock that they own. In addition, GameStop stockholders will receive one share of Holdco Class A common stock for each share of GameStop Class A common stock that they own and one share of Holdco Class B common stock for each share of GameStop Class B common stock that they own. A copy of the merger agreement is attached as Annex A to the accompanying joint proxy statement-prospectus.

2. To consider and vote on the adoption of the Holdco 2005 Incentive Plan.

3. To elect seven directors as EB’s board of directors.

4. To consider and vote upon a proposal to ratify the appointment of KPMG LLP as EB’s registered independent public accounting firm for EB’s fiscal year ending January 28, 2006.

5. To transact such other business as may properly come before the EB annual meeting or any adjournment or postponement of the EB annual meeting.
Record Date for the EB Annual Meeting
      The EB board of directors has fixed the close of business on July 5, 2005 as the EB record date for determination of EB stockholders entitled to notice of and to vote at EB’s annual meeting of stockholders.
      On the EB record date, there were 25,378,047 shares of EB common stock outstanding and entitled to vote at the EB annual meeting, held by approximately 39 holders of record. Shares that are held in EB’s treasury are not entitled to vote at the EB annual meeting.
Recommendation of the Board of Directors of EB
      As discussed elsewhere in this joint proxy statement-prospectus, EB’s board of directors has approved the merger agreement and the transactions contemplated thereby, including the EB merger, and has determined that the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of EB and its stockholders. The EB board of directors recommends that EB stockholders vote:

•	FOR the proposal to adopt the merger agreement and the transactions contemplated thereby, including the EB merger;

•	FOR the adoption of the Holdco 2005 Incentive Plan;

•	FOR the election of the EB nominees for director named in this joint proxy statement-prospectus; and

•	FOR the ratification of KPMG LLP as EB’s registered independent public accounting firm for EB’s fiscal year ending January 28, 2006.
EB PROPOSAL 1 — THE MERGERS
      As discussed elsewhere in this joint proxy statement-prospectus, EB stockholders are considering and voting on a proposal to adopt the merger agreement and the transactions contemplated thereby, including the EB merger. You should carefully read this entire joint proxy statement-prospectus, including the full text of the merger agreement, which is attached as Annex A, and the other documents we refer you to for a more complete understanding of the mergers. In addition, we incorporate important business and financial information about each of GameStop and EB into this joint proxy statement-prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement-prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” which begins on page 161.
Effect of the EB Merger; What You Will Receive in the EB Merger
      Upon completion of the EB merger, Eagle Subsidiary LLC, a wholly-owned subsidiary of Holdco newly organized to effect the EB merger, will merge with and into EB. EB will be the surviving corporation in the EB merger and will thereby become a wholly-owned subsidiary of Holdco.
      If the EB merger is completed, EB common stockholders will receive $38.15 in cash and .78795 of a share of Holdco Class A common stock for each share of EB common stock that they own. Upon completion of the mergers, current holders of EB common stock will, as a group, own approximately 27.9% of the outstanding common stock of the combined company, which equals approximately 5.9% of the combined voting power of Holdco. Holdco will not issue fractional shares of Holdco common stock in exchange for shares of EB. Holders of EB common stock that would otherwise be entitled to a fractional share of Holdco common stock will instead receive an amount in cash equal to such fraction multiplied by the average of the closing sale prices of GameStop Class A common stock on the ten trading days prior to the date on which the EB merger is completed.
      Each outstanding EB stock option will be exchanged for the right to receive cash in an amount equal to (1) $38.15 plus (2) .78795 multiplied by the average of the closing prices of GameStop Class A common stock for the ten trading days prior to the closing date minus (3) the exercise price per share of such stock option minus (4) any applicable tax withholding.
      The rights pertaining to Holdco common stock will be different from the rights pertaining to EB common stock because the amended and restated certificate of incorporation and amended and restated bylaws of Holdco in effect immediately after the mergers are completed will be different from those of EB. A further description of the rights pertaining to Holdco common stock and Holdco’s amended and restated certificate of incorporation and amended and restated bylaws which will be in effect immediately after the mergers are completed is further described under “Description of Holdco Capital Stock — Common Stock” on page 140 and “Comparison of Stockholder Rights” beginning on page 143.

      The EB board of directors recommends you vote FOR the adoption of the merger agreement and the transactions contemplated thereby, including the EB merger, and your proxy will be so voted unless you specify otherwise.
EB PROPOSAL 2 — ADOPTION OF
HOLDCO 2005 INCENTIVE PLAN
      The Holdco board of directors has approved, subject to the approval of EB’s stockholders and GameStop’s stockholders, the adoption of the Holdco 2005 Incentive Plan. A copy of the Incentive Plan is included as Annex K to this joint proxy statement-prospectus.
Holdco 2005 Incentive Plan
      For a description of the Holdco 2005 Incentive Plan, see “The GameStop Annual Meeting — GameStop Proposal 2 — Adoption of Holdco 2005 Incentive Plan” on page 24.
      The EB board of directors recommends you vote FOR the adoption of the Holdco 2005 Incentive Plan, and your proxy will be so voted unless you specify otherwise.
EB PROPOSAL 3 — ELECTION OF EB DIRECTORS
      EB’s certificate of incorporation and bylaws provide that its directors serve for a term of one year and until their successors are elected.
      The EB board of directors has nominated for election as EB directors:

•	Dean S. Adler,

•	Jeffrey W. Griffiths,

•	James J. Kim,

•	Susan Y. Kim,

•	Louis J. Siana,

•	Alfred J. Stein, and

•	Stanley (Mickey) Steinberg.
      Each nominee is currently a member of the EB board of directors. If elected, these nominees will serve for a term of one year which expires at EB’s annual meeting of stockholders in 2006, until their successors are duly elected and qualified or until their earlier resignation.
      The EB board of directors has no reason to believe that any of the nominees will not serve if elected, but if any nominee should subsequently become unavailable to serve as a director, the persons named as proxies may, in their discretion, vote for a substitute nominee designated by the EB board of directors or, alternatively, the EB board of directors may reduce the number of directors to be elected at the EB annual meeting.
      For information regarding the seven nominees for EB’s board of directors, see “Information about EB — Information about the Board of Directors and Executive Officers of EB” beginning on page 118.
      The EB board of directors recommends you vote FOR the election of the EB nominees for director named above, and your proxy will be so voted unless you specify otherwise.

EB PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF
EB’S REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
      The EB board of directors has appointed the firm of KPMG LLP, which firm was engaged as EB’s registered independent public accounting firm for the fiscal year ended January 29, 2005, to audit the financial statements of EB for the fiscal year ending January 28, 2006. A proposal to ratify this appointment is being presented to the EB stockholders at the EB annual meeting. A representative of KPMG will be present at the EB annual meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.
      For information regarding audit-related and other fees, see “Information about EB — EB Registered Independent Public Accounting Firm” on page 131.
      The EB board of directors considers KPMG to be well qualified and recommends you vote FOR the ratification, and your proxy will be so voted unless you specify otherwise.
Votes Required
      The presence of a majority of the outstanding shares of EB common stock entitled to vote at the EB annual meeting must be represented in person or by proxy at the EB annual meeting to constitute a quorum. The adoption of the merger agreement and the transactions contemplated thereby, including the EB merger, requires the affirmative vote of a majority of the outstanding shares of EB common stock. The adoption of the Holdco 2005 Incentive Plan requires the affirmative vote of a majority of the outstanding shares of EB common stock voting on the proposal in person or by proxy at the EB annual meeting. The seven nominees for EB director receiving the highest vote totals will be elected as directors of EB to serve until the next EB annual meeting of stockholders or their earlier resignation. The ratification of KPMG LLP as EB’s registered independent public accounting firm requires the affirmative vote of a majority of the outstanding shares of EB common stock voting on the proposal in person or by proxy at the EB annual meeting. At the EB annual meeting, each holder of EB common stock is entitled to one vote for each share of EB common stock held as of the EB record date on all matters properly submitted to the EB stockholders.
      Pursuant to a voting agreement, subject to certain limitations, the Kim Group has agreed to vote its shares of EB common stock in favor of the adoption of the merger agreement. As of July 5, 2005, the EB record date, the Kim Group beneficially owned approximately 11.6 million shares of EB common stock which represents approximately 45.6% of the outstanding shares of EB common stock entitled to vote at the EB annual meeting.
      A complete list of EB stockholders entitled to vote at the EB annual meeting will be available for inspection at the executive offices of EB during regular business hours for a period of no less than ten days before the EB annual meeting.
Adjournment or Postponement
      The EB annual meeting may be adjourned or postponed by EB’s chairman and other authorized persons in order to permit further solicitation of proxies. However, no proxy that is voted against a proposal described in this joint proxy statement-prospectus will be voted in favor of an adjournment.
Proxies
      All shares of EB common stock represented by properly executed proxies or voting instructions (including those given through electronic voting through the Internet or by telephone) received before or at the EB annual meeting prior to the closing of the polls will, unless revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If no instructions are indicated on a properly executed proxy card, the shares will be voted FOR adoption of the proposals described herein. If you return a properly executed proxy card or voting instruction card and have indicated that you have abstained from voting, your EB common stock represented by the proxy will be considered present at the

EB annual meeting for purposes of determining a quorum, but will have the same effect as a vote against adopting the merger agreement as described herein. We urge you to mark each applicable box on the proxy card or voting instruction card to indicate how to vote your shares.
      If your EB shares are held in an account at a broker or bank, you must instruct the broker or bank on how to vote your EB shares. If an executed proxy card returned by a broker or bank holding EB shares indicates that the broker or bank does not have discretionary authority to vote on a particular matter, the shares will be considered present at the EB annual meeting for purposes of determining the presence of a quorum, but will have the same effect as a vote against adopting the merger agreement. This is called a broker non-vote. Your broker or bank will vote your EB shares over which it does not have discretionary authority only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.
      Because the adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of EB common stock, abstentions, failures to vote and broker non-votes will have the same effect as votes against adopting the merger agreement.
      EB does not expect that any matter other than the proposals described herein will be brought before its annual meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless you withhold authority to do so on the proxy card or voting instruction card.
      The persons named as proxies may vote for one or more adjournments of the EB annual meeting to permit further solicitations in favor of the proposals to be considered at those meetings. However, no proxy that is voted against a proposal described in this joint proxy statement-prospectus will be voted in favor of an adjournment.
      You may revoke your proxy at any time before it is voted by:

•	filing a written notice of revocation with the Secretary, Electronics Boutique Holdings Corp., 931 South Matlack Street, West Chester, Pennsylvania 19382, if you are an EB stockholder;

•	delivering a subsequently dated proxy; or

•	appearing in person and voting at the EB annual meeting if you are a holder of record.
      Attendance at the EB annual meeting will not in and of itself constitute revocation of a proxy. If the EB annual meeting is postponed or adjourned, it will not affect the ability of EB stockholders of record as of the EB record date to exercise their voting rights or to revoke any previously-granted proxy using the methods described above.
Voting Electronically or by Telephone
      Because Delaware, the state in which EB is incorporated, permits electronic submission of proxies through the Internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card or voting instruction card, EB stockholders of record and many EB stockholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in EB’s stock records in your name or in the name of a broker, bank or other holder of record. If you hold your EB shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.
      Stockholders of record of EB common stock at the close of business on July 5, 2005, the EB record date, may submit their proxies:

•	through the Internet by visiting a website established for that purpose at http://www.eproxyvote.com/ELBO and following the instructions; or

•	by telephone by calling the toll-free number 877-779-8683 in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.
      In order to vote via the telephone or the Internet, please have in front of you either your proxy card, or if you have consented to receive your materials electronically, your e-mail notification advising that materials are available on-line. A phone number and an Internet website address are contained on each of the documents. Upon entering either the phone number or the Internet website address, you will be instructed on how to proceed.
Solicitation of Proxies
      To assist in the solicitation of proxies, EB has retained Georgeson Shareholder Communications, Inc. for a fee not to exceed $9,000 plus reimbursement of expenses. EB and its proxy solicitor will also request banks, brokers and other intermediaries holding shares of EB common stock beneficially owned by others to send this joint proxy statement-prospectus to, and obtain proxies from, the beneficial owners and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of EB. No additional compensation will be paid to EB’s directors, officers or employees for soliciting votes in connection with the EB annual meeting.

THE MERGERS
Background of the Mergers
      On several isolated occasions prior to January 2005, representatives of EB approached Leonard Riggio, a director of GameStop and Chairman of Barnes & Noble, about the possibility of either combining EB and GameStop or EB acquiring a controlling interest in GameStop from Barnes & Noble. In each case, the contacts were preliminary and did not result in any negotiations regarding a transaction involving EB or GameStop or any discussions of significant economic terms with respect to any transaction involving either of the two companies.
      On January 10, 2005, R. Richard Fontaine, GameStop’s Chairman and Chief Executive Officer, and John R. Panichello, EB’s Executive Vice President and Chief Operating Officer, met while attending the same social function. Mr. Fontaine and Mr. Panichello briefly discussed whether a combination of GameStop and EB might be beneficial for the stockholders of both companies. Messrs. Fontaine and Panichello agreed to further examine independently the benefits of such a combination.
      On January 12, 2005, representatives of Merrill Lynch, EB’s financial advisor, met with Mr. Riggio. At the meeting, the Merrill Lynch representatives indicated that EB was willing to consider purchasing GameStop, either for consideration consisting entirely of cash or some combination of cash and EB common stock. The Merrill Lynch representatives and Mr. Riggio agreed that Merrill Lynch would have discussions with James J. Kim, EB’s Chairman, with the aim of developing a proposal to present to GameStop.
      On February 9, 2005, Messrs. Fontaine and Riggio met with Mr. Kim and representatives of Merrill Lynch and Keane Advisors, LLC, an additional EB financial advisor, to discuss in general terms a possible purchase of GameStop by EB. No proposal was made at that time, although EB continued to express an interest in developing one that would be mutually acceptable.
      On February 10, 2005, representatives of Merrill Lynch further discussed with Mr. Riggio a possible transaction between GameStop and EB.
      On February 14, 2005, Mr. Fontaine met with Mr. Kim to discuss the possible benefits of a combination and the roles Mr. Fontaine might be expected to assume with the combined company. Mr. Fontaine met later that day with a representative of Keane Advisors to discuss similar matters.
      On February 24, 2005, Mr. Riggio had a conference call with representatives of Merrill Lynch to further discuss a possible transaction between GameStop and EB.
      On March 1, 2005, Messrs. Kim and Panichello, along with Jeffrey W. Griffiths, EB’s President and Chief Executive Officer and a member of EB’s board of directors, attended an industry marketing event where they met with Daniel A. DeMatteo, GameStop’s Vice Chairman (then President) and Chief Operating Officer. They discussed the benefits of a combination and the roles Mr. DeMatteo might be expected to assume with the combined company.
      During the first two weeks of March 2005, GameStop considered an unrelated alternative acquisition while awaiting a proposal from EB. Mr. Riggio indicated to representatives of Merrill Lynch at this time that he would expect that any proposal EB might make to GameStop would reflect a substantial premium to GameStop stockholders to the then-current trading price of GameStop common stock.
      On March 14, 2005, Citigroup Global Markets, GameStop’s financial advisor, and Merrill Lynch met to discuss possible terms of a transaction between GameStop and EB. Although Merrill Lynch indicated that EB preferred to be the purchaser in any combination of the two companies, Merrill Lynch did not propose any transaction that GameStop management considered to provide an acceptable market premium to GameStop’s stockholders. As a result, it was subsequently determined that discussions would cease so that each company could pursue its own opportunities independently. During this time, GameStop continued to consider an alternative acquisition.

      On March 29, 2005, Messrs. Fontaine, DeMatteo and Riggio, together with GameStop’s financial advisor, met to discuss GameStop’s strategic growth alternatives. GameStop’s financial advisor was authorized to contact EB with a proposal for the acquisition of EB by GameStop.
      On March 31, 2005, GameStop’s financial advisor and Merrill Lynch met to discuss the following GameStop proposal: GameStop would acquire all of EB’s outstanding common stock for $38.15 in cash and 0.78795 of a share of GameStop Class A common stock for each share of EB common stock. Based upon the then-current trading price of GameStop Class A common stock, the proposal had a value of $54.50 per share of EB common stock (with the consideration consisting of approximately 70% cash and 30% GameStop Class A common stock), reflecting an approximately 30% premium to the then-current trading price of EB common stock. GameStop’s proposal also provided that GameStop’s board of directors would control the combined company and that Messrs. Fontaine and DeMatteo would become Chairman and Chief Executive Officer, and Vice Chairman and Chief Operating Officer, respectively, of the combined company. Citigroup indicated that GameStop had requested a prompt response from EB so that GameStop would be in a position to determine whether to pursue the alternative time-sensitive acquisition that it was considering and that GameStop was prepared to work toward announcing a transaction with EB by April 18, 2005. Merrill Lynch agreed to communicate GameStop’s proposal and provide EB’s response as soon as practicable.
      On April 2, 2005, a representative of Merrill Lynch contacted GameStop’s financial advisor and stated that, subject to the completion of satisfactory due diligence, EB was prepared to move forward with the transaction proposed by GameStop. Merrill Lynch also indicated that EB would require that Mr. Kim and an independent director to be selected by EB become members of the board of directors of the combined company. GameStop’s financial advisor and Merrill Lynch also discussed the desirability of obtaining, in connection with the proposed transaction, agreements from each company’s significant stockholders (the Kim Group in the case of EB and the Riggio Group in the case of GameStop) to vote in favor of the transaction.
      On or about April 6, 2005, representatives of the companies held discussions regarding structural aspects of the proposed transaction, including the use of Holdco, as a new holding company, to acquire both GameStop (solely for Holdco stock) and EB (for cash and Holdco stock). EB’s representatives also indicated that the Kim Group would require registration rights with respect to the shares of Holdco stock it would receive in the transaction as a condition to entering into the Kim Group voting agreement given that, unlike the shares of Holdco Class A common stock to be received by other EB stockholders, those shares would not be freely transferable. In addition, GameStop’s representatives indicated to certain of EB’s representatives that one of GameStop’s conditions to proceeding with a transaction would be that Mr. Kim enter into a non-competition agreement in favor of GameStop.
      On April 7, 2005, GameStop’s and EB’s representatives had a conference call to discuss the respective roles and responsibilities of the parties in proceeding with the proposed transaction.
      On April 8, 2005, GameStop and EB executed a mutual confidentiality agreement pursuant to which they each agreed to use the confidential information provided to it by the other solely in connection with evaluating the proposed transaction and to keep all such information confidential.
      Following the signing of the mutual confidentiality agreement, and continuing through April 17, 2005, the parties and their representatives exchanged information in response to their respective due diligence requests and asked and answered questions with respect to the exchanged materials. During that period, through their counsel, the parties also prepared and negotiated the relevant transaction documents, including the merger agreement, the Kim Group voting agreement, the Riggio Group voting agreement, the lender financing commitments and forms of the non-competition agreement and the registration rights agreement.
      On April 11 and April 12, 2005, Mr. Fontaine, together with a representative of Keane Advisors, met with members of EB’s senior management to discuss their views with respect to the proposed transaction and their willingness to continue employment with the combined company.

      On April 11, 2005, the GameStop board of directors met telephonically to discuss the terms of the proposed merger agreement and the related financing, the merits of the transaction and the status of the negotiations and due diligence efforts. At this meeting, Citigroup reviewed with the GameStop board of directors financial aspects of the proposed transaction, and Bryan Cave reviewed with the board of directors legal matters pertaining to the proposed transaction. After discussion, the board of directors directed GameStop management to continue to negotiate a final form of merger agreement and related transaction documents, including lender financing commitments, on the terms discussed at the meeting. The board of directors agreed to meet again on April 15, 2005 for a further update on the status of the negotiations and due diligence efforts and, if appropriate, to consider approval of the transaction.
      On April 12, 2005, the EB board of directors met at EB’s executive offices to discuss the terms of the proposed merger agreement, the merits of the transaction and the status of the negotiations and due diligence efforts. Merrill Lynch reviewed with the EB board of directors financial aspects of the proposed transaction, and Klehr Harrison reviewed with the EB board of directors legal matters pertaining to the proposed transaction. After discussion, the board of directors directed EB management to continue to negotiate a final form of merger agreement and related transaction documents on the terms discussed at the meeting. The EB board of directors agreed to meet again on or prior to April 17, 2005 for a further update on the status of the negotiations and due diligence efforts and, if appropriate, to consider approval of the transaction.
      On or about April 12, 2005, EB retained Peter J. Solomon Company as an additional financial advisor to provide a second fairness opinion in connection with the possible business combination transaction with GameStop in light of the anticipated role of Merrill Lynch to assist in arranging financing for the transaction. The EB board of directors selected Peter J. Solomon Company as a result of its qualifications, reputation and experience, particularly in the retail sector.
      On April 15, 2005, the GameStop board of directors met telephonically to receive an update on the status of the negotiations and due diligence findings. At this meeting, Citigroup reviewed with the board of directors its financial analysis of the proposed EB merger consideration. Bryan Cave reviewed with the board of directors the changes made to the merger agreement and other transaction documents since the last board of directors meeting. The board of directors agreed to meet on April 17, 2005 once the merger agreement was finalized, with the expectation that the board of directors would consider approval of the final form of the merger agreement at that meeting.
      On April 17, 2005, the GameStop board of directors met telephonically to receive a final update on the status of the negotiations and due diligence findings. At this meeting, Citigroup rendered to the board of directors its oral opinion, confirmed by delivery of a written opinion dated April 17, 2005, to the effect that, as of that date and based on and subject to the matters described in its opinion, the EB merger consideration was fair, from a financial point of view, to GameStop. Bryan Cave reviewed with the board of directors the final changes made to the merger agreement and other transaction documents since the last board of directors meeting. The board of directors authorized and directed GameStop’s management to execute and deliver to EB the final form of merger agreement and related transaction documents presented to the board of directors at the meeting and resolved to recommend the adoption of the merger agreement to GameStop’s stockholders. GameStop exchanged with its lenders executed counterpart signature pages of their financing commitments.
      Also on April 17, 2005, following the GameStop board of directors meeting, the EB board of directors met telephonically to receive a final update on the status of the negotiations and the due diligence findings. Merrill Lynch rendered to the EB board of directors its oral opinion, confirmed by delivery of a written opinion dated April 17, 2005, to the effect that, as of that date and based on and subject to the assumptions made, matters described and qualifications and limitations in its written opinion, the merger consideration to be received in the EB merger was fair, from a financial point of view, to EB’s stockholders other than GameStop, its affiliates and the Kim Group. Peter J. Solomon Company rendered to the EB board of directors its oral opinion, confirmed by delivery of a written opinion dated April 17, 2005, to the effect that, as of that date and based on and subject to the assumptions made, matters described and qualifications and limitations in its written opinion, the merger consideration proposed to be received by the holders of EB common stock in the EB merger was fair, from a financial point of view, to the holders of EB common stock, excluding the Kim Group. Klehr Harrison reviewed with the board of directors the final changes made to the merger agreement and other transaction documents since the last board of directors meeting. The board of directors authorized and directed EB’s management to execute and deliver to GameStop the final form of the merger agreement and related transaction documents presented to the board of directors at the meeting and resolved to recommend the adoption of the merger agreement to EB’s stockholders. Following the meeting, executed counterpart signature pages of the merger agreement and the Kim Group and Riggio Group voting agreements were exchanged by the parties.
      On April 18, 2005, prior to the opening of trading on the NYSE and the NASDAQ National Market, GameStop and EB issued a joint press release announcing the execution of the merger agreement.
GameStop’s Reasons for the GameStop Merger; Recommendation of the GameStop Merger by the GameStop Board of Directors
      The GameStop board of directors believes that the merger agreement and the transactions contemplated thereby, including the GameStop merger, the amendment to GameStop’s certificate of incorporation to provide for the payment of the GameStop merger consideration as contemplated by the merger agreement and the amendment to the GameStop Amended and Restated 2001 Incentive Plan to provide for the issuance of Holdco Class A common stock under the plan, are advisable and fair to and in the best interests of GameStop and its stockholders. Accordingly, the GameStop board of directors has approved the merger proposal and recommends that the GameStop stockholders vote FOR adoption of the merger proposal.
      As described above under “Background of the Mergers,” the GameStop board of directors consulted with GameStop’s senior executive officers and GameStop’s legal and financial advisors in connection with its evaluation of the merger agreement and the transactions contemplated thereby. In reaching its decision, the GameStop board of directors considered a variety of factors, including the following:

•	the transaction will create one of the leading video game retailers in the world, effectively doubling GameStop’s size to over 4,000 stores with estimated pro forma combined sales of over $3.8 billion in GameStop fiscal 2004, increasing the ability of Holdco to compete successfully in the highly competitive interactive entertainment industry on a global basis;

•	the transaction will significantly expand GameStop’s international operations, a targeted growth area for GameStop, from 25 stores in Ireland and the United Kingdom generating less than 2% of GameStop’s revenues as of January 29, 2005 to 545 stores in Australia, Canada, Denmark, Germany, Ireland, Italy, New Zealand, Norway, Sweden and the United Kingdom generating approximately 16% of Holdco’s revenues on a pro forma basis as of January 29, 2005, providing Holdco with a strong platform for further international growth;

•	as an industry leader of substantial size, Holdco is expected to be well-positioned to capitalize on the new video game cycle anticipated to commence with the release in late 2005 and 2006 of next generation video game systems and related software;

•	the cost savings and operating synergies expected to be realized by Holdco through consolidation and integration of certain functions as well as through the adoption of best practices from both GameStop and EB, which are estimated to exceed $30 million in GameStop fiscal 2006 and $50 million annually thereafter;

•	the anticipated significant accretive affect of the transaction on GameStop’s earnings per share in the fiscal year ending February 3, 2007 and thereafter;

•	the recent and historical information concerning GameStop’s and EB’s respective businesses, financial performance and stock trading prices;

•	the similarity in operating strategies between GameStop and EB, which is expected to facilitate the combination of the two companies;

•	the results of the due diligence review of EB’s business and operations conducted by GameStop’s senior management and legal advisors;

•	the competitive pressures placed on GameStop’s business by Wal-Mart, Best Buy, Target and other big-box retailers, by other specialty retailers expanding their video game businesses such as Blockbuster/Game Rush and Hollywood Video/Game Crazy, by internet sellers and renters of video games, and by the emergence of additional channels of video game distribution such as internet downloads and interactive on-demand television;

•	GameStop’s board of directors will constitute seven of the nine members of Holdco’s board of directors and will control the business of the combined company;

•	R. Richard Fontaine, GameStop’s Chairman and Chief Executive Officer, and Daniel A. DeMatteo, GameStop’s Vice Chairman and Chief Operating Officer, will be the Chairman and Chief Executive Officer and the Vice Chairman and Chief Operating Officer, respectively, of Holdco;

•	in addition to Messrs. Fontaine and DeMatteo, Holdco will have available to it the combined management talent of GameStop and EB;

•	the agreement by James J. Kim to not compete with Holdco for three years following the mergers, and to not interfere with Holdco customers or suppliers or solicit Holdco employees for two years following the mergers;

•	as then calculated EB’s stockholders would receive only 27.6% (5.7% by vote) of the outstanding common stock of Holdco, and the remaining 72.4% (94.3% by vote) of the outstanding common stock of Holdco would be received by GameStop’s stockholders;

•	the limited and customary conditions to be met in connection with GameStop’s financing commitments with its lenders to fund the cash portion of the EB merger consideration;

•	because the limited conditions under which GameStop’s lenders can terminate their financing commitments are substantially the same as those that would allow GameStop to terminate the merger agreement without GameStop’s payment of a termination fee, it is not expected that GameStop will be obligated to consummate the merger agreement without sufficient lender financing commitments in place;

•	because the stock portion of the EB merger consideration is a fixed number of Holdco shares, Holdco will not need to increase the amount of shares it issues to EB stockholders if the value of GameStop’s common stock decreases after the date of the merger agreement;

•	the Holdco stock to be issued to GameStop stockholders in the GameStop merger is expected to be received tax-free by GameStop stockholders;

•	the terms of the merger agreement, including the representations, warranties and covenants of each of the parties and the conditions to their respective obligations, are believed to be reasonable and customary in transactions of this type;

•	the conditions required to be satisfied prior to completion of the mergers, such as the receipt of stockholder approval and antitrust clearance, are expected to be fulfilled and the corresponding likelihood that the mergers will be consummated;

•	the terms of the merger agreement provide that, under certain circumstances, and subject to certain conditions more fully described in the section entitled “The Merger Agreement — No Solicitations by GameStop of Alternative Transactions” beginning on page 86, GameStop is permitted to furnish information to and conduct negotiations with a third party in connection with an unsolicited proposal for a business combination or acquisition of GameStop and the GameStop board of directors can terminate the merger agreement for such a proposal or change its recommendation prior to the GameStop stockholder approval of the merger agreement in certain circumstances;

•	the limited circumstances in which the EB board of directors may terminate the merger agreement or change or modify its recommendation to its stockholders to approve the merger agreement, and that EB agreed to pay a termination fee of $40 million to GameStop in the event that the EB board of directors terminates the merger agreement or changes or modifies its recommendation in certain circumstances, as described in the section entitled “The Merger Agreement — Termination Fees” on page 88;

•	the fact that the Kim Group, holders of approximately 46.7% of the then outstanding shares of EB common stock, have entered into a voting agreement and irrevocable proxy pursuant to which they agreed to vote in favor of the adoption of the merger agreement at the EB stockholders’ meeting; and

•	Citigroup’s opinion, dated April 17, 2005, to the GameStop board as to the fairness, from a financial point of view and as of the date of the opinion, to GameStop of the EB merger consideration, as more fully described below under the caption “Opinion of GameStop’s Financial Advisor.”

      In addition to these factors, the GameStop board of directors also considered the potential adverse impact of other factors weighing negatively against the proposed transaction, including the following:

•	Holdco is expected to incur indebtedness of approximately $950 million in connection with the mergers, which debt may adversely impact Holdco’s results of operations following the mergers;

•	the risk that the mergers might not be completed, including the effect of the pendency of the mergers and such failure to be completed may have on:

•	the trading price of GameStop’s common stock;

•	GameStop’s operating results, including the expenses associated with the transaction;

•	GameStop’s ability to expand in Europe and other international markets; and

•	GameStop’s ability to make other acquisitions.

•	the possibility of significant costs and delays resulting from seeking antitrust clearance necessary for completion of the mergers;

•	the possibility that the pendency of the mergers will result in loss of business, supplier relationships or key personnel at EB;

•	the challenges of combining the businesses, operations and workforces of GameStop and EB and realizing the anticipated cost savings and operating synergies;

•	the management time, effort and expense associated with the integration of the two companies, and the risk that such diversion will have an adverse effect on Holdco’s business and results of operations;

•	the risks associated with substantially increasing GameStop’s international operations, including those resulting from currency exchange rate fluctuations, economic downturns, international incidents or government instability;

•	because the stock portion of the EB merger consideration is a fixed number of shares of Holdco Class A common stock, the consideration received by EB stockholders could be substantially more than GameStop intended to pay if the trading price of GameStop Class A common stock increases significantly after the date of execution of the merger agreement, and the merger agreement does not provide GameStop with a price-based termination right or other similar protection for GameStop or its stockholders;

•	the possible effects on the long-term stock price and financial results of Holdco if the benefits and synergies expected of the mergers are not obtained or are obtained only in part or on a delayed basis;

•	the “market overhang” effect on Holdco’s stock price created by the registration pursuant to the registration rights agreement of approximately 9.1 million shares of Holdco Class A common stock owned by the Kim Group, as described in the section entitled “Risk Factors” on page 17;

•	the limitations on GameStop imposed in the merger agreement on certain activities as described in the section entitled “The Merger Agreement-Conduct of Business Pending the Mergers” on page 89, and on the solicitation by GameStop of alternative business combinations prior to the completion of the mergers;

•	the requirement that GameStop must pay to EB a termination fee of $40 million if the merger agreement is terminated under circumstances specified in the merger agreement, as described in the section entitled “The Merger Agreement — Termination Fees” beginning on page 88;

•	EB must obtain the approval of its stockholders in order to adopt the merger agreement; and

•	the risks described in the section entitled “Risk Factors” beginning on page 17.

      The GameStop board of directors also considered the interests that certain executive officers and directors of GameStop have with respect to the mergers, as described in the section entitled “Interests of Directors and Executive Officers in the Mergers” on page 67.
      The GameStop board of directors concluded that the positive factors significantly outweighed the negative factors described above. This discussion of the information and factors considered by the GameStop board of directors includes material positive and negative factors considered by the GameStop board of directors, but it is not intended to be exhaustive and may not include all of the factors considered by the GameStop board of directors. In reaching its determination to approve and recommend the merger agreement and the transactions contemplated thereby, the GameStop board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of GameStop and its stockholders. Rather, the GameStop board of directors viewed its recommendation as being based on the totality of the information presented to it and all of the factors considered by it. In addition, in considering the factors described above, individual members of the GameStop board of directors may have given different weights to different factors.
      After considering this information, the GameStop board of directors approved the merger agreement and the transactions contemplated thereby, and recommended that GameStop stockholders adopt the merger agreement and the transactions contemplated thereby, including the GameStop merger, the amendment to GameStop’s certificate of incorporation to provide for the payment of the GameStop merger consideration as contemplated by the merger agreement and the amendment to the GameStop Amended and Restated 2001 Incentive Plan to provide for the issuance of Holdco Class A common stock under the plan.
EB’s Reasons for the EB Merger; Recommendation of the EB Merger by the EB Board of Directors
      The EB board of directors believes that the merger agreement and the transactions contemplated thereby, including the EB merger, are advisable and fair to and in the best interests of EB and its stockholders. Accordingly, the EB board of directors has approved the merger agreement and the transactions contemplated thereby, and recommends that the EB stockholders vote FOR adoption of the merger agreement and the transactions contemplated thereby, including the EB merger.
      As described above under “Background of the Mergers,” the EB board of directors, prior to and in reaching its decision at its meeting on April 17, 2005 to adopt the merger agreement and the transactions contemplated thereby, consulted with EB’s senior executive officers and EB’s financial and legal advisors and considered a variety of factors weighing positively in favor of the EB merger, including the following:

•	the value to be received by holders of EB common stock in the EB merger, including the fact that, based on the closing price of EB’s common stock and GameStop Class A common stock on April 15, 2005 (the last trading day before the announcement of the signing of the merger agreement), the value of the EB merger consideration represented a premium of approximately 34.2% over the closing price of EB’s common stock on April 15, 2005 and 32.6% over the average closing price of EB’s common stock for the 30 trading days ending April 15, 2005;

•	the strategic nature of the transaction, which will combine EB’s and GameStop’s respective businesses to create one of the leading video game retailers in the world, with pro forma combined sales of over $3.8 billion for the fiscal year ended January 29, 2005, all of which should provide the combined company with the opportunity to become a stronger global competitor in the interactive entertainment industry;

•	the EB board of directors’ analysis and understanding of management’s operating plans for EB in the context of the competitive conditions in the interactive entertainment industry given the competitive pressures on EB’s business by Wal-Mart, Best Buy, Target and other big-box retailers, by other retailers expanding their video game businesses such as Blockbuster/Game Rush and Hollywood Video/Game Crazy, by the internet and other channels of video game distribution such as interactive on-demand television, and the EB board of directors’ analysis of the business, operations, financial performance, financial condition, earnings and prospects of EB on a stand-alone basis, together with the EB board of directors’ belief, based on its analysis and understanding, that Holdco, with its greater size and scale, would be better positioned to compete effectively in the interactive entertainment industry;

•	the fact that the initial approximately 70/30 split of cash and stock in the EB merger consideration affords EB stockholders both the opportunity to participate in the growth and opportunities of the combined company through the stock component of the EB merger consideration and to receive cash for the value of their shares through the cash component of the EB merger consideration;

•	because the stock portion of the EB merger consideration is a fixed number of shares of Holdco Class A common stock, the opportunity for the EB stockholders to benefit from any increase in the trading price of GameStop Class A common stock between the announcement of the mergers and the completion of the mergers, as well as any increase in the trading price of Holdco Class A common stock after completion of the mergers;

•	the fact that there are limited conditions to be met in connection with GameStop obtaining financing to fund the cash portion of the EB merger consideration;

•	the fact that as then calculated EB stockholders as a group would own, on a fully-diluted basis, approximately 27.6% of the outstanding Holdco common stock immediately following the mergers;

•	the recent and historical information concerning EB’s and GameStop’s respective businesses and financial performance;

•	the results of the due diligence review of GameStop’s business and operations conducted by EB’s senior management and EB’s legal advisors;

•	the EB board of directors’ understanding of the anticipated cost savings and operating synergies available to the combined company from the mergers, after consultation with EB’s financial advisors, through consolidation and integration of certain functions and the adoption of best practices from both GameStop and EB across the combined company, which is expected to positively enhance the combined company’s earnings and create value for stockholders;

•	the EB board of directors’ analysis of other strategic alternatives for EB, including continued growth as an independent company and the potential to acquire or combine with third parties;

•	the expected qualification of the mergers as a transaction described in Section 351 of the Code, resulting in the consideration to be received by the EB stockholders not being subject to federal income tax except to the extent of the lesser of the cash consideration received in, or the gain realized upon completion of, the EB merger, as described in the section entitled “Material United States Federal Income Tax Consequences” beginning on page 71;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

•	the fact that the conditions required to be satisfied prior to completion of the mergers, such as the receipt of stockholder approval and antitrust clearance, are expected to be fulfilled and the corresponding likelihood that the mergers will be consummated;

•	the fact that James J. Kim and one additional person chosen by EB’s board of directors who is considered independent under the rules of the NYSE will be appointed to the Holdco board of directors, which is expected to provide a degree of continuity and involvement by EB in the combined company following the mergers;

•	the fact that the terms of the merger agreement provide that, under certain circumstances, and subject to certain conditions more fully described in the section entitled “The Merger Agreement — No Solicitations by EB of Alternative Transactions” beginning on page 84, EB is permitted to furnish information to and conduct negotiations with a third party in connection with an unsolicited proposal for a business combination or acquisition of EB that may reasonably be expected to lead to a company superior proposal and the EB board of directors can terminate the merger agreement for a company superior proposal or change its recommendation prior to stockholder approval of the merger agreement in certain circumstances;

•	the fact that there are limited circumstances in which the GameStop board of directors may terminate the merger agreement or change or modify its recommendation to its stockholders to approve the merger agreement, and that GameStop agreed to pay a termination fee of $40 million to EB in the event that the GameStop board of directors terminates the merger agreement or changes or modifies its recommendation in certain circumstances, as described in the section entitled “The Merger Agreement — Termination Fees” on page 88;

•	the fact that the Riggio Group, holders of approximately 16.4% of the combined voting power, have entered into a voting agreement and irrevocable proxy pursuant to which they agreed to vote their shares of GameStop common stock in favor of the adoption of the merger agreement at the GameStop annual meeting;

•	Merrill Lynch’s opinion described in the section entitled “Opinions of EB’s Financial Advisors” beginning on page 54, including its analysis rendered orally on and confirmed in writing as of April 17, 2005, to the effect that, as of the date of such opinion, and based on and subject to various assumptions made, matters considered, limitations and qualifications described in its written opinion, the consideration proposed to be received by holders of EB common stock (other than GameStop, its affiliates and the Kim Group) in the EB merger was fair from a financial point of view to such holders; and

•	Peter J. Solomon Company’s, L.P. opinion described in the section entitled “Opinions of EB’s Financial Advisors” beginning on page 61, including its analysis rendered orally on and confirmed in writing as of April 17, 2005, to the effect that, as of the date of such opinion, and based on and subject to various assumptions made, matters considered, limitations and qualifications described in its written opinion, the consideration proposed to be received by holders of EB common stock in the EB merger was fair, from a financial point of view, to such holders, excluding the Kim Group.

      In addition to these factors, the EB board of directors also considered the potential adverse impact of other factors weighing negatively against the proposed transaction, including, without limitation, the following:

•	the fact that Holdco will incur indebtedness of approximately $950 million in connection with the mergers, which debt may adversely impact Holdco’s operations following the mergers;

•	the risk that the mergers might not be completed, including the effect of the pendency of the mergers and such failure to be completed may have on:

•	the trading price of EB’s common stock;

•	EB’s operating results, including the expenses associated with the transaction;

•	EB’s ability to expand in Europe and other international markets;

•	EB’s ability to attract and retain key personnel; and

•	EB’s ability to retain customers and maintain sales;

•	the possibility of significant costs and delays resulting from seeking antitrust clearance necessary for completion of the proposed mergers;

•	because the stock portion of the EB merger consideration is a fixed number of shares of Holdco Class A common stock, the EB stockholders could be adversely affected by a decrease in the trading price of GameStop Class A common stock after the date of execution of the merger agreement, and the merger agreement does not provide EB with a price-based termination right or other similar protection for EB or its stockholders;

•	because the stock portion of the EB merger consideration is a fixed number of shares of Holdco Class A common stock, and not shares of Holdco Class B common stock which shall contain super voting rights similar to GameStop Class B common stock, the stock consideration to be received by EB’s stockholders in the merger as then calculated would represent only 5.7% of the combined voting power of Holdco’s common stock following the mergers;

•	the risk that the financial results and the stock price of the combined company might decline in the short-term;

•	the possible effects on the long-term stock price and financial results of the combined company if the benefits and synergies expected of the mergers are not obtained on a timely basis or at all;

•	the limitations imposed in the merger agreement on the solicitation by EB of alternative business combinations prior to the completion of the mergers;

•	the requirement that EB must pay to GameStop a termination fee of $40 million if the merger agreement is terminated under circumstances specified in the merger agreement, as described in the section entitled “The Merger Agreement-Termination Fees” beginning on page 88;

•	the challenges of combining the businesses, operations and workforces of GameStop and EB and realizing the anticipated cost savings and operating synergies;

•	the fact that GameStop must obtain the approval of its stockholders, including a majority of its Class A common stock, in order to adopt the merger agreement; and

•	the risks described in the section entitled “Risk Factors” beginning on page 17.

      The EB board of directors also considered the interests that certain executive officers and directors of EB have with respect to the mergers, as described in the section entitled “Interests of Directors and Executive Officers in the Mergers” on page 67.
      The EB board of directors concluded that the positive factors significantly outweighed the negative factors described above. This discussion of the information and factors considered by the EB board of directors includes material positive and negative factors considered by the EB board of directors, but it is not intended to be exhaustive and may not include all of the factors considered by the EB board of directors. In reaching its determination to approve and recommend the merger agreement and the transactions contemplated thereby, the EB board of directors did not find it useful to and did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the transactions contemplated thereby, are advisable and fair to and in the best interests of EB and its stockholders. Rather, the EB board of directors viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual members of the EB board of directors may have given different weights to different factors.
      After considering this information, the EB board of directors approved the merger agreement and the transactions contemplated thereby, and recommended that EB stockholders adopt the merger agreement and the transactions contemplated thereby, including the EB merger.
Opinion of GameStop’s Financial Advisor
      GameStop has retained Citigroup as GameStop’s financial advisor in connection with the mergers. In connection with this engagement, GameStop requested that Citigroup evaluate the fairness, from a financial point of view, to GameStop of the EB merger consideration to be paid pursuant to the merger agreement. On April 17, 2005, at a meeting of the GameStop board of directors held to evaluate the mergers, Citigroup rendered to the GameStop board an oral opinion, which was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to the matters described in its opinion, the EB merger consideration was fair, from a financial point of view, to GameStop.
      In arriving at its opinion, Citigroup:

•	reviewed the merger agreement;

•	held discussions with senior officers, directors and other representatives and advisors of GameStop and senior officers and other representatives and advisors of EB concerning GameStop’s and EB’s businesses, operations and prospects;

•	examined publicly available business and financial information relating to GameStop and EB;

•	examined financial forecasts and other information and data relating to EB which were provided to or discussed with Citigroup by the managements of GameStop and EB, including adjustments to the forecasts and other information and data relating to EB prepared by GameStop’s management;

•	reviewed information prepared by GameStop’s management relating to the potential strategic implications and operational benefits, including their amount, timing and achievability, anticipated by GameStop’s management to result from the mergers;

•	reviewed the financial terms of the mergers as described in the merger agreement in relation to, among other things, current and historical market prices of GameStop Class A common stock and EB common stock, and GameStop’s and EB’s historical and projected earnings and other operating data, capitalization and financial condition;

•	considered, to the extent publicly available, the financial terms of other transactions which Citigroup considered relevant in evaluating the mergers;

•	analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of GameStop and EB;

•	reviewed the potential pro forma projected earnings per share of the combined company relative to the projected earnings per share of GameStop on a standalone basis based on financial forecasts and other information and data provided to or discussed with Citigroup by the managements of GameStop and EB; and

•	conducted other analyses and examinations and considered other financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

      In rendering its opinion, Citigroup assumed and relied, without assuming any responsibility for independent verification, on the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and on the assurances of the managements of GameStop and EB that they were not aware of any relevant information that was omitted or remained undisclosed to Citigroup. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Citigroup, including adjustments to the forecasts and other information and data relating to EB prepared by GameStop’s management and the potential strategic implications and operational benefits anticipated by GameStop’s management to result from the mergers, Citigroup was advised by the managements of GameStop and EB that the forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of GameStop and EB as to the future financial performance of GameStop and EB and the potential strategic implications and operational benefits and other matters covered by such forecasts and other information and data. Citigroup assumed, with GameStop’s consent, that the financial results, including potential strategic implications and operational benefits, reflected in the forecasts and other information and data would be realized in the amounts and at the times projected. Citigroup also assumed, with GameStop’s consent, that the mergers would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the mergers, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on GameStop, EB or Holdco or on the contemplated benefits of the mergers. Citigroup further assumed, with GameStop’s consent, that each of the GameStop merger and the EB merger would qualify for federal income tax purposes as a transaction described in Section 351 of the Code, as amended.
      Citigroup did not express any opinion as to what the value of Holdco common stock actually would be when issued pursuant to the mergers or the prices at which Holdco common stock, GameStop common stock or EB common stock would trade at any time. Citigroup did not make, and was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of GameStop, EB or Holdco, and did not make any physical inspection of the properties or assets of GameStop, EB or Holdco. Citigroup did not express any view as to, and its opinion did not address, GameStop’s underlying business decision to effect the mergers, the relative merits of the mergers as compared to any alternative business strategies that might exist for GameStop or the effect of any other transaction in which GameStop might engage. Citigroup’s opinion was necessarily based on information available to Citigroup, and financial, stock market and other conditions and circumstances existing and disclosed to Citigroup, as of the date of its opinion. Except as described above, GameStop imposed no other instructions or limitations on Citigroup with respect to the investigations made or procedures followed by Citigroup in rendering its opinion.
      The full text of Citigroup’s written opinion, dated April 17, 2005, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this joint proxy statement-prospectus as Annex G and is incorporated into this joint proxy statement-prospectus by reference. Citigroup’s opinion was provided to the GameStop board of directors in connection with its evaluation of the EB merger consideration and relates only to the fairness, from a financial point of view, to GameStop of the EB merger consideration. Citigroup’s opinion does not address any other aspect of the mergers and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed mergers.
      In preparing its opinion, Citigroup performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Citigroup’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citigroup arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citigroup believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
      In its analyses, Citigroup considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of GameStop and EB. No company, business or transaction used in those analyses as a comparison is identical to GameStop, EB or the mergers, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.
      The estimates contained in Citigroup’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citigroup’s analyses are inherently subject to substantial uncertainty.
      The type and amount of consideration payable in the EB merger was determined through negotiation between GameStop and EB and the decision to enter into the mergers was solely that of GameStop’s board of directors. Citigroup’s opinion was only one of many factors considered by the GameStop board of directors in its evaluation of the mergers and should not be viewed as determinative of the views of the GameStop board of directors or management with respect to the mergers or the consideration payable in the mergers.
      The following is a summary of the material financial analyses presented to the GameStop board of directors in connection with Citigroup’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citigroup’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citigroup’s financial analyses. For purposes of the following summary of Citigroup’s financial analyses, the term “implied per share value of the EB merger consideration” refers to the implied aggregate value of the cash consideration payable in the EB merger of $38.15 per share and the stock consideration issuable in the EB merger based on the exchange ratio provided for in the EB merger of 0.78795 and the per share closing price of GameStop Class A common stock on April 14, 2005 of $20.91.

EB Analyses

Selected Companies Analysis
      Citigroup reviewed financial and stock market information of EB, GameStop and the following twelve selected publicly held companies in the specialty retailing industry:

•	Advance Auto Parts, Inc.

•	Barnes & Noble, Inc.

•	Bed Bath & Beyond Inc.

•	Best Buy Co., Inc.

•	Blockbuster Inc.

•	Borders Group, Inc.

•	The Home Depot, Inc.

•	Linens’ N Things, Inc.

•	Lowe’s Companies, Inc.

•	Office Depot, Inc.

•	PETCO Animal Supplies, Inc.

•	Staples, Inc.
      Citigroup reviewed, among other things, closing stock prices as a multiple of calendar years 2005 and 2006 estimated earnings per share (EPS). Citigroup then applied a range of selected multiples of calendar years 2005 and 2006 estimated EPS derived from GameStop and the selected companies to EB’s estimated EPS for the fiscal years ending January 28, 2006 (EB fiscal 2006) and February 3, 2007 (EB fiscal 2007). Multiples for GameStop and the selected companies were based on closing stock prices as of April 14, 2005 and estimated financial data of research analysts as compiled by First Call Corporation (a financial research company), commonly referred to as First Call estimates. Estimated financial data for EB were based on internal estimates of EB’s management as adjusted by GameStop’s management. This analysis indicated the following implied per share equity reference ranges for EB, as compared to the implied per share value of the EB merger consideration:

Implied per Share		Implied per Share
Equity Reference		Value of EB
Range for EB		Merger Consideration

EB Fiscal 2006	EB Fiscal 2007

$43.73 - $48.87	$47.98 - $54.38	$54.63

Precedent Transactions Analysis
      Citigroup reviewed the transaction value multiples paid in the following 36 selected transactions in the specialty retailing industry announced since October 1998:

Date Announced	Acquiror	Target

March 2005	• Kohlberg Kravis Roberts & Co., Bain Capital Partners LLC, Vornado Realty Trust	• Toys “R” Us, Inc.
January 2005	• Saunders Karp & Megrue	• Bob’s Discount Furniture, Inc.
December 2004	• Oak Hill Capital Partners, L.P.	• Duane Reade Inc.
November 2004	• The Dress Barn, Inc.	• Maurices Incorporated
November 2004	• Bain Capital Partners, LLC	• S. Rossy Inc. and Dollar A.M.A. Inc. (Dollarama business)
November 2004	• Jones Apparel Group, Inc.	• Barneys New York, Inc.
October 2004	• The Children’s Place Retail Stores, Inc.	• The Disney Store North America
September 2004	• Management-led Investor Group	• Eastern Mountain Sports, Inc.
July 2004	• Cerberus Capital Management, L.P., Sun Capital Partners, Inc. and Lubert-Adler and Klaff Partners, L.P.	• Target Corporation (Mervyn’s business unit)
July 2004	• Bridgepoint Capital Limited	• Pets at Home Limited
June 2004	• Dick’s Sporting Goods, Inc.	• Galyan’s Trading Company, Inc.
May 2004	• Castle Harlan, Inc.	• Caribbean Restaurants LLC
April 2004	• Crescent Capital Investments, Inc.	• Loehmann’s Holdings Inc.
April 2004	• Wasserstein & Co., L.P.	• Bear Creek Corporation
April 2004	• Weston Presidio	• Nebraska Book Company, Inc.

Date Announced	Acquiror	Target

February 2004	• Genesco Inc.	• Hat World Corporation
January 2004	• Sun Capital Partners, Inc.	• Anchor Blue
November 2003	• CVC Capital Partners Ltd., Texas Pacific Group	• Debenhams PLC
October 2003	• Apollo Management, L.P.	• General Nutrition Companies, Inc.
September 2003	• TBC Corporation	• National Tire & Battery
July 2003	• Boise Cascade Corporation	• OfficeMax, Inc.
June 2003	• Bed Bath & Beyond Inc.	• Christmas Tree Shops, Inc.
June 2003	• Dollar Tree Stores, Inc.	• Greenbacks, Inc.
February 2003	• Gart Sports Company	• The Sports Authority, Inc.
May 2002	• The Blackstone Group LP	• The Columbia House Company
August 2001	• Best Buy Co., Inc.	• Future Shop, Ltd.
August 2001	• Advance Auto Parts, Inc.	• Discount Auto Parts, Inc.
June 2001	• Tweeter Home Entertainment Group, Inc.	• Sound Advice, Inc.
February 2001	• Luxottica Group S.p.A.	• Sunglass Hut International, Inc.
December 2000	• Best Buy Co., Inc.	• Musicland Stores Corporation
August 2000	• Zale Corporation	• Piercing Pagoda, Inc.
May 2000	• Barnes & Noble, Inc. (Babbage’s Etc. LLC)	• Funco, Inc.
May 2000	• Leonard Green & Partners, L.P., Texas Pacific Group	• PETCO Animal Supplies, Inc.
November 1999	• Three Cities Research, Inc.	• Garden Ridge Corporation
October 1999	• Barnes & Noble, Inc.	• Babbage’s Etc. LLC
October 1998	• Trans World Entertainment Corporation	• Camelot Music Holdings, Inc.
      Citigroup reviewed enterprise values in the selected transactions, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, plus net debt, minority interests and preferred stock, less investments in unconsolidated affiliates, as a multiple of latest twelve months estimated earnings before interest, taxes, depreciation and amortization (EBITDA). Citigroup then applied a range of selected latest twelve months EBITDA multiples derived from the selected transactions to EB fiscal 2006 estimated EBITDA, with particular focus on the Bain Capital Partners, LLC/ Dollarama L.P., Weston Presidio/ Nebraska Book Company, Inc., and Dick’s Sporting Goods, Inc./ Galyans Trading Company, Inc. transactions given that they were recent transactions involving target companies generally with growth characteristics similar to those of EB. Multiples for the selected transactions were based on publicly available financial information at the time of announcement of the relevant transaction. Estimated financial data for EB were based on internal estimates of EB’s management as adjusted by GameStop’s management. This analysis indicated the following implied per share equity reference range for EB, as compared to the implied per share value of the EB merger consideration:

Implied per Share	Implied per Share
Equity Reference	Value of EB
Range for EB	Merger Consideration

$50.97 - $61.98	$54.63

Discounted Cash Flow Analysis
      Citigroup performed a discounted cash flow analysis of EB to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that EB could generate over EB fiscal 2007 through the fiscal year ending January 30, 2010 (EB fiscal 2010). Estimated financial data for EB were based on internal estimates of EB’s management as adjusted by GameStop’s management. Citigroup calculated a range of estimated terminal values by applying a range of EBITDA terminal value multiples of 7.0x to 8.0x to EB fiscal 2010 estimated EBITDA. The present value of the cash flows and terminal values were calculated using discount rates ranging from 10.5% to 11.5%. This analysis indicated the following implied per share equity reference range for EB, as compared to the implied per share value of the EB merger consideration:

Implied per Share	Implied per Share
Equity Reference	Value of EB
Range for EB	Merger Consideration

$90.04 - $103.43	$54.63

GameStop Trading Multiples Analysis
      Citigroup reviewed closing stock prices of GameStop, EB and the publicly held companies in the specialty retailers industry referred to above under “EB Analyses — Selected Companies Analysis” as a multiple of calendar years 2005 and 2006 estimated EPS and also reviewed price-to-earnings ratios of GameStop, EB and the selected companies as a multiple of estimated long-term earnings growth rates for calendar years 2005 and 2006. Citigroup reviewed enterprise values, calculated as the equity value implied by the closing stock price, plus net debt, minority interests and preferred stock, less investments in unconsolidated affiliates, as a multiple of latest twelve months EBITDA and calendar year 2005 estimated EBITDA. Citigroup then compared the multiples derived for the selected companies and EB with corresponding multiples implied for GameStop based on the weighted average closing price of GameStop Class A common stock and GameStop Class B common stock on April 14, 2005. Multiples were based on First Call estimates and closing stock prices as of April 14, 2005. This analysis indicated the following implied high, low, mean and median multiples for the selected companies and EB, as compared to corresponding multiples implied for GameStop based on the weighted average closing price of GameStop Class A common stock and GameStop Class B common stock on April 14, 2005:

									Implied		Implied
	Implied Multiples for								Multiples		Multiples
	Selected Companies								for EB		for GameStop

	High		Low		Mean		Median

Closing Stock Price as Multiple of:
EPS
Calendar year 2005	29.7	x	14.0	x	18.0	x	16.6	x	17.1	x	15.1x
Calendar year 2006	18.3	x	12.5	x	14.6	x	14.2	x	14.8	x	12.9x
Price-to-Earnings Ratio as Multiple of:
Long-Term Earnings Growth Rate
Calendar year 2005	1.9	x	0.9	x	1.2	x	1.1	x	1.0	x	0.9x
Calendar year 2006	1.3	x	0.8	x	1.0	x	1.0	x	0.9	x	0.8x
Enterprise Value as Multiple of:
EBITDA
Latest twelve months	12.3	x	5.4	x	8.4	x	8.5	x	7.5	x	7.6x
Calendar year 2005	11.3	x	5.3	x	7.6	x	7.5	x	6.4	x	6.3x
      Citigroup also reviewed historical closing prices of GameStop Class A common stock from April 15, 2002 to April 14, 2005 as a multiple of GameStop’s forward twelve months estimated EPS based on First Call estimates. Citigroup noted that the average forward twelve months estimated EPS multiple for GameStop over the one-year and three-year periods ended April 14, 2005 was 15.0x and 16.0x, respectively, as compared to the forward twelve months estimated EPS multiple for GameStop based on the closing price of GameStop Class A common stock on April 14, 2005 of 15.1x.

Pro Forma Accretion/ Dilution Analysis
      Citigroup analyzed the potential pro forma effect of the mergers on the combined company’s estimated EPS for the fiscal years ending January 28, 2006 through January 30, 2010, after giving effect to potential synergies anticipated by GameStop’s management to result from the mergers, relative to GameStop’s estimated EPS during such period on a standalone basis. Estimated financial data for

GameStop were based on internal estimates of the management of GameStop. Estimated financial data for EB were based on internal estimates of EB’s management as adjusted by GameStop’s management. This analysis suggested that the mergers could be accretive to the combined company’s estimated EPS relative to GameStop’s estimated EPS on a standalone basis in each of the periods observed. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Other Factors
      In rendering its opinion, Citigroup also reviewed and considered other factors, including:

•	the relationship between movements in GameStop common stock and EB common stock;

•	the implied per share values of the EB merger consideration based on illustrative closing prices of GameStop Class A common stock at 10% levels above and below the closing price of GameStop Class A common stock on April 14, 2005;

•	the premiums implied for EB based on the EB merger consideration relative to the closing price of EB common stock on April 14, 2005 and on the average closing price for EB common stock over the 20-day period ended April 14, 2005; and

•	the premiums implied for EB based on selected implied transaction multiples for EB relative to corresponding trading multiples for GameStop based on the weighted average closing price of GameStop Class A common stock and GameStop Class B common stock on April 14, 2005.

Miscellaneous
      Under the terms of Citigroup’s engagement, GameStop has agreed to pay Citigroup for its financial advisory services in connection with the mergers an aggregate fee of between $7 million and $8 million. GameStop also has agreed to reimburse Citigroup for expenses incurred by Citigroup in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citigroup and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.
      In the ordinary course of business, Citigroup and its affiliates may actively trade or hold the securities of GameStop and EB for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Citigroup and its affiliates in the past have provided, and currently are providing, services to GameStop and its affiliates unrelated to the mergers, for which services Citigroup and its affiliates have received, and expect to receive, compensation, including having acted as GameStop’s financial advisor in 2004 in connection with GameStop’s repurchase of a portion of the shares of GameStop Class B common stock held by Barnes & Noble, an affiliate of Leonard Riggio, who is a director and stockholder of GameStop, and the subsequent distribution of the remaining shares of GameStop Class B common stock held by Barnes & Noble to its stockholders, and having acted as financial advisor to Barnes & Noble in 2004 in connection with its acquisition of barnesandnoble.com inc. Citigroup and its affiliates also in the past have provided services to EB and its affiliates unrelated to the mergers, for which services Citigroup and its affiliates have received compensation, including having acted as lead manager in 2003 and 2004 for equity and debt securities financings, and as sole bookrunner in 2003 for an equity securities financing, of affiliates of James Kim, who is Chairman of the Board of EB. An affiliate of Citigroup also will be acting as administrative agent and will be a lender under, and Citigroup will be acting as lead bookrunner for, bank and debt or equity securities financings contemplated to be undertaken by GameStop in connection with the mergers, for which services Citigroup and its affiliates expect to receive compensation. In addition, Citigroup and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with GameStop, EB and their respective affiliates.
      GameStop selected Citigroup as its financial advisor in connection with the mergers based on Citigroup’s reputation, experience and familiarity with GameStop, EB and their respective businesses. Citigroup is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.
Opinions of EB’s Financial Advisors

Merrill Lynch, Pierce, Fenner & Smith Incorporated
      EB engaged Merrill Lynch to act as its financial advisor in connection with the proposed mergers, and to render an opinion as to whether the consideration to be received pursuant to the EB merger is fair from a financial point of view to the holders of the common stock of EB (other than GameStop, its affiliates and the Kim Group) (the Public Holders).
      On April 17, 2005, Merrill Lynch delivered its oral opinion to the board of directors of EB, subsequently confirmed in writing as of the same date, that, as of that date, and based upon and subject to the assumptions made, matters considered, and qualifications and limitations set forth, in the written opinion (which are described below), the consideration of (i) $38.15 in cash and (ii) 0.78795 shares of Holdco Class A common stock to be received per share of the EB common stock pursuant to the EB merger was fair, from a financial point of view, to the Public Holders.
      The full text of the written opinion of Merrill Lynch, which sets forth the assumptions made, matters considered, and qualifications and limits on the scope of review undertaken by Merrill Lynch, is attached to this joint proxy statement-prospectus as Annex H and is incorporated into this joint proxy statement-prospectus by reference. The following summary of the material provisions of Merrill Lynch’s opinion is qualified by reference to the full text of the opinion. Stockholders are urged to read and consider the entire opinion carefully.
      The opinion is addressed to EB’s board of directors and addresses only the fairness, from a financial point of view, of the consideration to be received by the Public Holders pursuant to the EB merger, as of the date of the opinion. The opinion does not address the merits of the underlying decision by EB to engage in the EB merger and does not constitute, nor should it be construed as, a recommendation to any stockholder as to how the stockholder should vote with respect to the EB merger or any related matter. Merrill Lynch was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of EB, other than the Public Holders. Although Merrill Lynch provided advice to EB during negotiations among the parties, the consideration to be received by the Public Holders was determined by GameStop and EB and was approved by EB’s board of directors. Merrill Lynch did not determine or recommend the amount of consideration to be paid in the transaction. In addition, as described above, Merrill Lynch’s fairness opinion was among several factors taken into consideration by EB’s board of directors in making its determination to approve the merger agreement and the EB merger. Consequently, Merrill Lynch’s analyses described below should not be viewed as determinative of the decision of EB’s board of directors to approve the merger agreement or to recommend the EB merger to EB’s stockholders.
      In arriving at its opinion, Merrill Lynch, among other things:

•	Reviewed certain publicly available business and financial information relating to GameStop and EB that Merrill Lynch deemed to be relevant;

•	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of GameStop and EB, as well as the amount and timing of the cost savings and related expenses and synergies (the Expected Synergies) expected to result from the mergers, and furnished to Merrill Lynch by each of GameStop and EB;

•	Conducted discussions with members of senior management of GameStop and EB concerning the matters described in the first and second clauses above, as well as their respective businesses and prospects before and after giving effect to the mergers and the Expected Synergies;

•	Reviewed the market prices and valuation multiples for EB’s common stock and GameStop’s common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	Reviewed the results of operations of GameStop and EB and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	Compared the proposed financial terms of the mergers with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	Participated in certain discussions and negotiations among representatives of GameStop and EB and their financial and legal advisors;

•	Reviewed the potential pro forma impact of the mergers;

•	Reviewed an April 17, 2005 draft of the merger agreement;

•	Reviewed an April 17, 2005 draft of the Kim Group voting agreement;

•	Reviewed an April 16, 2005 draft of the Riggio Group voting agreement;

•	Reviewed an April 17, 2005 form of the registration rights agreement;

•	Reviewed an April 16, 2005 form of the non-competition agreement; and

•	Reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch’s assessment of general economic, market and monetary conditions.
      In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information or undertake any independent evaluation or appraisal of any of the assets or liabilities of GameStop or EB, was not furnished with any such evaluation or appraisal, and did not evaluate the solvency or fair value of GameStop or EB under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of GameStop or EB. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with Merrill Lynch by GameStop or EB, Merrill Lynch assumed that such information had been reasonably prepared and reflected the best currently available estimates and judgment of EB’s or GameStop’s management as to the expected future financial performance of GameStop or EB, as the case may be, and the Expected Synergies. Merrill Lynch further assumed that the exchange of GameStop Class A common stock, GameStop Class B common stock and EB common stock for Holdco Class A common stock and Holdco Class B common stock, as applicable, pursuant to the mergers, taken together, shall qualify as a transaction described in Section 351 of the Code. Merrill Lynch also assumed that the final forms of the merger agreement, the Kim Group voting agreement, the Riggio Group voting agreement, the registration rights agreement and the non-competition agreement would be substantially similar to the last drafts reviewed by it.
      The opinion of Merrill Lynch is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the mergers, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the mergers.
      In connection with the preparation of its opinion, Merrill Lynch was not authorized by EB or EB’s board of directors to solicit, nor did it solicit, third-party indications of interest for the acquisition of all or any part of EB.

      At the board of directors meeting of EB held on April 17, 2005, Merrill Lynch presented certain financial and comparative analyses accompanied by written materials in connection with the delivery of its opinion. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its opinion. However, it does not purport to be a complete description of the analyses performed by Merrill Lynch or of its presentations to EB’s board of directors. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial and comparative analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial and comparative analyses performed by Merrill Lynch.
      Management Case and Street Case. For purposes of the analyses discussed below, Merrill Lynch used a set of projections provided by EB management (the management case). For the street case, Merrill Lynch used available Wall Street research estimates which assumed lower sales growth and lower operating margins than in the management case.
      Merger Consideration. Merrill Lynch’s analysis is based on share price information as of April 14, 2005. As of April 14, 2005 the implied merger consideration was $54.63, calculated based on (i) $38.15 in cash per share plus (ii) 0.78795 shares multiplied by the GameStop Class A common stock closing share price of $20.91 as of April 14, 2005 (the $54.63 per share merger consideration). The closing share price of GameStop Class A common stock on April 15, 2005 (the last trading day prior to the April 17, 2005 meeting of EB’s board of directors) was $21.61, which implies a per share merger consideration of $55.18.
      Historical Share Price Performance. Merrill Lynch reviewed the historical performance of EB’s common stock based on a historical analysis of trading prices for the three years ending April 14, 2005. The following table reflects the implied premium that the $54.63 per share merger consideration represents to the various closing prices and average closing prices at various points in time prior to the public announcement of GameStop’s merger proposal:

	Price	Implied Premium

April 14, 2005	$40.86	33.7%
5-Day Trading Average	$42.19	29.5%
30-Day Trading Average	$41.57	31.4%
90-Day Trading Average	$39.29	39.0%
1-Year Trading Average	$33.40	63.6%
3-Year Trading Average	$27.58	98.1%
52-Week High	$47.02	16.2%
52-Week Low	$23.60	131.5%
      Research Analyst Price Targets. Based on publicly available Wall Street research analyst views, target prices of EB range from $44.00 to $52.00 per share. Merrill Lynch compared this range to the $54.63 per share merger consideration.
      Analysis of Selected Comparable Publicly Traded Companies. Using publicly available information concerning historical and projected financial results, Merrill Lynch compared financial and operating information and ratios for EB with the corresponding financial and operating information for the selected group of publicly traded companies that Merrill Lynch deemed to be reasonably comparable to EB. The following companies were selected as the primary comparable companies to EB.
      Specialty Hardline Retailers

•	Barnes & Noble, Inc.

•	Best Buy Co., Inc.

•	Borders Group, Inc.

•	Circuit City Stores, Inc.

•	Guitar Center, Inc.

•	Petco Animal Supplies, Inc.

•	RadioShack Corp.
      Video Rental Chains

•	Blockbuster, Inc.

•	Movie Gallery, Inc.
      There are few public companies which are directly comparable to EB. The video game industry is highly fragmented. Other than specialty retailers, industry players include mass merchants, toy retailers, consumer electronics stores and video rental chains. Merrill Lynch selected these comparable companies because they are publicly traded companies with operating profiles that Merrill Lynch deemed reasonably similar to that of EB. For each of the comparable companies, Merrill Lynch calculated enterprise value as of April 14, 2005 as a multiple of last twelve months’ earnings before interest, taxes, depreciation and amortization (LTM EBITDA) and current stock price as a multiple of 2005 estimated earnings per share (2005E P/ E multiple).
      Based on reported financial results, the enterprise value as a multiple of LTM EBITDA analysis resulted in a range of multiples from 5.1x to 11.7x, with a mean of 7.6x for Specialty Hardline Retailers and 5.3x for Video Rental Chains, as of April 14, 2005, as compared to the 7.5x multiple for EB pre-announcement and the 10.6x multiple implied by the $54.63 per share merger consideration. Based on its analysis of the multiples calculated for the comparable companies, including qualitative judgments involving non-mathematical considerations, Merrill Lynch determined the relevant range to be 6.5x to 8.5x LTM EBITDA, for an implied equity value range for EB of $36.50 to $45.25 per share.
      Based on the street case, 2005E P/ E multiple analysis resulted in a range of multiples from 11.6x to 28.6x, with a mean of 17.9x for Specialty Hardline Retailers and 21.5x for Video Rental Chains, as of April 14, 2005. Based on its analysis of the multiples calculated for the comparable companies, including qualitative judgments involving non-mathematical considerations, Merrill Lynch determined the relevant range to be 16.0x to 20.0x 2005E P/ E, for an implied equity value range for EB of $38.50 to $48.00 per share based on street case and $42.25 to $52.75 based on management case.
      None of the selected comparable companies are identical to EB. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected comparable companies, and other factors that could affect the public trading dynamics of the selected comparable companies, as well as those of EB.

      Analysis of Selected Comparable Transactions. Using publicly available information concerning past transactions, Merrill Lynch compared the proposed financial terms of the EB merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant:

Date	Target	Acquiror

3/17/2005	Toys “R” Us, Inc.	Bain, KKR and Vornado
12/2/2004	Eye Care Centers of America, Inc.	Moulin International Holdings Ltd. & Golden Gate Private Equity
11/19/2004	Hollywood Entertainment Corp.	Movie Gallery, Inc.
6/21/2004	Galyan’s Trading Company, Inc.	Dick’s Sporting Goods, Inc.
3/31/2004	InterTAN, Inc.	Circuit City Stores Inc.
7/14/2003	OfficeMax, Inc.	Boise Cascade Holdings LLC
2/20/2003	The Sports Authority, Inc.	Gart Sports Co.
8/14/2001	Future Shop Ltd.	Best Buy Co., Inc.
12/8/2000	K.B. Toys, Inc.	Bain Capital, Inc.
12/7/2000	Musicland Stores Corp.	Best Buy Co., Inc.
5/17/2000	Petco Animal Supplies, Inc.	Leonard Green & Partners/TPG
5/4/2000	Funco, Inc.	Barnes & Noble, Inc.
1/23/2000	CompUSA, Inc.	Grupo Sanborns SA de CV
1/15/2000	Micro Warehouse, Inc.	Freeman Spogli & Co.
10/28/1999	Babbage’s Etc. LLC	Barnes & Noble, Inc.
      The comparable transaction analysis resulted in a range of transaction values as a multiple of LTM EBITDA from 4.3x to 10.7x, with a mean of 7.2x. Based on the analysis, including qualitative judgments involving non-mathematical considerations, Merrill Lynch determined the relevant range to be 7.5x to 9.5x LTM EBITDA for an implied equity value range for EB of $41.00 to $49.75 per share.
      No transaction used in the analysis above is identical to the proposed transaction. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved in these transactions and other facts that could affect the transaction multiples in such comparable transactions to which the proposed transaction is being compared; mathematical analysis (such as determining the mean) is not by itself a meaningful method of using selected transaction data. In addition, Merrill Lynch’s analysis did not take into account different market or other conditions during the periods in which the selected transactions occurred.
      Discounted Cash Flow Analysis. Merrill Lynch performed discounted cash flow analyses of EB for three and five years ending January 31, 2007 and 2009, respectively. Merrill Lynch based these discounted cash flow analyses upon street case and management case projections. Merrill Lynch calculated a net present value for unlevered free cash flow during the projected periods (i.e.,three and five years) using discount rates from 13.0% to 16.0%. Merrill Lynch calculated terminal values on January 31, 2007 and January 31, 2009 with two methodologies, EBITDA Multiple Method and Perpetuity Growth Method. For the EBITDA Multiple Method, Merrill Lynch assumed EBITDA multiples ranging from 6.0x to 8.0x. For the Perpetuity Growth Method, Merrill Lynch assumed perpetuity growth rates ranging from 2.0% to 3.0%. The analyses resulted in the following implied per share equity value ranges for EB:

•	Street case projections:

•	EBITDA Multiple Method: $39.00 to $51.25 (3-Year); $41.25 to $55.00 (5-Year)

•	Perpetuity Growth Method: $25.00 to $32.25 (3-Year); $30.00 to $39.25 (5-Year)

•	Management case projections:

•	EBITDA Multiple Method: $49.00 to $65.50 (3-Year); $63.25 to $86.75 (5-Year)

•	Perpetuity Growth Method: $33.00 to $44.00 (3-Year); $47.50 to $65.50 (5-Year)
      The projections of terminal value EBITDA multiples and perpetuity growth rates were based upon Merrill Lynch’s judgment and expertise as well as its review of publicly available business and financial information and the respective financial and business characteristics of EB and the comparable companies.
      Present Value of Future Stock Prices Assuming Status Quo. Using both the street case and management case projections, Merrill Lynch applied EB’s current 2005E P/ E multiple, which is 17.0x for street case and 15.5x for management case, in each case, as of April 14, 2005, to the projected 2005-2009 earnings assuming status quo to calculate an estimated future stock price in each of the aforementioned years. Merrill Lynch estimated the implied range of values to current stockholders as of April 14, 2005 by discounting these estimated future stock prices at an estimated 16% equity cost of capital. The following table reflects the theoretical implied range of values obtained by Merrill Lynch for the various scenarios using projections provided by EB:

	Street Case	Management Case

Status Quo	$40.75 - $45.75	$41.00 - $70.25
      Historical Implied Exchange Ratio. Merrill Lynch analyzed the historical implied exchange ratio between EB common stock and GameStop Class A common stock between April 14, 2002 and April 14, 2005. The historical implied exchange ratio was calculated by dividing the average price of EB common stock by the average price of GameStop Class A common stock for the indicated historical time periods. For comparative purposes, Merrill Lynch has adjusted the stock portion of the exchange ratio of 0.78795 to include the exchange ratio implied from the cash portion of the merger consideration, which implies an adjusted exchange ratio of 2.612, calculated by dividing the offer price of $54.63 by the GameStop Class A common stock price of $20.91 as of April 14, 2005.

	Historical
Historical Time Period	Exchange Ratio

Close as of April 14, 2005	1.954	x
Average over one month	1.958
Average over three months	1.932
Average over six months	1.876
Average over one year	1.790
Average over two years	1.719
Average over three years	1.627
      Relative Valuation Analysis. Merrill Lynch calculated a range of implied exchange ratios by comparing theoretical values of EB common stock and GameStop Class A common stock. The exchange ratio is calculated by dividing the theoretical value of EB common stock by the theoretical value of GameStop Class A common stock. Merrill Lynch multiplied these exchange ratios by the GameStop Class A common stock closing price of $20.91 as of April 14, 2005 to determine the implied per share equity values of EB.
      Merrill Lynch calculated the theoretical value of GameStop Class A common stock based on projections provided by GameStop management (GameStop management case). Merrill Lynch did not assume any responsibility for independently verifying such information nor did it undertake any independent evaluation or appraisal of any of the assets or liabilities of GameStop. The methodologies that

Merrill Lynch used to determine the theoretical values of GameStop and EB, as well as the implied exchange ratios and the implied per share equity values of EB, are detailed in the table below:

	Implied per Share Value				Implied Exchange
					Ratio				Implied Offer Price

	EB		GameStop		Low EB		High EB		Low EB	High EB
					to High		to Low		to High	to Low
Methodology	Low	High	Low	High	GameStop		GameStop		GameStop	GameStop

Public Comparables
2004 EBITDA	$36.50	$45.25	$19.50	$24.00	1.521	x	2.321	x	$31.75	$48.50
Discounted Cash Flow Analysis (3-Year)
EB Street Case/ GameStop Management Case
Perpetuity Growth	$25.00	$32.25	$15.50	$20.50	1.220	x	2.081	x	$25.50	$43.50
EBITDA Multiple	39.00	51.25	21.50	28.25	1.381		2.384		28.75	49.75
EB Management Case/ GameStop Management Case
Perpetuity Growth	$33.00	$44.00	$15.50	$20.50	1.610	x	2.839	x	$33.75	$59.25
EBITDA Multiple	49.00	65.50	21.50	28.25	1.735		3.047		36.25	63.75
Research Targets	$44.00	$52.00	$25.00	$30.00	1.467	x	2.080	x	$30.75	$43.50
      Pro Forma Acquisition Analysis. Merrill Lynch prepared pro forma analyses for the financial impact of the mergers using management case for both GameStop and EB. Based on such analyses, Merrill Lynch determined that the proposed transaction would be accretive to GameStop’s stockholders, after synergies, in each of the calendar years 2006 and 2007.
      The summary set forth above does not purport to be a complete description of the analyses underlying the Merrill Lynch opinion or the presentations made by Merrill Lynch to EB’s board of directors. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that selecting any portion of its analyses or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the process underlying Merrill Lynch’s opinion. In arriving at its opinion, Merrill Lynch considered the results of all its analyses and did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance or relevance of each analysis and factor. The analyses performed by Merrill Lynch include analyses based upon forecasts or future results, which may be significantly more or less favorable than those underlying Merrill Lynch’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which EB’s or GameStop’s common stock may trade at any time after announcement of the mergers or how the Holdco common stock may trade following consummation of the mergers. The analyses were prepared solely for the purposes of Merrill Lynch providing its opinion to the EB board of directors. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond EB’s, GameStop’s or Merrill Lynch’s control, and involve the application of complex methodologies and educated judgments. In addition, no company utilized as a comparison in the analyses described above is identical to GameStop or EB, and none of the transactions utilized as a comparison is identical to the mergers. Because the analyses are inherently subject to uncertainty, neither Merrill Lynch nor any other person assumes responsibility if future results or actual values are materially different from those forecasted. Merrill Lynch has no obligation to update its opinion to take into account events occurring after the date that its opinion was delivered to EB’s board of directors. Circumstances could develop prior to consummation of the proposed transaction that, if known at the time Merrill Lynch rendered its opinion, would have altered its opinion.
      The board of directors of EB selected Merrill Lynch as its financial advisor because of Merrill Lynch’s reputation as an internationally recognized investment banking and advisory firm with substantial experience in transactions similar to the mergers and because Merrill Lynch is familiar with EB and its business. As part of its investment banking and advisory business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.
      Under the terms of a letter agreement dated April 7, 2005, pursuant to which EB engaged Merrill Lynch as its financial advisor, EB agreed to pay $10.0 million to Merrill Lynch for its services, $200,000 of which was paid upon the announcement of the entry by EB into the merger agreement, and the remainder of which is contingent upon consummation of the proposed transactions. In the event that EB receives a “break-up” or similar fee or payment, EB agreed to pay Merrill Lynch a fee of 10% of all such amounts less any fee previously paid to Merrill Lynch pursuant to the letter agreement. The aggregate amount of all fees under the letter agreement may not exceed $10.0 million. In addition to any fees payable to Merrill Lynch under the letter agreement, EB agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with providing its services and rendering its opinion, including the reasonable fees of its legal counsel. Subject to certain exceptions, EB also agreed to indemnify Merrill Lynch and related parties against various liabilities, including liabilities arising under the federal securities laws or related to or arising out of the mergers or the engagement of Merrill Lynch.
      With the consent of the board of directors of EB, Merrill Lynch and certain of its affiliates are acting as initial lender and joint book-running lead arranger for a senior credit facility, and are engaged as joint book-running managing underwriter, placement agent, or initial purchaser, in each case along with certain other financial institutions, to provide financing to GameStop in connection with the mergers. Merrill Lynch and its affiliates will receive underwriting, commitment and other fees in connection with such financing. The financing fee Merrill Lynch and its affiliates will receive is contingent upon, among other factors, the structure of the financing, and credit ratings of the facilities. See “The Mergers — Financing” on page 96.
      In addition, Merrill Lynch has, in the past, provided financial advisory and financing services to GameStop and EB and/or their affiliates and may continue to do so and has received, and may receive, fees for the rendering of such services. Except as described above, Merrill Lynch has not received any fees from EB, GameStop and/or their affiliates during the last two years. In the ordinary course of its business, Merrill Lynch may actively trade shares of EB common stock and other securities of EB, as well as common stock of GameStop and other securities of GameStop, for Merrill Lynch’s own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Peter J. Solomon Company, L.P.
      In April 2005, EB engaged Peter J. Solomon Company, L.P. (PJSC) to act as its financial advisor with respect to rendering a fairness opinion regarding the consideration proposed to be received by the holders of EB common stock in the EB merger. On April 17, 2005, PJSC rendered its oral opinion telephonically to EB’s board of directors, which opinion was confirmed by delivery of a written opinion (PJSC’s opinion) to the effect that, based upon and subject to various considerations set forth in such opinion, as of April 17, 2005, the consideration proposed to be received by the holders of EB common stock in connection with the EB merger was fair from a financial point of view to the holders of EB common stock, other than the Kim Group.
      The full text of PJSC’s opinion, which sets forth assumptions made, procedures followed, matters considered, limitations on and scope of the review by PJSC in rendering PJSC’s opinion, is attached to this joint proxy statement-prospectus as Annex I and is incorporated by reference into this joint proxy statement-prospectus. PJSC’s opinion was directed only to the fairness of the consideration proposed to be received by the holders of EB common stock, other than the Kim Group, in the EB merger from a financial point of view, was provided to EB’s board of directors in connection with its evaluation of the mergers, did not address any other aspect of the mergers and did not, and does not, constitute a recommendation to any holder of EB common stock as to how any stockholder should vote or act on any matter with respect to the mergers. The summary of PJSC’s opinion set forth in this joint proxy statement-prospectus is qualified in its entirety by reference to the full text of such opinion. Holders of EB common stock are urged to read PJSC’s opinion carefully and in its entirety. PJSC has consented to the use of PJSC’s opinion in this joint proxy statement-prospectus.
      In connection with PJSC’s opinion, PJSC:

•	reviewed certain publicly available financial statements and other information of GameStop and EB;

•	reviewed certain internal financial statements and other financial and operating data concerning GameStop and EB prepared by the management of GameStop and EB, respectively;

•	reviewed certain financial projections for GameStop and EB, including certain potential benefits of the proposed business combination, prepared by the management of GameStop and EB, respectively;

•	discussed the past and current operations, financial condition and prospects of GameStop and EB with the management of GameStop and EB, respectively;

•	reviewed the reported prices and trading activity of EB common stock and GameStop common stock;

•	compared the financial performance and condition of GameStop and EB and the reported prices and trading activity of EB common stock and GameStop common stock with that of certain other comparable publicly traded companies;

•	reviewed publicly available information regarding the financial terms of certain transactions comparable, in whole or in part, to the mergers;

•	participated in certain discussions among representatives of each of GameStop and EB;

•	reviewed the draft merger agreement dated as of April 16, 2005 and the draft Kim Group and Riggio Group voting agreements dated as of April 17, 2005; and

•	performed such other analyses as PJSC deemed appropriate.
      PJSC assumed and relied upon the accuracy and completeness of the information reviewed by PJSC for the purposes of its opinion and PJSC did not assume any responsibility for independent verification of such information. With respect to the financial projections, including the estimates made by EB’s management and GameStop’s management of certain potential benefits of the mergers, PJSC assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of GameStop and EB, respectively. PJSC did not conduct a physical inspection of the facilities or property of GameStop or EB. PJSC did not assume any responsibility for any independent valuation or appraisal of the assets or liabilities of GameStop or EB, nor was PJSC furnished with any such valuation or appraisal. Furthermore, PJSC did not consider any tax effects of the mergers or the transaction structure on any person or entity.
      PJSC assumed that the final form of the merger agreement and the voting agreements would be substantially the same as the last draft of each agreement reviewed by PJSC. PJSC also assumed that the mergers would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the mergers, no delay, limitation, restriction or condition would be imposed that would have a material adverse effect on GameStop or EB or the contemplated benefits of the mergers. PJSC further assumed that all representations and warranties set forth in the merger agreement and the voting agreements were true and correct and that all parties to the merger agreement and the voting agreements will comply with all covenants of such party thereunder. PJSC also assumed that Holdco Class A common stock and Holdco Class B common stock have identical powers, preferences and rights, except that holders of Holdco Class A common stock will have one vote per share and holders of Holdco Class B common stock will have ten votes per share, in each case on matters for which the stockholders of Holdco are entitled to vote.

      PJSC’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to PJSC as of, April 15, 2005. In particular, PJSC did not express any opinion as to the prices at which shares of EB common stock, GameStop common stock or Holdco common stock would trade at any future time. Furthermore, PJSC’s opinion did not address EB’s underlying business decision to undertake any part of the mergers.
      In arriving at PJSC’s opinion, PJSC was not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving EB or any of its assets. No limitations were imposed by EB’s board of directors upon PJSC with respect to investigations made or procedures followed by PJSC in rendering PJSC’s opinion.
      The following summarizes the significant financial analyses performed by PJSC and reviewed with EB’s board of directors on April 17, 2005 in connection with the delivery of PJSC’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand PJSC’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PJSC’s financial analyses.

Historical Share Price Analysis — EB
      PJSC reviewed the closing prices and trading volumes of EB common stock on the NASDAQ National Market from April 14, 2000 to April 14, 2005 (two trading days prior to the rendering of PJSC’s opinion) to obtain background information and perspective with respect to the historical share price of EB common stock. During the twelve months ended April 14, 2005, the high closing price for EB common stock was $47.02 per share and the low closing price was $23.60 per share. In addition, during the twelve months ended April 14, 2005, the average closing price for EB common stock was $33.40 per share and the median closing price was $33.10 per share. During the period from April 14, 2000 to April 14, 2005, the high closing price for EB common stock was $47.02 per share and the low closing price was $12.05 per share.
      PJSC analyzed the implied value per share of the EB merger consideration of $54.63 for each outstanding share of EB common stock, which we refer to herein as the implied per share merger consideration, which was determined based on the merger consideration of $38.15 in cash and the 0.78795 shares of GameStop Class A common stock valued at $20.91 based on the closing price of GameStop Class A common stock on April 14, 2005, to derive premiums over the median price of EB common stock for the specified time periods below. PJSC derived premiums over the median price of EB common stock for periods prior to April 14, 2005 (two trading days prior to the rendering of PJSC’s opinion). The derived premiums were:

Premium to
Time Periods Prior to April 14, 2005:	Median

7 Days Prior	28.6%
30 Days Prior	28.9
60 Days Prior	36.3
90 Days Prior	42.2
180 Days Prior	40.7
Last 1 Year Prior	65.0
Last 3 Years Prior	101.1
Last 5 Years Prior	102.3
      PJSC also reviewed the relative performance from February 12, 2002 (the date of GameStop’s initial public offering) to April 14, 2005 of (1) EB common stock, (2) GameStop Class A common stock and (3) the Standard & Poor’s 500 Index. During the period from April 14, 2004 to April 14, 2005 (two trading days prior to the rendering of PJSC’s opinion), the price of EB common stock increased 43.8%, the price of GameStop Class A common stock increased 16.8% and the S&P 500 Index increased 3.0%. During the period from February 12, 2002 to April 14, 2005, the price per share of EB common stock increased 11.0%, the price per share of GameStop Class A common stock increased 16.2% and the S&P 500 Index increased 4.9%.

Analysis of Selected Publicly Traded Comparable Companies
      PJSC reviewed and compared selected financial data of EB with similar data using publicly available information of the following publicly traded companies, which, based on PJSC’s experience with companies in the specialty retail entertainment industry, PJSC deemed comparable to EB: GameStop, Barnes & Noble, Borders Group, Inc., Blockbuster Inc., Guitar Center, Inc., Movie Gallery, Inc., RadioShack Corporation and Trans World Entertainment Corporation. These companies are referred to herein as the comparable companies.
      PJSC calculated and compared various financial multiples and ratios, including, among other things: (1) the most recent stock price per share as a multiple of EPS, for the fiscal years 2004, 2005 and 2006 (ended January 31 of the following year) based upon (i) the closing stock prices as of April 14, 2005 and the mean estimate of Wall Street analysts’ estimates for EPS as reported by First Call Investment Research on April 14, 2005 (two trading days prior to the date of rendering of PJSC’s opinion) for the comparable companies and (ii) EPS for EB based on (a) actual 2004 EPS of EB and (b) a set of projections of EB prepared by EB’s management, which we refer to herein as the Management Projections; and (2) enterprise value (which represents total equity value plus book values of total debt, preferred stock and minority interests less cash) as a multiple of net sales, earnings before interest and taxes (EBIT), and EBITDA for the comparable companies over the latest twelve months (LTM) and in this case referred to as fiscal year 2004 (FY 2004).
      Based on this data, as of April 14, 2005, PJSC developed a summary valuation analysis based on a range of trading valuation multiples and ratios for certain of the comparable companies and EB. This analysis resulted in the following ranges of multiples and ratios:

Implied Ratios

FY 2004
Enterprise Value as a Ratio of:
Net Sales	45.0% - 60.0%
EBITDA	5.5x - 7.5	x
EBIT	8.5x - 11.0	x
Equity Value as a Ratio of:
FY 2004 Net Income	14.0x - 19.5	x
Projected Data
Equity Value as a Ratio of:
FY 2005 Net Income	14.5x - 18.0	x
FY 2006 Net Income	13.0x - 15.5	x
      PJSC calculated the implied equity value per share of EB common stock using the range of multiples and ratios applied to EB financial statistics, both excluding and including a “control premium.” For these purposes, PJSC used a control premium of 25%, which is the approximate mean premium paid (to the closing price one week prior to announcement) in all announced United States mergers and acquisitions transactions valued between $500 million and $2.0 billion since April 14, 2002, as reported by Thomson Financial Mergers & Acquisitions.
      Based on the foregoing, this analysis yielded a range of values from $33.00 to $45.00 per share for EB common stock excluding a control premium and a range of values from $41.25 to $56.25 per share of EB common stock including a control premium, compared to the implied per share merger consideration of $54.63.

Analysis of Selected Comparable Transactions
      Using publicly available information, PJSC reviewed certain mergers and acquisitions transactions in the specialty retail entertainment industry which PJSC believed were comparable to the mergers. The list of transactions reviewed were (including the acquiror and target in the transaction, respectively):

Transaction	Date Announced

(i) GameStop/ Barnes & Noble	October 2004
(ii) Barnes & Noble/ Funco, Inc.	May 2000
(iii) Barnes & Noble/ Babbage’s Etc. LLC	October 1999
(iv) Highfields Capital Management, LP/ Circuit City Stores, Inc.	February 2005
(v) Movie Gallery, Inc./ Hollywood Entertainment Corporation	January 2005
(vi) Circuit City Stores, Inc./ InterTAN, Inc.	March 2004
(vii) Best Buy Co., Inc./ Musicland Stores Corporation	December 2000
(viii) Trans World Entertainment Corporation/ Camelot Music Holdings, Inc.	October 1998
      These transactions are referred to herein as the comparable transactions.
      PJSC calculated the multiples of net sales, EBITDA and EBIT paid in these selected comparable transactions. PJSC calculated the implied equity values per share for EB common stock using this range of multiples and ratios applied to financials of EB for fiscal year 2004. This analysis resulted in the following ranges of multiples and ratios:

FY 2004	Implied Ratios

Enterprise Value as a Ratio of:
Net Sales	45.0% - 75.0%
EBITDA	6.5x - 10.5	x
EBIT	7.5x - 14.0	x
Equity Value as a Ratio of:
FY 2004 Net Income	12.5x - 18.0	x
      Based on the foregoing, this analysis yielded a range of values from $36.00 to $54.00 per share of EB common stock, compared to the implied per share merger consideration of $54.63.

Discounted Cash Flow Analysis
      PJSC performed a discounted cash flow analysis to calculate the net present value per share of EB common stock based on a set of projections referred to as the Management Projections. In performing its discounted cash flow analysis, PJSC considered various assumptions that it deemed appropriate based on a review with the management of EB’s prospects and risks. For these purposes, PJSC utilized various discount rates ranging from 13.0% to 16.0% and EBITDA terminal value multiples ranging from 6.0x to 8.0x to apply to forecasted EBITDA for the fiscal year 2007.
      Based on the foregoing, this analysis yielded a range of net present values from $50.00 to $65.00 per share of EB common stock, compared to the implied per share merger consideration of $54.63.

Historical Share Price Analysis — GameStop
      PJSC reviewed the closing prices and trading volumes of GameStop Class A common stock on the NYSE from February 12, 2002 (the date of GameStop’s initial public offering) to April 14, 2005 (two trading days prior to the rendering of PJSC’s opinion). During the twelve months ended April 14, 2005, the high closing price for the GameStop Class A common stock was $23.50 per share and the low closing price was $14.54 per share. In addition, during the twelve months ended April 14, 2005, the average closing price for GameStop Class A common stock was $18.56 per share and the median closing price was

$18.85 per share. During the period from February 12, 2002 to April 14, 2005, the high closing price for GameStop Class A common stock was $24.21 per share and the low closing price was $7.59 per share.

Relative Contribution Analysis
      PJSC calculated the relative net sales, EBITDA, EBIT and net income contributions of GameStop and EB based on actual historical results and projected results based on projections prepared by management of GameStop and EB, respectively. PJSC compared the actual net income contribution of each company for fiscal years 2002, 2003 and 2004 and the projected net income contribution of each company for fiscal years 2005, 2006 and 2007 to the equity value contributions of each company to the combined company based on the implied per share merger consideration for EB common stock and the closing price for GameStop Class A common stock as of April 14, 2005. This analysis indicated net income contributions of EB for all periods analyzed ranging from 37.0% to 49.1%, compared to the equity value contribution of EB at the implied per share merger consideration of 54.4%. PJSC also compared the actual net sales, EBITDA and EBIT contribution of each company for fiscal years 2002, 2003 and 2004 and the projected net sales, EBITDA and EBIT contribution of each company for fiscal years 2005, 2006 and 2007 to the enterprise value contributions of each company to the combined company based on the implied per share merger consideration for EB common stock and the closing price for GameStop Class A common stock as of April 14, 2005. This analysis indicated net sales, EBITDA and EBIT contributions of EB for all periods analyzed ranging from 35.5% to 52.1%, compared to the enterprise value contribution of EB at the implied per share merger consideration of 54.1%.

Historical Exchange Ratio Analysis
      PJSC compared the historical per share prices of EB common stock and GameStop Class A common stock for the one-year period prior to April 14, 2005 in order to determine the implied average exchange ratio that existed for the period. This analysis indicated an average exchange ratio of 1.790x for the one-year period prior to April 14, 2005, compared to the implied exchange ratio in the merger of 2.612x shares of GameStop Class A common stock for each share of EB common stock (as of April 14, 2005 and assuming an all-stock transaction).

Pro Forma Merger Analysis
      PJSC analyzed the pro forma impact of the mergers on GameStop’s EPS in fiscal years 2006, 2007 and 2008 (ended January 31 of the following year). PJSC compared the projected stand-alone earnings per share of GameStop Class A common stock based on GameStop’s management’s projections of GameStop, on a stand-alone basis, to the pro forma earnings per share of the common stock of the combined company based on the management projections of GameStop and the management projections of EB. This analysis was performed both with and without synergies in 2006, 2007 and 2008 based on guidance from the management of EB. This analysis indicated that, excluding synergies, the mergers would be dilutive in 2006 and accretive in 2007 and 2008 to holders of GameStop Class A common stock. Including the synergies, this analysis indicated that the mergers would be accretive on an earnings per share basis in 2006, 2007 and 2008 to holders of GameStop Class A common stock.

Miscellaneous
      In arriving at PJSC’s opinion, PJSC performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, PJSC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor. Accordingly, PJSC believes that its analysis must be considered as a whole and that selecting portions of its analysis, without considering all such analyses, could create an incomplete view of the process underlying PJSC’s opinion.

      In performing its analyses, PJSC relied on numerous assumptions made by the management of GameStop and EB and made numerous judgments of its own with regard to current and future industry performance, general business and economic conditions and other matters, many of which are beyond the control of GameStop and EB. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The analyses performed by PJSC are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of PJSC’s analysis of the fairness from a financial point of view of the consideration proposed to be received by the holders of EB common stock in connection with the EB merger and were provided to EB’s board of directors in connection with the delivery of PJSC’s opinion. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which are inherently subject to uncertainty. Because such analyses are inherently subject to uncertainty, neither of EB nor PJSC, nor any other person, assumes responsibility for their accuracy. With regard to the comparable public company analysis and the comparable transactions analysis summarized above, PJSC selected comparable public companies on the basis of various factors for reference purposes only; however, no public company or transaction utilized as a comparison is fully comparable to EB or the mergers. Accordingly, an analysis of the foregoing was not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the acquisition or public trading value of the comparable companies and transactions to which EB and the mergers were being compared.
      The consideration in the mergers was determined through arm’s-length negotiations between GameStop and EB and was approved by EB’s board of directors. PJSC did not recommend any specific merger consideration to EB or that any given merger consideration constituted the only appropriate merger consideration for the mergers. In addition, as described elsewhere in this joint proxy statement-prospectus, PJSC’s opinion was one of many factors taken into consideration by EB’s board of directors in evaluating the mergers. Consequently, the PJSC analyses described above should not be viewed as determinative of the opinion of EB’s board of directors or management with respect to the mergers.
      As part of its investment banking activities, PJSC is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, restructurings and valuations for corporate or other purposes. EB’s board of directors selected PJSC to deliver an opinion with respect to the consideration proposed to be received by the holders of EB common stock in connection with the EB merger on the basis of such experience.
      The financial advisory services PJSC provided to EB in connection with the mergers were limited to the delivery of PJSC’s opinion.
      Under the terms of PJSC’s engagement, EB agreed to pay PJSC a customary transaction fee of $500,000, all of which was payable upon the delivery of PJSC’s opinion. EB has also agreed to reimburse PJSC for its out-of-pocket expenses, including fees and disbursements of its counsel, incurred in connection with its engagement. In addition, EB agreed to indemnify PJSC and its affiliates, counsel and other professional advisors, and the respective directors, officers, controlling persons, agents and employees of each of the foregoing, against certain liabilities and expenses arising out of PJSC’s engagement. PJSC has not received any other compensation during the last two years for providing investment banking services to GameStop or EB. During the past two years, PJSC provided financial advisory services to Barnes & Noble and/or its affiliates in connection with the sale of shares of GameStop common stock in a private sale and the spin-off of shares of GameStop common stock to Barnes & Noble’s stockholders, for which services PJSC received a customary fee.
Interests of Directors and Executive Officers in the Mergers
      Interests of GameStop Directors and Executive Officers. In considering the recommendation of the board of directors of GameStop to vote for the proposal to adopt the merger agreement and the transactions contemplated thereby, including the GameStop merger, the amendment to the GameStop Amended and Restated 2001 Incentive Plan, the amendment to GameStop’s certificate of incorporation and the other proposals at the annual meeting, stockholders of GameStop should be aware that members of the GameStop board of directors and members of GameStop’s executive management have relationships, agreements or arrangements that provide them with interests in the mergers that may be in addition to or differ from those of GameStop’s stockholders. The GameStop board of directors was aware of these relationships, agreements and arrangements during its deliberations on the merits of the mergers and in making its decision to recommend to the GameStop stockholders that they vote to adopt the merger proposal.
      Interests of GameStop’s Controlling Stockholders. In connection with the merger agreement, the Riggio Group entered into a voting agreement and irrevocable proxy with GameStop and EB, pursuant to which, the Riggio Group has agreed (1) to vote their shares of GameStop common stock in favor of the adoption of the merger agreement and (2) not to transfer or otherwise dispose of any of their shares of GameStop common stock until the termination of the voting agreement which occurs upon the earlier of the termination of the merger agreement or the day after the effective date of the mergers.
      As of July 5, 2005, the GameStop record date, the Riggio Group owned approximately 5.3 million shares of GameStop Class B common stock, which represents approximately 16.4% of the combined voting power of all classes of GameStop’s voting stock. The Riggio Group also holds exercisable options to acquire 4,500,000 shares of GameStop Class A common stock. These options are not expected to be exercised prior to the GameStop record date and therefore the Riggio Group is not expected to have any voting power with respect to the GameStop Class A common stock. Further information about the interests of GameStop’s controlling stockholders can be found at “Risk Factors — Directors of GameStop and EB may have potential conflicts of interest in recommending that you vote in favor of adoption of the merger agreement” on page 19, and further information about the voting agreement can be found under “The Riggio Group Voting Agreement” on page 94.
      Other GameStop Share Ownership. R. Richard Fontaine, the Chairman and Chief Executive Officer of GameStop, holds exercisable options to acquire approximately 4.2% of the outstanding GameStop Class A common stock. Daniel A. DeMatteo, the Vice Chairman and Chief Operating Officer of GameStop, holds exercisable options to acquire approximately 4.2% of the outstanding GameStop Class A common stock.
      GameStop Management Positions. R. Richard Fontaine, the Chairman and Chief Executive Officer of GameStop, will be the Chairman and Chief Executive Officer of Holdco. Daniel A. DeMatteo, the Vice Chairman and Chief Operating Officer of GameStop, will be the Vice Chairman and Chief Operating Officer of Holdco. It is expected that other GameStop executive officers will hold executive officer positions at Holdco, to be determined and announced on or about the date of the mergers. For further information, see “Holdco Board of Directors and Management After the Mergers” below.
      For additional information about options held by certain GameStop directors and executives, see “Information about GameStop — Information about the Directors and Executive Officers of GameStop” on page 98 and for additional information on the effect of the GameStop merger on stock options held by GameStop directors and executives, see “Treatment of Stock Options” on page 77.
      Holdco Directors. Pursuant to the terms of the merger agreement, all the members of the current GameStop board will be among the nine initial directors of the Holdco board of directors after the mergers. James J. Kim, the current Chairman of the Board of EB, and Stanley (Mickey) Steinberg, a current director of EB, will also serve on the board of directors of Holdco. GameStop directors (other than employees), Mr. Kim and Mr. Steinberg are expected to be compensated for serving on the Holdco board of directors in accordance with a customary director compensation policy. For further information, see “Holdco Board of Directors and Management after the Mergers” below.

      Indemnification and Insurance. The merger agreement provides that, upon completion of the mergers, Holdco will, to the fullest extent permitted by law, indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of GameStop and its subsidiaries to the same extent those persons were entitled to indemnification or advancement of expenses under GameStop’s certificate of incorporation, bylaws and indemnification agreements.
      The merger agreement also provides that Holdco will maintain for a period of six years after completion of the mergers the current directors’ and officers’ liability insurance policies maintained by GameStop, or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the mergers, although Holdco will not be required to make total premium payments in excess of 300% of the annual premiums currently paid by GameStop for directors’ and officers’ liability insurance.
      Interests of EB Directors and Executive Officers. In considering the recommendation of the board of directors of EB to vote for the proposal to adopt the merger agreement and the transactions contemplated thereby, including the EB merger, stockholders of EB should be aware that members of the EB board of directors and members of EB’s management team have relationships, agreements or arrangements that provide them with interests in the mergers that may be in addition to or differ from those of EB’s stockholders. The EB board of directors was aware of these relationships, agreements and arrangements during its deliberations on the merits of the mergers and in making its decision to recommend to the EB stockholders that they vote to adopt the merger agreement.
      EB Management Positions. Certain EB executive officers may become executive officers of Holdco. It is expected that Holdco will determine and announce which executive officers of EB will become executive officers of Holdco on or about the date of the mergers.
      EB Stock Options and Restricted Shares. Upon completion of the mergers, each outstanding EB stock option will be exchanged for the right to receive cash in an amount equal to (1) $38.15 plus (2) .78795 multiplied by the average of the closing prices of GameStop Class A common stock for the ten trading days prior to the closing date minus (3) the exercise price per share of such stock option minus (4) any applicable tax withholding.
      Assuming that no options are granted or exercised after the date of this joint proxy statement-prospectus and assuming that the average of the ten trading day closing prices of GameStop Class A common stock prior to the closing of the mergers is $21.61, EB’s directors and executive officers will be paid an aggregate of approximately $31.0 million for their outstanding options to purchase EB common stock.
      For additional information about options held by certain EB directors and executives, see “Information About EB- Information About Directors and Executive Officers of EB” on page 118 and for additional information on the effect of the EB merger on stock options held by EB directors and executives, see “Treatment of Stock Options” on page 77.
      EB Bonus Program. In connection with the execution of the merger agreement, a $10 million bonus program was established for certain of EB’s employees who remain employed with EB through the completion of the mergers. To be eligible for a bonus under the program, an EB employee must be an EB home office associate who has worked for EB for at least one year as of August 1, 2005 and must be employed by EB on the date of the closing of the mergers. In June 2005, the EB compensation committee adopted and approved a merger bonus plan pursuant to the program and approved awards to 238 employees in the aggregate amount of $9.8 million under the bonus plan. The EB compensation committee, in consultation with James J. Kim, EB’s Chairman of the Board, determined the bonus amounts payable under the plan based upon an employee’s position and/or years of service with EB.

      Under the merger bonus plan, the eight senior officers of EB are eligible to receive an aggregate of $4.1 million under the merger bonus plan, with the five named executive officers (as defined in Item 402 of Regulation S-K) of EB being eligible to receive the following awards:

Jeffrey W. Griffiths	President and Chief Executive Officer	$800,000
John R. Panichello	Executive Vice President and Chief Operating Officer	$800,000
James A. Smith	Senior Vice President and Chief Financial Officer	$600,000
Seth P. Levy	Senior Vice President, Logistics and Chief Information Officer	$400,000
Steven R. Morgan	Senior Vice President, President of Stores- North America	$400,000
      Holdco Directors. Pursuant to the terms of the merger agreement, James J. Kim (currently Chairman of the Board of EB) will be among the nine initial directors of the Holdco board of directors after the mergers. Also pursuant to the merger agreement, EB’s board of directors has appointed Stanley (Mickey) Steinberg (currently a director of EB) to serve on the board of directors of Holdco. EB directors (other than employees) who serve on the Holdco board of directors are expected to be compensated for their services in that capacity in accordance with a customary director compensation policy. For further information, see “Holdco Board of Directors and Management after the Mergers” below.
      Indemnification and Insurance. The merger agreement provides that, upon completion of the mergers, Holdco will, to the fullest extent permitted by law, indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of EB and its subsidiaries to the same extent those persons were entitled to indemnification or advancement of expenses under EB’s certificate of incorporation, bylaws and indemnification agreements.
      The merger agreement also provides that Holdco will maintain for a period of six years after completion of the mergers the current directors’ and officers’ liability insurance policies maintained by EB or policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the mergers, although Holdco will not be required to make total premium payments in excess of 300% of the annual premiums currently paid by EB for directors’ and officers’ liability insurance.
Holdco Board of Directors and Management after the Mergers
      Holdco Board of Directors. The board of directors of Holdco after the mergers will have at least nine members, consisting of the current GameStop board of directors, James J. Kim and Stanley (Mickey) Steinberg. The GameStop directors will generally remain in their current classes and serve out their remaining terms, although to make the three classes equal, one of the Class III directors being elected at the GameStop annual meeting (Daniel A. DeMatteo, if he is re-elected) will become a Class I director whose term will expire in 2006. Mr. Kim will be in the class of directors whose term expires in 2007 and Mr. Steinberg will be in the class of directors whose term expires in 2008.
      For more information on the members of the GameStop board of directors who will be members of the Holdco board of directors, see “Information about GameStop — Information about the Board of Directors and Executive Officers of GameStop” on page 98. For more information on James J. Kim and

Stanley (Mickey) Steinberg, see “Information about EB — Information about the Board of Directors and Executive Officers of EB” on page 118.
      Committees of the Holdco Board of Directors. Upon completion of the mergers, the board of directors of Holdco will initially have the following three committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of these committees will comply with the independence requirements of the NYSE.
      The table below reflects the membership for each committee upon the completion of the mergers:

Nominating
and
Corporate
Name	Audit	Compensation	Governance

Leonard Riggio			X
Stephanie Shern	X
Gerald R. Szczepanski	X	X	X
Edward A. Volkwein	X	X	X
      Management. Holdco’s senior management that has been designated as of the date of this joint proxy statement-prospectus and their ages as of July 1, 2005 are as follows:

Name	Age	Title

R. Richard Fontaine	63	Chairman of the Board and Chief Executive Officer
Daniel A. DeMatteo	57	Vice Chairman and Chief Operating Officer
      It is expected that additional management of Holdco will be determined and announced on or near the date of the mergers. Information on the members of the senior management team of Holdco who will also serve as directors of Holdco is provided above under “Holdco Board of Directors and Management after the Mergers”.
      Compensation of Directors and Other Management. Holdco has not yet paid any compensation to its directors, executive officers or other managers. The form and amount of the compensation to be paid to each of Holdco’s directors, executive officers and other managers will be determined by the Holdco board of directors as soon as practicable immediately prior to or following the completion of the mergers.
      Information concerning the compensation paid to, and the employment agreements with, the GameStop Chief Executive Officer and the other four most highly compensated executive officers of GameStop for the 2004 fiscal year is contained in “Information about GameStop — Information about the Board of Directors and Executive Officers of GameStop” on page 98. Information concerning the compensation paid to, and the employment agreements with, R. Richard Fontaine, the current Chairman and Chief Executive Officer of GameStop, and Daniel A. DeMatteo, the current Vice Chairman and Chief Operating Officer, is contained in “Information about GameStop — Information about the Board of Directors and Executive Officers of GameStop” on page 98 and “Information about GameStop — GameStop — Certain Relationships and Related Transactions” on page 112. Information concerning the compensation paid to the Chief Executive Officer and the other four most highly compensated executive officers of EB for the 2004 fiscal year is contained in “Information about EB — Information about the Board of Directors and Executive Officers of EB” on page 118.
      Registered Independent Public Accounting Firm. It is expected that upon completion of the mergers, BDO Seidman, LLP will act as Holdco’s registered independent public accounting firm for Holdco’s fiscal year ending January 28, 2006.
Material United States Federal Income Tax Consequences
      The following is a discussion of the material United States federal income tax consequences of the mergers to U.S. holders of GameStop common stock and U.S. holders of EB common stock, in each case who hold such stock as a capital asset. The following discussion was prepared based on consultation with both Bryan Cave LLP, counsel to GameStop, and Klehr, Harrison, Harvey, Branzburg & Ellers LLP, counsel to EB. In the opinion of Bryan Cave LLP, as it relates to GameStop and U.S. holders of GameStop common stock, and Klehr, Harrison, Harvey, Branzburg & Ellers LLP, as it relates to EB and U.S. holders of EB common stock, the following discussion, to the extent it constitutes matters of law or legal conclusions (assuming the facts, representations and assumptions upon which the discussion is based are accurate), is accurate in all material respects. The discussion is based on the Code, Treasury regulations thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.
      For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (1) is subject to the primary supervision of a court within the United States with respect to its administration and is subject to the control of one or more United States persons with respect to all of its substantial decisions or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.
      If a partnership holds GameStop common stock or EB common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If a U.S. holder is a partner in a partnership holding GameStop common stock or EB common stock, the U.S. holder should consult its tax advisors.
      This discussion is not a complete description of all the consequences of the mergers and, in particular, may not address United States federal income tax considerations applicable to stockholders subject to special treatment under United States federal income tax law (including, for example, non-U.S. holders, financial institutions, dealers in securities, insurance companies or tax-exempt entities, 401(k) plans, holders who acquired GameStop common stock or EB common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold GameStop common stock or EB common stock as part of a hedge, straddle or conversion transaction). This discussion does not address the tax consequences of any transaction other than the mergers. Also, this discussion does not address United States federal income tax considerations applicable to holders of options or warrants to purchase GameStop, EB or Holdco common stock, or holders of debt instruments convertible into GameStop, EB or Holdco common stock. In addition, no information is provided herein with respect to the tax consequences of the mergers under applicable state, local or non-United States laws, or under any proposed Treasury regulations that have not taken effect as of the date of this joint proxy statement-prospectus.
      HOLDERS OF GAMESTOP COMMON STOCK OR EB COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGERS TO THEM, INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.
      The obligations of GameStop and EB to consummate the mergers are conditioned on the receipt of opinions of their respective tax counsel, Bryan Cave LLP (as to GameStop) and Klehr, Harrison, Harvey, Branzburg & Ellers LLP (as to EB), dated the effective date of the mergers (each, a Tax Opinion), to the effect that the exchange of EB common stock and GameStop common stock for Holdco common stock pursuant to the mergers, taken together, will be treated for United States income tax purposes as a transaction described in Section 351 of the Code. Each of the Tax Opinions will be subject to customary qualifications and assumptions, including that the mergers will be completed according to the terms of the merger agreement. In rendering the Tax Opinions, each counsel may require and rely upon representations and covenants including those contained in the certificates of officers of GameStop, EB, Holdco and others. Although the merger agreement allows each of GameStop and EB to waive this condition to closing, neither GameStop nor EB currently anticipates doing so. In the unlikely event that either GameStop or EB does waive this condition, then the party waiving such condition will inform its stockholders of this decision and ask the affected stockholders to vote on the mergers taking this into consideration if there are any material adverse changes in the U.S. federal income tax consequences to such stockholders.
      The Tax Opinions are not binding on the IRS or the courts, and the parties do not intend to request a ruling from the IRS with respect to the mergers. Accordingly, there can be no assurance that the IRS will not challenge the conclusions set forth in the Tax Opinions or that a court will not sustain such a challenge.
      The following discussion assumes that the exchange of EB common stock and GameStop common stock for Holdco common stock pursuant to the mergers, taken together, will constitute an exchange described in Section 351 of the Code. The following discussion is not binding on the IRS.
Federal Income Tax Consequences to GameStop Stockholders
      Because a holder of GameStop common stock will receive solely Holdco common stock in exchange for its GameStop common stock in the GameStop merger, the holder of GameStop common stock will not recognize gain or loss upon the exchange. The aggregate tax basis of the Holdco common stock the holder of GameStop common stock receives will be equal to the aggregate tax basis of the GameStop common stock the holder surrenders, and the holding period of the Holdco common stock will include the holder’s holding period of the GameStop common stock surrendered.
Federal Income Tax Consequences to EB Stockholders

Exchange of EB Common Stock for a Combination of Holdco Common Stock and Cash
      The tax consequences of the EB merger to holders of EB common stock could be different from those described below if persons who own at least 50% of the vote or value of the outstanding EB common stock immediately before the acquisition own at least 50% of the vote or value of the outstanding Holdco common stock immediately after the transaction. For such overlapping ownership to occur it would be necessary for the holders of EB common stock to own more than 30.6% of the total value of GameStop’s outstanding common stock immediately prior to the mergers, which would convert into more than 22.4% of the value of Holdco common stock in the mergers, in addition to the approximately 27.6% of Holdco common stock to be received by the EB stockholders in exchange for their EB common stock. In that event, cash received by a holder of EB common stock in the transaction might be treated as a dividend rather than capital gain. The IRS has indicated, however, that, in the case of a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control over the corporation’s affairs, a minimal reduction in the percentage of stock owned by such stockholder will avoid dividend treatment. Accordingly, cash received by such a holder of EB common stock whose percentage interest in Holdco common stock is less than the holder’s percentage interest in EB common stock prior to the transaction should not be treated as constituting a dividend. For purposes of determining such percentages, stock owned by certain persons related to the holder or which the holder can acquire pursuant to the exercise of options would be treated as owned by the holder. The discussion below is based upon the understanding that no such overlapping ownership will occur.

      The material U.S. federal income tax consequences to a U.S. holder of EB common stock who receives both cash and Holdco common stock in the EB merger are determined under Section 351 of the Code, in general, as follows:

•	gain will be recognized on the exchange of EB common stock for a combination of cash and Holdco common stock pursuant to the EB merger equal to the lesser of:

(i) the excess of the sum of the fair market value of the Holdco common stock and the amount of cash received by the U.S. holder of EB common stock in the EB merger over the U.S. holder’s adjusted tax basis in its EB common stock surrendered in the EB merger, and

(ii) the amount of cash received by the U.S. holder in the EB merger;

•	no loss will be recognized by a U.S. holder of EB common stock who receives a combination of cash and Holdco common stock in the EB merger;

•	the aggregate adjusted basis of the Holdco common stock received in the EB merger will be equal to the aggregate adjusted basis of the EB common stock surrendered, reduced by the amount of cash the U.S. holder of EB common stock receives and increased by the amount of gain that the U.S. holder of EB common stock recognizes;

•	the holding period of the Holdco common stock received in the EB merger should include the holding period of the EB common stock exchanged for such Holdco common stock; and

•	in the case of a U.S. holder who acquired different blocks of EB common stock at different times and at different prices, any gain or loss will be determined separately with respect to each block of EB common stock, and the cash received will be allocated pro rata to each such block of stock, and such a holder should consult with its tax advisor regarding the manner in which the above rules would apply to such U.S. holder.

Cash In Lieu of Fractional Shares
      The receipt of cash in lieu of a fractional share of Holdco common stock by a U.S. holder of EB common stock may be treated as if the holder received the fractional shares in the EB merger and then received the cash in a redemption of the fractional shares, in which case the holder should generally recognize gain or loss equal to the difference between the amount of such cash received and the holder’s adjusted tax basis allocable to such fractional share. It is possible, however, that the receipt of cash in lieu of fractional shares may be treated as cash received in exchange for EB common stock as described above under “Exchange of EB Common Stock for a Combination of Holdco Common Stock and Cash.”

Taxation of Capital Gain or Loss
      Gain or loss recognized by a U.S. holder in connection with the EB merger will generally constitute capital gain or loss, and any such capital gain or loss will constitute long-term capital gain or loss if the U.S. holder’s holding period with respect to its EB common stock is greater than one year as of the date of the EB merger. For non-corporate U.S. holders, this long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 15%. The deductibility of capital losses is subject to limits.

Backup Withholding
      Backup withholding may apply with respect to the cash consideration received by holders of EB common stock, unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and that such holder is a U.S. person (including a U.S. resident alien) and otherwise complies with applicable requirements of the backup withholding rules.

      A holder of EB common stock who provides Holdco (or the exchange agent) with an incorrect taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s federal income tax liability, provided that the holder furnishes certain required information to the IRS.
Reporting Requirements
      U.S. holders of EB common stock or GameStop common stock receiving Holdco common stock as a result of the mergers will be required to attach to their income tax returns for the taxable year in which the closing of the transaction occurs, and maintain a permanent record of, a complete statement of all the facts relating to the exchange of stock in connection with the transaction. The facts to be disclosed by a U.S. holder include the U.S. holder’s basis in the EB common stock or the GameStop common stock, as the case may be, transferred to Holdco, the number of shares of Holdco common stock received in the transaction, the fair market value per share (as of the exchange date) of each class of Holdco common stock received in the transaction and, in the case of a holder of EB common stock, the amount of cash received in the transaction.
      This discussion under “Material United States Federal Income Tax Consequences” does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the mergers. Tax matters are very complicated, and the tax consequences of the mergers to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local, or foreign income or other tax consequences to you of the mergers.
Accounting Treatment
      The business combination will be accounted for as a “purchase” by GameStop of EB, as that term is used under GAAP, for accounting and financial reporting purposes. GameStop and EB have determined that the business combination will be accounted for as an acquisition by GameStop of EB. In identifying GameStop as the acquiring entity, the companies took into account the relative outstanding share ownership, the composition of the governing body of the combined entity and the designation of certain senior management positions. As a result, the historical financial statements of GameStop will become the historical financial statements of Holdco. The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of EB as of the effective time of the mergers will be recorded at their respective fair market values and added to those of GameStop. Any excess of purchase price over the net fair values of EB’s assets and liabilities is recorded as goodwill (excess purchase price). Any excess of the fair value of EB’s net assets over the purchase price will be allocated as a pro rata reduction of the amounts that would otherwise have been assigned to certain of EB’s non-current assets acquired. Financial statements of Holdco issued after the mergers will reflect such fair values and will not be restated retroactively to reflect the historical financial position or results of operations of EB. The results of operations of EB will be included in the results of operations of Holdco beginning on the effective date of the mergers. See “GSC Holdings Corp. Unaudited Pro Forma Condensed Consolidated Financial Data” beginning on page 133 for more information.
Regulatory Approvals
      U.S. Antitrust Clearance. Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (FTC), the mergers could not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice (the Antitrust Division) and specified waiting period requirements had been satisfied. The HSR Act waiting period expired at 11:59 p.m. Eastern Time on June 8, 2005. Both before and after the expiration of the HSR waiting period, the FTC and the Antitrust Division retain the authority to challenge the mergers on antitrust grounds. In addition, each state in which GameStop or EB operates may also seek to review the mergers. It is possible that some of these authorities may seek to challenge the mergers.

      Italy. Under the Italian Law No. 287 of 10 October, 1990, GameStop and EB are required to file a notification with respect to the proposed merger. The Italian Competition Authority (the Authority) may order the parties not to proceed with the transaction until its review is completed. The Authority must either commence an investigation or notify the parties of its decision not to investigate within 30 days of receiving a formal notification. GameStop and EB have filed a formal notification with the Italian Authority. It is possible that the Authority may seek to challenge this transaction.
Conversion of Shares; Exchange of Certificates; Dividends; Withholding
      Conversion and Exchange of Shares. The conversion of GameStop shares and EB shares into the right to receive the applicable merger consideration will occur automatically at the effective time of the mergers. The exchange agent will, as soon as reasonably practicable after the effective time of the mergers, exchange certificates representing GameStop and EB shares for the applicable merger consideration to be received in the mergers pursuant to the terms of the merger agreement.
      Letter of Transmittal. Promptly after the completion of the mergers, the exchange agent will send a letter of transmittal to those persons who were record holders of GameStop shares holding certificated shares at the effective time of the GameStop merger and record holders of EB shares holding certificated shares at the effective time of the EB merger. This mailing will contain instructions on how to surrender certificates representing GameStop shares and EB shares in exchange for the applicable merger consideration the holder is entitled to receive under the merger agreement. When you deliver your GameStop stock certificates or EB stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your stock certificates will be cancelled. If you hold GameStop or EB shares in book-entry form, your book-entry shares will automatically be exchanged for book-entry shares of Holdco (and in the case of EB stockholders, the right to receive cash) and you will not receive a letter of transmittal. Whether you hold GameStop or EB shares in certificated or book-entry form, unless you request otherwise, Holdco will not issue new certificates and your shares of Holdco common stock will be in book-entry form.
      DO NOT SUBMIT YOUR GAMESTOP OR EB STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE THE TRANSMITTAL INSTRUCTIONS AND LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.
      If a certificate for GameStop common stock or EB common stock has been lost, stolen or destroyed, the exchange agent will issue the applicable merger consideration properly payable under the merger agreement upon compliance by the applicable stockholder with the replacement requirements established by the exchange agent.
      Fractional Shares. You will not receive fractional shares of Holdco’s common stock in connection with the EB merger. Instead, each holder of EB shares exchanged in the EB merger who would otherwise have received a fraction of a share of Holdco common stock will receive cash in an amount determined by multiplying the fractional interest to which such holder would otherwise be entitled by the average of the closing prices for a share of GameStop Class A common stock as reported on the NYSE for the ten trading days immediately prior to the closing date of the mergers. Because each share of GameStop Class A common stock and GameStop Class B common stock is being exchanged for a share of Holdco Class A common stock and Holdco Class B common stock, respectively, on a one-for-one basis, no fractional shares will arise as a result of that exchange.
      Dividends and Distributions. Until GameStop stock certificates or book-entry shares or EB stock certificates or book-entry shares are surrendered for exchange, any dividends or other distributions declared after the effective time of the mergers with respect to shares of Holdco common stock into which GameStop shares or EB shares may have been converted will accrue but will not be paid. Holdco will pay to former GameStop stockholders and EB stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their stock certificates or book-entry shares. After the effective time of the mergers, there will be no transfers on the stock transfer books of GameStop or EB of any GameStop shares or EB shares, respectively. If GameStop stock certificates or book-entry shares or

EB stock certificates or book-entry shares are presented for transfer after the completion of the mergers, they will be cancelled and exchanged for the applicable merger consideration into which such certificates or book-entry shares have been converted pursuant to the merger agreement.
      Withholding. Holdco or the exchange agent will be entitled to deduct and withhold from the merger consideration payable to any GameStop stockholder or EB stockholder the amounts it is required to deduct and withhold under the Code or any provision of any state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the mergers as having been paid to the stockholders from whom they were withheld.
Treatment of Stock Options
      Upon the completion of the GameStop merger, each option held by directors and executives of GameStop to purchase shares of GameStop Class A common stock (whether vested or unvested) will be converted into the right to purchase the same number of shares of Holdco Class A common stock at an exercise price per share equal to the exercise price per share of the GameStop Class A common stock subject to the option before the conversion and will continue to be governed by its applicable terms. Substantially all of the GameStop stock options are held by GameStop directors and GameStop employees.
      Upon completion of the mergers, each outstanding EB stock option will be exchanged for the right to receive cash in an amount equal to (1) $38.15 plus (2) .78795 multiplied by the average of the closing prices of GameStop Class A common stock for the ten trading days prior to the closing date of the mergers minus (3) the exercise price per share of such stock option minus (4) any applicable tax withholding.
Restrictions on Sales of Shares by Affiliates of GameStop and EB
      The shares of Holdco common stock to be issued in connection with the mergers will be registered under the Securities Act of 1933, as amended, and will be freely transferable under the Securities Act, except for shares of Holdco common stock issued to any person who is deemed to be an “affiliate” of GameStop or EB at the time of the applicable annual meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either GameStop or EB and may include our executive officers and directors, as well as our significant stockholders. Affiliates may not sell their shares of Holdco common stock acquired in connection with the mergers except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.
      Both GameStop and EB expect that each of their affiliates will agree with Holdco that the affiliate will not transfer any shares of stock received in the mergers except in compliance with the Securities Act. This joint proxy statement-prospectus does not cover resales of Holdco common stock by affiliates of GameStop, EB or Holdco.
      Under the registration rights agreement, once the registration statement required thereunder is declared effective by the SEC, the Kim Group will be free to sell their shares in Holdco without restriction. For further information, see “Risk Factors — “Market overhang” could depress the market price of Holdco Class A common stock” on page 20.

Stock Exchange Listing and Stock Prices
      We have applied for the following shares of Holdco to be quoted on the NYSE upon the completion of the mergers:

•	Holdco common stock to be issued in the mergers; and

•	Holdco common stock reserved for issuance upon exercise of GameStop stock options and Holdco stock options.
      The following table sets forth, for the periods indicated, the high and low sale prices per share of GameStop Class A common stock, GameStop Class B common stock and EB common stock as reported on the NYSE Composite Tape and on the NASDAQ National Market, respectively.

	GameStop		GameStop
	Class A		Class B		EB
	Common Stock		Common Stock		Common Stock

Fiscal Quarter	High	Low	High	Low	High	Low

For the Fiscal Year Ended January 31, 2004
First Quarter	$13.00	7.59	—	—	19.57	11.96
Second Quarter	$14.85	11.55	—	—	27.42	18.08
Third Quarter	$18.92	12.66	—	—	34.80	24.77
Fourth Quarter	$18.57	14.30	—	—	28.07	19.60
For the Fiscal Year Ended January 29, 2005
First Quarter	$18.65	16.29	—	—	29.94	24.87
Second Quarter	$18.18	14.54	—	—	28.40	23.25
Third Quarter	$20.23	14.87	—	—	35.37	23.50
Fourth Quarter	$23.50	18.68	24.00	18.75	43.75	33.74
For the Fiscal Year Ending January 28, 2006
First Quarter	$24.61	18.60	23.41	18.80	56.80	34.51
Second Quarter (through July 7, 2005)	$34.30	24.62	31.80	23.30	64.71	55.54
Rights of Dissenting Stockholders
      Appraisal rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the Delaware law, the state of incorporation of GameStop and EB. As a result of these exceptions, stockholders of GameStop are not entitled to appraisal rights in connection with the GameStop merger. If the EB merger is consummated, holders of shares of EB common stock are entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions established by Section 262.
      Section 262 is reprinted in its entirety as Annex J to this joint proxy statement-prospectus. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex J. This discussion and Annex J should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.
      A record holder of shares of EB common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the EB merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the EB merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares of EB common stock. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of EB common stock” are to the record holder or holders of shares of EB common stock. Except as set forth herein, stockholders of EB will not be entitled to appraisal rights in connection with the EB merger.
      Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the EB annual meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This joint proxy statement-prospectus shall constitute such notice to the record holders of EB common stock.
      Holders of shares of EB common stock who desire to exercise their appraisal rights must not vote in favor of the EB merger and must deliver a separate written demand for appraisal to EB prior to the vote by the stockholders of EB common stock on the EB merger. A demand for appraisal must be executed by or on behalf of the EB stockholder of record and must reasonably inform EB of the identity of the EB stockholder of record and that such stockholder intends thereby to demand appraisal of the EB common stock. A proxy or vote against the EB merger will not by itself constitute such a demand. Within ten days after the effective time, EB must provide notice of the effective time to all EB stockholders who have complied with Section 262 and who have not voted in favor of or consented to the EB merger.
      An EB stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to:

Electronics Boutique Holdings Corp.
Attn: Secretary
931 South Matlack Street
West Chester, Pennsylvania 19382
      A person having a beneficial interest in shares of EB common stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If the shares of EB common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of EB common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of EB common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.
      A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of EB common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of EB common stock outstanding in the name of such record owner.
      Within 120 days after the effective time, either EB or any EB stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on EB in the case of a petition filed by an EB stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of EB to file an appraisal petition and EB stockholders seeking to exercise appraisal rights should not assume that EB will file such a petition or that EB will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of EB common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the effective time, any EB stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from EB a statement setting forth the aggregate number of shares of EB common stock not voting in favor of the EB merger and with respect to which demands for appraisal were received by EB and the number of holders of such shares. Such statement must be mailed (i) within 10 days after the written request therefor has been received by EB or (ii) within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.
      If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which EB stockholders are entitled to appraisal rights. The Delaware Court may require the EB stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any EB stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of EB common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the EB merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.
      Although EB believes that the EB merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and EB stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the EB merger consideration. Moreover, EB does not anticipate offering more than the EB merger consideration to any EB stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of EB common stock is less than the EB merger consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
      The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting EB stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder of EB, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.
      Any holder of shares of EB common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to EB stockholders of record at a date prior to the effective time.

      At any time within 60 days after the effective time, any EB stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the EB merger; after this period, the EB stockholder may withdraw such demand for appraisal only with the consent of EB. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time, EB stockholders’ rights to appraisal shall cease, and all holders of shares of EB common stock will be entitled to receive the consideration offered pursuant to the merger agreement. Inasmuch as EB has no obligation to file such a petition, and EB has no present intention to do so, any holder of shares of EB common stock who desires such a petition to be filed is advised to file it on a timely basis. Any EB stockholder may withdraw such stockholder’s demand for appraisal by delivering to EB a written withdrawal of his or her demand for appraisal and acceptance of the EB merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the effective time will require written approval of EB and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any EB stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.
Delisting and Deregistration of GameStop and EB Stock after the Mergers
      When the mergers are completed, the GameStop Class A common stock and GameStop Class B common stock currently quoted on the NYSE will cease to be quoted on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended (the Exchange Act), and the EB common stock currently listed on the NASDAQ National Market will be delisted from the NASDAQ National Market and will be deregistered under the Exchange Act.
The Merger Agreement
      This section of the joint proxy statement-prospectus describes the material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this joint proxy statement-prospectus. We urge you to read the full text of the merger agreement.
      The merger agreement has been included for your convenience to provide you with information regarding its terms, and we recommend that you read it in its entirety. Except for its status as the contractual document that establishes and governs the legal relations between GameStop and EB with respect to the mergers, we do not intend for its text to be a source of factual, business or operational information about either GameStop or EB. That kind of information can be found elsewhere in this joint proxy statement-prospectus and in the other public filings each of us makes with the SEC, which are available without charge at the SEC’s website (www.sec.gov). See “Where You Can Find More Information” beginning on page 161.
      The merger agreement contains representations and warranties we have made to each other. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the merger agreement.

•	First, except for the parties themselves, under the terms of the merger agreement only certain other specifically identified persons are third-party beneficiaries of the merger agreement who may enforce it and rely on its terms. As GameStop and EB stockholders, you are not third-party beneficiaries of the merger agreement and therefore may not directly enforce or rely upon its terms and conditions.

•	Second, the representations and warranties are qualified in their entirety by schedules each of us prepared and delivered to the other immediately prior to signing the merger agreement.

•	Third, all of the representations and warranties that deal with the business and operations of GameStop and EB are qualified to the extent that any inaccuracy would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the party making the representation and warranty.

•	Fourth, none of the representations or warranties will survive the closing of the mergers and they will therefore have no legal effect among the parties to the merger agreement after the closing, nor will the parties be able to assert the inaccuracy of the representations and warranties as a basis for refusing to close unless all such inaccuracies would reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the party that made the representations and warranties. Otherwise, for purposes of the merger agreement, the representations and warranties will be deemed to have been sufficiently accurate to require a closing.
      Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and subsequently developed or new information qualifying a representation or warranty may have been included in a filing with the SEC made since the date of the merger agreement (including in this joint proxy statement-prospectus).
      On April 17, 2005, GameStop Corp., GameStop, Inc., GSC Holdings Corp., Eagle Subsidiary LLC, Cowboy Subsidiary LLC and Electronics Boutique Holdings Corp. entered into an Agreement and Plan of Merger.
      Completion of the Mergers. Upon completion of the GameStop merger, Cowboy Subsidiary LLC, a wholly-owned subsidiary of Holdco newly organized to effect the GameStop merger, will merge with and into GameStop. GameStop will be the surviving corporation in the GameStop merger and will thereby become a wholly-owned subsidiary of Holdco.
      Upon completion of the EB merger, Eagle Subsidiary LLC, a wholly-owned subsidiary of Holdco newly organized to effect the EB merger, will merge with and into EB. EB will be the surviving corporation in the EB merger and will thereby become a wholly-owned subsidiary of Holdco.
      In the GameStop merger, each outstanding share of GameStop Class A common stock (other than shares owned by GameStop, Cowboy Subsidiary LLC or EB) will be converted into one share of Holdco Class A common stock and each outstanding share of GameStop Class B common stock (other than shares owned by GameStop, Cowboy Subsidiary LLC or EB) will be converted into one share of Holdco Class B common stock. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the date of the GameStop merger. Each share of GameStop common stock owned by GameStop, Cowboy Subsidiary LLC or EB will be cancelled without consideration.
      In the EB merger, each outstanding share of EB common stock (other than shares owned by EB, Eagle Subsidiary LLC or GameStop) will be converted into the right to receive $38.15 in cash and .78795 of a share of Holdco Class A common stock. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the date of the EB merger. Each share of EB common stock owned by EB, Eagle Subsidiary LLC or GameStop will be cancelled without consideration.
      Each share of Holdco common stock held by GameStop, Inc. prior to the effective time will be cancelled without consideration.
      Each outstanding GameStop stock option will be converted into an option to purchase the same number of shares of Holdco Class A common stock, subject to the same terms and conditions. Each outstanding EB stock option will be exchanged for the right to receive cash in an amount equal to (1) $38.15 plus (2) .78795 multiplied by the average of the closing prices of GameStop Class A common stock for the ten trading days prior to the closing date of the mergers minus (3) the exercise price per share of such stock option minus (4) any applicable tax withholding.
      Upon completion of the mergers, each option or right to acquire shares of EB common stock under the EB Amended and Restated 2000 Employee Stock Purchase Plan (the ESPP) will no longer represent an option or other right to acquire EB common stock and will instead represent the right to receive, upon the next offering termination date (as defined in the ESPP), the EB merger consideration. EB terminated the ESPP as of June 30, 2005. This termination will not affect any options to purchase shares of EB common stock that were issued prior to the date of the merger agreement and for which shares of EB common stock will be issued on June 30, 2005.

      Prior to the closing, Holdco shall adopt a rights agreement substantially similar to the rights agreement currently adopted by GameStop.
      The mergers will be completed when we file certificates of merger with the Secretary of State for the State of Delaware. However, we may agree to a later time for completion of the mergers and specify that time in the certificates of merger. In any case, both mergers will become effective at the same time. We expect to file the certificates of merger as soon as practicable after the satisfaction or waiver of the closing conditions in the merger agreement, which are described below.
      Conditions to GameStop’s and EB’s Obligations to Complete the Mergers. GameStop and EB may not complete the mergers unless each of the following conditions is satisfied or waived:

•	the merger agreement has been adopted by the affirmative vote of the holders of a majority of the outstanding shares of EB common stock;

•	the merger agreement and the transactions contemplated thereby, including the GameStop merger and the amendment to GameStop’s certificate of incorporation to provide for the payment of the GameStop merger consideration as contemplated by the merger agreement and the amendment to the GameStop Amended and Restated 2001 Incentive Plan to provide for the issuance of Holdco Class A common stock under such plan has been adopted by the affirmative vote of a majority of the outstanding shares of GameStop Class A common stock, voting as a single class, and the affirmative vote of a majority of the GameStop Class A common stock and GameStop Class B common stock, voting together as a single class;

•	no restraining order or injunction prohibiting completion of the mergers is in effect and completion of the mergers is not illegal under any applicable law;

•	the registration statement covering the Holdco shares to be issued in the mergers has been declared effective by the SEC and is not subject to any stop order or proceedings seeking a stop order;

•	all regulatory approvals necessary for the completion of the mergers have been obtained under the HSR Act and all other applicable competition laws;

•	the shares of Holdco common stock to be issued in the mergers have been authorized for listing on the NYSE; and

•	Bryan Cave LLP or another law firm selected by GameStop shall have delivered to Barnes & Noble a tax opinion as required by the Separation Agreement between GameStop and Barnes & Noble.
      GameStop and EB’s respective obligations to complete the mergers are also subject to the satisfaction or waiver of each of the following additional conditions:

•	truth and correctness of the representations and warranties of the other party, generally subject to any exceptions that do not have, and would not reasonably be expected to have, a material adverse effect on the other party or, with respect to EB’s obligation to complete the mergers, on GameStop or Holdco after the mergers;

•	the other party’s performance in all material respects of all obligations that are required by the merger agreement to be performed on or prior to the closing date;

•	each party shall have received from the other party customary officer’s certificates;

•	Holdco shall have received an executed non-competition agreement from James J. Kim;

•	there shall not have occurred any change in the financial condition, business or operations of the other party or its subsidiaries, taken as a whole, that would have or would reasonably be likely to have a material adverse effect on such party; and

•	each of GameStop’s and EB’s receipt of an opinion from its counsel to the effect that the exchange of EB common stock and GameStop common stock for Holdco common stock pursuant to the mergers, taken together, will be treated for federal income tax purposes as a transaction described in Section 351 and/or Section 368 of the Code.

      For purposes of the merger agreement, the term “material adverse effect” means, with respect to either of GameStop or EB, a material adverse effect on the business, financial condition or results of operations of that company and its subsidiaries taken as a whole. However, any change or event relating to the following will not be deemed to have a material adverse effect:

•	the economy or financial markets in general, except for such changes or events that disproportionately affect one party relative to the other participants in the industries in which such party operates;

•	product shortages and delays in product introductions consistent with those that occurred in 2004, except for such changes or events that disproportionately affect one party relative to the other participants in the industries in which such party operates;

•	negotiation and entry into the merger agreement, the announcement of the merger agreement or the undertaking of the obligations contemplated by the merger agreement or necessary to consummate the transactions contemplated by the merger agreement (including adverse effects on results of operations attributable to the uncertainties associated with the period between the date hereof and the closing date);

•	fluctuation in the party’s stock price;

•	the effect of incurring and paying expenses in connection with negotiating, entering into, performing and consummating the transactions contemplated by the merger agreement; and

•	changes in GAAP after the date of the merger agreement.
      The completion of the mergers is not subject to a condition that GameStop receive financing to pay the cash portion of the EB merger consideration.
      Reasonable Best Efforts to Obtain Required Stockholder Vote. GameStop and EB have each agreed to take all lawful action to call, give notice of, convene and hold a meeting of their respective stockholders as promptly as practicable for the purpose of obtaining the required stockholder vote to adopt the merger agreement. In addition, they have agreed that they will use their reasonable best efforts to obtain from their respective stockholders the required stockholder vote in favor of adoption of the merger agreement. Nothing in the merger agreement is intended to relieve the parties of their respective obligation to submit the merger agreement to their respective stockholders for a vote on its adoption.
      No Solicitations by EB of Alternative Transactions. The merger agreement contains detailed provisions prohibiting EB from seeking an alternative transaction to the mergers. EB has agreed, and agreed to cause its officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents, to cease all existing activities with any parties with respect to or that could reasonably be expected to lead to a “company takeover proposal.” A company takeover proposal means any bona fide written proposal or offer from any person relating to any:

•	direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or the assets of EB and its subsidiaries, taken as a whole;

•	direct or indirect acquisition or purchase of 50% or more of the combined voting power of EB;

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the combined voting power of EB; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving EB, other than the transactions contemplated by the merger agreement.

      In addition, EB has agreed that it will not, and will not permit its officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents to, directly or indirectly:

•	solicit, initiate or knowingly encourage or facilitate the making of a company takeover proposal;

•	approve or recommend, or propose to approve or recommend, or enter into any agreement, arrangement or understanding with respect to any company takeover proposal; or

•	other than informing persons of the existence of the non-solicitation provision, participate in any discussions or negotiations regarding, or furnish or disclose to any person (other than to each other) any non-public information with respect to EB in connection with any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any company takeover proposal.
      Notwithstanding the foregoing, EB may, at any time prior to obtaining EB stockholder approval, in response to an unsolicited company takeover proposal that the board of directors of EB determines in good faith (after consultation with its outside counsel and a financial advisor of nationally recognized reputation) may reasonably be expected to constitute or constitutes a “company superior proposal” (as defined below), and which company takeover proposal was made after the date of the merger agreement and did not otherwise result from a breach of EB’s non-solicitation obligations:

•	furnish information with respect to EB to the person making the company takeover proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of the person than the existing confidentiality agreement between GameStop and EB, provided that all the information is, in substance, simultaneously provided to each other; and

•	participate in discussions or negotiations with the person making the company takeover proposal (and its representatives) regarding the company takeover proposal.
      “Company superior proposal” means a company takeover proposal from any person that the EB board of directors determines in its good faith judgment (after consulting with a nationally recognized investment banking firm and outside counsel), taking into account all legal, financial and regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation):

•	would be more favorable from a financial point of view to the stockholders of EB than the transactions contemplated by the merger agreement (including any adjustment to the terms and conditions proposed by GameStop in response to such company takeover proposal);

•	for which financing, to the extent required, is then committed or may reasonably be expected to be committed; and

•	is reasonably likely to receive all required governmental approvals.
      If, prior to EB stockholder approval, the EB board of directors determines in good faith, after consulting with outside counsel, that the failure to make a company adverse recommendation change (as defined below) would be inconsistent with the fulfillment of its fiduciary duties or any other obligations under applicable law, then the EB board may make a company adverse recommendation change, only if EB provides written notice to GameStop advising them that the EB board of directors intends to take such action and specifying the reasons therefor, and negotiates in good faith with GameStop for five business days following its receipt of such notice to make such adjustments to the terms and conditions of the merger agreement as would enable EB to proceed with its recommendation of the merger agreement and/or not terminate the merger agreement.
      Furthermore, in the event that prior to obtaining EB stockholder approval, EB’s board of directors receives a company takeover proposal, then EB’s board of directors may (1) make a company adverse recommendation change and/or (2) upon termination of the merger agreement and payment of the termination fee described below, approve and enter into an agreement relating to a company takeover proposal that constitutes a superior proposal, if EB’s board of directors determines in good faith, after consultation with outside counsel, that the failure to make a company adverse recommendation change would be inconsistent with its fiduciary duties and other obligations under applicable law to do so and if, in either case, EB provides written notice advising GameStop that the EB board of directors intends to take such action and specifying the reasons therefor, and negotiates in good faith with GameStop for five business days following its receipt of such notice to make such adjustments to the terms and conditions of the merger agreement as would enable EB to proceed with its recommendation of the merger agreement and/or not terminate the merger agreement.
      A “company adverse recommendation change” is where the board of directors of EB decides to (i) withdraw, or publicly propose to withdraw (or, in either case, modify in a manner adverse to the other party) the approval recommendation or declaration of advisability by the EB board of directors of the merger agreement or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any company takeover proposal other than pursuant to the merger agreement.
      The merger agreement does not prohibit EB from taking and disclosing to its stockholders, in compliance with the rules and regulations of the Exchange Act, a position regarding any unsolicited tender offer for EB common stock or from making any other disclosure to EB stockholders if, in the good faith judgment of the EB board of directors, after consultation with outside counsel, failure to disclose would be inconsistent with the fulfillment of the fiduciary duties or any other obligations of the EB board of directors under applicable law.
      No Solicitations by GameStop of Alternative Transactions. The merger agreement contains detailed provisions prohibiting GameStop from seeking an alternative transaction to the mergers. GameStop has agreed, and agreed to cause its officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents, to cease all existing activities with any parties with respect to or that could reasonably be expected to lead to a “GameStop takeover proposal.” A GameStop takeover proposal means any bona fide written proposal or offer from any person relating to any:

•	direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or the assets of GameStop and its subsidiaries, taken as a whole;

•	direct or indirect acquisition or purchase of 50% or more of the combined voting power of GameStop;

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the combined voting power of GameStop; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving GameStop, other than the transactions contemplated by the merger agreement.
      In addition, GameStop has agreed that it will not, and will not permit its officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents to, directly or indirectly:

•	solicit, initiate or knowingly encourage or facilitate the making of a GameStop takeover proposal;

•	approve or recommend, or propose to approve or recommend, or enter into any agreement, arrangement or understanding with respect to any GameStop takeover proposal; or

•	other than informing persons of the existence of the non-solicitation provision, participate in any discussions or negotiations regarding, or furnish or disclose to any person (other than to each other) any non-public information with respect to GameStop in connection with any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any GameStop takeover proposal.

      Notwithstanding the foregoing, GameStop may, at any time prior to obtaining GameStop stockholder approval, in response to an unsolicited GameStop takeover proposal that the board of directors of GameStop determines in good faith (after consultation with its outside counsel and a financial advisor of nationally recognized reputation) may reasonably be expected to constitute or constitutes a “GameStop superior proposal” (as defined below), and which GameStop takeover proposal was made after the date of the merger agreement and did not otherwise result from a breach of GameStop’s non-solicitation obligations:

•	furnish information with respect to GameStop to the person making the GameStop takeover proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of the person than the existing confidentiality agreement between GameStop and EB, provided that all the information is, in substance, simultaneously provided to each other; and

•	participate in discussions or negotiations with the person making the GameStop takeover proposal (and its representatives) regarding the GameStop takeover proposal.
      “GameStop superior proposal” means a GameStop takeover proposal from any person that the GameStop board of directors determines in its good faith judgment (after consulting with a nationally recognized investment banking firm and outside counsel), taking into account all legal, financial and regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation):

•	would be more favorable from a financial point of view to the GameStop stockholders than the transactions contemplated by the merger agreement (including any adjustment to the terms and conditions proposed by EB in response to such GameStop takeover proposal);

•	for which financing, to the extent required, is then committed or may reasonably be expected to be committed; and

•	is reasonably likely to receive all required governmental approvals.
      If, prior to GameStop stockholder approval, the GameStop board of directors determines in good faith, after consulting with outside counsel, in the exercise of its fiduciary duties and any other obligations under applicable law that it should make a GameStop adverse recommendation change (as defined below), then the GameStop board may make a GameStop adverse recommendation change, only if, GameStop provides written notice to EB advising them that the GameStop board of directors intends to take such action and specifying the reasons therefor, and negotiates in good faith with EB for five business days following its receipt of such notice to make such adjustments to the terms and conditions of the merger agreement as would enable GameStop to proceed with its recommendation of the merger agreement and/or not terminate the merger agreement.
      Furthermore, in the event that prior to obtaining GameStop stockholder approval, the GameStop board of directors receives a GameStop takeover proposal, then GameStop’s board of directors may (1) make a GameStop adverse recommendation change and/or (2) upon termination of the merger agreement and payment of the termination fee described below, approve and enter into an agreement relating to a GameStop takeover proposal that constitutes a GameStop superior proposal, if the GameStop board of directors determines in good faith, after consultation with outside counsel, that it should make a GameStop adverse recommendation change and if, in either case, GameStop provides written notice advising EB that the GameStop board of directors intends to take such action and specifying the reasons therefor, and negotiates in good faith with EB for five business days following its receipt of such notice to make such adjustments to the terms and conditions of the merger agreement as would enable GameStop to proceed with its recommendation of this merger agreement and/or not terminate the merger agreement.
      A “GameStop adverse recommendation change” is where the board of directors of GameStop decides to (i) withdraw, or publicly propose to withdraw (or, in either case, modify in a manner adverse to the other party) the approval recommendation or declaration of advisability by the GameStop board of directors of the merger agreement or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any GameStop takeover proposal other than pursuant to the merger agreement.
      The merger agreement does not prohibit GameStop from taking and disclosing to its stockholders, in compliance with the rules and regulations of the Exchange Act, a position regarding any unsolicited tender offer for GameStop common stock or from making any other disclosure to GameStop stockholders if, in the good faith judgment of the GameStop board of directors, after consultation with outside counsel, failure to disclose would be inconsistent with the fulfillment of the fiduciary duties or any other obligations of the GameStop board of directors under applicable law.
      Termination. The merger agreement may be terminated in the following circumstances:

•	by mutual consent;

•	by either party, if the mergers have not been completed by October 31, 2005, provided that if the only condition to closing that has not been satisfied or waived is that (i) there is an order or injunction of a governmental entity that prohibits the mergers or (ii) the parties have yet to receive antitrust approval, then such date will be extended to December 31, 2005 or January 31, 2006 (under certain additional circumstances);

•	by either party, if the mergers are not approved by EB’s stockholders or GameStop’s stockholders;

•	by either party, if any governmental entity issues an order or injunction permanently prohibiting the mergers;

•	by GameStop, if EB has breached or failed to perform its obligations under the merger agreement;

•	by GameStop, if the EB board of directors makes a company adverse recommendation change;

•	by GameStop, if prior to the receipt of the approval of the GameStop stockholders, GameStop receives a GameStop superior proposal and the GameStop board of directors makes a GameStop adverse recommendation change;

•	by EB, if GameStop or Holdco has breached or failed to perform its obligations under the merger agreement;

•	by EB, if the GameStop board of directors makes a GameStop adverse recommendation change; or

•	by EB, if prior to the receipt of the approval of EB’s stockholders, EB receives a company superior proposal and the EB board of directors makes a company adverse recommendation change.
      Termination Fees. A termination fee is payable by EB:

•	if GameStop terminates the merger agreement after EB’s board of directors makes a company adverse recommendation change, provided that such company adverse recommendation change was not solely due to a material adverse effect on GameStop;

•	if EB terminates the merger agreement after EB receives a company superior proposal and the EB board of directors makes a company adverse recommendation change;

•	if the merger agreement is terminated by GameStop or EB as a result of the conditions to the parties’ obligations not being satisfied by October 31, 2005 or because the EB stockholders have not approved the merger agreement (and GameStop is not in breach of the merger agreement) and EB consummates within twelve months of termination a company takeover proposal that was publicly announced at the time of termination and not withdrawn; or

•	if the merger agreement is terminated by GameStop because EB has breached or failed to perform its obligations under the merger agreement and EB consummates within twelve months of termination a company takeover proposal that was publicly announced at the time of termination and not withdrawn.

      A termination fee is payable by GameStop:

•	if EB terminates the merger agreement after GameStop’s board of directors makes a GameStop adverse recommendation change, provided that such GameStop adverse recommendation change was not solely due to a material adverse effect on EB;

•	if GameStop terminates the merger agreement after GameStop receives a GameStop superior proposal and the GameStop board of directors makes a GameStop adverse recommendation change;

•	if the merger agreement is terminated by GameStop or EB as a result of the conditions to the parties’ obligations not being satisfied by October 31, 2005 or because the GameStop stockholders have not approved the merger agreement (and EB is not in breach of the merger agreement) and GameStop consummates within twelve months of termination a GameStop takeover proposal that was publicly announced at the time of termination and not withdrawn; or

•	if the merger agreement is terminated by EB because GameStop has breached or failed to perform its obligations under the merger agreement and GameStop consummates within twelve months of termination a GameStop takeover proposal that was publicly announced at the time of termination and not withdrawn.
      The termination fee payable by both parties is $40,000,000.
      Conduct of Business Pending the Mergers. Under the merger agreement, each of us has agreed that, during the period before completion of the mergers, except as expressly contemplated or permitted by the merger agreement, or to the extent that the other party consents in writing, which consent will not be unreasonably withheld, conditioned or delayed, we will carry on our respective businesses in the ordinary course and will use reasonable best efforts to carry on business in the ordinary course and preserve the business organization intact and maintain existing relations with customers, suppliers, vendors, employees, creditors and business partners.
      In addition to the above agreements regarding the conduct of business generally, each of us has agreed with respect to ourselves and our subsidiaries to various additional specific restrictions relating to the conduct of our businesses, including the following (in each case subject to exceptions specified in the merger agreement):

•	issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the party or its subsidiaries, other than issuances pursuant to the exercise of stock options outstanding on the date hereof or pursuant to any employee stock purchase plans;

•	directly or indirectly, split, combine or reclassify the outstanding shares of capital stock of the party, or any outstanding capital stock of any of the subsidiaries of the party, or redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

•	declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

•	amend its certificate of incorporation or bylaws (or other comparable organizational documents);

•	sell, lease, license, mortgage or otherwise encumber or subject to any lien (other than permitted liens) or otherwise dispose of any of its material properties or material assets;

•	incur any long-term indebtedness or short-term indebtedness other than indebtedness incurred in the ordinary course of business or under lines of credit existing on the date of the merger agreement;

•	other than in the ordinary course of business and consistent with past practice, (A) grant any increase in the compensation or benefits payable to any current or former director, officer, employee or consultant of the party or any of its subsidiaries, (B) adopt, enter into, amend or otherwise increase, reprice or accelerate the payment or vesting of the amounts payable under any benefit plan, (C) enter into or amend any employment, bonus, severance, change in control, retention agreement or any similar agreement or any collective bargaining agreement or, grant any severance, bonus, termination, or retention pay to any officer, director, consultant or employee of the party or any of its subsidiaries, or (D) pay or award any pension, retirement, allowance or other non-equity incentive awards, or other employee or director benefit not required by any outstanding benefit plan;

•	enter into any transaction, agreement, arrangement or understanding between (A) the party or any of its subsidiaries, on the one hand, and (B) any affiliate of the party (other than any subsidiary of the party), on the other hand;

•	take any action to cause the common stock of the party to cease to be listed on the NYSE or NASDAQ National Market, as applicable;

•	take any action that would make any representation or warranty contained in the merger agreement inaccurate in any respect;

•	change the accounting methods or principles used by it unless required by GAAP (or, if applicable with respect to foreign subsidiaries, the relevant foreign generally accepted accounting principles) or any governmental entity;

•	acquire by merging or consolidating with, by purchasing any equity interest in or any assets of, or by any other manner, any significant business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets, in each case for a total purchase price in excess of $35,000,000, except for the purchase of assets from suppliers or vendors in the ordinary course of business;

•	except in the ordinary course of business, make or rescind any material express or deemed election, or settle or compromise any material claim or action, relating to taxes, or change any of its methods of accounting or of reporting income or deductions for tax purposes in any material respect;

•	satisfy any material claims or liabilities, other than in the ordinary course of business or in accordance with their terms;

•	make any loans, advances or capital contributions to, or investments in, any other person in excess of $5,000,000 in the aggregate, except for (A) loans, advances, capital contributions or investments between any subsidiary of the party and the party or another subsidiary of the party or (B) employee advances for expenses in the ordinary course of business;

•	other than in the ordinary course of business, (A) terminate or adversely modify or amend any contract having a duration of more than one year and total payment obligations of the party in excess of $5,000,000 (other than (1) contracts terminable within one year or (2) the renewal, on substantially similar terms, of any contract existing on the date of the merger agreement), (B) waive, release, relinquish or assign any right or claim of material value to the party, or (C) cancel or forgive any material indebtedness owed to the party or any of its subsidiaries; or

•	authorize, commit or agree to take any of the foregoing actions.

      Holdco, Cowboy Subsidiary LLC and Eagle Subsidiary LLC shall not engage in any activities other than those set forth in the merger agreement.
      Governance. In the merger agreement, we agreed to adopt amendments to the certificate of incorporation and bylaws of EB and the certificate of incorporation and bylaws of GameStop so that the certificates of incorporation and bylaws of GameStop and EB after the mergers will be in forms more typical for wholly-owned subsidiaries. As a result of the mergers, stockholders of GameStop and stockholders of EB will become stockholders of Holdco. More information about the amended and restated certificate of incorporation and amended and restated bylaws of Holdco which will be in effect immediately after the mergers are completed can be found in the section “Comparison of Stockholder Rights” beginning on page 143.
      On or prior to the effectiveness of the mergers, Holdco’s board of directors will cause the full board membership to be set at nine, and will cause the persons indicated in the section entitled “— Holdco Board of Directors and Management after the Mergers” beginning on page 70 of this joint proxy statement-prospectus to be appointed to the Holdco board of directors as of the mergers.
      On or prior to the effectiveness of the mergers, we will cause the persons indicated in the section entitled “— Holdco Board of Directors and Management after the Mergers” beginning on page 70 to be elected or appointed to the offices of Holdco, GameStop and EB after the mergers specified in such section.
      Additional Agreements. We have each agreed to use our reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to complete and make effective the mergers and the other transactions contemplated by the merger agreement, as promptly as practicable, but in no event later than the outside date of October 31, 2005, unless such date is extended up to and including December 31, 2005 (or January 31, 2006 if GameStop’s lenders agree to extend the terms of the financing commitment letters) in circumstances described above, in “— The Merger Agreement — Termination” beginning on page 88. This includes:

•	obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental entities and making all necessary registrations and filings and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the merger agreement;

•	obtaining all necessary consents, approvals or waivers from third parties;

•	avoidance or the negotiated settlement of each and every impediment under antitrust and competition laws that may be asserted by any governmental entity; and

•	in the event each and every impediment described above can not be avoided, then the defense of lawsuits challenging the mergers.
      Neither party is required to defend any lawsuits if in good faith it does not wish to participate, but it is required to participate so long as the non-objecting party pays all expenses. Neither party is required to agree to a remedy that would reasonably be expected to have a material adverse effect on such party.
      The merger agreement also contains covenants relating to cooperation in the preparation of this joint proxy statement-prospectus and additional agreements relating to, among other things, consultation regarding transition matters, access to information, notices of specified matters, public announcements, tax opinions, required amendment to the GameStop rights agreement and letters from each party’s accountants.
      Benefits Matters. We have agreed that our respective retirement and other employee benefit plans will remain in effect after completion of the mergers with respect to employees covered by those plans, until such time as Holdco shall determine, subject to the terms of such plans. We have also agreed to negotiate in good faith to formulate benefit plans for Holdco after the effective time of the mergers on a basis that does not discriminate between employees who were covered by the benefit plans of GameStop and employees who were covered by the benefit plans of EB.
      Holdco will adopt a resolution providing that the receipt by certain GameStop and EB officers and directors of shares of Holdco common stock to be issued in connection with the mergers and subject to Section 16(b) of the Exchange Act are intended to be exempt from liability pursuant to Section 16(b).

      Amendment, Extension and Waiver. We may amend the merger agreement by action taken or authorized by our respective boards of directors, at any time before or after adoption of the merger agreement by the stockholders of GameStop or EB. After adoption of the merger agreement by the stockholders of GameStop or EB, no amendment may be made which by law requires further approval by those stockholders, unless we obtain that further approval. All amendments to the merger agreement must be in writing signed by all of the parties thereto.
      At any time before the completion of the mergers, we may, by written action taken or authorized by our respective boards of directors, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts provided for in the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions contained in the merger agreement.
      Fees and Expenses. Whether or not the mergers are completed, all costs and expenses incurred in connection with the merger agreement and the mergers will be paid by the party incurring the expense, except that:

•	any filing fees required to be paid by GameStop or EB under the HSR Act or similar foreign laws shall be shared equally by GameStop and EB; and

•	all expenses and fees incurred in connection with the filing, printing and mailing of this joint proxy statement-prospectus and the registration statement of which it is a part will be shared equally by GameStop and EB.
      Representations and Warranties. The merger agreement contains customary and substantially reciprocal representations and warranties by each of us relating to, among other things:

•	corporate organization and similar corporate matters;

•	subsidiaries;

•	capital structure;

•	authorization of the merger agreement and absence of conflicts;

•	no consents or approvals required except GameStop and EB stockholder approvals, SEC approval, the filing of the joint proxy statement-prospectus, Exchange Act reports, certificates of merger and antitrust filings;

•	documents filed with the SEC, financial statements included in those documents, regulatory reports filed with governmental entities and absence of material undisclosed liabilities;

•	information supplied in connection with this joint proxy statement-prospectus and the registration statement of which it is a part;

•	absence of certain changes or events;

•	compliance with applicable laws and reporting requirements;

•	taxes;

•	transactions with affiliates;

•	the GameStop and EB stockholder votes required to adopt the merger agreement;

•	board approval and applicable state takeover laws;

•	brokers and finders;

•	opinions of financial advisors; and

•	no negotiations.
      In addition, EB made representations and warranties regarding the following:

•	employee benefits;

•	material agreements;

•	ownership of properties;

•	intellectual property; and

•	environmental matters.
      In addition, GameStop made representations and warranties regarding the following:

•	financing;

•	business of Holdco, Cowboy Subsidiary LLC and Eagle Subsidiary LLC; and

•	separation agreement with Barnes & Noble.
The Kim Group Voting Agreement
      This section of the joint proxy statement-prospectus describes the material terms of the Kim Group voting agreement. The following summary is qualified in its entirety by reference to the complete text of the Kim Group voting agreement, which is incorporated by reference and attached as Annex C to this joint proxy statement-prospectus. We urge you to read the full text of the Kim Group voting agreement.
      In the Kim Group voting agreement, subject to certain limited exceptions, the Kim Group agreed to vote their shares of EB common stock in favor of the adoption of the merger agreement at the EB stockholders meeting. In addition, the Kim Group has agreed to vote against any proposal (i) in opposition to adoption of the merger agreement or in competition or inconsistent with the EB merger (as defined in the merger agreement) or any transaction contemplated by the merger agreement, (ii) any Company takeover proposal (as defined in the merger agreement), (iii) any change in the management or board of directors of EB (other than as contemplated by the merger agreement) and (iv) any action or agreement that would result in a breach of any representation, warranty, covenant or agreement or any other obligation of EB under the merger agreement or of the Kim Group under the voting agreement. The requirement of the Kim Group to vote their shares of EB common stock as described above is subject to limitations if the EB board of directors changes its recommendation with respect to the adoption of the merger agreement, in which case only a number of shares equal to one-third of the outstanding shares of EB common stock would be required to be so voted, with the remaining shares owned by the Kim Group being required to be voted in a manner that is proportionate to the manner in which all holders of EB common stock (other than the Kim Group) vote in respect of such matter.
      The Kim Group has also agreed that they will not, directly or indirectly, sell, transfer, assign, pledge, encumber or otherwise dispose of any of the EB common stock, or any interest therein, or any other securities convertible into or exchangeable for EB common stock (including derivative securities), or any voting rights with respect thereto or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy) other than (a) pursuant to the mergers, (b) encumbrances imposed by margin accounts maintained by each stockholder or pledges to investment banks or third party lenders and any other transfers resulting therefrom, (c) transfers to family members of any stockholder, (d) transfers by operation of law, by will or pursuant to the laws of descent or distribution, or (e) with the prior written consent of GameStop.
      The voting agreement may be terminated at any time after the earlier of (a) the termination of the merger agreement in accordance with its terms or (b) the day following the effective time (as defined in the merger agreement).

      As of July 5, 2005, the EB record date, these stockholders beneficially owned approximately 11.6 million shares of EB common stock, which represent the power to vote approximately 45.6% of the outstanding shares of EB common stock at the EB annual meeting.
The Riggio Group Voting Agreement
      This section of the joint proxy statement-prospectus describes the material terms of the Riggio Group voting agreement. The following summary is qualified in its entirety by reference to the complete text of the Riggio Group voting agreement, which is incorporated by reference and attached as Annex F to this joint proxy statement-prospectus. We urge you to read the full text of the Riggio Group voting agreement.
      Pursuant to a voting agreement with the Riggio Group, these stockholders have agreed to vote their shares of GameStop Class A common stock and GameStop Class B common stock in favor of the adoption of the merger agreement. In addition, the Riggio Group has agreed to vote against any proposal (i) in opposition to adoption of the merger agreement or in competition or inconsistent with the GameStop merger or any transaction contemplated by the merger agreement, (ii) any GameStop takeover proposal (as defined in the merger agreement), (iii) any change in the management or board of directors of GameStop (other than as contemplated by the merger agreement) and (iv) any action or agreement that would result in a breach of any representation, warranty, covenant or agreement or any other obligation of GameStop under the merger agreement or of such stockholder under the voting agreement. The Riggio Group has also agreed that they will not directly or indirectly, sell, transfer, assign, pledge, encumber or otherwise dispose of any of the GameStop common stock, or any interest therein, or any other securities convertible into or exchangeable for GameStop common stock (including derivative securities), or any voting rights with respect thereto or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy) other than (a) pursuant to the mergers, (b) encumbrances imposed by margin accounts maintained by each stockholder or pledges to investment banks or third party lenders and any other transfers resulting therefrom, (c) transfers to family members of any stockholder, (d) transfers by operation of law, by will or pursuant to the laws of descent or distribution, or (e) with the prior written consent of EB.
      The voting agreement will terminate after the earlier of (a) the termination of the merger agreement in accordance with its terms or (b) the day following the effective time (as defined in the merger agreement).
      As of July 5, 2005, the GameStop record date, the Riggio Group owned approximately 5.3 million shares of GameStop Class B common stock, which represents approximately 16.4% of the combined voting power of all classes of GameStop’s voting stock. The Riggio Group also holds exercisable options to acquire 4,500,000 shares of GameStop Class A common stock. These options are not expected to be exercised prior to the GameStop record date and therefore the Riggio Group is not expected to have any voting power with respect to the GameStop Class A common stock.
The Registration Rights Agreement
      In connection with the consummation of the mergers and as a condition to entering into the voting agreement with the Kim Group, Holdco will enter into a registration rights agreement with the Kim Group pursuant to which Holdco will be obligated to file with the SEC a registration statement registering the shares of Holdco Class A common stock held by the Kim Group (the registrable securities) as promptly as practicable after the closing of the mergers and Holdco shall use its reasonable best efforts to have such registration statement declared effective within 90 days of the effective time of the mergers.
      If Holdco seeks to register, in a proposed offering for cash, any Holdco common stock or other equity securities while the registration rights agreement is in effect, the Kim Group has the right to request that Holdco include any or all of their registrable securities in the proposed offering. Holdco must provide written notice to each member of the Kim Group at least 20 business days prior to the proposed date of filing of the registration statement. A member of the Kim Group, in a written request given to Holdco at least ten days prior to the proposed filing, may include its registrable securities in such registration statement, subject to constraints of marketability of the proposed offering, as determined by the managing underwriter. In the event marketing constraints prevent the registration of all registrable securities requested to be registered, after all shares of Holdco common stock to be registered by Holdco are included, such registrable securities shall be registered, to the extent marketable, on a pro rata basis relative to the respective members of the Kim Group’s holding of registrable securities.
      The Kim Group will pay all underwriting discounts, commissions and transfer taxes related to the registrable securities offered for sale by the Kim Group as well as the fees and disbursements of its counsel. All other fees and expenses in connection with the registration of registrable securities will be borne by Holdco. Holdco agrees to indemnify the Kim Group and the prospective underwriters of registrations of registrable securities for liabilities arising out of violations by Holdco of applicable laws relating to the registration statement and for material misstatements and omissions, not provided by the Kim Group, included in the registration statement. Likewise, each member of the Kim Group agrees to indemnify Holdco, all other members of the Kim Group or any underwriter for liabilities arising out of violations of applicable laws relating to its offer and sale of registrable securities and for material misstatements and omissions made in the registration statement in reliance on information provided to Holdco by such member of the Kim Group. Contribution will also be available to any of the above parties in relation to relative fault, to the extent that indemnification from an indemnifying party to an indemnified party is unavailable.
The Non-Competition Agreement
      In connection with the consummation of the mergers and as a condition to the closing of the mergers, Mr. James J. Kim will enter into a non-compete agreement with Holdco whereby Mr. Kim (either individually or as a member of any group) agrees not to compete with Holdco for a period of three years after the effective date. Except as otherwise provided in the non-competition agreement, Mr. Kim agrees not to: (i) acquire any ownership interest in, (ii) provide services to, (iii) assist or participate in the organization, promotion or founding of, (iv) except as contemplated by the merger agreement, serve on the board of directors or advisory board of, (v) act as a consultant to, or (vi) serve as an officer, employee, representative or agent of, or otherwise participate in any capacity in the management or operations of, any competitive business (as defined in the non-competition agreement). The territories where Mr. Kim agrees not to compete with Holdco are: the United States (including, without limitation, Puerto Rico and Guam), Australia, Canada, Denmark, Germany, Italy, New Zealand, Norway, Sweden, United Kingdom, Ireland, France and Spain.
      In addition, the agreement also provides that, for a period of two years after the effective date, Mr. Kim will not interfere with customers or suppliers of EB or Holdco or any of its affiliates, or solicit employees or consultants of Holdco or its affiliates.
Amendment to GameStop’s Certificate of Incorporation
      In connection with the mergers, Article Fourth (b)(v) of the amended and restated certificate of incorporation of GameStop relating to the equal treatment of holders of GameStop Class A common stock and GameStop Class B common stock in mergers, consolidations, etc., will be amended, subject to GameStop stockholder approval, to permit the receipt by the holders of GameStop Class B common stock, in any consolidation, merger, combination or other transaction in which shares of GameStop common stock are exchanged for other securities or property, of securities that differ as to voting rights and powers on a per share basis from the securities received by holders of GameStop Class A common stock, provided that such difference shall not exceed ten to one. This amendment is necessary to allow for the payment of the GameStop merger consideration in accordance with the terms of the merger agreement. This amendment requires the affirmative vote of a majority of the outstanding shares of GameStop Class A common stock, voting as a single class, and the affirmative vote of a majority of the GameStop Class A common stock and GameStop Class B common stock, voting together as a single class.

Amendment to GameStop Amended and Restated 2001 Incentive Plan
      In connection with the mergers, there will be an amendment to the Amended and Restated 2001 Incentive Plan to provide that all outstanding unexercised stock options under the plan, and any future stock or stock option awards granted under the plan, will be in Holdco Class A common stock instead of GameStop Class A common stock. We are seeking the affirmative vote of a majority of the outstanding shares of GameStop Class A common stock, voting as a single class, and the affirmative vote of the majority of outstanding shares of GameStop Class A common stock and GameStop Class B common stock, voting together as a single class, to ensure continued deductibility of the related compensation expense under Section 162(m) of the Code.
Financing
      The following summary is qualified in its entirety by reference to the complete text of the commitment letters referred to therein, which are filed as Exhibits 10.4 and 10.5 to the Registration Statement on Form S-4 of which this joint proxy statement-prospectus is a part. The following summary may not contain all of the information about the commitment letters that is important to you. We urge you to read the full text of the commitment letters carefully and in their entirety.
      Holdco intends to finance the cash portion of the merger consideration and to pay fees, expenses and transaction costs for the mergers through a senior debt financing of approximately $950 million and excess cash.
      Holdco expects the senior debt financing to consist of the issuance of senior notes and senior floating rate notes. The terms of any such notes have not yet been determined but are expected to be standard market terms comparable to similar offerings being made at the time. Holdco also has received commitments from affiliates of Citigroup, Bank of America and Merrill Lynch for a $950 million senior unsecured bridge loan facility (the bridge loan facility) to be utilized if necessary for temporary financing that would be expected to be replaced with the senior notes, senior floating rate notes and/or convertible notes.
      The maturity date of the bridge loan facility would be the first anniversary of the closing date for the mergers (subject to extension as provided in the commitment letter for such facility). Prior to such first anniversary, loans under the bridge loan facility would bear interest at a rate per annum equal to, at Holdco’s election, either (i) the three-month reserve-adjusted the London Interbank Offered Rate (or LIBOR) plus a spread initially of 500 basis points (such spread being subject to quarterly increases by 50 basis points if the loans are not yet repaid) or (ii) an alternative base rate (as defined in the commitment letter) rate plus a spread initially of 400 basis points (such spread being subject to quarterly increases by 50 basis points if the loans are not yet repaid). Notwithstanding the foregoing, the interest rate in effect prior to the first anniversary of the closing date would not exceed 12.0% per annum or be less than 8.25% per annum.
      Holdco also has received commitments from affiliates of Bank of America, Merrill Lynch and Citigroup for a $400 million senior secured revolving credit facility (the revolving credit facility) that Holdco expects to enter into upon the closing of the mergers. The commitment letter for the revolving credit facility provides that such facility will have a five-year term and will be available for refinancing of indebtedness, to pay transaction costs in connection with the mergers and for other general corporate purposes, including letters of credit, working capital, capital expenditures, permitted dividends, permitted share repurchases and permitted acquisitions. The revolving credit facility will be guaranteed by all of Holdco’s wholly owned U.S. subsidiaries and secured by substantially all of its assets and those of the guarantors. Borrowings under the revolving credit facility will be limited by a borrowing base calculated based on specified percentages of the value of eligible inventory and eligible credit card receivables, subject to certain reserves.
      Interest on the outstanding balances under the revolving credit facility will be payable, at the borrower’s option, at an alternate base rate (as that term is defined in the commitment letter) or at

LIBOR, in each case plus an applicable margin ranging from 0% to 1.75% depending on the ratio of total indebtedness to EBITDA and whether the borrowing is an alternate base rate or LIBOR borrowing.
      Conditions to the financing commitments for the bridge loan facility and the revolving credit facility include, among other things:

•	execution of definitive documentation for the respective financings on terms satisfactory to the financing sources;

•	the absence of any change, effect, event, occurrence or state of facts that is materially adverse to the business, financial condition, or results of operations of EB, subject to certain exceptions; and

•	other customary conditions, including obtaining requisite material consents and approvals.
      The obligations of the financing sources under the commitment letters extend through October 31, 2005. This date is automatically extended to December 31, 2005 if the outside date for the completion of the mergers is extended to December 31, 2005 under the merger agreement.
      Definitive agreements for the financings have not been finalized and, accordingly, the form and terms of the financings may change.
INFORMATION ABOUT GAMESTOP
      GameStop Corp. is one of the leading video game and PC entertainment software retailers in the United States. GameStop carries one of the largest assortments of new and used video game hardware, video game software and accessories, PC entertainment software, and related products, including action figures, trading cards and strategy guides. GameStop operates approximately 2,000 stores in the United States, Puerto Rico, Guam, Ireland and the United Kingdom. GameStop operates most of its stores under the GameStop name. In addition, GameStop operates a website at www.gamestop.com and publishes Game Informer, the industry’s largest circulation multi-platform video game magazine, with over 2,000,000 subscribers.
      Of GameStop’s approximately 2,000 stores, approximately 75% are located in strip centers and approximately 25% are located in shopping malls and other locations. GameStop’s strip center stores, which average approximately 1,600 square feet, carry a balanced mix of new and used video game hardware, video game software and accessories, which are referred to as video game products, and PC entertainment software. GameStop’s mall stores, which average approximately 1,200 square feet, carry primarily new video game products and PC entertainment software, as well as used video game products. GameStop’s used video game products provide an attractive value proposition to its customers, and its purchasing of used video game products provides its customers with an opportunity to trade in their used video game products for store credits and apply those credits towards other merchandise, which, in turn, increases sales.
      GameStop’s corporate office and distribution facilities are housed in a new 420,000 square foot facility in Grapevine, Texas.
      Prior to February 12, 2002, GameStop was a wholly-owned subsidiary of Barnes & Noble. On February 12, 2002, GameStop completed an initial public offering of shares of Class A common stock raising net proceeds of approximately $347.3 million. A portion of those proceeds was used to repay $250.0 million of its $400 million indebtedness to Barnes & Noble, with Barnes & Noble contributing the remaining $150.0 million of indebtedness to GameStop as additional paid-in-capital. Barnes & Noble owned approximately 63% of the outstanding shares of GameStop’s capital stock through its ownership of 100% of GameStop Class B common stock until October 2004. On October 1, 2004, GameStop repurchased approximately 6.1 million shares of its Class B common stock at a price equal to $18.26 per share for aggregate consideration of approximately $111.5 million. On November 12, 2004, Barnes & Noble distributed to its stockholders its remaining 29.9 million shares of GameStop Class B common stock in a tax-free dividend. Each of GameStop’s Class A common stock and Class B common stock are traded on the NYSE under the symbols “GME” and “GME.B,” respectively.
      For additional information on GameStop, see “Where You Can Find More Information” on page 161.
Information about the Board of Directors and Executive Officers of GameStop
      The following table sets forth the names and ages of GameStop’s directors, the year they first became a director and the positions they hold with GameStop:

		Director
Name	Age	Since	Position with GameStop

R. Richard Fontaine	63	2001	Chairman of the Board, Chief Executive Officer and Director
Daniel A. DeMatteo	57	2002	Vice Chairman, Chief Operating Officer and Director
Michael N. Rosen	64	2001	Secretary and Director
Leonard Riggio(1)	64	2001	Director
Stephanie M. Shern(2)	57	2002	Director
Gerald R. Szczepanski(3)	57	2002	Director
Edward A. Volkwein(3)	63	2002	Director

(1)	Member of Nominating and Corporate Governance Committee

(2)	Member of Audit Committee

(3)	Member of Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee

Nominees for Election as Director
      The following individuals are nominees for director at the GameStop annual meeting:
      Daniel A. DeMatteo has been GameStop’s Vice Chairman and Chief Operating Officer since March 2005. Prior to March 2005, Mr. DeMatteo served as President and Chief Operating Officer of GameStop or its predecessor companies since November 1996. He has served on the board of GameStop since 2002 and has been an executive officer in the video game industry since 1988.
      Leonard Riggio is a director and a member of the Nominating Committee. Mr. Riggio was the Chairman of the Board of GameStop or its predecessor companies from November 1996 until GameStop’s initial public offering in February 2002. He has served as an executive officer or director in the video game industry since 1987. Mr. Riggio has been Chairman of the Board and a principal stockholder of Barnes & Noble since its inception in 1986 and served as Chief Executive Officer from its inception in 1986 until February 2002. Since 1965, Mr. Riggio has been Chairman of the Board, Chief Executive Officer and the principal stockholder of Barnes & Noble College Booksellers, Inc., one of the largest operators of college bookstores in the country. Since 1985, Mr. Riggio has been Chairman of the Board and a principal beneficial owner of MBS Textbook Exchange, Inc., one of the nation’s largest wholesalers of college textbooks.
      Gerald R. Szczepanski is a director and Chair of the Compensation Committee and a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Szczepanski is currently retired. Mr. Szczepanski was the co-founder, and, from 1994 to 2005, the Chairman and Chief Executive Officer of Gadzooks, Inc., a publicly traded, specialty retailer of casual clothing and accessories for teenagers. On February 3, 2004, Gadzooks, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (Case No. 04-31486-11).

Other Directors Whose Terms of Office Continue After the GameStop Annual Meeting
      R. Richard Fontaine has been GameStop’s Chairman of the Board and Chief Executive Officer since GameStop’s initial public offering in February 2002. Mr. Fontaine has served as the Chief Executive Officer of GameStop’s predecessor companies since November 1996. He has been an executive officer or director in the video game industry since 1988.
      Michael N. Rosen is GameStop’s Secretary and a director. Mr. Rosen has served in the same capacities for GameStop or its predecessor companies since October 1999. Mr. Rosen has been a partner at Bryan Cave LLP, counsel to GameStop, since their July 2002 combination with Robinson Silverman. Prior to that, Mr. Rosen was Chairman of Robinson Silverman for more than the past five years. Mr. Rosen is also a director of Barnes & Noble.
      Stephanie M. Shern is a director and Chair of the Audit Committee. Mrs. Shern formed Shern Associates LLC in February 2002 to provide business advisory and board services, primarily to publicly-held companies. From May 2001 until February 2002, Mrs. Shern served as Senior Vice President and Global Managing Director of Retail and Consumer Products for Kurt Salmon Associates. From 1995 until April 2001, Mrs. Shern was the Vice Chair and Global Director of Retail and Consumer Products for Ernst & Young LLP and a member of Ernst & Young’s Management Committee. Mrs. Shern is currently a director and Chair of the Audit Committee of The Scotts/ Miracle Gro Company, a director and Chair of the Audit Committee and member of the Governance Committee of Nextel Communications, Inc., a director and member of the Audit Committee of Royal Ahold, and a director and Chair of the Audit Committee of the Vitamin Shoppe, Inc.
      Edward A. Volkwein is a director and a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Volkwein is President and Chief Operating Officer of Hydro-Photon, Inc., a water purification technology company. Prior to joining Hydro-Photon, Mr. Volkwein had a broad marketing career beginning in brand management for General Foods and Chesebrough-Ponds, Inc. He served as Senior Vice President Global Advertising and Promotion for Philips Consumer Electronics and as Senior Vice President Marketing for Sega of America, where he was instrumental in developing Sega into a major video game brand. Mr. Volkwein has also held senior executive positions with Funk & Wagnalls and Prince Manufacturing.

Meetings and Committees of the GameStop Board
      GameStop was a “controlled company” under the rules of the NYSE until all of the outstanding shares of GameStop Class B common stock were distributed by Barnes & Noble to its stockholders on November 12, 2004. Companies that are “controlled companies” are exempt from the NYSE’s corporate governance rules requiring that listed companies have (i) a majority of the board of directors consist of “independent” directors under the listing standards of the NYSE, (ii) a nominating/corporate governance committee composed entirely of “independent” directors and a written nominating/corporate governance committee charter meeting the NYSE’s requirements, and (iii) a compensation committee composed entirely of “independent” directors and a written compensation committee charter meeting the NYSE’s requirements. As required, GameStop currently has a majority of “independent” directors, a nominating committee composed entirely of “independent” directors with a written nominating committee charter, and a compensation committee which is composed entirely of “independent” directors and a written compensation committee charter.
      The GameStop board of directors met six times during GameStop fiscal 2004. All directors attended at least 75% of all of the meetings of the GameStop board of directors and the committees thereof on which they served during GameStop fiscal 2004.
      The GameStop board of directors has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.
      GameStop Audit Committee. The GameStop Audit Committee has the principal function of, among other things, reviewing the adequacy of GameStop’s internal system of accounting controls, the appointment, compensation, retention and oversight of the independent certified public accountants, conferring with the independent public accounting firm concerning the scope of their examination of the books and records of GameStop, reviewing and approving related party transactions and considering other appropriate matters regarding the financial affairs of GameStop. In addition, the GameStop Audit Committee has established procedures for the receipt, retention and treatment of confidential and anonymous complaints regarding GameStop’s accounting, internal accounting controls and auditing matters. The GameStop board of directors has adopted a written charter setting out the functions of the GameStop Audit Committee, a copy of which is available on GameStop’s website at www.gamestop.com and is available in print to any GameStop stockholder who requests it, in writing to GameStop’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. As required by the charter, the GameStop Audit Committee will continue to review and reassess the adequacy of the charter annually and recommend any changes to the GameStop board of directors for approval. The current members of the GameStop Audit Committee are Stephanie M. Shern (Chair), Edward A. Volkwein and Gerald R. Szczepanski, all of whom are “independent” directors under the listing standards of the NYSE. In addition to meeting the independence standards of the NYSE, each member of the GameStop Audit Committee is financially literate and meets the independence standards established by the SEC. The GameStop board of directors has also determined that Mrs. Shern has the requisite attributes of an “audit committee financial expert” as defined by regulations promulgated by the SEC and that such attributes were acquired through relevant education and experience. The GameStop Audit Committee met ten times during GameStop fiscal 2004. A copy of the report of the GameStop Audit Committee is on page 115 of this joint proxy statement-prospectus.
      GameStop Compensation Committee. The principal function of the GameStop Compensation Committee is to, among other things, make recommendations to the GameStop board of directors with respect to matters regarding the approval of employment agreements, management and consultant hiring and executive compensation. The GameStop Compensation Committee is also responsible for administering GameStop’s Amended and Restated 2001 Incentive Plan and GameStop’s Supplemental Compensation Plan (the Supplemental Compensation Plan). The current members of the GameStop Compensation Committee are Gerald R. Szczepanski (Chair) and Edward A. Volkwein, both of whom meet the independence standards of the NYSE. The GameStop Compensation Committee met one time during GameStop fiscal 2004. A copy of the report of the GameStop Compensation Committee is on page 108 of this joint proxy statement-prospectus.
      GameStop Nominating and Corporate Governance Committee. GameStop was a “controlled company” under the rules of the NYSE until all of the outstanding shares of GameStop Class B common stock were distributed by Barnes & Noble to its stockholders on November 12, 2004. Subsequent to this distribution, the GameStop board of directors formed the GameStop Nominating and Corporate Governance Committee. The current members of the GameStop Nominating and Corporate Governance Committee are Leonard Riggio, Gerald R. Szczepanski and Edward A. Volkwein, all of whom meet the independence standards of the NYSE. The GameStop board of directors has adopted a written charter setting out the functions of the GameStop Nominating and Corporate Governance Committee, a copy of which can be found on GameStop’s website at www.gamestop.com.

Minimum Qualification
      GameStop does not set specific criteria for directors except to the extent required to meet applicable legal, regulatory and stock exchange requirements, including, but not limited to, the independence requirements of the NYSE and the SEC, as applicable. Nominees for GameStop director will be selected on the basis of outstanding achievement in their personal careers; board experience; wisdom; integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to board of directors’ duties. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the board of directors believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of GameStop, (ii) the results of operations and financial condition of GameStop and of any of its significant subsidiaries or business segments, and (iii) the relative standing of GameStop and its business segments in relation to its competitors.

Nominating Process
      Consideration of new GameStop board of director’s nominee candidates, if any, typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. The GameStop board of directors is willing to consider candidates submitted by a variety of sources (including incumbent directors, GameStop stockholders (in accordance with the process described below), management and third-party search firms) when reviewing candidates to fill vacancies and/or expand the GameStop board of directors. When nominating a sitting director for re-election at an annual meeting, the GameStop board of directors will consider the director’s performance on the GameStop board of directors and the director’s qualifications in respect of the foregoing.

Consideration of GameStop Stockholder-Nominated Directors
      The GameStop board of directors will consider potential nominees submitted by GameStop stockholders if a vacancy arises or if the GameStop board of directors decides to expand its membership, and at such other times as the GameStop board of directors deems necessary or appropriate. GameStop’s bylaws provide that, in order for a GameStop stockholder to nominate a person for election to the GameStop board of directors at a GameStop annual meeting of stockholders, such stockholder must give written notice to GameStop’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days notice or prior public disclosure of the date of the meeting is given to GameStop stockholders, notice by the GameStop stockholder must be given not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such notice must contain the proposing GameStop stockholder’s record name and address, and the class and number of shares of GameStop which are beneficially owned by such stockholder. Such notice must also contain all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being a nominee and to serving as a GameStop director if elected.

Corporate Governance

Code of Business Conduct and Ethics
      The GameStop board of directors has adopted a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is available on GameStop’s website at www.gamestop.com and is available in print to any GameStop stockholder who requests it in writing to GameStop’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051.

Code of Ethics for Senior Financial Officers
      GameStop has adopted a Code of Ethics that is applicable to GameStop’s Chairman of the Board and Chief Executive Officer, Vice Chairman and Chief Operating Officer, President, Chief Financial Officer, Vice President-Finance and any Executive Vice President of GameStop. This Code of Ethics is attached as Exhibit 14.1 to GameStop’s Form 10-K for the fiscal year ended January 31, 2004. In accordance with SEC rules, GameStop intends to disclose any amendment (other than any technical, administrative, or other non-substantive amendment) to, or any waiver from, a provision of the Code of Ethics on GameStop’s website at www.gamestop.com within five business days following such amendment or waiver.

Corporate Governance Guidelines
      The GameStop board of directors adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are available on GameStop’s website at www.gamestop.com and are available in print to any GameStop stockholder who requests it in writing to GameStop’s Secretary, GameStop Corp., 625 Westport Parkway, Texas 76051.

Communications Between GameStop Stockholders and the GameStop Board of Directors
      GameStop stockholders and other interested persons seeking to communicate with the GameStop board of directors should submit any communications in writing to GameStop’s Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051. Any such communication must state the number of shares beneficially owned by the GameStop stockholder making the communication. GameStop’s Secretary will forward such communication to the full GameStop board of directors or to any individual director or directors (including the presiding director of the executive sessions of the non-management directors or the non-management directors as a group) to whom the communication is directed.

Attendance at GameStop Annual Meetings
      All members of the GameStop board of directors are expected to attend in person GameStop’s annual meetings of stockholders and be available to address questions or concerns raised by GameStop stockholders. All seven directors attended the 2004 GameStop annual meeting of stockholders.

Compensation of Directors
      Directors who are not employees of GameStop will receive compensation of $30,000 per annum and $1,000 per GameStop in-person board or committee meeting. In June 2004, each of the directors who are not employees of GameStop or Barnes & Noble (Stephanie M. Shern, Edward A. Volkwein, Gerald R. Szczepanski and Michael N. Rosen) were granted options to acquire 21,000 shares of GameStop Class A common stock. Each of these options were granted at an exercise price equal to the market price of the GameStop Class A common stock on the grant date ($15.10) and each option vests in equal increments over a three-year period and expires ten years from the grant date. In addition, GameStop reimburses its directors for expenses in connection with attendance at GameStop board and committee meetings. Other than with respect to reimbursement of expenses, directors who are GameStop’s employees do not receive additional compensation for their services as directors.

Executive Officers
      The following table sets forth the names and ages of GameStop’s executive officers and the positions they hold:

Name	Age	Position

R. Richard Fontaine	63	Chairman of the Board and Chief Executive Officer
Daniel A. DeMatteo	57	Vice Chairman and Chief Operating Officer
Joseph DePinto	42	President
David W. Carlson	42	Executive Vice President and Chief Financial Officer
Ronald Freeman	57	Executive Vice President of Distribution
      Information with respect to executive officers of GameStop who also are directors is set forth in “— Nominees for Election as Director” and “— Other Directors Whose Terms of Office Continue After the GameStop Annual Meeting” above.
      Joseph DePinto has been GameStop’s President since March 2005. Prior to joining GameStop, Mr. DePinto was Vice President of Operations of 7-Eleven, Inc. since March 2002. Prior to March 2002, Mr. DePinto was Senior Vice President and Chief Operating Officer for Thornton Quick Café & Market. Prior to joining Thornton Quick Café & Market, Mr. DePinto held various positions with PepsiCo, Inc.
      David W. Carlson has been Executive Vice President and Chief Financial Officer of GameStop or its predecessor companies since November 1996. From 1989 to November 1996, Mr. Carlson held various positions with Barnes & Noble, including Director of Finance, Director of Accounting and Manager of

Financial Reporting. Prior to 1989, Mr. Carlson held various positions with the public accounting firm of KPMG Peat Marwick.
      Ronald Freeman has been GameStop’s Executive Vice President of Distribution since January 2004. From March 2000 to January 2004, Mr. Freeman was GameStop’s Vice President of Distribution and Logistics. Mr. Freeman was Vice President of Distribution/ Configuration for CompUSA from July 1997 until March 2000. Mr. Freeman was Vice President of Distribution and Logistics of Babbage’s, a GameStop predecessor company, from November 1996 until July 1997.
      GameStop’s executive officers are elected by GameStop’s board of directors on an annual basis and serve until the next annual meeting of GameStop’s board of directors or until their successors have been duly elected and qualified.
GameStop Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
      The following table sets forth the number of shares of GameStop Class A common stock, Class B common stock and exercisable options to purchase such stock beneficially owned on June 24, 2005 by each director and each of the executive officers named in the summary compensation table in the “— GameStop Executive Compensation” section, each holder of 5% or more of GameStop Class A common stock or Class B common stock and all of GameStop’s directors and executive officers as a group. Except as otherwise noted, the individual director or executive officer or his or her family members had sole voting and investment power with respect to the identified securities. The total number of shares of GameStop Class A common stock and GameStop Class B common stock outstanding as of June 24, 2005 was 21,848,409 and 29,901,662, respectively.

	Shares Beneficially Owned

	Class A			Class B
	Common Stock(1)			Common Stock

Name	Shares		%	Shares		%

FMR Corp.	4,676,893	(2)	21.4	—		—
82 Devonshire Street Boston, MA 02109
Wellington Management Company, LLP	2,907,800	(2)	13.3	—		—
75 State Street Boston, MA 02109
Franklin Resources, Inc.	1,718,370	(2)	7.9	—		—
One Franklin Parkway San Mateo, CA 94403
LSV Asset Management	—		—	1,586,626	(2)	5.3
1 N. Wacker Drive Suite 4000, Chicago, IL 60606
R. Richard Fontaine	961,600	(3)	4.2	—		—
Daniel A. DeMatteo	961,500	(4)	4.2	—		—
Joseph DePinto	—		—	—		—
David W. Carlson	606,000	(4)	2.7	—		—
Ronald Freeman	—		*	—		—
Michael N. Rosen	10,000	(4)	*	4,248	(5)	*
Leonard Riggio	4,500,000	(4)	17.1	5,559,648	(6)	18.6
Stephanie Shern	16,000	(7)	*	—		—
Gerald R. Szczepanski	25,000	(7)	*	—		—
Edward A. Volkwein	16,000	(8)	*	—		—
All directors and executive officers as a group (10 persons)	7,096,100	(9)	24.5	5,563,896		18.6

*	Less than 1.0%

(1)	Shares of GameStop Class A common stock that an individual or group has a right to acquire within 60 days after June 24, 2005 pursuant to the exercise of options, warrants or other rights are deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of such individual or group, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of shares and percentage of any other person or group shown in the table.

(2)	Information compiled from Schedule 13G filings.

(3)	Of these shares, 961,500 are issuable upon exercise of stock options.

(4)	All of these shares are issuable upon exercise of stock options.

(5)	These shares are owned by Mr. Rosen’s wife.

(6)	Of these shares, Mr. Riggio is the direct beneficial owner of 3,475,077 shares of GameStop Class B common stock. Mr. Riggio is the indirect beneficial owner of 1,126,913 shares of GameStop Class B common stock owned by Barnes & Noble College Booksellers, Inc., a New York corporation, of which Mr. Riggio owns all of the currently outstanding voting securities. As co-trustee of The Riggio Foundation, a charitable trust, Mr. Riggio is the indirect beneficial owner of 654,946 shares of GameStop Class B common stock owned by The Riggio Foundation. Also included are 302,712 shares of GameStop Class B common stock held in a rabbi trust established by Barnes & Noble for the benefit of Mr. Riggio pursuant to a deferred compensation arrangement, but over which Mr. Riggio has no voting power.

(7)	Of these shares, 15,000 are issuable upon exercise of stock options.

(8)	Of these shares, 15,000 are issuable upon exercise of stock options. Of the remaining 1,000 shares, 500 shares are owned by Mr. Volkwein’s wife, and 250 shares each are owned by Mr. Volkwein’s two children.

(9)	Of these shares, 7,084,000 are issuable upon exercise of stock options.

GameStop Compensation Committee Interlocks and Insider Participation
      In September 2002, GameStop’s board of directors established a Compensation Committee, which currently consists of Gerald R. Szczepanski and Edward A. Volkwein. None of GameStop’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of GameStop’s board of directors or Compensation Committee.

GameStop Executive Compensation
      The following table sets forth the compensation earned during the years indicated by GameStop’s chief executive officer and GameStop’s other executive officers.

				Long-Term
				Compensation
				Awards

				Securities
				Underlying
		Annual Compensation(1)		GameStop
	GameStop			Options		All Other
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	(Shs.)		Compensation ($)(2)

R. Richard Fontaine	2004	$566,153	$598,500	150,000	(4)	$13,031
Chairman of the Board and	2003	518,462	650,000	141,000	(5)	10,600
Chief Executive Officer	2002	493,873	468,750	63,000	(6)	10,271
Daniel A. DeMatteo	2004	466,646	493,500	150,000	(4)	9,065
Vice Chairman and Chief	2003	425,138	533,000	141,000	(5)	7,126
Operating Officer	2002	405,150	384,375	63,000	(6)	6,995
David W. Carlson	2004	273,077	144,375	75,000	(4)	9,539
Executive Vice President,	2003	248,077	175,000	75,000	(5)	8,173
Chief Financial Officer	2002	223,077	118,125	45,000	(6)	7,514
and Assistant Secretary
Ronald Freeman(3)	2004	249,039	93,750	66,000	(4)	8,973
Executive Vice President	2003	198,077	80,000	66,000	(5)	7,491
of Distribution	2002	174,038	39,375	9,000	(6)	6,421

(1)	None of the perquisites or other benefits paid to each named executive officer exceeded the lesser of $50,000 or 10% of the total annual salary and bonus received by each named executive officer.

(2)	Consists of contributions under GameStop’s 401(k) plan.

(3)	Mr. Freeman was appointed as Executive Vice President in January 2004. The amounts presented above for periods prior to 2004 reflect compensation while he served as GameStop’s Vice President of Distribution and Logistics.

(4)	Reflects options granted on March 11, 2005, based on performance for the fiscal year ended January 29, 2005.

(5)	Reflects options granted on March 2, 2004, based on performance for the fiscal year ended January 31, 2004.

(6)	Reflects options granted on March 26, 2003, based on performance for the fiscal year ended February 1, 2003.

Grants of Stock Options in Last Fiscal Year
      The following table shows all grants of options to acquire shares of GameStop Class A common stock granted to the executive officers named in the summary compensation table in the “— GameStop Executive Compensation” section of this joint proxy statement-prospectus for the year ended January 29, 2005. The options for executive officers to acquire shares of GameStop Class A common stock were granted on March 11, 2005, based on performance for the year ended January 29, 2005. The potential realizable value is calculated based on the term of the option at its date of grant. It is calculated assuming that the fair market value of GameStop Class A common stock on the date of grant appreciates at the indicated annual rates compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock. These numbers are calculated based on the requirements of the SEC and do not reflect GameStop’s estimate of future stock price growth.
Option/ SAR Grants In Last Fiscal Year

	Individual Grants

		% of				Potential Realizable Value
	Number of	Total				at Assumed Annual Rates of
	Securities	Options	Exercise	Market		Stock Price Appreciation for
	Underlying	Granted	or Base	Price on		Option Term
	Options	in Fiscal	Price	Date of	Expiration
	Granted	Year	($/Shs.)	Grant	Date	5% ($)	10% ($)

R. Richard Fontaine GameStop Class A common stock	150,000	7.1%	$20.25	$20.25	3/10/15	$1,910,000	$4,841,000
Daniel A. DeMatteo GameStop Class A common stock	150,000	7.1%	$20.25	$20.25	3/10/15	$1,910,000	$4,841,000
David W. Carlson GameStop Class A common stock	75,000	3.6%	$20.25	$20.25	3/10/15	$955,000	$2,420,000
Ronald Freeman GameStop Class A common stock	66,000	3.1%	$20.25	$20.25	3/10/15	$841,000	$2,130,000

Fiscal Year End Option Value
      The following table provides information for the executive officers named in the summary compensation table in the “— GameStop Executive Compensation” section of this joint proxy statement-prospectus regarding exercises of options to purchase shares of GameStop Class A common stock during the year ended January 29, 2005 and GameStop’s options held as of January 29, 2005 by any of GameStop’s named executive officers. The values realized upon exercise in the table have been calculated using the stock price at the times of exercise. The year-end values in the table for GameStop Class A common stock have been calculated based on the $18.80 per share closing price of GameStop Class A common stock on January 28, 2005 (the last trading date of the fiscal year), less the applicable exercise price.

	Aggregated Option/SAR Exercises in Last Fiscal Year
	and Fiscal Year End Option/SAR Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options at Fiscal Year End		Options at Fiscal Year End
	Acquired on	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

			(Shs.)		($)
R. Richard Fontaine GameStop Class A common stock	—	$—	673,500	403,000	$3,744,500	$502,500
Daniel A. DeMatteo GameStop Class A common stock	—	—	673,500	403,000	3,744,500	502,500
David W. Carlson GameStop Class A common stock	—	—	449,000	222,000	3,347,000	321,000
Ronald Freeman GameStop Class A common stock	59,250	81,105	34,000	89,000	27,200	70,750
Equity Compensation Plan Information

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of Securities		Under Equity
	to be Issued	Weighted-Average	Compensation Plans
	Upon Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options,	Outstanding Options,	Reflected in
	Warrants and Rights	Warrants and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	11,406,000	$10.86	5,168,000
Equity compensation plans not approved by security holders	0	not applicable	0

Total	11,406,000	$10.86	5,168,000

Employment Agreements
      GameStop has entered into employment agreements with R. Richard Fontaine and Daniel A. DeMatteo. The term of each employment agreement commenced on April 11, 2005 and continues for a period of three years thereafter, with automatic annual renewals thereafter unless either party gives notice of non-renewal at least six months prior to automatic renewal.
      Mr. Fontaine’s minimum annual salary during the term of his employment under the employment agreement shall be no less than $650,000. Mr. DeMatteo’s minimum annual salary during the term of his employment under the employment agreement shall be no less than $535,000. Annual bonus compensation will be based on the formula and targets established under and in accordance with GameStop’s Supplemental Compensation Plan.
      Each executive shall be entitled to all benefits afforded to key management personnel or as determined by the board of directors of GameStop, including, but not limited to, stock and stock option benefits, insurance programs, pension plans, vacation, sick leave, expense accounts and retirement benefits.
      Each executive’s employment may be terminated upon death, disability, by GameStop with or without cause or by the executive within twelve months of a good reason event. A good reason event is defined as a change of control, a reduction in compensation or a material reduction in benefits or responsibilities, or a relocation of at least 50 miles. Among other things, the employment agreement includes a severance arrangement if the executive is terminated by GameStop without cause or by the executive for good reason, which provides each executive with his base salary through the term of the agreement, plus the average of the last three annual bonuses, with a one year minimum, plus the continuation of medical benefits for 18 months and the release of all stock option restrictions.
      Each executive is also restricted from competing with GameStop for the later of the expiration of the term of the agreement or one year after termination of employment, unless the contract is terminated by GameStop without cause or by the executive for good reason.
GameStop Compensation Committee Report on Executive Compensation
      GameStop’s executive officer compensation program is administered by the GameStop Compensation Committee of the GameStop board of directors, as discussed below. The program is based upon the following guiding principles:

1. The pay and benefits provided by GameStop to its executive officers should be competitive and allow GameStop to attract and retain individuals whose skills are critical to the long-term success of GameStop.

2. The compensation offered by GameStop should reward and motivate individual and team performance in attaining business objectives and maximizing stockholder value.

3. Compensation awards should be based on the fundamental principle of aligning the long-term interests of GameStop’s employees with those of GameStop’s stockholders.
      The GameStop Compensation Committee reviews GameStop’s executive compensation program each year. This review includes a comparison of GameStop’s executive compensation, corporate performance, stock appreciation and total return to GameStop stockholders with that of other companies, including other retailers.
      The key elements of GameStop’s executive compensation package consist of base salary, annual bonus and stock options. GameStop’s policies with respect to each of these elements are discussed below. In addition, while the elements of compensation described below are considered separately, the GameStop Compensation Committee also considers and reviews the full compensation package afforded by GameStop to its executive officers, including insurance and other benefits. The GameStop Compensation Committee makes its determinations after receiving and considering the recommendations of GameStop’s chief executive officer.
      Base Salaries. An executive officer’s base salary is determined by evaluating the responsibilities of the position held, the individual’s experience and the competitive marketplace for executive talent. The base salary is intended to be competitive with base salaries paid to executive officers with comparable qualifications, experience and responsibilities at other companies.
      Annual Bonuses. In addition to a base salary, each executive officer is eligible for an annual cash bonus. Bonuses for executive officers are based upon the criteria used in, and are calculated in accordance with, GameStop’s Supplemental Compensation Plan.

      The Supplemental Compensation Plan provides that participating executive officers are entitled to a cash bonus in an amount equal to a percentage of their base salary which shall be pre-determined for each participating executive officer by the GameStop Compensation Committee for each fiscal year. The purpose of the Supplemental Compensation Plan is to permit GameStop, through awards of annual incentive compensation that satisfy the requirements for performance-based compensation under Section 162(m) of the Code, to attract and retain management who, because of the extent of their responsibilities, can and do make significant contributions to the success of GameStop by their ability, industry, loyalty and exceptional service. The bonus amount is calculated after each fiscal year in accordance with a sliding scale formula based on the extent to which a pre-established performance target is attained. In general, not later than 90 days after the commencement of each fiscal year of GameStop (and before 25% of the relevant period of service has elapsed), the GameStop Compensation Committee will establish in writing a performance target for each participating executive officer (the Target), the attainment of which is substantially uncertain. Targets are subject to adjustment for recapitalizations, dividends, stock splits and reverse splits, reorganizations, issuances of additional shares, redemptions of shares, option or warrant exercises, reclassifications, significant acquisitions and divestitures and other extraordinary events.
      Each participating executive officer is entitled to receive a cash bonus in the amount of their pre-determined percentage of Base Salary (the Target Bonus) as follows:

Then the Percentage of the
If the Fiscal Year Results were:	Target Bonus Received is:

Less than 85% of Target	None
85% or more but less than 90% of Target	50%
90% or more but less than 100% of Target	75%
100% or more but less than 110% of Target	100%
110% or more but less than 125% of Target	110%
125% or more of Target	125%
      Notwithstanding the foregoing, in no event will the maximum cash bonus payable to any participating executive officer under the Supplemental Compensation Plan exceed $1,500,000 with respect to any fiscal year. No bonuses are paid until the GameStop Compensation Committee certifies the extent to which the Target has been attained. R. Richard Fontaine, Daniel A. DeMatteo and David W. Carlson are the senior executive officers of GameStop currently participating in the Supplemental Compensation Plan.
      Stock Options. The general purpose of long-term awards, currently in the form of stock options, is to align the interests of the executive officers with the interests of GameStop’s stockholders. Additionally, long-term awards offer executive officers an incentive for the achievement of superior performance over time and foster the retention of key management personnel. In determining annual stock option grants, the GameStop Compensation Committee bases its decision on the individual’s performance and potential to improve stockholder value. The issuance of options at 100 percent of the fair market value also assures that executives will receive a benefit only when the stock price increases.
      Compensation of Chief Executive Officer. R. Richard Fontaine’s compensation is determined pursuant to the principles noted above, including a bonus as determined by the criteria used in the Supplemental Compensation Plan. Specific consideration is given to Mr. Fontaine’s responsibilities and experience in the industry and the compensation package awarded to chief executive officers of other comparable companies.

      Impact of Section 162(m) of the Code. The GameStop Compensation Committee has considered the potential impact of Section 162(m) of the Code, adopted under the Revenue Reconciliation Act of 1993. This section disallows a tax deduction for any publicly held corporation, for individual compensation exceeding $1,000,000 in any taxable year paid to its chief executive officer or any of its four other highest paid officers unless (i) the compensation is payable solely on account of the attainment of performance goals, (ii) the performance goals are determined by a committee of two or more outside directors, (iii) the material terms under which compensation is to be paid are disclosed to and approved by stockholders and (iv) the determining committee certifies that the performance goals were met. Because it is in the best interests of GameStop to qualify to the maximum extent possible the compensation of its executives for deductibility under applicable tax laws, GameStop obtained stockholder approval in July 2003 for the Supplemental Compensation Plan, which provides for the payment of compensation in compliance with the above guidelines.

GameStop Compensation Committee

Gerald R. Szczepanski, Chair
Edward A. Volkwein

Performance Graph — GameStop Class A Common Stock
      The following graph compares the cumulative total stockholder return on the GameStop Class A common stock for the period commencing February 12, 2002 (the date of GameStop’s initial public offering) through January 28, 2005 (the last trading date of GameStop fiscal 2004) with the cumulative total return on the Standard & Poor’s 500 Stock Index (the S&P 500), the Dow Jones Retailers, Other Specialty Industry Group Index (the Dow Jones Specialty Retailers Index) and EB over the same period. Total return values were calculated based on cumulative total return assuming (i) the investment of $100 in GameStop Class A common stock, the S&P 500, the Dow Jones Specialty Retailers Index and EB on February 12, 2002 and (ii) reinvestment of dividends.

	February 12, 2002	February 1, 2003	January 31, 2004	January 29, 2005

GameStop’s Class A common stock	$100.00	$47.22	$92.22	$104.44

EB	$100.00	$37.50	$68.51	$93.51

S&P 500	$100.00	$71.84	$97.12	$105.77

Dow Jones Specialty Retailers	$100.00	$111.80	$119.11	$103.66

Performance Graph — GameStop Class B Common Stock
      The following graph compares the cumulative total stockholder return on the GameStop Class B common stock for the period commencing November 12, 2004 (the date of distribution by Barnes & Noble) through January 28, 2005 (the last trading date of GameStop fiscal 2004) with the cumulative total return on the S&P 500, the Dow Jones Specialty Retailers Index and EB over the same period. Total return values were calculated based on cumulative total return assuming (i) the investment of $100 in the GameStop Class B common stock, the S&P 500, the Dow Jones Specialty Retailers Index and EB on November 12, 2004 and (ii) reinvestment of dividends.

	November 12, 2004	January 28, 2005

GameStop’s Class B common stock	$100.00	$78.13

EB	$100.00	$84.48

S&P 500	$100.00	$96.07

Dow Jones Specialty Retailers	$100.00	$98.92

GameStop — Certain Relationships and Related Transactions

Agreements With Barnes & Noble
      In connection with the consummation of GameStop’s initial public offering in February 2002, GameStop entered into various agreements with Barnes & Noble relating to GameStop’s relationship with Barnes & Noble following the completion of GameStop’s initial public offering.

Separation Agreement
      GameStop entered into a “separation agreement” with Barnes & Noble, which governs GameStop’s respective rights and duties with respect to its initial public offering and the distribution to Barnes &

Noble stockholders of its shares of GameStop’s capital stock (the “spin-off”), and contains covenants designed to facilitate the spin-off and to protect its intended tax-free nature.
      Under the separation agreement, GameStop agreed not to take certain actions without the approval of Barnes & Noble or the satisfaction of certain procedures. These actions include:

•	until two years after the spin-off, entering into or permitting any transaction or series of transactions which would result in a person or persons acquiring or having the right to acquire shares of GameStop’s capital stock that would comprise 50% or more of either the value of all outstanding shares of GameStop’s capital stock or the total combined voting power of GameStop’s outstanding voting stock; and

•	until two years after the spin-off, liquidating, disposing of, or otherwise discontinuing the conduct of any portion of GameStop’s active trade or business.
      GameStop has generally agreed to indemnify Barnes & Noble and its affiliates against any and all tax-related losses incurred by Barnes & Noble in connection with any proposed tax assessment or tax controversy with respect to the spin-off to the extent caused by any breach by GameStop of any of its representations, warranties or covenants made in the separation agreement. This indemnification does not apply if Barnes & Noble permits GameStop to take certain actions or if GameStop otherwise complies with the terms of the separation agreement. As contemplated by the separation agreement, it is a condition to the closing of the mergers that GameStop deliver a tax opinion to Barnes & Noble concluding that the mergers will not adversely affect the tax-free treatment of the spin-off. Upon delivery of such tax opinion in form and substance reasonably acceptable to Barnes & Noble, GameStop will have complied with its obligations under the separation agreement regarding the mergers. However, the remaining provisions of the separation agreement will survive the closing of the mergers.

Insurance Agreement
      GameStop entered into an “insurance agreement” with Barnes & Noble, pursuant to which Barnes & Noble allowed GameStop to participate in Barnes & Noble’s worker’s compensation, property and general liability and directors’ and officers’ liability insurance programs. GameStop shall reimburse Barnes & Noble for GameStop’s pro rata share of the cost of providing these insurance programs. In GameStop fiscal 2004, Barnes & Noble charged GameStop approximately $2,662,000 for GameStop’s insurance program.
      The insurance agreement terminated on June 1, 2005 and GameStop has obtained new insurance coverage.

Operating Agreement
      GameStop entered into an “operating agreement” with Barnes & Noble, pursuant to which it operates the existing video game departments in ten Barnes & Noble stores. GameStop pays Barnes & Noble a licensing fee equal to 7.0% of the aggregate gross sales of each such department. In GameStop fiscal 2004, Barnes & Noble charged GameStop approximately $859,000 in connection with its operation of such departments in Barnes & Noble stores.
      The operating agreement will remain in force unless terminated:

•	by mutual agreement of GameStop and Barnes & Noble;

•	automatically, in the event that GameStop no longer operates any department within Barnes & Noble’s stores;

•	by GameStop or Barnes & Noble, with respect to any department, upon not less than 30 days prior notice;

•	by Barnes & Noble because of an uncured default by GameStop;

•	automatically, with respect to any department, if the applicable store lease in which GameStop operates that department expires or is terminated prior to its expiration date; or

•	automatically, in the event of the bankruptcy or a change in control of either GameStop or Barnes & Noble.

Tax Disaffiliation Agreement
      GameStop entered into a “tax disaffiliation agreement” with Barnes & Noble which governs the allocation of federal, state, local and foreign tax liabilities and contains agreements with respect to other tax matters arising prior to and after the date of GameStop’s initial public offering. The tax disaffiliation agreement became effective at the time of GameStop’s initial public offering and, among other things, sets forth the procedures for amending returns filed prior to the date of GameStop’s initial public offering, tax audits and contests and record retention. In general, GameStop is responsible for filing and paying its separate taxes for periods after GameStop’s initial public offering and Barnes & Noble is responsible for filing and paying its separate taxes for periods after GameStop’s initial public offering. In general, with respect to consolidated or combined returns that include Barnes & Noble and GameStop prior to GameStop’s initial public offering, Barnes & Noble is responsible for filing and paying the related tax liabilities and will retain any related tax refunds.
      Under the tax disaffiliation agreement, without the prior written consent of Barnes & Noble, GameStop may not amend any tax return for a period in which GameStop was a member of Barnes & Noble’s consolidated tax group. Barnes & Noble has the sole right to represent the interests of its consolidated tax group, including GameStop, in any tax audits, litigation or appeals that involve, directly or indirectly, periods prior to the time that GameStop ceased to be a member of their consolidated tax group (the date of the offering), unless GameStop is solely liable for the taxes at issue and any redetermination of taxes would not result in any additional tax liability or detriment to any member of Barnes & Noble’s consolidated tax group. In addition, GameStop and Barnes & Noble have agreed to provide each other with the cooperation and information reasonably requested by the other in connection with the preparation or filing of any amendment to any tax return, the determination and payment of any amounts owed relating to periods prior to the date of the offering and in the conduct of any tax audits, litigation or appeals.
      GameStop and Barnes & Noble have agreed to indemnify each other for tax or other liabilities resulting from the failure to pay any taxes required to be paid under the tax disaffiliation agreement, tax or other liabilities resulting from negligence in supplying inaccurate or incomplete information or the failure to cooperate with the preparation of any tax return or the conduct of any tax audits, litigation or appeals. The tax disaffiliation agreement requires GameStop to retain records, documents and other information necessary for the audit of tax returns relating to periods prior to the date GameStop ceased to be a member of Barnes & Noble’s consolidated tax group and to provide reasonable access to Barnes & Noble with respect to such records, documents and information.

Other Transactions and Relationships
      GameStop has agreed to pay the legal fees and expenses of one of its directors, Leonard Riggio, in connection with the transactions contemplated under the merger agreement, including Mr. Riggio’s legal fees and expenses incurred in connection with the preparation and filing of Mr. Riggio’s notification and report form under the HSR Act (including the filing fee) and in connection with the negotiation of the Riggio Group voting agreement. GameStop estimates that the legal fees and expenses in connection with the preparation and filing of Mr. Riggio’s notification and report form under the HSR Act and in connection with the negotiation of the Riggio Group voting agreement will be approximately $150,000.
      In October 2004, GameStop’s board of directors authorized a repurchase of GameStop Class B common stock held by Barnes & Noble. GameStop repurchased 6,107,000 shares of GameStop Class B common stock at a price equal to $18.26 per share for aggregate consideration of $111.5 million. The repurchase price per share was determined by using a discount of 3.5% on the last reported trade of the

GameStop Class A common stock on the NYSE prior to the time of the transaction. GameStop paid $37.5 million in cash and issued a promissory note in the principal amount of $74.0 million, which is payable in installments over the next three years and bears interest at 5.5% per annum, payable when principal installments are due. GameStop made a principal payment of $37.5 million on the promissory note in January 2005. Interest expense on the promissory note for the 52 weeks ended January 29, 2005 totaled $1.3 million.
      In July 2003, GameStop purchased an airplane from a company controlled by a member of the GameStop board of directors. The purchase price was $9.5 million and was negotiated through an independent third party following an independent appraisal.
      Michael N. Rosen, GameStop’s Secretary and one of GameStop’s directors, is a partner of the New York office of Bryan Cave LLP, which is counsel to GameStop.
GameStop Registered Independent Public Accounting Firm
      The firm of BDO Seidman, LLP has been selected as the independent registered public accounting firm for GameStop.
      The independent accountants examine annual financial statements and provide other permissible non-audit and tax-related services for GameStop. GameStop and the GameStop Audit Committee have considered whether the non-audit services provided by BDO Seidman are compatible with maintaining the independence of BDO Seidman in its audit of GameStop and are not considered prohibited services under the Sarbanes-Oxley Act of 2002.
      Audit Fees. In GameStop fiscal 2004, the professional services of BDO Seidman totaled $575,907 for GameStop’s audit of the annual financial statements, for reviews of GameStop’s financial statements included in GameStop’s quarterly reports on Form 10-Q filed with the SEC and for the audit of GameStop’s internal controls over financial reporting. For GameStop fiscal 2003, GameStop paid BDO Seidman $258,253 for professional services rendered for GameStop’s audit of the annual financial statements and for reviews of GameStop’s financial statements included in GameStop’s quarterly reports on Form 10-Q filed with the SEC.
      Audit-Related Fees. In GameStop fiscal 2004, GameStop paid BDO Seidman $122,465 for services in respect of employee benefit plan audits ($9,000) and consultation concerning financial accounting and reporting standards ($113,465). In GameStop fiscal 2003, GameStop paid BDO Seidman $13,450 for services in respect of employee benefit plan audits ($11,000) and consultation concerning financial accounting and reporting standards ($2,450).
      Tax Fees. In GameStop fiscal 2004, GameStop paid BDO Seidman $355,285 for tax-related services. In GameStop fiscal 2003, GameStop paid BDO Seidman $59,390 for tax-related services. Tax-related services included professional services rendered for tax compliance, tax advice and tax planning.
      All Other Fees. GameStop did not pay BDO Seidman any other fees in GameStop fiscal 2004 or fiscal 2003.
      Pre-approval Policies and Procedures. The GameStop Audit Committee Charter adopted by the GameStop board of directors of GameStop requires that, among other things, the GameStop Audit Committee pre-approve the rendering by GameStop’s independent auditor of all audit and permissible non-audit services. Accordingly, as part of its policies and procedures, the GameStop Audit Committee considers and pre-approves any such audit and permissible non-audit services on a case-by-case basis. Since its formation in September 2002, the GameStop Audit Committee has approved the services provided by BDO Seidman referred to above.
GameStop Audit Committee Report on the Fiscal Year Ended January 29, 2005
      GameStop management is responsible for GameStop’s internal controls and the financial reporting process. GameStop’s registered independent public accountants, BDO Seidman, report to GameStop’s

Audit Committee, and are responsible for performing an independent audit of GameStop’s consolidated financial statements in accordance with the auditing standards generally accepted in the United States. BDO Seidman also reports on GameStop management’s assessment of internal controls over financial reporting based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. BDO Seidman has full access to the GameStop Audit Committee and meets with the GameStop Audit Committee at each of the GameStop Audit Committee’s regularly scheduled meetings, generally with and without management being present, to discuss appropriate matters. BDO Seidman discussed its audit of GameStop’s financial statements and its report on GameStop management’s assessment of internal controls over financial reporting with GameStop management and GameStop’s Audit Committee.
      The GameStop Audit Committee recommended to the GameStop board of directors that the audited consolidated financial statements for the fiscal year ended January 29, 2005 be included in GameStop’s Annual Report on Form  10-K for such fiscal year, based on the following:

•	its review of GameStop’s audited consolidated financial statements;

•	its review of the unaudited interim financial statements prepared each quarter since the formation of the GameStop Audit Committee in September 2002;

•	its review of GameStop’s disclosure committee practices in accordance with Sections 302 and 906 of the Sarbanes-Oxley Act of 2002;

•	its discussions with management regarding the audited consolidated financial statements;

•	its discussions with management regarding the critical accounting policies on which the financial statements are based, as well as its evaluation of alternative treatments;

•	its receipt of management representations that GameStop’s financial statements were prepared in accordance with generally accepted accounting principles;

•	its discussions with outside legal counsel regarding contingent liabilities;

•	its receipt of written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1; and

•	its discussions with the independent auditors regarding their independence, the audited consolidated financial statements, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, and other matters.
      The GameStop Audit Committee also recommended to the GameStop board of directors that the independent public accounting firm of BDO Seidman be appointed GameStop’s auditors for the fiscal year ending January 28, 2006.

GameStop Audit Committee

Stephanie M. Shern, Chair
Gerald R. Szczepanski
Edward A. Volkwein
GameStop Compliance with Section 16(a) of the Exchange Act
      Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires GameStop’s executive officers and directors, and persons who own more than ten percent of a registered class of GameStop’s equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of GameStop with the SEC. Executive officers, directors and greater than ten-percent stockholders are required to furnish GameStop with copies of all such forms they file.
      To GameStop’s knowledge, based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no additional forms were required, all filing requirements applicable to GameStop’s executive officers, directors and greater than ten-percent stockholders were complied with.
INFORMATION ABOUT HOLDCO
      GSC Holdings Corp. is a newly incorporated Delaware corporation that is currently a wholly-owned subsidiary of GameStop, Inc., a wholly-owned subsidiary of GameStop. Upon consummation of the proposed mergers, Holdco will become the holding company of GameStop and EB, which will continue to operate separately under their respective brand names. After the mergers, Holdco’s headquarters will be in Grapevine, Texas.
      GameStop and EB stockholders who receive Holdco common stock in the mergers will become Holdco stockholders and their rights as stockholders will be governed by the amended and restated certificate of incorporation and amended and restated bylaws of Holdco and Delaware laws. The amended and restated certificate of incorporation and amended and restated bylaws of Holdco are attached as Exhibits 3.1 and 3.2, respectively, to the Registration Statement on Form S-4 of which this joint proxy statement-prospectus is a part. For information on certain differences between the amended and restated certificate of incorporation and amended and restated bylaws of Holdco and Delaware laws and the certificates of incorporation and bylaws of GameStop and EB, see “Comparison of Stockholder Rights” beginning on page 143.
      Holdco has not, to date, conducted any material activities other than those incident to its formation and the matters contemplated by the merger agreement, including the formation of each of Eagle Subsidiary LLC and Cowboy Subsidiary LLC as wholly-owned subsidiaries, and the preparation of this joint proxy statement-prospectus and the registration statement of which it forms a part.
INFORMATION ABOUT EB
      EB is one of the leading global retailers of video game hardware and software, PC entertainment software, pre-played video games and related accessories and products. EB operates approximately 2,300 stores, primarily under the names EB Games and Electronics Boutique, in Australia, Canada, Denmark, Finland, Germany, Italy, New Zealand, Norway, Puerto Rico, Spain, Sweden and the United States. EB also operates a website under the URL address www.ebgames.com. EB’s compound annual growth rates for net sales and pre-tax net income from EB fiscal 2000 through EB fiscal 2005 were 21.2% and 16.6%, respectively.
      On May 31, 2005, EB completed its acquisition of Jump, a privately-held retailer based in Valencia, Spain. Jump operates 133 stores located primarily in central business districts throughout Spain.
      EB operates in the interactive entertainment industry, which was a $10.8 billion business in the United States and a $600 million business in Canada in 2004, as reported by The NPD Group. According to International Development Group, industry sales in the European market grew to $8.5 billion during the year. The Australian market also grew in 2004 to $528 million according to GfK Australia. EB has a leading market share in both the Canadian and Australian markets and continues to gain market share in the U.S. and European markets.
      EB serves the avid gamer who demands immediate access to new release titles and who generally purchases more video game titles and PC entertainment software than the casual gamer. As a result, EB’s tie ratio of software units sold to hardware units sold is consistently above the industry average. EB also serves the casual, more value conscious gamer by offering pre-played products at lower prices. EB believes that it attracts both types of gamers due to its:

•	specialty store focus in strip centers and malls;

•	ability to stock sought-after new releases;

•	wide variety of pre-played titles;

•	acceptance of trade-ins of pre-played products towards new purchases;

•	breadth of product selection; and

•	knowledgeable sales associates.
      EB believes that its vendors recognize the importance of its customer base and, consequently, often grant EB disproportionately large allocations of new release titles and products. EB supports its stores through a highly effective and centralized inventory management system. This system enables it to execute its “first-to-market” new release strategy and efficiently manage overall inventory levels in order to maximize the sale of new products during peak periods and avoid markdowns as titles mature.
      EB was incorporated under the laws of the State of Delaware in March 1998 as a holding company for its operating activities. EB’s predecessor was incorporated in the Commonwealth of Pennsylvania in 1977.
      EB maintains an informational website under the URL address www.ebholdings.com. The reports EB files pursuant to the Exchange Act (Form  10-K, Form 10-Q, Form 8-K) may be accessed free of charge through the SEC’s website following EB’s filings with the SEC. You may obtain any reports EB files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov where you may access EB’s Exchange Act reports, proxy statements and other information.
      For additional information on EB, see “Where You Can Find More Information” on page 161.
Information about the Board of Directors and Executive Officers of EB

Nominees for Election as Directors
      The following individuals are EB nominees for director at the EB annual meeting:
      Dean S. Adler, age 48, has served as a director of EB since March 1998. In March 1997, Mr. Adler formed Lubert/ Adler Partners, LP, a partnership investing primarily in real estate and real estate related ventures. Prior thereto, Mr. Adler was a principal of CMS Companies. Mr. Adler was also an instructor at The Wharton School of the University of Pennsylvania. Mr. Adler serves on the Boards of Directors of Bed Bath & Beyond Inc. and Developers Diversified Realty Corporation. Mr. Adler is a member of the EB Compensation Committee and the EB Nominating Committee.
      Jeffrey W. Griffiths, age 54, has served as the President and Chief Executive Officer of EB and as a director since June 2001. Prior thereto, he served as Senior Vice President of Merchandising and Distribution from March 1998 to June 2001. Mr. Griffiths served as Senior Vice President of Merchandising and Distribution of The Electronics Boutique, Inc. from March 1996 to March 1998. From March 1987 to February 1996, Mr. Griffiths served as Vice President of Merchandising of The Electronics Boutique, Inc., and from April 1984 to February 1987, he served as Merchandise Manager. Since October 2003, Mr. Griffiths has been a member of the Board of Trustees of Albright College. Mr. Griffiths also serves on the Board of Directors of Philadelphia Academies.
      James J. Kim, age 69, has served as EB’s Chairman and as a director since March 1998. Mr. Kim founded The Electronics Boutique, Inc., the predecessor to EB, in 1977 and has served as its Chairman since its inception. Mr. Kim also serves as the Chairman of Amkor Technology, Inc., a semiconductor assembly, test, packaging and technology firm. Mr. Kim is the father of Susan Y. Kim, a director, and the father-in-law of John R. Panichello, EB’s Executive Vice President and Chief Operating Officer.
      Susan Y. Kim, age 42, has served as a director of EB since March 1998. Ms. Kim served as a Senior District Manager of The Electronics Boutique, Inc. from 1991 to 1992, as The Electronics Boutique, Inc.’s Personnel Manager from 1989 to 1991, as a Buyer for The Electronics Boutique, Inc. from 1986 to 1989, and as a Field Manager for The Electronics Boutique, Inc. from 1985 to 1986. Ms. Kim is a member of the Board of Directors of the Philadelphia Orchestra Association and The Franklin Institute, and is a Trustee at The Shipley School and the Gesu School. Ms. Kim is the daughter of James J. Kim, EB’s Chairman and a director, and the wife of John R. Panichello, EB’s Executive Vice President and Chief Operating Officer.
      Louis J. Siana, age 73, has served as a director of EB since March 1998. Mr. Siana is a certified public accountant and a senior partner in the accounting firm of Siana, Carr & O’Connor LLP. Mr. Siana is Chairman of the EB Audit Committee and a member of the EB Compensation Committee and the EB Nominating Committee.
      Alfred J. Stein, age 72, has served as a director of EB since March 2003. Mr. Stein served on the Board of Directors of Applied Materials, Inc. from 1982 through 1999 and RadioShack Corporation from 1982 through May 2003. Mr. Stein served as Chairman of the Board and Chief Executive Officer of VLSI Technology, Inc. from its inception in 1982 until it was acquired by Philips Electronics in 1999. Mr. Stein currently serves as a member of the Board of Directors of Advanced Power Technology, Inc., ESS Technology, Inc. and Simtek Corporation. In addition, Mr. Stein has served on the Board of Directors for several private companies. Mr. Stein is a past Chairman of the Board for the Semiconductor Industry Association and was on the Board of Trustees for St. Mary’s University of Texas. Mr. Stein is a member of the EB Audit Committee.
      Stanley (Mickey) Steinberg, age 72, has served as a director of EB since September 1998. Mr. Steinberg currently serves as a Senior Advisor to the mergers and acquisitions firm of Navigant Capital Advisors, LLC. From August 1994 to June 1998, Mr. Steinberg served as Chairman of Sony Retail Entertainment. From 1989 to 1994, Mr. Steinberg served as Executive Vice President and Chief Operating Officer of Walt Disney Imagineering. Mr. Steinberg serves on the Board of Directors of Reckson Associates Realty Corp. and of two privately held companies, AMC, Inc., the owner and manager of the AmericasMart Atlanta trade show center, and ECI Group, an apartment developer, construction and management company. Mr. Steinberg is a member of the EB Audit Committee.

Attendance at Meetings
      The EB board of directors held five meetings during EB fiscal 2005. Mr. Adler attended fewer than 75% of the total number of meetings of the EB board of directors and committees of the EB board of directors on which he served.

Committees of the EB Board of Directors
      The EB board of directors has established three standing committees: the EB Audit Committee, the EB Compensation Committee and the EB Nominating Committee.
      EB Audit Committee. The EB Audit Committee oversees EB’s processes of accounting and financial reporting and provides oversight with respect to the audits and financial statements of EB. In this role, the EB Audit Committee reviews the professional services provided by EB’s registered independent public accountants and the independence of the accounting firm from the management of EB. The EB Audit Committee also reviews the scope of the audits by EB’s independent accountants, the annual financial statements of EB, its systems of internal accounting controls and other matters with respect to the accounting, internal auditing and financial reporting practices and procedures as it finds appropriate or as may be brought to its attention, and meets from time to time with members of EB’s finance and internal audit staff. The EB Audit Committee is comprised of Messrs. Siana, Stein and Steinberg, each of whom is independent as defined by the requirements of The NASDAQ Stock Market and the rules and regulations of the SEC. The EB board of directors has determined that two of its three EB Audit Committee members, Messrs. Siana and Stein, qualify as “audit committee financial experts” under the SEC’s rules. The EB Audit Committee met eight times in EB fiscal 2005. A copy of the report of the EB Audit Committee is on page 132 of this joint proxy statement-prospectus.
      The EB Audit Committee has adopted an amended and restated charter, which was approved by the EB board of directors in April 2004. A copy of EB’s Audit Committee Charter is available on EB’s website at www.ebholdings.com.
      EB Compensation Committee. The EB Compensation Committee reviews and approves the salaries, bonuses and other benefits of EB’s executive officers, administers the stock option plan of EB and reviews and recommends compensation for the EB board of directors and its committees. In addition, the EB Compensation Committee advises and consults with EB’s management regarding benefit plans and the compensation policies and practices of EB. The EB Compensation Committee is comprised of Messrs. Adler and Siana, each of whom is independent as defined by the requirements of The NASDAQ Stock Market. The EB Compensation Committee met once during EB fiscal 2005. A copy of the report of the EB Compensation Committee is on page 124 of this joint proxy statement-prospectus. A copy of EB’s Compensation Committee Charter is available on EB’s website at www.ebholdings.com.
      EB Nominating Committee. The EB board of directors formed a Nominating Committee in April 2004 and Messrs. Adler and Siana were appointed to the EB Nominating Committee in February 2005. Each of Messrs. Adler and Siana are independent as identified by the requirements of The NASDAQ Stock Market. The EB Nominating Committee identifies and recommends individuals to the EB board of directors for nomination as members of the EB board of directors and its committees and assists EB’s board of directors in the event of a vacancy on the EB board of directors or any committee by identifying and recommending individuals qualified to fill the vacancy. The EB Nominating Committee considers candidates suggested by EB’s stockholders, provided that the recommendations are made in accordance with the procedures set forth in EB’s bylaws and described in this joint proxy statement-prospectus under “Other Matters with Respect to EB’s Annual Meeting” on page 160. EB stockholder nominations that comply with the appropriate procedures will receive the same consideration that the EB Nominating Committee’s nominees receive. A copy of EB’s Nominating Committee Charter is available on EB’s website at www.ebholdings.com.

Compensation of EB Board of Directors
      Non-employee directors receive a $15,000 annual retainer for services provided to EB, which is paid in four quarterly installments, and a fee of $1,500 for each EB board of directors or board committee meeting attended. Non-employee directors also receive options to purchase 5,000 shares of EB common stock, which are awarded at the annual meeting of EB stockholders for each fiscal year. For EB fiscal 2005, Mr. Kim, the Chairman of the Board, received a salary of $416,000, payable quarterly, and a bonus of $812,000. In April 2004, Mr. Kim also received options to purchase 30,000 shares of EB common stock. Directors who are also full-time employees of EB receive no additional compensation for service as directors.

Communicating with the EB Board of Directors
      You may communicate with the EB board of directors by writing a letter to the Chairman of the Board, to the Chairman of the EB Nominating Committee, or to the independent directors, c/o Electronics Boutique Holdings Corp., 931 South Matlack Street, West Chester, Pennsylvania 19382, attention: corporate secretary. The general counsel or corporate secretary will regularly forward to the addressee all relevant correspondence.

Executive Officers
      Set forth below is information regarding the executive officers of EB who are not members of the EB board of directors.
      Seth P. Levy, age 47, has served as Senior Vice President Logistics, Chief Information Officer and the President of EB Games Online since June 2001. From March 1999 to June 2001, Mr. Levy served as Senior Vice President, Chief Information Officer and the President of EB Games Online. From February 1997 to March 1999, Mr. Levy served as the Vice President and Chief Information Officer. From 1991 to February 1997, Mr. Levy served as the Director of System Development for the May Merchandising and May Department Stores International divisions of May Department Stores.
      Steven R. Morgan, age 54, has served as Senior Vice President, President of Stores — North America and President of The Electronics Boutique Canada Inc. since April 2002. Prior thereto, Mr. Morgan served as Senior Vice President of Stores of The Electronics Boutique, Inc. and Canadian Operations from June 2001 to April 2002. Mr. Morgan served as Senior Vice President of Stores of EB from January 2001 to June 2001. From May 1998 to January 2001, Mr. Morgan served as President and Chief Executive Officer of Millennium Futures, Inc., a commodity trading company. From July 1996 to May 1998, he served as Senior Vice President, Director of Stores at Filene’s Department Stores. From May 1988 to July 1996, he served as Regional Vice President at Filene’s Department Stores.
      John R. Panichello, age 43, has served as Executive Vice President and Chief Operating Officer since April 2002. Prior thereto, Mr. Panichello served as Senior Vice President, Chief Operating Officer and President of EB GameWorld and BC Sports Collectibles (a former division of EB) and Secretary of EB from June 2001 to April 2002. Mr. Panichello served as Senior Vice President, Chief Financial Officer and President of EB GameWorld and the BC Sports Collectibles division and Secretary of EB from June 2000 to June 2001. Mr. Panichello served as Senior Vice President, Chief Financial Officer and President of BC Sports Collectibles and Secretary of EB from March 1998 to June 2000. Mr. Panichello served as the Senior Vice President of Finance of The Electronics Boutique, Inc. and the President of BC Sports Collectibles division from March 1997 to February 1998. Mr. Panichello served as The Electronics Boutique, Inc.’s Vice President of Finance and Treasurer from June 1994 to February 1997. Mr. Panichello served as a director of Game Group from May 1995 to November 1999. Mr. Panichello is a Certified Public Accountant. Mr. Panichello is the husband of Susan Y. Kim and the son-in-law of James J. Kim.
      James A. Smith, age 49, has served as Senior Vice President, Chief Financial Officer and Secretary since June 2001. Prior thereto, Mr. Smith served as Senior Vice President of Finance of EB from August 2000 to June 2001. Mr. Smith served as The Electronics Boutique Inc.’s Vice President-Finance from May 1998 to August 2000. From 1996 to 1998, Mr. Smith served as Vice President and Controller of The Electronics Boutique, Inc., and from 1993 to March 1996, he served as Controller of The Electronics Boutique, Inc.

Executive Compensation
      The following table summarizes for EB’s last three fiscal years the compensation of EB’s President and Chief Executive Officer and the other executive officers of EB (the Named Executive Officers).
Summary Compensation Table

				Long-Term
				Compensation

		Annual Compensation		Securities
	EB			Underlying	All Other
Name and Title	Fiscal Year	Salary	Bonus(1)	Options (#)	Compensation

Jeffrey W. Griffiths	2005	$531,135	$390,000	30,000	$28,808	(2)
President, Chief Executive Officer	2004	$505,740	$375,000	50,000	$26,519	(2)
and Director	2003	$449,125	$337,500	50,000	$24,019	(2)
Seth P. Levy	2005	$265,769	$130,000	8,400	$17,422	(2)
Senior Vice President	2004	$254,655	$125,000	14,000	$14,193	(2)
Logistics, Chief Information Officer	2003	$231,572	$115,000	14,000	$26,043	(2)
and President — EB Games Online
Steven R. Morgan	2005	$305,089	$150,800	8,400	$2,000	(2)
Senior Vice President,	2004	$306,246	$145,000	14,000	$2,000	(2)
President of Stores — North America	2003	$270,899	$135,000	14,000	$147,555	(3)
and President of EB Canada Inc.
John R. Panichello	2005	$380,056	$243,360	18,000	$29,152	(2)
Executive Vice President and	2004	$363,110	$234,000	30,000	$24,178	(2)
Chief Operating Officer	2003	$330,739	$214,500	30,000	$19,736	(2)
James A. Smith	2005	$269,380	$130,000	8,400	$20,524	(2)
Senior Vice President, Chief	2004	$255,670	$125,000	14,000	$17,076	(2)
Financial Officer and Secretary	2003	$231,103	$115,000	14,000	$14,014	(2)

(1)	Amounts have been listed for the year earned although actually paid in the following fiscal year or deferred at the executive’s election until a subsequent fiscal year.

(2)	Consists of EB’s matching contribution pursuant to its executive salary deferral plan and 401(k) defined contribution plan.

(3)	Mr. Morgan was reimbursed for expenses related to his relocation to the West Chester, Pennsylvania area.

EB Fiscal 2005 Stock Option Grants
      The following table sets forth certain information regarding grants of stock options made during EB fiscal 2005 to the Named Executive Officers pursuant to EB’s stock option plan.
Option Grants in Last Fiscal Year
Individual Grants

					Potential Realizable Value
		% of Total			at Assumed Annual Rates
	Number of	Options			of Stock Price Appreciation
	Securities	Granted to			for Option Term
	Underlying	Employees in	Exercise	Expiration
Name	Options Granted	Fiscal Year	Price	Date	5%	10%

Jeffrey W. Griffiths	30,000	11.0%	$29.20	4/09/14	$550,912	$1,396,118
Seth P. Levy	8,400	3.1%	$29.20	4/09/14	$154,255	$390,913
Steven R. Morgan	8,400	3.1%	$29.20	4/09/14	$154,255	$390,913
John R. Panichello	18,000	6.6%	$29.20	4/09/14	$330,547	$837,671
James A. Smith	8,400	3.1%	$29.20	4/09/14	$154,255	$390,913

Option Exercises and Fiscal Year-End Option Values
      The following table sets forth information regarding the total number and aggregate value of options exercised by each of the Named Executive Officers during EB fiscal 2005 and the total number and aggregate value of options held by each of the Named Executive Officers at January 28, 2005 (the last trading day of EB fiscal 2005).
Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of
			Securities Underlying	Value of Unexercised
	Shares		Unexercised Options at	In-the-Money Options at
	Acquired on	Value	Fiscal Year-End (#)	Fiscal Year-End ($)
Name	Exercise (#)	Realized ($)(1)	Exercisable/Unexercisable	Exercisable/Unexercisable(2)

Jeffrey W. Griffiths	160,000	$3,277,196	126,574/80,000	$1,656,151/$807,300
Seth P. Levy	88,810	$2,103,087	24,333/22,400	$242,105/$226,038
Steven R. Morgan	74,001	$1,604,588	0/22,399	$0/$226,036
John R. Panichello	160,000	$4,010,072	123,571/48,000	$1,774,054/$484,380
James A. Smith	32,143	$713,124	46,500/22,400	$631,588/$226,044

(1)	Values are reported before the payment of any commissions or taxes associated with the exercise of the options or the subsequent sale of the underlying common stock.

(2)	In-the-money options are options having a per share exercise price below the closing price of shares of EB common stock on The NASDAQ Stock Market on January 28, 2005 (the last trading day of EB fiscal 2005).
Equity Compensation Plan Information

Number of Securities
Remaining Available
for Future Issuance
	Number of Securities		Under Equity
	to be Issued	Weighted-Average	Compensation Plans
	Upon Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options,	Outstanding Options,	Reflected in
	Warrants and Rights	Warrants and Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,401,115	$22.92	1,812,875
Equity compensation plans not approved by security holders	—	—	—

Total	1,401,115	$22.92	1,812,875

Employment Agreements, Termination of Employment and Change in Control Arrangements
      In November 2002, EB entered into new employment agreements with Messrs. Griffiths, Panichello, Smith and Levy providing for their employment as President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, Senior Vice President, Chief Financial Officer and Secretary and Senior Vice President Logistics, Chief Information Officer and President of EB Games Online, respectively. Each of the agreements provides for a term of three years and may be extended automatically for an additional one-year term, unless terminated by the parties thereto in accordance with their terms. The current annual base salary for Messrs. Griffiths, Panichello, Smith and Levy is $546,000, $393,120, $273,000 and $273,000, respectively, and the agreements provide for certain fringe and other employee benefits that are made available to the senior executive officers of EB.

      In September 2003, EB entered into a new employment agreement with Mr. Morgan providing for his continued employment as Senior Vice President, President of Stores — North America and President of Electronics Boutique Canada, Inc. The agreement provides for a term ending on the same date as the employment agreement for EB’s other senior executive officers. The employment agreement may be extended automatically for an additional one-year term, unless terminated by either party in accordance with its terms. The current annual base salary for Mr. Morgan is $316,680 and the agreement provides for certain fringe and other employee benefits that are made available to the senior executive officers of EB.
      The employment agreements with Messrs. Griffiths, Panichello, Smith, Levy and Morgan (each an Executive) provide that (i) in the event that employment is terminated for any reason other than death, disability or “cause” (as defined in their respective agreements), the Executive is entitled to receive his then current total compensation for the greater of his remaining term under the employment agreement or a one year period, (ii) certain severance payments are limited to an amount equal to $100 less than the maximum that could be paid to the Executive and deducted by EB under Section 280G of the Code, in the event of termination of employment for any reason other than death, disability or “cause,” or if the termination is related to a “change in control” (as defined in their respective agreements) and (iii) in the event of disability, EB will continue to pay 60% of the Executive’s compensation for the remaining term of his agreement.
      In connection with its approval of the merger agreement, the EB board of directors took action to provide the Executives and three other senior officers with severance payments in an amount equal to their current total compensation for a period equal to the greater of (i) the balance of their employment term under their employment agreements and (ii) twelve months, and to continue to provide them with their current benefits for such period in the event that these officers elect to terminate their employment with EB in connection with, and upon consummation of, the mergers.
EB Compensation Committee Report on Executive Compensation

Overview of EB’s Executive Compensation Policies and Practices
      The current members of the EB Compensation Committee are Messrs. Adler and Siana. Messrs. Adler and Siana are independent directors of EB. The EB Compensation Committee reviews and approves the salaries, bonuses and other benefits of EB’s Executive Officers, administers the stock option plans of EB and reviews and recommends compensation for the EB board of directors and its committees. In April 2004, the EB board of directors adopted a Compensation Committee Charter which is available on EB’s website at www.ebholdings.com.
      The base compensation for the Chief Executive Officer, Jeffrey W. Griffiths, for EB fiscal 2005 was agreed to in an employment agreement entered into by EB and Mr. Griffiths in November 2002. The compensation provided for in Mr. Griffiths’ employment agreement was based on recommendations regarding current market data for similar positions, as well as individual and EB’s prior year and anticipated future performance. The employment agreements for Messrs. Levy, Morgan, Panichello and Smith were also entered into by EB in consultation with the EB Compensation Committee.
      The EB Compensation Committee has developed and continuously enhances compensation policies, plans and programs that align the financial interests of EB’s senior management, in their management capacities, with those of its stockholders. The EB Compensation Committee believes that (i) executive compensation should be meaningfully related to the performance of EB and the value created for EB stockholders; (ii) compensation programs should support both short and long-term goals and objectives of EB; (iii) compensation programs should reward individuals for outstanding contributions to EB’s success; and (iv) short and long-term compensation policies play a significant role in attracting and retaining well qualified executives. For the Chief Executive Officer’s compensation, the EB Compensation Committee considers the recommendations of EB’s Chairman. For the compensation of EB’s other executive officers, the EB Compensation Committee considers the recommendations of EB’s Chief Executive Officer.

      In setting annual compensation for executive officers, the EB Compensation Committee reviews a number of criteria relating to the financial performance of EB generally and of each executive officer specifically during the prior fiscal year, establishes expectations with respect to each such individual’s future contributions to EB and considers industry and comparably-sized company data. In making its decision on compensation levels, the EB Compensation Committee does not use any predetermined formula or assign any particular weight to any individual criterion.

Industry Data
      In EB fiscal 2005, EB engaged William M. Mercer, Incorporated to prepare a competitive assessment of executive compensation at EB and the pay/performance relationship at EB compared to an industry peer group. Mercer analyzed proxy data to help determine how the market internally values its top management team and supplemented this information with survey data to determine how the market functionally values each position.
      Market competitive levels were determined for base salary, total cash compensation (base salary plus annual incentive), total direct compensation (total cash compensation plus long-term incentives) and annual stock grant practices.

Base Salary
      Recommendations for base salary levels take into account what is being paid elsewhere in the market, as described above, so that EB can remain competitive. Increases in base salary also take into account what has happened in the business in the prior fiscal year as well as what is expected to happen in the upcoming year. These factors include:

Sales	EB’s prior fiscal year sales volume is an important factor when evaluating base salary increases. Increased sales volume indicates that the executives have ensured that products are in EB’s stores at the proper time, stores are staffed with knowledgeable sales people, and customers are satisfied with EB’s products and services.

Forecasted Sales	Evaluation of industry forecasts for the retail industry, what new products will be introduced into the market and the overall economic outlook for the country are all important factors regarding EB’s anticipated profitability and, therefore, compensation levels.

Growth	EB’s growth is evaluated, in both absolute terms and as compared to planned rates of growth, based on several determinants, as follows:

• Number of stores

• Comparable store sales

• Overall sales volume

• Market share

• Net income

• Planned vs. actual growth rates

Net Profit Goals	These include an evaluation of store profit and loss, expenses associated with the management of the stores and support from the home office and distribution center.

Bonus
      Bonus payments are made based on EB’s performance for the prior fiscal year. Bonus amounts included in the agreements are determined by performance and compared to external research provided in the surveys and reports described above to ensure competitiveness within the industry.

Stock Based Incentive Awards
      The EB Compensation Committee believes that it is important for executives, as well as other employees, to have a vested interest in EB, through the granting of stock options which generally vest over a three-year period, thereby more closely aligning the long-term interest of executives with that of EB’s stockholders. The EB Compensation Committee believes that granting stock options provides incentive to executives by giving them a strong economic interest in maximizing stock price appreciation and enhancing their performance in attaining the long-term objectives of EB. In EB fiscal 2004, in anticipation of possible changes in the accounting for stock option grants, the EB Compensation Committee began discussing and implementing a policy pursuant to which it would grant fewer options to EB’s employees, including its executive officers.
      The EB Compensation Committee made grants under EB’s 2000 Equity Participation Plan and granted stock options to purchase an aggregate of 73,200 shares of common stock to the Named Executive Officers during EB fiscal 2005. Mr. Griffiths also authorized grants of stock options to new employees with the approval of the EB Compensation Committee. All stock options granted during EB fiscal 2005 by EB had exercise prices equal to the fair market value of the common stock on the date of grant. All full-time employees of EB at the manager level and above are eligible to receive grants of stock options under EB’s 2000 Equity Participation Plan.

CEO Compensation
      As Chief Executive Officer, Mr. Griffiths receives an annual salary of $546,000 in accordance with the terms of his employment agreement. Prior to March 2005, Mr. Griffiths received $520,000 in annual base salary. Under his employment agreement, Mr. Griffiths earned a bonus of $390,000 in EB fiscal 2005, which was paid in April 2005. In determining Mr. Griffiths’ bonus, the EB Compensation Committee considered EB’s performance in a number of key areas, including the following:

Percentage
Change
from EB
Performance Indicator	Fiscal 2004

Net sales	+24.9%
Number of stores	+29.4%
Comparable store sales	+3.1%
Net income	+14.3%
      The EB Compensation Committee believes Mr. Griffith’s current compensation is fully consistent with EB’s philosophy on executive compensation and appropriate in view of EB’s performance in EB fiscal 2005.

Tax Deductibility; Other
      Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the allowable tax deduction of compensation paid by a publicly-held corporation to its chief executive officer and its other four most highly compensated officers employed at year-end, subject to a qualified performance-based compensation exception. The EB Compensation Committee intends to take Section 162(m) into account when formulating its compensation policies for EB’s executive officers and to comply with the qualified performance-based compensation exception of Section 162(m) where the EB Compensation Committee determines compliance to be practicable and in the best interests of EB and its stockholders.

      The EB Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this joint proxy statement-prospectus into any filing under the Securities Act or the Exchange Act and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Conclusion
      The EB Compensation Committee intends to continue to operate under, and to adjust where necessary, these performance-driven compensation policies and practices to assure that they are consistent with the goals and objectives of EB, and with the primary mission of the EB board of directors of increasing long-term stockholder value.

Respectfully submitted,

Dean S. Adler
Louis J. Siana
EB Compensation Committee Interlocks and Insider Participation
      The members of the EB Compensation Committee during EB fiscal 2005 were Dean S. Adler and Louis J. Siana. None of EB’s Named Executive Officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of EB’s board of directors or Compensation Committee.

EB Comparison of Total Stockholder Return
      The following graph compares the cumulative total stockholder return on EB common stock with the S&P 500 Index and the S&P 500 Specialty Retail Index for the period from January 29, 2000 through January 28, 2005 (the last trading day of EB fiscal 2005), assuming an initial investment of $100 and the reinvestment of all dividends.
COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN
Total Return to Stockholders
(Includes reinvestment of dividends)

		INDEXED RETURNS
	Base Period	Fiscal Years Ended

	Jan. 29, 2000	Feb. 3, 2001	Feb. 2, 2002	Feb. 1, 2003	Jan. 31, 2004	Jan. 29, 2005

ELECTRONICS BOUTIQUE HOLDINGS CORP.	100	115.65	226.38	84.27	153.95	210.14

S&P 500 INDEX	100	97.37	82.07	63.97	86.08	90.68

S&P 500 SPECIALTY RETAIL INDEX	100	91.10	99.20	61.47	94.36	105.55

EB Security Ownership of Certain Beneficial Owners and Management
      The table below sets forth, as of June 27, 2005, certain information regarding the beneficial ownership of common stock by each stockholder known to EB to be the beneficial owner of more than 5% of the common stock, each of EB’s directors and Named Executive Officers, and all directors and executive officers as a group.

	Shares Beneficially
	Owned(3)

Name and Address of Beneficial Owner(1)(2)	Number	Percentage

EB Nevada Inc.(4)	11,569,100	45.6%
2215-B Renaissance Drive, Suite 5 Las Vegas, Nevada 89119
Wellington Management Company, LLP(5)	2,466,986	9.7%
75 State Street Boston, Massachusetts 02109
James J. and Agnes C. Kim(4)(6)	11,829,995	46.1%
Dean S. Adler	5,000	*
Susan Y. Kim(4)(6)	11,584,114	45.6%
Louis J. Siana	5,000	*
Alfred J. Stein	3,334	*
Stanley Steinberg	5,000	*
Jeffrey W. Griffiths	0	*
Seth P. Levy	0	*
Steven R. Morgan	0	*
John R. Panichello(4)(6)	11,584,114	45.6%
James A. Smith	0	*
All directors and executive officers as a group (11 persons)(7)	294,423	1.1%

*	Less than 1.0%

(1)	Unless otherwise noted, EB believes that all persons named in the above table have sole voting and investment power with respect to the shares beneficially owned by them.

(2)	Unless otherwise noted, the address for all beneficial owners is 931 South Matlack Street, West Chester, Pennsylvania 19382.

(3)	As of June 27, 2005, there were 25,364,335 shares of EB common stock issued and outstanding. For purposes of this table, a person is deemed to be the “beneficial owner” of any shares that such person has the right to acquire within 60 days, including upon the exercise of stock options. For purposes of computing the percentage of outstanding shares held by each person named above on a given date, any security that such person has the right to acquire within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(4)	EB Nevada Inc. is a wholly-owned subsidiary of The Electronics Boutique, Inc., all of the outstanding capital stock of which is owned by James J. Kim, Agnes C. Kim, the David D. Kim Trust of December 31, 1987, the John T. Kim Trust of December 31, 1987 and the Susan Y. Kim Trust of December 31, 1987. David D. Kim is the trustee of the David D. Kim Trust, Susan Y. Kim is the trustee of the Susan Y. Kim Trust, and John T. Kim is the trustee of the John T. Kim Trust (the trustees of each trust may be deemed to be the beneficial owners of the shares held by such trust). In addition, the trust agreement for each of these trusts encourages the trustees of the trusts to vote the shares of common stock held by them, in their discretion, in concert with James J. Kim’s family. Accordingly, the trusts, together with their respective trustee and James J. and Agnes C. Kim, may be considered a “group” under Section 13(d) of the Exchange Act. This group may be deemed to have beneficial ownership of the shares owned by EB Nevada Inc.

(5)	Based on a Schedule 13G filed with the SEC by Wellington Management Company, LLP (“Wellington”) on February 10, 2005, Wellington (i) shares voting power with respect to 1,927,108 of the reported shares with certain of its clients and (ii) shares dispositive power with respect to all of the reported shares with certain of its clients.

(6)	James J. Kim and Agnes C. Kim are the parents of Susan Y. Kim. John R. Panichello and Susan Y. Kim are husband and wife.

(7)	Excludes 11,569,100 shares owned by EB Nevada Inc. that may be deemed to be beneficially owned by James J. Kim, Susan Y. Kim and John R. Panichello.

EB — Certain Relationships and Related Transactions
      On January 30, 2004, EB terminated the services agreement with Game Group initially established in EB fiscal 1996. Under the services agreement, Game Group was responsible for the payment of management fees equal to 1.0% of Game Group’s adjusted sales, plus a bonus calculated on the basis of net income in excess of a pre-established target set by Game Group. EB had no management fee receivables as of January 29, 2005. EB’s management fee receivable at January 31, 2004 was $2.7 million and was included in Accounts receivable-Trade and vendors on EB’s consolidated balance sheet. In EB fiscal 2005, EB performed no management services for Game Group. Management fees received from Game Group under the services agreement for EB fiscal 2004 and EB fiscal 2003 were $8.6 million and $7.4 million, respectively. As part of the agreement to terminate the services agreement, Game Group paid EB $15.0 million. EB received this payment in February 2004. EB recognized $4.7 million of this payment as revenue earned on its consolidated statements of income for EB fiscal 2004. The termination agreement places restrictions on EB’s ability to compete with Game Group in the United Kingdom and Ireland until February 2006. Certain other covenants not to compete specified in the termination agreement expired as of January 31, 2005. Based on an independent analysis performed in EB fiscal 2005, these covenants not to compete were determined to have a value of $10.3 million, which was recorded as deferred revenue as of January 31, 2004. In EB fiscal 2005, EB amortized $5.8 million of this deferred revenue into income and the remaining $4.5 million will be recognized as income in EB fiscal 2006. Game Group was prohibited from entering the Italian and German markets until February 2005.
      On November 2, 2002, EB sold its BC Sports Collectibles business to Sports Collectibles Acquisition Corp. (SCAC) for $2.2 million in cash and the assumption of lease related liabilities in excess of $13 million. The purchaser, SCAC, is owned by the family of James J. Kim, EB’s Chairman. The transaction included the sale of all assets of the business including inventory, intellectual property and furniture, fixtures and equipment, and transitional services which were provided by EB to SCAC for a six-month period after the closing for an additional $300,000. $150,000 of the fee received for transition services was earned and recognized as income in EB fiscal 2003 and the remaining $150,000 in EB fiscal 2004. The transaction was negotiated and approved by a committee of EB’s board of directors comprised solely of independent directors with the assistance of an investment banking firm engaged to solicit offers for the BC Sports Collectibles business.
      EB has agreed to pay the legal fees and expenses of its Chairman of the Board, James J. Kim, in connection with the transactions contemplated under the merger agreement, including Mr. Kim’s legal fees and expenses incurred in connection with the preparation and filing of Mr. Kim’s notification and report forms under the HSR Act (including the filing fee) and in connection with the negotiation of the Kim Group voting agreement, the non-competition agreement and the registration rights agreement. EB estimates that the legal fees and expenses in connection with the preparation and filing of Mr. Kim’s notification and report forms under the HSR Act and in connection with the negotiation of the Kim Group voting agreement, the non-competition agreement and the registration rights agreement will be approximately $200,000.

EB Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires EB’s directors and executive officers, and certain persons who own more than 10% of the outstanding common stock, to file with the SEC and The NASDAQ Stock Market initial reports of ownership and reports of changes in ownership of common stock (Section 16(a) Reports). Additionally, executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish EB with copies of all Section 16(a) Reports they file. On April 13, 2004, Louis J. Siana, a member of the EB board of directors, filed a Section 16(a) Report with respect to purchases of 20,000 shares of common stock in December 2003. Except as set forth above, to EB’s knowledge, all directors, executive officers and beneficial owners of more than 10% of the common stock outstanding complied with all applicable filing requirements under Section 16(a) of the Exchange Act with respect to their beneficial ownership of common stock during EB fiscal 2005.
EB Registered Independent Public Accounting Firm
      The EB board of directors, upon the recommendation of the EB Audit Committee, has appointed the firm of KPMG LLP, registered independent public accountants, to audit the books, records and accounts of EB and its subsidiaries for the fiscal year ending January 28, 2006, subject to ratification of this appointment by EB’s stockholders. KPMG LLP has served as independent accountants for EB and The Electronics Boutique, Inc. since EB fiscal 1995, and are considered well qualified.
EB Audit Fees
      During EB fiscal 2005 and EB fiscal 2004, KPMG LLP’s services rendered to EB primarily consisted of auditing EB’s consolidated financial statements, EB’s management’s assessment that EB maintained effective internal control over financial reporting as of EB’s fiscal year end and the effectiveness of EB’s internal control over financial reporting, as well as performing quarterly reviews of the nature described in Statement on Auditing Standards No. 100 (Interim Financial Information).

	Fiscal 2005	Fiscal 2004

Audit fees	$1,133,000	$430,000
Audit related fees(1)	124,000	55,000

Audit and audit related fees	1,257,000	485,000
Tax fees(2)	400,000	380,000
All other fees	—	—

Total fees	$1,657,000	$865,000

(1)	Audit related fees consist primarily of employee benefit plan audits and assistance with foreign statutory financial statements, financial accounting and reporting standards and consultations relating to internal controls.

(2)	Tax fees consist of tax compliance services and other consultations on miscellaneous tax matters.
      All audit related services, tax services and other services were pre-approved by the EB Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The EB Audit Committee’s policy provides for pre-approval of audit, audit-related and tax services specifically prescribed by the EB Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the EB Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. Any decision must be reported to the full EB Audit Committee at its next scheduled meeting.
      The EB Audit Committee has determined that the rendering of services other than audit services by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

EB Audit Committee Report
      Notwithstanding anything to the contrary set forth in EB’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate other filings with the Securities and Exchange Commission, including this joint proxy statement-prospectus, in whole or in part, the following report shall not be deemed incorporated by reference into any Securities Act or Exchange Act filings.
      The EB Audit Committee has reviewed and discussed EB’s audited financial statements and management’s assessment of internal controls over financial reporting with both management and KPMG LLP, EB’s registered independent public accountants. The EB Audit Committee has met with and discussed with representatives of KPMG LLP various matters including those required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The EB Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed them with KPMG LLP.
      Based on the reviews and discussions referred to above, the EB Audit Committee recommended to the EB board of directors that the financial statements and management’s assessment of internal controls over financial reporting referred to above be included in EB’s Annual Report on Form 10-K.

Respectfully submitted,

Louis J. Siana, Chairman
Alfred J. Stein
Stanley Steinberg

GSC HOLDINGS CORP.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
      The following unaudited pro forma condensed consolidated balance sheet as of April 30, 2005 gives effect to the mergers as if they occurred on that date. The following unaudited pro forma condensed consolidated statements of operations for the fiscal quarter ended April 30, 2005 and the year ended January 29, 2005 give effect to the mergers as if they occurred on February 1, 2004. GameStop’s and EB’s fiscal year is composed of 52 or 53 weeks ending on the Saturday closest to January 31. Reclassifications have been made to the historical financial statements of GameStop and EB to conform to the presentation expected to be used by Holdco.
      In the proposed mergers, EB common stockholders will have the right to receive $38.15 in cash and .78795 of a share of Holdco Class A common stock for each share of EB common stock that they own. In addition, GameStop stockholders will receive one share of Holdco Class A common stock for each share of GameStop Class A common stock that they own and one share of Holdco Class B common stock for each share of GameStop Class B common stock that they own.
      The mergers and related transactions will be treated as a purchase business combination for accounting purposes, and EB’s assets acquired and liabilities assumed will be recorded at their fair value. We have assumed that the GameStop Class A common stock price is $21.61 per share (based on the closing price for GameStop Class A common stock on April 15, 2005) and that 24.783 million shares of EB common stock are outstanding at the date of completion of the mergers. Approximately 21.4 million and 29.9 million shares of Holdco Class A common stock and Holdco Class B common stock, respectively, will be issued in exchange for all outstanding common stock of GameStop, based on the one-for-one exchange ratio. We have assumed that an aggregate 19.5 million shares of Holdco Class A common stock will be issued and $945.5 million in cash will be paid in consideration for all outstanding common stock of EB. In addition, $40.6 million in cash is assumed to be paid in exchange for all of the outstanding stock options of EB.
      The allocations of the purchase price to EB’s assets, including intangible assets, and liabilities are only preliminary allocations based on estimates of fair values and will change when actual fair values are determined. Among the provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations,” criteria have been established for determining whether intangible assets should be recognized separately from goodwill. Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” provides, among other guidelines, that goodwill and intangible assets with indefinite lives will not be amortized, but rather are tested for impairment on at least an annual basis.
      Management of both GameStop and EB expect that the benefits of the business combination will generate approximately $30 million of cost savings and operating synergies by the end of the fiscal year ending February 3, 2007 and $50 million annually thereafter by capitalizing on consolidation and integration of certain functions as well as through the adoption of the best practices of both GameStop and EB. Holdco has not made any integration decisions and, accordingly, the amounts of merger-related integration costs have not been determined. The accompanying unaudited pro forma condensed statements of operations do not include any cost saving synergies which may be achievable subsequent to the closing of the mergers or the impact of non-recurring expenses and costs which are directly related to the mergers or business combination.
      The unaudited pro forma financial information shown under this heading is presented for informational purposes only, is not necessarily indicative of the financial position or results of operations that would actually have occurred had the mergers or the related transactions been consummated as of the dates or at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position of Holdco. The unaudited pro forma financial information under this heading and the accompanying notes should be read together with the historical financial statements and related notes contained in the annual reports and other information that GameStop and EB have each filed with the SEC and incorporated by reference in this joint proxy statement-prospectus.

GSC HOLDINGS CORP.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	Historical	Historical			GSC
	GameStop	EB			Holdings
	April 30,	April 30,	Pro Forma		Corp. Pro
	2005	2005	Adjustments		Forma

	(In thousands)
ASSETS:
Current assets:
Cash and cash equivalents	$149,414	$92,752	$950,000	(b)	$148,109
			(1,014,057	)(c)
			(23,000	)(e)
			(7,000	)(f)
Marketable securities	—	45,225	—		45,225
Receivables, net	10,136	17,856			27,992
Merchandise inventories	255,122	329,650			584,772
Prepaid expenses and other current assets	18,195	18,849			37,044
Prepaid taxes	—	—	2,397	(a)	5,057
			2,660	(f)
Deferred taxes	5,435	9,795	—		15,230

Total current assets	438,302	514,127	(89,000)		863,429

Property and equipment:
Land	2,000	8,145	4,810	(d)	14,955
Building and leasehold improvements	114,794	155,760	(17,860	)(d)	252,694
Fixtures and equipment	197,887	160,955	(59,206	)(d)	299,636
Construction in progress	—	2,429	(1,147	)(d)	1,282

	314,681	327,289	(73,403)		568,567
Less accumulated depreciation and amortization	133,983	153,885	(153,885	)(d)	133,983

Net property and equipment	180,698	173,404	80,482		434,584

Investment	—	—	1,436,057	(c)
			(1,436,057	)(d)
Goodwill	320,888	16,187	(16,187	)(d)	1,316,257
			1,083,484	(d)
			(88,115	)(d)
Other intangible assets	—	—	7,633	(d)	7,633
Deferred tax asset	—	12,474			12,474
Deferred financing fees	—	—	23,000	(e)	23,000
Other noncurrent assets	2,268	6,876			9,144

Total other assets	323,156	35,537	1,009,815		1,368,508

Total assets	$942,156	$723,068	$1,001,297		$2,666,521

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$211,686	$236,098	$		$447,784
Accrued liabilities	95,368	94,150	15,800	(a)	205,318
Note payable, current portion	12,173	—			12,173
Accrued income taxes payable	1,497	2,110	(3,607	)(a)	—

Total current liabilities	320,724	332,358	12,193		665,275

Deferred taxes	20,197	—			20,197
Notes payable, long-term portion	24,347	—	950,000	(b)	974,347
Deferred rent and other long-term liabilities	14,451	33,277	(21,123	)(d)	26,605

Total long-term liabilities	58,995	33,277	928,877		1,021,149

Total liabilities	379,719	365,635	941,070		1,686,424

Stockholders’ equity (deficit):
Preferred stock — authorized 5,000 shares; no shares issued or outstanding
Class A common stock — $.001 par value; authorized			(3	)(c)
300,000 shares; 21,432 shares issued and outstanding	25	276	(276	)(d)	42
Class B common stock — $.001 par value; authorized			20	(c)
100,000 shares; 29,902 shares issued and outstanding	30	—			30
Additional paid-in-capital	509,969	210,638	421,980	(c)	881,952
			(49,997	)(c)
			(210,638	)(d)
Accumulated other comprehensive income	466	6,031	(6,031	)(d)	466
Retained earnings	101,947	206,620	(196,824	)(d)	97,607
			(9,796	)(a)
			(4,340	)(f)
Treasury stock, at cost	(50,000)	(66,132)	66,132	(d)	0
			50,000	(c)

Total stockholders’ equity	562,437	357,433	60,227		980,097

Total liabilities and stockholders’ equity (deficit)	$942,156	$723,068	$1,001,297		$2,666,521

GSC HOLDINGS CORP.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)
      1. Certain reclassifications have been made to the historical presentation of GameStop and EB to conform to the presentation used in the unaudited pro forma condensed consolidated balance sheet.
      2. In connection with the business combination, EB stockholders will have the right to receive $38.15 in cash plus ..78795 shares of Holdco Class A common stock for each share of EB common stock that they own. We have assumed that an aggregate of 19,528 shares of Holdco Class A common stock will be issued based upon an assumed number of outstanding shares of EB common stock of 24,783 and an assumed stock price of $21.61 per share, with the total consideration attributable to the Holdco common stock to be issued in the EB merger equaling $422,000.
      Until closing, EB option holders have the right to exercise their options, giving them the right to receive the same consideration as the EB stockholders as described above. To the extent the options are exercised, EB will receive cash proceeds equal to the exercise price of the option and a tax benefit equal to the stock value at the date of exercise, net of the exercise price, multiplied by the effective tax rate. For those options that remain unexercised as of the closing date, those option holders have the right to receive $38.15 in cash plus cash equal to .78795 multiplied by the average of the closing prices of GameStop Class A common stock for the ten trading days prior to the closing date less their exercise price less applicable tax withholding. We have assumed that all currently outstanding options will be outstanding at the time of closing in calculating the consideration to EB option holders.
      Under the purchase method of accounting, the total estimated consideration as shown in the table below is allocated to EB’s tangible and intangible assets and liabilities based on a preliminary estimate of their fair values as of the date of the mergers. The preliminary estimated consideration is as follows:

		Capital in
		Excess of
	Common	Par
	Shares	Value	Total

Issuance of Holdco shares to EB (19.528 million shares at $21.61)	$20	$421,980	$422,000

Cash consideration paid to EB common stockholders			945,471
Cash consideration paid to EB stock option holders			40,586
Estimated GameStop transaction costs			28,000

Total cash consideration			1,014,037

Total consideration			$1,436,057

      The historical net book value of EB at April 30, 2005 was $357,433 resulting in excess cost over book value of $1,083,484, which has been allocated to EB’s assets and liabilities on a preliminary basis.
      Based upon the preliminary assessment of the fair values, the allocation of the purchase price to the proportionate amount of assets acquired and liabilities assumed in the combination with EB is as follows:

Merchandise inventories	$329,650
Other current assets	174,681
Property and equipment, net	253,886
Intangibles:
Executive employment contracts and non-compete agreements	4,483
Point of sale software	3,150
Other noncurrent assets	19,350
Goodwill	995,369

Total assets acquired	1,780,569

Liabilities assumed:
Accounts payable	236,098
Other current liabilities	96,260
Long-term liabilities	12,154

Total liabilities assumed	344,512

Total purchase price	$1,436,057

     The executive employment contracts and the point of sale software have been assigned an estimated useful life of three years, while the executive non-compete agreement has been assigned a useful life of two years. The goodwill is considered to have an indefinite life and will not be amortized.
      Holdco has not completed an assessment of the fair values of assets and liabilities of EB and the related business integration plans. Holdco expects that the ultimate purchase price allocation will include adjustments to the fair values of depreciable tangible assets, inventory, identifiable intangible assets (some of which will have indefinite lives) and liabilities, including the establishment of any potential liabilities and reserves associated with business integration plans, sales of underperforming real estate, and termination and change in control benefits. Accordingly, to the extent such assessments indicate that the fair value of the assets and liabilities differ from their net book values, such differences would be allocated to those assets and liabilities.
      (a) To give effect to $10,000 of estimated merger bonuses and $5,800 of estimated severance payments to certain EB executives, net of tax benefit.
      (b) To give effect to the receipt of $950,000 resulting from issuance of senior bonds.
      (c) To give effect to the investment in EB by the payment of cash and issuance of 19,528 shares of Holdco Class A common stock and to the elimination of GameStop treasury stock.
      (d) To eliminate the investment in EB against the underlying net book value and to reflect the results of the preliminary allocation of purchase price (pending the appraisal).
      (e) To give effect to the deferred financing fees.
      (f) To give effect to the commitment fees related to the bridge loan, net of tax benefit.

GSC HOLDINGS CORP.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Historical	Historical
	GameStop	EB			GSC
	January 29,	January 29,	Pro Forma		Holdings Corp.
For the Fiscal Year Ended January 29, 2005	2005(a)	2005(a)	Adjustments(b)		Pro Forma

	(in thousands, except per share data)
Sales	$1,842,806	$1,983,537	$		$3,826,343
Management Fees	—	5,845			5,845

Total Revenues	1,842,806	1,989,382	—		3,832,188
Cost of sales	1,328,611	1,450,205			2,778,816

Gross profit	514,195	539,177	—		1,053,372
Selling, general and administrative expenses	378,029	422,374			800,403
Depreciation and amortization	37,019	37,473	14,542	(g)	89,034

Operating earnings	99,147	79,330	(14,542)		163,935
Interest income	(1,919)	(2,350)			(4,269)
Interest expense	2,155	—	76,000	(c)	78,155
			3,268	(d)	3,268

Earnings (loss) before income tax expense (benefit)	98,911	81,680	(93,810)		86,781
Income tax expense (benefit)	37,985	29,393	(35,648	)(e)	31,730

Net earnings (loss)	$60,926	$52,287	$(58,162)		$55,051

Net earnings (loss) per common share — basic	$1.11	$2.16	$(2.53)		$0.74

			(24,159	)(f)
Weighted average shares of common stock — basic	54,662	24,159	19,421	(f)	74,083

Net earnings (loss) per common share — diluted	$1.05	$2.13	$(2.47)		$0.71

			(24,547	)(f)
Weighted average shares of common stock — diluted	57,796	24,547	19,421	(f)	77,217

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

GSC HOLDINGS CORP.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Pro Forma	Pro Forma
	Historical	Historical			GSC
	GameStop	EB			Holdings
	April 30,	April 30,	Pro Forma		Corp.
	2005	2005	Adjustments		Pro Forma
For the Fiscal Quarter Ended April 30, 2005
Sales	$474,727	$505,961	$		$980,688
Management Fees	—	1,124			1,124

Total Revenues	474,727	507,085	—		981,812
Cost of sales	347,347	374,360			721,707

Gross profit	127,380	132,725	—		260,105
Selling, general and administrative expenses	100,258	118,502			218,760
Depreciation and amortization	10,265	10,802	3,635	(g)	24,702

Operating earnings	16,857	3,421	(3,635)		16,643
Interest income	(655)	(917)			(1,572)
Interest expense	738	—	19,000	(a)	19,738
			817	(b)	817

Earnings (loss) before income tax expense (benefit)	16,774	4,338	(23,452)		(2,340)
Income tax expense (benefit)	6,448	1,561	(8,912	)(c)	(903)

Net earnings (loss)	$10,326	$2,777	$(14,540)		$(1,437)

Net earnings (loss) per common share — basic	$0.20	$0.11	$(0.33)		$(0.02)

			(24,696	)(e)
Weighted average shares of common stock — basic	51,000	24,696	19,528		70,528

Net earnings (loss) per common share — diluted	$0.19	$0.11	$(0.32)		$(0.02)

			(25,079	)(e)
Weighted average shares of common stock — diluted	54,490	25,079	19,528		74,018

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

GSC HOLDINGS CORP.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
      (a) Certain reclassifications have been made to the historical presentation of GameStop and EB to conform to the presentation used in the unaudited pro forma condensed consolidated statement of operations.
      (b) The Unaudited Pro Forma Condensed Consolidated Statements of Operations exclude the estimated commitment fees, in the amount of approximately $7,000, related to the bridge loan and the estimated $10,000 merger bonuses and $5,800 severance payments to certain EB executives, which are nonrecurring items directly attributable to the transaction.
      (c) To give effect to the interest expense incurred related to the receipt of $950,000 resulting from issuance of senior bonds, at an assumed interest rate of 8.0%. This is the mid-point of the 7% to 9% estimated range of Holdco’s high yield senior bonds.
      (d) To give effect to the amortization of deferred financing fees over seven years.
      (e) Represents the aggregate pro forma effective income tax effect (38%) of Notes (c) and (d) above.
      (f) The pro forma earnings per share has been adjusted to reflect the issuance of Holdco common stock to EB common stockholders based upon the number of shares expected to be issued.
      (g) To give effect to the intangible asset amortization and depreciation on the property and equipment adjustment based on the allocation of the purchase price over the estimated useful lives.

DESCRIPTION OF HOLDCO CAPITAL STOCK
      The following summary is a description of the material terms of Holdco’s capital stock as of the effective time of the mergers and is not complete. You should also refer to (1) Holdco’s amended and restated certificate of incorporation, which is attached as Exhibit 3.1 to the Registration Statement on Form S-4 of which this joint proxy statement-prospectus is a part, (2) Holdco’s amended and restated bylaws, which are attached as Exhibit 3.2 to the Registration Statement on Form S-4 of which this joint proxy statement-prospectus is a part, and (3) the applicable provisions of the DGCL.
Common Stock
      As of the effective time of the mergers, Holdco will be authorized to issue up to (i) 300,000,000 shares of Class A common stock, par value $.001 per share and (ii) 100,000,000 shares of Class B common stock, par value $.001 per share. Following the mergers, Holdco expects there to be approximately 41.8 million shares of Class A common stock of Holdco and 29.9 million shares of Class B common stock of Holdco outstanding.
      Each holder of Holdco’s common stock is entitled to receive dividends as may be declared by the board of directors of Holdco from time to time out of assets or funds of Holdco legally available for payment, subject to the holders of Holdco’s preferred stock.
      Each holder of Class A common stock is entitled to one vote per share. Each holder of Class B common stock is entitled to ten votes per share. Subject to the rights, if any, of the holders of any series of preferred stock and subject to applicable law, all voting rights are vested in the holders of common stock. Holders of shares of common stock are not entitled to exercise any right of cumulative voting.
      In the event of a voluntary or involuntary liquidation, dissolution or winding up of Holdco, the holders of common stock will be entitled to share equally in any of the assets available for distribution after Holdco has paid in full all of its debts and after the holder of all series of Holdco’s outstanding preferred stock have received their liquidation preferences in full.
      The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of common stock have no preemptive or preferential right. Shares of common stock are not convertible into shares of any other class of capital stock. The Bank of New York is the transfer agent for the common stock. Holdco may from time to time after the consummation of the mergers engage another transfer agent for its stock as business circumstances warrant.
Preferred Stock
      As of the effective time of the mergers, the board of directors of Holdco will be authorized to issue up to 5,000,000 shares of preferred stock, 500,000 of which shall be designated as “Series A junior preferred stock,” in one or more series, and to determine the voting powers, preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof.
      Subject to the determination of the Holdco board of directors in any certificate of designations for a series of preferred stock, Holdco’s preferred stock would generally have preference over common stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation or dissolution of Holdco.
      Holders of Series A junior preferred stock are entitled to receive when, as and if declared by the board of directors of Holdco out of funds legally available for the purpose, dividends payable in cash on the 30th day of each April, July, October and January in each year or such earlier date in any such month on which dividends on the common stock are payable.
      Each holder of Series A junior preferred stock is entitled to 10,000 votes per share on all matters submitted to a vote of the stockholders of Holdco.

      In the event of a voluntary or involuntary liquidation, dissolution or winding up of Holdco, the holders of Series A junior preferred stock will be entitled to receive $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared. After the full payment of the amount in the preceding sentence, no additional distributions shall be made to holders of Series A junior preferred stock unless the holders of common stock receive the Common Adjustment (as more fully described in Holdco’s amended and restated certificate of incorporation). Following the payment of the Common Adjustment, holders of Series A junior preferred stock and holders of common stock will receive their ratable and proportionate share of the remaining assets to be distributed, on a per share basis.
Rights Agreement
      Holdco has adopted a rights agreement substantially similar to the rights agreement currently adopted by GameStop. EB has not adopted a rights agreement. Under Holdco’s rights agreement, one right (a Right) is attached to each outstanding share of Holdco Class A common stock and each outstanding share of Holdco Class B Common Stock which will entitle the registered holder to purchase from Holdco one one-thousandth of a share of Series A junior preferred stock at a price of $100.00 per one one-thousandth of a share (the Purchase Price), subject to adjustment. The following summary is qualified in its entirety by reference to the complete text of the rights agreement attached as Exhibit 4.2 to the Registration Statement on Form S-4 of which this joint proxy statement-prospectus is a part.
      Until the earlier to occur of (i) a public announcement that, without the prior consent of the board of directors of Holdco, a person or group of affiliated or associated persons (an Acquiring Person) has acquired beneficial ownership of 15% or more of the voting power of the outstanding shares of Holdco common stock (or an additional 5% or more of the voting power of the outstanding shares of Holdco common stock in the case of any Acquiring Person who beneficially owns 15% or more of the voting power of the outstanding shares of Holdco common stock as of the date of the rights agreement) or (ii) 10 business days (or such later date as may be determined by action of the board of directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the voting power of the outstanding shares of Holdco common stock (the earlier of such dates being called the Distribution Date), the Rights will be evidenced, with respect to any of the Holdco common stock certificates outstanding, by such Holdco common stock certificate.
      The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the shares of Holdco common stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Holdco common stock certificates issued in connection with and after the mergers, upon transfer or new issuance of shares of Holdco common stock, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Holdco common stock outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the shares of Holdco common stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (Right Certificates) will be mailed to holders of record of the shares of Holdco common stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.
      The Rights are not exercisable until the Distribution Date. The Rights will expire on October 28, 2014 (the Final Expiration Date), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by Holdco, in each case, as described below.
      The Purchase Price payable, and the number of one one-thousandth shares of preferred stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock, (ii) upon the grant to holders of the preferred stock of certain rights or warrants to subscribe for or purchase preferred stock at a price, or securities convertible into preferred stock with a conversion price, less than the then current market price of the preferred stock or (iii) upon the distribution to holders of the preferred stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in preferred stock) or of subscription rights or warrants (other than those referred to above).
      The number of outstanding Rights associated with each share of Holdco common stock and the voting and economic rights of each one one-thousandth of a share of preferred stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the shares of Holdco common stock or a stock dividend on the shares of Holdco common stock payable in shares of Holdco common stock or subdivisions, consolidations or combinations of the shares of Holdco common stock occurring, in any such case, prior to the Distribution Date.
      In the event that any person becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its Affiliates and Associates (which will thereafter be null and void), will thereafter have the right to receive upon exercise of the Right and payment of the then current Purchase Price that number of one one-thousandths of a share of preferred stock having a market value of two times that Purchase Price.
      In the event that, after the Distribution Date, Holdco is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times that Purchase Price.
      If Holdco does not have sufficient shares of preferred stock to satisfy such obligation to issue preferred stock, or if the board of directors so elects, Holdco shall deliver upon payment of the Purchase Price of a Right an amount of cash or shares of Holdco common stock or securities equivalent in value to the shares of preferred stock issuable upon exercise of a Right; provided that, if Holdco fails to meet such obligation within 30 days following the later of (x) the first occurrence of an event triggering the right to purchase shares of Holdco common stock and (y) the date on which Holdco’s right to redeem the Rights expires, Holdco must deliver, upon exercise of a Right but without requiring payment of the Purchase Price then in effect, shares of preferred stock (to the extent available) and cash equal in value to the difference between the value of the shares of preferred stock otherwise issuable upon the exercise of a Right and the Purchase Price then in effect. The board of directors may extend the 30 day period described above for up to an additional 60 days to permit the taking of action that may be necessary to authorize sufficient additional shares of preferred stock to permit the issuance of preferred stock upon the exercise in full of the Rights.
      At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the voting power of the outstanding shares of Holdco common stock and prior to the acquisition by such person or group of 50% or more of the voting power of the outstanding shares of Holdco common stock, the board of directors of Holdco may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one one-thousandth of a share of preferred stock or one share of Holdco common stock per Right (subject to adjustment).
      With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of preferred stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of preferred stock) and in lieu thereof, an adjustment in cash will be made, based on the market price of the preferred stock on the last trading day prior to the date of exercise.
      At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the voting power of the outstanding shares of Holdco common stock, the board of directors of Holdco may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the Redemption Price). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.
      The preferred stock purchasable upon the exercise of the Rights will be nonredeemable and junior to any other series of preferred stock Holdco may issue (unless otherwise provided in the terms of such stock). Each share of preferred stock will be entitled to a preferred dividend equal to the greater of (a) $1.00 or (b) 1,000 times any dividend declared on the shares of Holdco common stock. In the event of liquidation, the holders of preferred stock will receive a preferred liquidation payment equal to $1,000 per share of preferred stock, plus an amount equal to accrued and unpaid dividends and distributions thereon. Each share of preferred stock will have 10,000 votes, voting together with the shares of Holdco common stock. Notwithstanding the immediately preceding sentence, in the event that dividends on the preferred stock shall be in arrears in an amount equal to six quarterly dividends thereon, holders of the preferred stock shall have the right, voting as a class, to elect two of Holdco’s directors. In the event of any merger, consolidation or other transaction in which shares of Holdco common stock are exchanged, each share of preferred stock will be entitled to receive 1,000 times the amount and type of consideration received per share of Holdco common stock. The rights of the preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Fractional shares of preferred stock in integral multiples of one one-thousandth of a share of preferred stock will be issuable. In lieu of fractional shares other than fractions that are multiples of one one-thousandth of a share, an adjustment in cash will be made based on the market price of the preferred stock on the last trading date prior to the date of exercise.
      The terms of the Rights may be amended by the board of directors of Holdco without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person and its affiliates and associates).
      Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Holdco, including, without limitation, the right to vote or to receive dividends.
      The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Holdco without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. However, the Rights generally should not interfere with any merger or other business combination approved by the board of directors.
COMPARISON OF STOCKHOLDER RIGHTS
      The rights of GameStop stockholders are currently governed by Delaware law and the certificate of incorporation and bylaws of GameStop. The rights of EB stockholders are also currently governed by Delaware law and the certificate of incorporation and bylaws of EB. Upon completion of the mergers, the rights of GameStop and EB stockholders who become stockholders of Holdco in the mergers will be governed by the DGCL and the amended and restated certificate of incorporation and amended and restated bylaws of Holdco.
      This section of the joint proxy statement-prospectus describes the material differences between the rights of GameStop stockholders and EB stockholders. This section also includes a brief description of the material rights that Holdco stockholders are expected to have immediately following completion of the mergers. In addition, this section contains a summary of the DGCL.
      This section does not include a description of the provisions of the certificate of incorporation and bylaws of GameStop that are no longer operative. This section does not include a complete description of all differences among the rights of the stockholders, nor does it include a complete description of the specific rights of the stockholders. Furthermore, the identification of some of the differences in the rights of the stockholders as material is not intended to indicate that other differences that may be equally important do not exist.
      All GameStop stockholders and EB stockholders are urged to read carefully the relevant provisions of the DGCL as well as the certificates of incorporation and bylaws of each of GameStop, EB and Holdco. Copies of the certificates of incorporation and bylaws of Holdco, GameStop and EB are available to GameStop stockholders and EB stockholders upon request. See “Where You Can Find More Information” on page 161.
Authorized Capital Stock

GameStop	The authorized capital stock of GameStop consists of:

• 300,000,000 shares of Class A common stock, par value $0.001 per share;

• 100,000,000 shares of Class B common stock, par value $0.001 per share; and

• 5,000,000 shares of preferred stock, par value $0.001 per share.

Holdco	Same as GameStop.

EB	The authorized capital stock of EB consists of:

• 100,000,000 shares of common stock, par value $0.01 per share; and

• 25,000,000 shares of preferred stock, par value $0.01 per share.
Voting Power of Capital Stock

GameStop	Each holder of Class A common stock has the right to cast one vote for each share of Class A common stock held of record on all matters submitted to a vote of stockholders, including the election of directors. Each holder of Class B common stock has the right to cast ten votes for each share of Class B common stock held of record on all matters submitted to a vote of stockholders, including the election of directors.

Holdco	Same as GameStop.

EB	Each holder of common stock has the right to cast one vote for each share of common stock held of record on all matters submitted to a vote of stockholders.
Class Voting

Delaware	Delaware corporate law requires a class vote only with respect to amendments to a certificate of incorporation that (1) would alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely or (2) would increase or decrease the aggregate number of authorized shares or the par value of the shares of such class.

GameStop	Subject to the rights of any preferred stock that may be issued, and except as may be otherwise required by law or by the certificate of incorporation, the holders of the Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of stockholders. The holders of Class A common stock are not entitled to vote on any alteration or change in the powers, preferences, or special rights of the Class B common stock that would not adversely affect the rights of the Class A common stock. With respect to any proposed amendment to the certificate of incorporation that would alter or change the powers, preferences, or special rights of the shares of Class A common stock or Class B common stock so as to affect them adversely, the approval of a majority of the votes entitled to be cast by the holders of the shares affected by the proposed amendment, voting separately as a class, is required in addition to the approval of the holders of at least a majority or such higher percentage as is required by law or the certificate of incorporation of the voting power of the then outstanding voting stock, voting together as a single class.

Holdco	Same as GameStop.

EB	No specific class voting rights are provided by the certificate of incorporation.

Directors

Delaware	The certificate of incorporation or the bylaws of a Delaware corporation may contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, that number may not be changed without amending the certificate of incorporation. Under Delaware law, the certificate of incorporation or a bylaw adopted by the stockholders may provide that directors be divided into one, two or three classes.

GameStop	The board of directors of GameStop currently has seven members. The GameStop certificate of incorporation provides that the board of directors will fix the number of directors from time to time, but the number of directors may not be less than three nor more than fifteen. The certificate of incorporation and bylaws of GameStop provide for a classified board of directors.

Holdco	The board of directors of Holdco will have nine members upon completion of the mergers. The Holdco certificate of incorporation provides that the board of directors will fix the number of directors from time to time, but the number of directors may not be less than three nor more than fifteen. The certificate of incorporation and bylaws of Holdco provide for a classified board of directors.

EB	The board of directors of EB currently has seven members. The bylaws of EB provide that the EB board of directors will fix the number of directors from time to time, but the number of directors may not be less than three nor more than 20. Neither the certificate of incorporation or the bylaws of EB provide for a classified board of directors.

Qualifications of Directors

Delaware	Under Delaware law, a director need not be a stockholder unless the certificate of incorporation or bylaws so require.

GameStop	Neither the amended and restated certificate of incorporation nor amended and restated bylaws of GameStop contain a provision specifying that a director needs to be a stockholder. Directors must be at least 21 years of age.

Holdco	Same as GameStop.

EB	Neither the certificate of incorporation nor bylaws of EB contain a provision specifying that a director needs to be a stockholder.
Vacancies on the Board of Directors

Delaware	Under Delaware law, unless otherwise provided in the certificate of incorporation or the bylaws, vacancies on a board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. In the case of a classified board of directors, directors elected to fill vacancies or newly created directorships will hold office until the next election of the class for which those directors have been chosen and until their successors have been duly elected and qualified. In addition, if, at the time of the filling of any such vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board of directors (as constituted immediately before any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

GameStop	Subject to the rights of any preferred stock, vacancies on the board of directors of GameStop including newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority vote of the directors then in office, even if those directors do not constitute a quorum, or by the sole remaining director, or by stockholders if such vacancy was caused by the removal of a director by the action of stockholders (in which event such vacancy may not be filled by the directors or a majority thereof). The directors so elected will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred or until such director’s successor shall have been duly elected and qualified.

Holdco	Same as GameStop.

EB	The bylaws of EB provide that vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director and each director so chosen shall hold office until the next annual meeting at which the term of the class to which such director has been elected expires and until such director’s successor has been duly elected and qualified, or until such director’s earlier resignation, removal from office, death or incapacity.

Removal of Directors

Delaware	Under Delaware law, any director may be removed, with or without cause, by the holders of a majority in voting power of the shares then entitled to vote at an election of directors. Members of a classified board of directors, however, may be removed only for cause, unless the certificate of incorporation provides otherwise.

GameStop	The certificate of incorporation of GameStop provides that directors may be removed, but only for cause and only upon the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock.

Holdco	Same as GameStop.

EB	The bylaws of EB provide that directors may be removed by the holders of a majority of the shares then entitled to vote at an election of directors, but only for cause.
Amendments to the Certificate of Incorporation

Delaware	Under Delaware law, unless the certificate of incorporation requires a greater vote, a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the voting power of the outstanding stock of each class entitled to vote thereon, voting in favor of the amendment is required to adopt an amendment to the certificate of incorporation.

GameStop	Subject to the rights of any preferred stock that may be issued, and except as may be otherwise required by law or by the certificate of incorporation, the holders of the Class A common stock and the Class B common stock vote together as a single class on all matters submitted to a vote of stockholders. The holders of Class A common stock are not entitled to vote on any alteration or change in the powers, preferences, or special rights of the Class B common stock that would not adversely affect the rights of the Class A common stock. With respect to any proposed amendment to the certificate of incorporation that would alter or change powers, preferences, or special rights of the shares of Class A common stock or Class B common stock so as to affect them adversely, the approval of a majority of the votes entitled to be cast by the holders of the shares affected by the proposed amendment, voting separately as a class, is required in addition to the approval of the holders of at least a majority or such higher percentage as is required by law or the certificate of incorporation of the voting power of the then outstanding voting stock, voting together as a single class. In addition, an amendment to certain provisions of the certificate of incorporation requires the approval of the holders of at least 80% of the voting power of the then outstanding voting stock of GameStop entitled to vote generally in the election of directors, voting as a single class. Provisions protected by this supermajority vote include provisions relating to the classified board of directors, vacancies on the board of directors, removal of directors, certain amendments to the certificate of incorporation, the board’s power to amend the bylaws, special meetings of stockholders, stockholder action by written consent, notice of special meetings, and advance notice of stockholder proposals.

Holdco	Same as GameStop.

EB	The certificate of incorporation of EB requires the affirmative vote of holders of at least 66.67% of the votes entitled to be cast by the holders of all outstanding shares entitled to vote generally in the election of directors to make, alter, amend, change, repeal or adopt certain provisions of the certificate of incorporation, including, among other things, provisions relating to the power of the board of directors to amend the bylaws, the supermajority provision, special meetings of stockholders and stockholder action by written consent.

Amendments to Bylaws

Delaware	The power to adopt, amend and repeal bylaws is vested in the stockholders. The board of directors may also be granted the power to adopt, amend or repeal the bylaws if the certificate of incorporation so provides.

GameStop	The certificate of incorporation of GameStop provides that the board of directors is expressly authorized to adopt, amend or repeal the bylaws; provided, however, that the bylaws adopted by the board of directors may be amended or repealed by the board of directors or by the vote of stockholders having at least 80% of the voting power of the then-outstanding stock entitled to vote generally in the election of directors. In addition, the bylaws provide that any amendment or supplement to the bylaws proposed to be acted upon at any meeting must have been described or referred to in the notice of the meeting or an announcement with respect to the meeting must have been made at the last previous board of directors meeting, and no amendment or supplement adopted by the board of directors may vary or conflict with any amendment or supplement adopted by the stockholders. The bylaws also provide that, notwithstanding the preceding sentence, the affirmative vote of holders of at least 80% of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal, or adopt any provisions inconsistent with certain bylaw provisions.

Holdco	The bylaws of Holdco may be adopted, amended or repealed by a majority of the entire board of directors. The stockholders also have the power to adopt, amend or repeal the bylaws of Holdco; provided, however, that in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the certificate of incorporation, the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, is required to adopt, amend or repeal any provision of the bylaws.

EB	The certificate of incorporation of EB provides that the board of directors may make, adopt, alter, amend, change or repeal the bylaws of EB by a majority vote of the entire board of directors, subject to any bylaw provision requiring a higher vote of the board. Stockholders are prohibited from making, adopting, altering, amending, changing or repealing the bylaws of the corporation except upon the affirmative vote of at least 66.67% of the votes entitled to be cast by the holders of all outstanding shares entitled to vote generally in the election of directors, voting together as a single class.
Action by Written Consent of Stockholders

Delaware	Unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a written consent or consents, setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted.

GameStop	The certificate of incorporation prohibits stockholder action by written consent.

Holdco	Same as GameStop.

EB	Same as GameStop.
Notice of Stockholders Meeting

Delaware	Written notice of stockholders meetings must be sent to all stockholders of record entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting, except with regard to a meeting where the stockholders are asked to vote upon certain business combinations or a sale of all or substantially all of the corporation’s assets, in which case notice shall be delivered not less than 20 nor more than 60 days before the date of the meeting.

GameStop	The bylaws of GameStop provide that written notice of the place, date, time and purposes of a meeting of stockholders must be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at the meeting.

Holdco	Same as GameStop.

EB	The bylaws of EB provide that written notice of the time, place and date of a meeting must be given to each stockholder entitled to vote at such meeting of stockholders not less than 10 nor more than 60 days before the date of the meeting.

Ability to Call Special Meetings of Stockholders

Delaware	Special meetings of stockholders may be called by the board of directors or by any person or persons authorized by the certificate of incorporation or the bylaws. If there is a failure to hold an annual meeting or to take action by written consent to elect directors in lieu of an annual meeting for a period of 30 days after the date designated for the annual meeting of stockholders, or, if no date has been designated, for a period of 13 months after the latest to occur of the organization of the corporation, its last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

GameStop	The certificate of incorporation and the bylaws of GameStop provide that special meetings of stockholders may be called only by a majority of the total authorized number of directors or by the Chairman of the board and not by stockholders.

Holdco	The certificate of incorporation of Holdco provides that special meetings of the stockholders may only be called by a majority of the total authorized number of directors or by the Chairman of the board. The bylaws of Holdco provide that the Chief Executive Officer is also authorized to call special meetings.

EB	The bylaws of EB provide that special meetings of the stockholders, for any purpose or purposes, may only be called by the Chairman of the board of directors, the Chief Executive Officer, the President or a majority of the entire board of directors.
Notice of Stockholder Action

GameStop	Under GameStop’s bylaws, in order for a stockholder to nominate candidates for election to GameStop’s board of directors at any annual meeting of stockholders, timely written notice must be given to the Secretary of GameStop. Similarly, in order for a stockholder to propose business to be brought before any meeting, timely written notice must be given to the Secretary of GameStop.

Under GameStop’s bylaws, to be timely, notice in writing of stockholder nominations or proposals to be made at annual stockholders meetings must be delivered to or mailed and received at the principal executive offices of GameStop not less than 30 days or more than 60 days prior to the annual meeting;

provided, however, in the event that less than 40 days notice or prior public disclosure of the date of the annual meeting is given to stockholders, then such notice by a stockholder must be received no later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or such public disclosure was made.

A stockholder’s notice to GameStop for the proposal of business to be brought before an annual meeting must set forth all of the following with respect to each matter the stockholder proposes to bring before the annual meeting:

• the name and address of the stockholder as they appear on GameStop’s books;

• a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting;

• the class and number of shares of GameStop that are beneficially owned by the stockholder; and

• any material interest of the stockholder in such business.

A stockholder’s notice to GameStop for the nomination of candidates for election of directors must set forth all of the following:

• the name and address of the stockholder as they appear on GameStop’s books;

• the class and number of shares of GameStop that are beneficially owned by the stockholder;

• all information relating to each nominee that must be disclosed in proxy solicitations for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act; and

• written consent of each nominee to being a nominee and serving as a director if elected.

Holdco	Same as GameStop.

EB	Under the bylaws of EB, in order for a stockholder to nominate candidates for election to the board of directors at an annual meeting, timely written notice must be given to the Secretary of EB. Similarly, in order for a stockholder to propose business to be brought before any meeting, timely written notice must be given to the Secretary of EB.

Under the bylaws of EB, to be timely, notice in writing of stockholder nominations or proposals to be made at annual stockholders meetings must be delivered to or mailed and received at the principal executive offices of EB not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, the notice by the stockholder to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the annual meeting was mailed or such public disclosure was made.

A stockholder’s notice to EB for the proposal of business to be brought before an annual meeting must set forth all of the following as to each matter the stockholder proposes to bring before the annual meeting:

• the name and address of the stockholder;

• the class, series and number of shares of EB that are owned beneficially by such stockholder;

• a brief description of the business desired to be brought before the meeting;

• the reasons for conducting such business at the meeting;

• any material interest of the stockholder in such business; and

• the beneficial owner, if any, on whose behalf the nomination or proposal is made.

A stockholder’s notice to EB for the nomination of candidates for election of directors must set forth all of the following as to each person the stockholder proposes to nominate for election or reelection as a director:

• the name, age, business address and residence address of the person;

• the principal occupation or employment of the person;

• the class and number of shares of EB that are beneficially owned by such person;

• any other information relating to the person nominated required to be disclosed in solicitation of proxies for election of directors pursuant to the Rules and Regulations of the SEC under Section 14 of the Exchange Act;

• the nominee’s written consent to being named as a nominee and to serving as a director if elected;

• the name and record address of the stockholder giving the notice; and

• the class and number of shares of capital stock of EB that are beneficially owned by the stockholder giving the notice.

Limitation of Personal Liability of Directors and Officers

Delaware	A corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, the provision may not eliminate or limit the liability of a director for:

• breach of the duty of loyalty;

• acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

• unlawful payments of dividends, certain stock repurchases or redemptions; or

• any transaction from which the director derived an improper personal benefit.

GameStop	The certificate of incorporation of GameStop contains a provision limiting personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, as described above.

Holdco	Same as GameStop.

EB	Same as GameStop.
Indemnification of Directors and Officers

Delaware	Delaware corporate law provides that, subject to certain limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person:

• acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and

• in a criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Delaware corporate law also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless and only to the extent that the court in which the action or suit was brought determines, upon application, that the person is fairly and reasonably entitled to indemnity for the expenses that the court deems to be proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding or in defense of any claim, issue or matter therein, the corporation is required to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding.

GameStop	GameStop’s certificate of incorporation authorizes the corporation to indemnify all persons to the fullest extent permitted by law. The bylaws of GameStop require GameStop to indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, by reason of the fact that he or she is or was a director or an officer of GameStop or is or was serving at the request of GameStop as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding. The bylaws provide that GameStop will indemnify such a director or officer who initiates an action, suit or proceeding only if the action, suit or proceeding was authorized by the board of directors of GameStop.

In addition, under GameStop’s bylaws, GameStop must pay, in advance of the disposition of any action, suit or proceeding, any expenses incurred by such indemnitee; provided, however, that if required by the DGCL, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer shall be made only upon delivery to GameStop of an undertaking to repay such amounts if it is ultimately judicially determined that such person is not entitled to be indemnified for such expenses. The indemnification rights conferred by GameStop are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, GameStop’s certificate of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

Holdco	Same as GameStop.

EB	The certificate of incorporation of EB requires EB to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of EB), by reason of the fact that the person is or was a director or officer of EB, or is or was serving at the request of EB as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity who is made, or threatened to be made, a party to any action, suit or proceeding whether civil, criminal, administrative or investigative against all judgments, fines, amounts paid in settlement and all expenses, including attorney’s fees, actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of EB, and, with respect to any criminal action or proceeding he or she reasonably believed to be in or not opposed to the best interests of EB, and, with respect to any criminal action or proceeding, had no reason to believe his or her conduct was unlawful. The indemnification rights conferred by EB are not exclusive of any other right to which persons seeking indemnification may be entitled to under any bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction of any court of competent jurisdiction or otherwise.

The certificate of incorporation of EB authorizes, but does not require, EB to pay the expenses incurred by a director or officer in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified.

Preemptive Rights of Stockholders

Delaware	Delaware corporate law provides that no stockholder has any preemptive rights to purchase additional stock or any security convertible into stock of a corporation unless the corporation’s certificate of incorporation expressly grants those rights.

GameStop	GameStop’s certificate of incorporation states that stockholders do not have preemptive rights.

Holdco	Same as GameStop.

EB	EB’s certificate of incorporation does not grant preemptive rights.
Dividends

Delaware	The directors of every Delaware corporation, subject to any restrictions contained in its certificate of incorporation, may declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under Delaware law, dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

GameStop	GameStop’s certificate of incorporation provides that the holders of the Class A common stock and the Class B common stock shall share equally on a per share basis in all dividends or other distributions. In the case of dividends or other distributions payable in common stock, including distributions pursuant to stock splits or divisions of common stock of GameStop, only shares of Class A common stock shall be paid or distributed with respect to Class A common stock and only shares of Class B common stock shall be paid or distributed with respect to Class B common stock. The number of shares of Class A common stock and Class B common stock so distributed on each share shall be equal in number.

Holdco	Same as GameStop.

EB	EB’s certificate of incorporation is silent with respect to dividends.
Inspection of Books and Records and Stockholder List

Delaware	Delaware law permits stockholders to inspect the stock ledger and the other books and records of a corporation for a purpose reasonably related to their interest as stockholders upon compliance with the statutory procedural requirements. Delaware law also requires corporations to prepare, at least 10 days before every stockholders meeting, a list of stockholders entitled to vote at the meeting. The list must be open to the examination of any stockholder for any purpose germane to the meeting at the principal place of business of the corporation during ordinary business hours. The list must also be produced and kept at the time and place of the meeting during the entire meeting.

GameStop	The bylaws of GameStop provide that the stockholder list will be available at a place within the city where the meeting is to be held, which place must be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.

Holdco	The bylaws of Holdco provide that a complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, at the principal place of business of Holdco.

EB	Same as GameStop.
Anti-Takeover Statute: Section 203

Delaware	Section 203 of the DGCL (Section 203) generally prevents corporations from engaging in a “business combination” with any “interested stockholder” for three years following the date that the stockholder became an interested stockholder, unless that business combination has been approved in one of a number of specific ways. For purposes of Section 203, “business combination,” includes, among other things, mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder. In general, Section 203 defines “interested stockholder” as any entity or person beneficially owning 15% or more of a corporation’s outstanding voting stock, or any entity or person affiliated with or controlling or controlled by that entity or person.

These restrictions on interested stockholders do not apply under some circumstances, including if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by the Delaware statute regulating business combinations, or if the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by these provisions of Delaware corporate law (and such amendment is duly approved by the stockholders entitled to vote thereon).

GameStop	GameStop has opted out of Section 203 in its certificate of incorporation.

Holdco	Same as GameStop.

EB	EB is governed by Section 203.

Transactions Involving Officers or Directors

Delaware	A corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, the loan or guarantee may reasonably be expected to benefit the corporation. Any other contract or transaction between the corporation and one or more of its directors or officers is neither void nor voidable solely because the interested director or officer was present, participates or votes at the board or committee meeting that authorizes the contract or transaction, if either:

• the director’s or officer’s interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith; or

• the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

GameStop	GameStop’s certificate of incorporation and bylaws are silent with respect to transactions involving officers and directors.

Holdco	Same as GameStop.

EB	EB’s bylaws contain a provision that tracks the language of the DGCL on this matter.
Mergers, Acquisitions, Share Purchases and Certain Other Transactions

Delaware	Under Delaware corporate law, a merger, consolidation or sale of all or substantially all of a corporation’s assets must be approved by the board of directors and by a majority of the outstanding stock of the corporation entitled to vote thereon.

GameStop	According to GameStop’s certificate of incorporation, in case of any consolidation, merger, combination or other transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, each holder of a share of Class A common stock is entitled to receive the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such consolidation, merger, combination or other transaction by a holder of a share of Class B common stock and each holder of a share of Class B common stock is entitled to receive the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such consolidation, merger, combination or other transaction by a holder of a share of Class A common stock. In the event that the holders of Class A common stock (or of Class B common stock) are granted rights to elect to receive one of two or more alternative forms of consideration, the foregoing provision will be satisfied if holders of Class A common stock and holders of Class B common stock are granted substantially identical election rights. Notwithstanding the foregoing, in the event of any of the foregoing transactions, the holders of Class B common stock may receive securities that differ as to voting rights and powers on a per share basis from the securities received by the holders of Class A common stock, provided, however, that such difference shall not exceed ten to one, respectively. The provisions set forth above shall not apply in the event of any internal restructuring of GameStop that does not change the economic terms, voting rights or other provisions of such Class A common stock and Class B common stock in effect immediately prior to the internal restructuring.

Holdco	Same as GameStop.

EB	The certificate of incorporation and bylaws of EB are silent with respect to mergers.

Office of the Chairman

Delaware	Delaware corporate law does not require or prohibit the creation of an Office of the Chairman for a Delaware corporation.

GameStop	GameStop’s bylaws provide for a Chairman of the board, who is the chief executive officer and a director, and who presides at the meetings of stockholders and directors. The Chairman of the board has general and active responsibility for the management of the business and is responsible for implementing all orders and resolutions of the board of directors.

Holdco	Holdco’s bylaws provide for a Chairman of the board of directors. The Chairman of the board is responsible for implementing all orders and resolutions of the board. The Chairman must be a director and must preside at all meetings of stockholders and directors at which he or she is present and will have such other powers and duties as the board of directors designates.

EB	EB’s bylaws provide for a Chairman of the board of directors. The Chairman of the board must be a director and must exercise and perform such duties and have such powers as prescribed by the board of directors or the bylaws.
LEGAL MATTERS
      Bryan Cave LLP, New York, New York, counsel for GameStop, has provided an opinion for Holdco regarding the validity of the shares of Holdco offered by this joint proxy statement-prospectus.

EXPERTS
      GameStop. The audited consolidated statements and schedule of GameStop incorporated in this joint proxy statement-prospectus by reference to GameStop’s Annual Report on Form 10-K, as amended, as of January 29, 2005 and January 31, 2004, and for the 52-week periods ended January 29, 2005, January 31, 2004 and February 1, 2003, and management’s assessment of the effectiveness of internal control over financial reporting as of January 29, 2005, have been incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.
      EB. The consolidated financial statements and schedule of EB as of January 29, 2005 and January 31, 2004, and for each of the years in the three-year period ended January 29, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of January 29, 2005 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
OTHER MATTERS WITH RESPECT TO GAMESTOP’S ANNUAL MEETING
      GameStop does not intend to present any other business for action at the GameStop annual meeting and does not know of any other business intended to be presented by others. If any matters other than the matters described in the Notice of GameStop Annual Meeting of Stockholders and this joint proxy statement-prospectus should be presented for GameStop stockholder action at the GameStop annual meeting, it is the intention of the persons designated in the proxy to vote thereon according to their best judgment.
      Proxy Solicitation. To assist in the solicitation of proxies, GameStop has retained Georgeson Shareholder Communications, Inc. Solicitation may be made personally, by telephone, by telegraph or by mail by officers and employees of GameStop who will not be additionally compensated therefor. GameStop may request persons such as brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy materials to their principals and request authority for the execution of the proxy. GameStop will reimburse such persons for their expenses in so doing. GameStop is bearing its portion of the costs of this solicitation.
      Financial and Other Information. GameStop’s Annual Report for the fiscal year ended January 29, 2005, as amended, including financial statements, is being sent to GameStop stockholders together with this joint proxy statement-prospectus.
      GameStop Stockholder Proposals. Proposals of GameStop stockholders intended to be presented at the GameStop annual meeting of stockholders to be held in 2006 must be received by the Secretary, GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, no later than                     , 2006.
      In addition, GameStop’s bylaws provide that, in order for a GameStop stockholder to propose business for consideration at a GameStop annual meeting of stockholders, such stockholder must give written notice to the secretary of GameStop not less than 30 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 40 days notice or prior public disclosure of the date of the meeting is given to GameStop stockholders, notice by the GameStop stockholder must be given not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such notice must contain the proposing GameStop stockholder’s record name and address, and the class and number of shares of GameStop which are beneficially owned by such stockholder. Such notice must also contain (i) a brief description of the business desired to be brought before the GameStop annual meeting and the reasons for conducting such business at the GameStop annual meeting, and (ii) any material interest of the proposing GameStop stockholder in such business.

OTHER MATTERS WITH RESPECT TO EB’S ANNUAL MEETING
      Any EB stockholder proposal intended to be presented at EB’s 2006 annual meeting of stockholders must conform to the applicable rules of the Securities and Exchange Commission concerning the submission and content of proposals. The proposal must be received in writing by EB, at its principal executive offices at 931 South Matlack Street, West Chester, Pennsylvania 19382, by                     , 2006, for inclusion in its proxy, notice of meeting and proxy statement relating to the EB 2006 annual meeting of stockholders. The proposal should be sent to the attention of EB’s Secretary, James A. Smith.
      Under EB’s bylaws, an EB stockholder proposal intended to be included in the proxy material for the EB 2006 annual meeting must generally be received by EB not less than 60 nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to EB stockholders, notice by an EB stockholder, to be timely, must be received by EB no later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made, whichever first occurs. Any such proposal must also comply with the other provisions contained in EB’s bylaws relating to EB stockholder proposals.
      Notice of a proposed item of business must include:

•	a brief description of the business desired to be brought before the EB annual meeting and the reasons for conducting this business at the EB annual meeting;

•	any material interests of the EB stockholder in this business;

•	the EB stockholder’s name and address as it appears in EB’s records; and

•	the number of shares of common stock beneficially owned by the EB stockholder.
      Any director nomination by an EB stockholder must include the following information about the nominee:

•	name;

•	age;

•	business and residence address;

•	principal occupation or employment;

•	the number of shares of common stock beneficially owned by the nominee;

•	the information that would be required under SEC rules in a proxy statement soliciting proxies for the election of directors; and

•	a signed consent of the nominee to serve as a director of EB, if elected.
Annual Report On Form 10-K
      EB will furnish without charge to any EB stockholder, upon written request, a copy of EB’s Form 10-K, as amended, for the fiscal year ended January 29, 2005. Requests for this report should be addressed to Investor Relations, Electronics Boutique Holdings Corp., 931 South Matlack Street, West Chester, Pennsylvania 19382. You may also obtain a copy of EB’s Form 10-K, as amended, from EB’s website at www.ebholdings.com or from the SEC’s website at www.sec.gov.
Other Matters
      The EB board of directors knows of no business that will be presented for consideration at the EB annual meeting other than that shown above. However, if any business is properly brought before the EB annual meeting, the persons named in the enclosed proxy or their substitutes will vote the proxy in respect of any such business in accordance with their best judgment pursuant to the discretionary authority conferred thereby.
      For additional information on EB, see “Where You Can Find More Information” on page 161.

WHERE YOU CAN FIND MORE INFORMATION
      GameStop and EB file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document they and Holdco file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Copies of documents filed by GameStop, EB and Holdco with the SEC are also available at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005 (for GameStop and Holdco) and The NASDAQ Stock Market, Inc., 1 Liberty Plaza, New York, New York 10006 (for EB).
      Holdco has filed a registration statement on Form S-4 under the Securities Act of 1933, as amended, with the SEC with respect to Holdco common stock to be issued in the mergers. This joint proxy statement-prospectus constitutes the prospectus of Holdco filed as part of the registration statement. This joint proxy statement-prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.
      The SEC allows us to “incorporate by reference” into this joint proxy statement-prospectus documents filed with the SEC by GameStop and EB. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this joint proxy statement-prospectus, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by GameStop or EB under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this joint proxy statement-prospectus and before the date of our annual meetings:

GameStop Filings (SEC File No. 001-31228):	Period or Date Filed

Annual Report on Form 10-K	Year ended January 29, 2005
Annual Report on Form 10-K/ A	Year ended January 29, 2005
Quarterly Report on Form 10-Q	Quarter ended April 30, 2005
Current Reports on Form 8-K	Filed on April 15, 2005, April 18, 2005, May 24, 2005 and June 9, 2005

EB Filings (SEC File No. 000-24603):	Period or Date Filed

Annual Report on Form 10-K/ A	Year ended January 29, 2005
Quarterly Report on Form 10-Q	Quarter ended April 30, 2005
Current Reports on Form 8-K	Filed on April 18, 2005, May 27, 2005, June 9, 2005 and June 15, 2005
      In addition, GameStop and EB also incorporate by reference additional documents that either company files with the SEC between the date of this document and the date of the annual meetings of the GameStop and EB stockholders. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as well as proxy statements.

      If you are a GameStop or EB stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through GameStop or EB, the SEC or the SEC’s website as described above. Documents incorporated by reference are available from GameStop or EB without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement-prospectus. GameStop and EB stockholders may obtain documents incorporated by reference in this joint proxy statement-prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

If you are a GameStop stockholder:		If you are an EB stockholder:
By Mail:	GameStop Corp.	By Mail:	Electronics Boutique Holdings Corp.
	625 Westport Parkway		931 South Matlack Street
	Grapevine, Texas 76051		West Chester, Pennsylvania 19382
	Attention: Investor Relations		Attention: Investor Relations
By Telephone:	(817) 424-2000	By Telephone:	(610) 430-8100
      This joint proxy statement-prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement-prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement-prospectus nor any distribution of securities pursuant to this joint proxy statement-prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement-prospectus by reference or in our affairs since the date of this joint proxy statement-prospectus. The information contained in this joint proxy statement-prospectus with respect to GameStop was provided by GameStop, and the information contained in this joint proxy statement-prospectus with respect to EB was provided by EB.

ANNEX A
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
GAMESTOP CORP.
GAMESTOP, INC.
GSC HOLDINGS CORP.,
COWBOY SUBSIDIARY LLC,
EAGLE SUBSIDIARY LLC
AND
ELECTRONICS BOUTIQUE HOLDINGS CORP.
DATED AS OF APRIL 17, 2005

A-i

A-ii

A-iii

TABLE OF DEFINED TERMS

Action	A-46

Adjusted Option	A-9
Adjustment Event	A-7
Affiliate	A-46
Agreement	A-1
Amended and Restated Holdco Charter	A-2
Antitrust and Competition Laws	A-35
Antitrust Filings	A-35
Average Closing Price	A-7
B&N	A-24
Bank Commitment Letters	A-23
Benefit Plans	A-38
Bryan Cave	A-40
Business Day	A-46
Cancelled Shares	A-4
Certificates	A-5
Certificates of Merger	A-3
Citigroup	A-23
Closing	A-3
Closing Date	A-3
Code	A-1
Company	A-1
Company Adverse Recommendation Change	A-29
Company Benefit Plans	A-14
Company Cash Consideration	A-4
Company Certificate of Merger	A-3
Company Certificates	A-4
Company Common Stock	A-4
Company Disclosure Letter	A-10
Company Indemnified Parties	A-36
Company Intellectual Property	A-16
Company Merger	A-2
Company Merger Consideration	A-4
Company Merger Sub	A-1
Company Permitted Liens	A-16
Company Preferred Stock	A-10
Company Representatives	A-28
Company SEC Documents	A-12
Company Stock Consideration	A-4
Company Stock Option	A-8
Company Stock Option Plans	A-8
Company Stockholder Approval	A-17
Company Stockholders Meeting	A-34

A-iv

Company Superior Proposal	A-28
Company Takeover Proposal	A-28
Company Termination Fee	A-44
Company’s Current Premium	A-37
Confidentiality Agreement	A-34
DGCL	A-1
Dissenting Shares	A-8
Dissenting Stockholder	A-8
DLLCA	A-1
Effective Time	A-3
Environmental Claim	A-16
Environmental Laws	A-16
Environmental Permits	A-16
ERISA	A-14
ESPP	A-8
Exchange Act	A-12
Exchange Agent	A-5
Exchange Fund	A-5
Expenses	A-43
Form S-4	A-13
GAAP	A-12
GameStop	A-1
GameStop Adverse Recommendation Change	A-31
GameStop Benefits Plan	A-38
GameStop Certificate of Merger	A-3
GameStop Certificates	A-5
GameStop Charter Amendment	A-23
GameStop Class A Common Stock	A-4
GameStop Class A Consideration	A-4
GameStop Class B Common Stock	A-4
GameStop Class B Consideration	A-4
GameStop Common Stock	A-4
GameStop Disclosure Letter	A-18
GameStop Indemnified Parties	A-36
GameStop Merger	A-2
GameStop Merger Consideration	A-4
GameStop Merger Sub	A-1
GameStop Preferred Stock	A-18
GameStop Representatives	A-30
GameStop Rights	A-18
GameStop Rights Agreement	A-18
GameStop SEC Documents	A-20
GameStop Series A Preferred Stock	A-18
GameStop Stock Option	A-9
GameStop Stock Option Plan	A-9

A-v

GameStop Stockholder Approval	A-23
GameStop Stockholders Meeting	A-34
GameStop Superior Proposal	A-31
GameStop Takeover Proposal	A-31
GameStop Termination Fee	A-44
GameStop, Inc.	A-1
GameStop’s Current Premium	A-37
Governmental Entity	A-11
Holdco	A-1
Holdco Class A Common Stock	A-2
Holdco Class B Common Stock	A-2
Holdco Common Stock	A-2
Holdco Preferred Stock	A-2
Holdco Series A Preferred Stock	A-2
Holdco Stock Option Plan	A-9
HSR Act	A-12
HSR Filing	A-35
Indemnified Parties	A-36
Infringe	A-16
Insiders	A-38
Intellectual Property	A-46
Joint Proxy Statement	A-12
Kim Group	A-1
Kim Group Voting Agreement	A-1
Klehr Harrison	A-40
Knowledge	A-46
Law	A-46
Liability	A-46
Liens	A-47
Material Adverse Effect	A-47
Material Contract	A-15
Merger Consideration	A-4
Merger Subs	A-1
Mergers	A-2
Merrill Lynch	A-17
New Plans	A-39
Notice of Company Adverse Recommendation	A-29
Notice of GameStop Adverse Recommendation	A-31
Objecting Party	A-35
Outside Date	A-42
Permits	A-14
Permitted Liens	A-47
Person	A-47
PJSC	A-17
Riggio Group	A-2

A-vi

Riggio Group Voting Agreement	A-2
SEC	A-12
Section 16 Information	A-38
Securities Act	A-12
Separation Agreement	A-24
Spin-Off	A-17
Subsidiary	A-47
Substantial Negotiations	A-18
Takeover Statute	A-17
Tax Return	A-15
Taxes	A-15

Transferee	A-15

Voting Agreements	A-2

Exhibit A	Kim Group Voting Agreement

Exhibit B	Riggio Group Voting Agreement
Exhibit C	Form of Amended and Restated Certificate of Incorporation of Holdco
Exhibit D	Form of Amended and Restated Bylaws of Holdco
Exhibit E	Form of Company Certificate of Merger
Exhibit F	Form of GameStop Certificate of Merger
Exhibit G	Form of Amended and Restated Certificate of Incorporation of the Company
Exhibit H	Form of Amended and Restated Bylaws of the Company
Exhibit I	Form of Amended and Restated Certificate of Incorporation of GameStop

Exhibit J	Form of Amended and Restated Bylaws of GameStop

A-vii

AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 17, 2005, by and among GameStop Corp., a Delaware corporation (“GameStop”), GameStop, Inc., a Minnesota corporation (“GameStop, Inc.”) , GSC Holdings Corp., a Delaware corporation and wholly-owned subsidiary of GameStop, Inc. (“Holdco”), Cowboy Subsidiary LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdco (“GameStop Merger Sub”), Eagle Subsidiary LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdco (“Company Merger Sub” and, together with GameStop Merger Sub, the “Merger Subs”), and Electronics Boutique Holdings Corp., a Delaware corporation (the “Company”).
WITNESSETH:
      WHEREAS, the respective Boards of Directors of the Company and GameStop have each determined that a business combination between GameStop and the Company is in the best interests of their respective companies and stockholders and accordingly have agreed to effect the Mergers upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), whereby each issued and outstanding share of capital stock of the Company will be converted into the right to receive shares of capital stock of Holdco and cash as provided in Section 2.1 and each issued and outstanding share of capital stock of GameStop will be converted into the right to receive shares of capital stock of Holdco as provided in Section 2.2;
      WHEREAS, prior to the date hereof, GameStop, Inc. organized Holdco for the sole purpose of effectuating the Mergers (as defined herein) and the other transactions contemplated hereby and GameStop, Inc. is the sole stockholder of Holdco;
      WHEREAS, prior to the date hereof, Holdco organized Company Merger Sub and GameStop Merger Sub for the sole purpose of effectuating the Mergers and Holdco is the sole member of both Company Merger Sub and GameStop Merger Sub;
      WHEREAS, (i) the Board of Directors of the Company has determined that the Company Merger (as defined herein) is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) the Board of Directors of GameStop has determined that the GameStop Merger (as defined herein) is advisable and fair to, and in the best interests of, GameStop and its stockholders and (iii) the Board of Directors of Holdco has determined that the Mergers are advisable and fair to, and in the best interests of, Holdco and its stockholders;
      WHEREAS, the Company, GameStop and Holdco desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers;
      WHEREAS, for Federal income tax purposes, it is intended that the exchange of GameStop Common Stock (as defined herein) and Company Common Stock (as defined herein) for Holdco Common Stock pursuant to the Mergers, taken together, shall qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”);
      WHEREAS, as a condition and inducement to GameStop’s willingness to enter into this Agreement, EB Nevada Inc., and James J. Kim (collectively, the “Kim Group”) are entering into a Voting Agreement, dated as of the date hereof, in the form of Exhibit A hereto (the “Kim Group Voting Agreement”), pursuant to which, among other things, and subject to the terms and conditions of the Kim Group Voting Agreement, the Kim Group has agreed to vote all shares of Company Common Stock beneficially owned by the Kim Group in favor of the adoption of this Agreement and not to sell or otherwise transfer any shares of Company Common Stock prior to the termination of such Kim Group Voting Agreement in accordance with its terms;

      WHEREAS, as a condition and inducement to the Kim Group’s willingness to enter into the Kim Group Voting Agreement, GameStop has agreed to cause Holdco to enter into a registration rights agreement in the form attached thereto on or prior to the Closing Date; and
      WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, Leonard Riggio, Barnes & Noble College Bookstores, Inc. and The Riggio Foundation (collectively, the “Riggio Group”) are entering into a Voting Agreement, dated as of the date hereof, in the form of Exhibit B hereto (the “Riggio Group Voting Agreement,” and together with the Kim Group Voting Agreement, the “Voting Agreements”), pursuant to which, among other things, and subject to the terms and conditions of the Riggio Group Voting Agreement, the Riggio Group has agreed to vote all shares of GameStop Common Stock beneficially owned by them in favor of the adoption of this Agreement and not to sell or otherwise transfer any shares of GameStop Common Stock prior to the termination of such Riggio Group Voting Agreement in accordance with its terms.
      NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows (capitalized terms used below shall have the meanings ascribed thereto as referenced in the Table of Defined Terms):
ARTICLE I
THE MERGERS
      Section 1.1     Holdco. On or prior to the Effective Time, GameStop shall cause Holdco to amend and restate its certificate of incorporation such that it will be substantially in the form attached hereto as Exhibit C (the “Amended and Restated Holdco Charter”), which, among other things, will increase the authorized capital stock of Holdco to the following: (i) 300,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Holdco Class A Common Stock”), of which one share shall be issued to GameStop, Inc.; (ii) 100,000,000 shares of Class B Common Stock, par value $0.001 per share (the “Holdco Class B Common Stock” and, together with the Holdco Class A Common Stock, the “Holdco Common Stock”); and (iii) 5,000,000 shares of Preferred Stock, par value $0.001 per share (the “Holdco Preferred Stock”), of which 500,000 shares have been designated Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Holdco Series A Preferred Stock”). At or immediately following the Effective Time, Holdco shall amend its amended and restated certificate of incorporation to change its name to “GameStop Corp.” On or prior to the Effective Time, Holdco shall amend and restate its bylaws such that it will be substantially in the form attached hereto as Exhibit D. On or prior to the Effective Time, Holdco shall adopt a Rights Agreement with The Bank of New York, as rights agent, substantially in the form of the GameStop Rights Agreement, as amended from time to time, which shall entitle the holders of Holdco Common Stock to purchase, on the occurrence of certain events, Holdco Series A Preferred Stock.
      Section 1.2     The Mergers. At the Effective Time:

(a) The Company Merger Sub shall be merged with and into the Company (the “Company Merger”). The Company will be the surviving corporation in the Company Merger, and the separate existence of the Company Merger Sub shall cease. As a result of the Company Merger, the Company shall become a wholly-owned Subsidiary of Holdco.

(b) GameStop Merger Sub shall be merged with and into GameStop (the “GameStop Merger” and, together with the Company Merger, the “Mergers”). GameStop will be the surviving corporation in the GameStop Merger, and the separate existence of GameStop Merger Sub shall cease. As a result of the GameStop Merger, GameStop shall become a wholly-owned Subsidiary of Holdco.

(c) The Mergers will have the effects set forth in the DGCL and the DLLCA.

      Section 1.3     Effective Time of the Mergers. Subject to the provisions of this Agreement, on the Closing Date, the parties shall (and shall cause their Subsidiaries to) cause the following to occur:

(a) The Company shall execute and deliver for filing a certificate of merger in the form of Exhibit E hereto (the “Company Certificate of Merger”) to the Secretary of State for the State of Delaware, in such form and manner provided in the DGCL and the DLLCA. The Company shall make all other filings required under the DGCL or the DLLCA to effect the Company Merger.

(b) GameStop shall execute and deliver for filing a certificate of merger in the form of Exhibit F hereto (the “GameStop Certificate of Merger” and, together with the Company Certificate of Merger, the “Certificates of Merger”) to the Secretary of State for the State of Delaware, in such form and manner provided in the DGCL and the DLLCA. GameStop shall make all other filings required under the DGCL or the DLLCA to effect the GameStop Merger.

(c) Each Merger shall become effective upon the filing of the appropriate Certificate of Merger with the Secretary of State for the State of Delaware or, in each case, at such time thereafter as is provided in such Certificate of Merger as agreed to by the Company and GameStop; provided that the Mergers shall become effective at the same time (such time as the Mergers become effective, the “Effective Time”).
      Section 1.4     Closing. The closing of the Mergers (the “Closing”) will take place at 10:00 a.m. on the date (the “Closing Date”) that is the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VII (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), unless another time or date is agreed to in writing by GameStop and the Company. The Closing shall be held at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, New York 10104, unless another place is agreed to in writing.
      Section 1.5     Certificates of Incorporation and Bylaws of the Surviving Corporations. (a) The certificate of incorporation and bylaws of the Company as in effect immediately before the Effective Time shall be amended as of the Effective Time so as to read in their entirety in the form attached hereto as Exhibit G and Exhibit H, respectively, and, as so amended, shall be the certificate of incorporation and bylaws, respectively, of the Company as the surviving corporation in the Company Merger, until thereafter changed or amended as provided therein or by applicable Law.
      (b) The certificate of incorporation and bylaws of GameStop as in effect immediately before the Effective Time shall be amended as of the Effective Time so as to read in their entirety in the form attached hereto as Exhibit I and Exhibit J, respectively, and, as so amended, shall be the certificate of incorporation and bylaws, respectively, of GameStop as the surviving corporation in the GameStop Merger, until thereafter changed or amended as provided therein or by applicable Law.
      Section 1.6     Officers and Directors of the Surviving Corporations. (a) At the Effective Time, the directors and officers of the Company, as the surviving corporation in the Company Merger, shall be the same as the directors and officers of Holdco at the Effective Time, in accordance with Section 6.17.
      (b) At the Effective Time, the directors and officers of GameStop, as the surviving corporation in the GameStop Merger, shall be the same as the directors and officers of Holdco at the Effective Time, in accordance with Section 6.17.

ARTICLE II
EFFECT OF THE MERGERS; SURRENDER OF CERTIFICATES AND PAYMENT
      Section 2.1     Conversion of Company Securities. At the Effective Time, by virtue of the Company Merger and without any action on the part of Holdco, Company Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Dissenting Shares) shall, subject to Section 2.3(f), be converted into the right to receive the following consideration: (i) $38.15 in cash (the “Company Cash Consideration”) without interest and (ii) 0.78795 validly issued, fully paid, nonassessable shares of Holdco Class A Common Stock (the “Company Stock Consideration” and, together with the Company Cash Consideration, the “Company Merger Consideration”).

(b) Company and GameStop-Owned Shares. Each share of Company Common Stock owned by the Company, Company Merger Sub or GameStop (“Cancelled Shares”), in each case immediately prior to the Effective Time, shall be canceled without any conversion thereof, and no consideration shall be paid with respect thereto.

(c) Conversion of Company Merger Sub Membership Interests. The membership interests of Company Merger Sub outstanding immediately prior to the Effective Time shall be converted into one fully paid non-assessable share of common stock, par value $0.01 per share, of the Company, as the surviving corporation in the Company Merger.

(d) Exchange of Certificates. Certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the “Company Certificates”) shall be exchanged in accordance with Section 2.3.
      Section 2.2     Conversion of GameStop Securities. At the Effective Time, by virtue of the GameStop Merger and without any action on the part of Holdco, GameStop Merger Sub, GameStop or the holders of any of the following securities:

(a) Conversion of GameStop Class A Common Stock. Each share of Class A common stock, par value $0.001 per share, of GameStop (“GameStop Class A Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 2.2(c)) shall be converted into the right to receive one validly issued, fully paid and non-assessable share of Holdco Class A Common Stock (the “GameStop Class A Consideration”).

(b) Conversion of GameStop Class B Common Stock. Each share of Class B common stock, par value $0.001 per share, of GameStop (“GameStop Class B Common Stock” and, together with the GameStop Class A Common Stock, the “GameStop Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 2.2(c)) shall be converted into the right to receive one validly issued, fully paid and non-assessable share of Holdco Class B Common Stock (the “GameStop Class B Consideration”, and together with the GameStop Class A Consideration, the “GameStop Merger Consideration” and together with the Company Merger Consideration, the “Merger Consideration”).

(c) GameStop and Company-Owned Shares. Each share of GameStop Class A Common Stock and GameStop Class B Common Stock owned by GameStop, GameStop Merger Sub or the Company, in each case immediately prior to the Effective Time, shall be cancelled without any conversion thereof, and no consideration shall be paid with respect thereto.

(d) Conversion of GameStop Merger Sub Membership Interests. The membership interests of GameStop Merger Sub outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of GameStop, as the surviving corporation in the GameStop Merger.

(e) Cancellation of Holdco Common Stock. Each share of Holdco Common Stock held by GameStop, Inc. immediately prior to the Effective Time shall be cancelled, and no consideration shall be paid with respect thereto.

(f) Exchange of Certificates. Certificates that immediately prior to the Effective Time represented shares of GameStop Common Stock (the “GameStop Certificates” and, together with the Company Certificates, the “Certificates”) shall be exchanged in accordance with Section 2.3.
      Section 2.3     Exchange of Certificates.
      (a) Exchange Agent. As soon as practicable following the date of this Agreement and in any event not less than 15 Business Days prior to the Closing Date, GameStop will designate a national bank or trust company reasonably satisfactory to the Company to act as agent of Holdco for purposes of, among other things, mailing and receiving transmittal letters and distributing the Merger Consideration to the Company’s and GameStop’s stockholders (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company’s and GameStop’s stockholders for the purpose of receiving and holding their Certificates and shall obtain no rights or interests in the shares represented by such Certificates. As of the Effective Time, Holdco and the Exchange Agent shall enter into an agreement which will provide that Holdco shall have deposited with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock and GameStop Common Stock for exchange in accordance with this Article II, through the Exchange Agent, cash and certificates representing the shares of Holdco Common Stock (such cash and such shares of Holdco Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time and any cash payable in lieu of any fractional shares of Holdco Common Stock, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 and 2.2 in exchange for outstanding shares of Company Common Stock and GameStop Common Stock.
      (b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a Certificate whose shares of Company Common Stock or GameStop Common Stock were converted into the right to receive the Merger Consideration (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as Holdco may specify consistent with this Agreement) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

(ii) After the Effective Time, upon surrender of a Certificate for cancellation to the Exchange Agent, together with the letter of transmittal contemplated in Section 2.3(b)(i), duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions, if any, in accordance with Section 2.3(c) and cash in lieu of any fractional share of Holdco Common Stock in accordance with Section 2.3(f), and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock or GameStop Common Stock that are not registered in the transfer records of the Company or GameStop, as applicable, payment may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered (the “Transferee”), if such Certificate is properly endorsed or otherwise in proper form for transfer and the Transferee pays any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establishes to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3(b), each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II, certain dividends or other distributions, if any, in accordance with

Section 2.3(c) and cash in lieu of any fractional share of Holdco Common Stock in accordance with Section 2.3(f). No interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this Article II.

      (c) Dividends; Other Distributions. No dividends or other distributions with respect to Holdco Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Holdco Common Stock represented thereby and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to Section 2.3(f), and all such dividends, other distributions and cash in lieu of fractional shares of Holdco Common Stock will be paid by Holdco to the Exchange Agent and will be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar Laws, following surrender of any such Certificate in accordance herewith, there will be paid to the holder of the certificate representing whole shares of Holdco Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Holdco Common Stock and the amount of any cash payable in lieu of a fractional share of Holdco Common Stock to which such holder is entitled pursuant to Section 2.3(f) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Holdco Common Stock.
      (d) No Further Ownership Rights in Company Common Stock. All shares of Holdco Common Stock issued and all Company Cash Consideration paid upon the surrender for exchange of Company Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.3(c) and Section 2.3(f)) will be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Company Certificates, subject, however, to Holdco’s obligation to pay any dividends or make any other distributions, in each case with a record date (i) prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or (ii) prior to the date of this Agreement and in each case which remain unpaid at the Effective Time, and there will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Holdco or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this Article II.
      (e) No Further Ownership Rights in GameStop Common Stock. All shares of Holdco Common Stock issued upon the surrender for exchange of GameStop Certificates in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.2(c)) will be deemed to have been issued in full satisfaction of all rights pertaining to the shares of GameStop Common Stock theretofore represented by such GameStop Certificates, subject, however, to Holdco’s obligation to pay any dividends or make any other distributions, in each case with a record date (i) prior to the Effective Time that may have been declared or made by GameStop on such shares of GameStop Common Stock in accordance with the terms of this Agreement or (ii) prior to the date of this Agreement and in each case which remain unpaid at the Effective Time, and there will be no further registration of transfers on the stock transfer books of Holdco of the shares of GameStop Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, GameStop Certificates are presented to Holdco or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this Article II.
      (f) No Fractional Shares.

(i) No certificates or scrip representing fractional shares of Holdco Common Stock will be issued upon the surrender for exchange of Company Certificates, no dividend or distribution of Holdco will relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Holdco.

(ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Company Merger who would otherwise be entitled to receive a fraction of a share of Holdco Common Stock (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) shall receive, in lieu thereof, an amount in cash (without interest), rounded to the nearest cent, equal to the product obtained by multiplying (A) the fractional share interest to which such former holder would otherwise be entitled by (B) the average of the closing prices for a share of GameStop Class A Common Stock as reported on the NYSE Composite Transactions Reports (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) for the ten trading days prior to, but not including, the Closing Date (the “Average Closing Price”).

(iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Certificates formerly representing shares of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Company Certificates formerly representing shares of Company Common Stock subject to and in accordance with the terms of Section 2.3(b).
      (g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time will be delivered to Holdco, upon demand, and any holders of Certificates who have not theretofore complied with this Article II may thereafter look only to Holdco for payment of their claim for Merger Consideration, and any dividends or distributions, if any, with respect to Holdco Common Stock and any cash in lieu of fractional shares of Holdco Common Stock, as applicable.
      (h) No Liability. None of Holdco, GameStop, the Company or the Exchange Agent will be liable to any Person in respect of any shares of Holdco Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Holdco Common Stock or any cash from the Exchange Fund, in each case, delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
      (i) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Holdco in direct obligations of the U.S. Treasury, on a daily basis. Any interest and other income resulting from such investments will be paid to Holdco. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Holdco shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.
      (j) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdco the posting by such Person of a bond in such reasonable amount as Holdco may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Holdco Common Stock deliverable in respect thereof and any cash in lieu of fractional shares, in each case, due to such Person pursuant to this Agreement.
      Section 2.4     Certain Adjustments. If, after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of Holdco Common Stock, GameStop Common Stock or Company Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares or readjustment, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs (any such action, an “Adjustment Event”), the Merger Consideration will be proportionately and appropriately adjusted to reflect such Adjustment Event.

      Section 2.5     Appraisal Rights. Shares of Company Common Stock that have not been voted for adoption of this Agreement and with respect to which appraisal has been properly demanded in accordance with Section 262 of the DGCL (“Dissenting Shares”) will not be converted into the right to receive the Company Merger Consideration at or after the Effective Time unless and until the holder of such shares (a “Dissenting Stockholder”) withdraws such demand for such appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for such appraisal. If a holder of Dissenting Shares withdraws such demand for appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder’s Dissenting Shares will cease to be a Dissenting Share and will be converted as of the Effective Time into and represent the right to receive the Company Merger Consideration, without interest thereon. The Company shall give Holdco and GameStop prompt notice of any demands for appraisal, attempted withdrawals of such demands and any other instruments received by the Company relating to stockholders’ rights of appraisal, and, prior to the Effective Time Holdco and GameStop shall have the right to participate in, and after the Effective Time Holdco shall have the right to direct, all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company shall not, except with prior written consent of Holdco and GameStop, which may be given or withheld in its sole discretion, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.
      Section 2.6     Further Assurances. At and after the Effective Time, the officers and directors of Holdco will be authorized to execute and deliver, in the name and on behalf of the Company, GameStop or any of the Merger Subs, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, GameStop or any of the Merger Subs, any other actions and things to vest, perfect or confirm of record or otherwise in the surviving corporation of the Mergers any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the surviving corporations in the Mergers as a result of, or in connection with, the Mergers.
      Section 2.7     Withholding Rights. Holdco or the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code (including any backup withholding or withholding required by Section 1445 of the Code), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Holdco or the Exchange Agent, as the case may be, such amounts withheld shall be treated for purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Holdco or the Exchange Agent, as the case may be.
      Section 2.8     Stock Options and Other Equity Awards. (a) Company Stock Option Plans. The Board of Directors of the Company or the appropriate committee thereof shall take all action necessary so that each option or other right to acquire one (1) share of Company Common Stock (each, a “Company Stock Option”) under the Company’s 1998 Equity Participation Plan and 2000 Equity Participation Plan (collectively, the “Company Stock Option Plans”), which, in each case, is outstanding immediately prior to the Effective Time (whether vested or unvested) shall, as of the Effective Time, cease to represent an option or other right to acquire shares of Company Common Stock and shall instead represent the right to receive, as soon as practicable after the Effective Time, an amount in cash equal to (A) the Company Cash Consideration plus (B) the Company Stock Consideration multiplied by the Average Closing Price minus (C) the exercise price per share of such stock option minus (D) any applicable tax withholding.
      (b) Employee Stock Purchase Plan. At the Effective Time, each option or other right to acquire one share of Company Common Stock under the Amended and Restated 2000 Employee Stock Purchase Plan (the “ESPP”), which, in each case, is outstanding immediately prior to the Effective Time shall, subject to the terms of the ESPP, cease to represent an option or other right to acquire shares of Company Common Stock and shall instead represent the right to receive, upon the next Offering Termination Date (as defined in the ESPP), the Company Merger Consideration. The Company shall take all action necessary to terminate the ESPP as of June 30, 2005, and no person shall have any rights under such plan from and after such termination; provided, however, that such termination shall not affect any options to purchase shares of Company Common Stock that were issued prior to the date hereof and for which shares of Company Common Stock will be issued on June 30, 2005.
      (c) Reservation of Shares. Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Holdco Common Stock for delivery with respect to shares of Holdco Common Stock to be delivered in accordance with this Section 2.8. Promptly after the Effective Time, Holdco shall file a registration statement on Form S-8 (or any successor or other appropriate form) registering a number of shares of Holdco Common Stock necessary to fulfill Holdco’s obligations under this Section 2.8 and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company equity awards remain outstanding.
      Section 2.9     GameStop Stock Options; GameStop Stock Option Plans. (a) Assumption of GameStop Stock Options. At the Effective Time, (i) each outstanding option or other right to acquire, whether vested or unvested immediately prior to the Effective Time, shares of GameStop Class A Common Stock (each a “GameStop Stock Option”), and (ii) the Amended and Restated 2001 Incentive Plan of GameStop (the “GameStop Stock Option Plan”) and all agreements thereunder, shall be assumed by Holdco. At the Effective Time, each GameStop Stock Option so assumed by Holdco under this Agreement (an “Adjusted Option”), shall continue to have, and be subject to, the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable under the GameStop Stock Option Plan and the documents governing the GameStop Stock Options immediately before the Effective Time, except that each GameStop Stock Option will be exercisable for that number of shares of Holdco Class A Common Stock equal to the number of shares of GameStop Class A Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time. The date of grant of each Adjusted Option will be the date on which the corresponding GameStop Stock Option was granted.
      (b) Stock Plans. GameStop and Holdco agree that the GameStop Stock Option Plan will be amended, to the extent necessary, to reflect the transactions contemplated by this Agreement, including conversion of shares of the GameStop Class A Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Holdco Class A Common Stock on a basis consistent with the transactions contemplated by this Agreement. GameStop agrees to submit the amendment to the GameStop Stock Option Plan to its stockholders if such submission is determined to be necessary by counsel to GameStop; provided, however, that such approval will not be a condition to the consummation of the Mergers.
      (c) Reservation of Shares. Holdco (i) will reserve for issuance the number of shares of Holdco Class A Common Stock that will become subject to the benefit plans, programs and arrangements referred to in this Section 2.9, (ii) will issue or cause to be issued the appropriate number of shares of Holdco Class A Common Stock, pursuant to applicable plans, programs and arrangements, upon the exercise or maturation of rights existing thereunder on the Effective Time or thereafter granted or awarded and (iii) intends to adopt the Holdco 2005 Incentive Plan (the “Holdco Stock Option Plan”) which will be substantially in the form of the GameStop Stock Option Plan, except that the number of shares of Holdco Class A Common Stock issuable pursuant to such plan will be up to an additional 5,000,000. Promptly after the Effective Time, Holdco will prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Holdco Class A Common Stock necessary to fulfill Holdco’s obligations under this Section 2.9. Such registration statement will be kept effective (and the current status of the prospectus required thereby will be maintained) for at least as long as awards granted under the GameStop Stock Option Plan and Holdco Stock Option Plan remain outstanding.
      (d) Notices. As soon as practicable after the Effective Time, Holdco will deliver to the holders of the GameStop Stock Options appropriate notices setting forth such holders’ rights pursuant to the GameStop Stock Option Plan and the agreements evidencing the grants of such GameStop Stock Options and that such GameStop Stock Options and the related agreements will be assumed by Holdco and will continue in effect on the same terms and conditions (subject to the modification required by this Section 2.9 after giving effect to the Mergers).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
      Except as set forth in the disclosure letter delivered by the Company to GameStop concurrently with the execution of this Agreement, which disclosure letter is arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article III (the “Company Disclosure Letter”), the Company hereby represents and warrants to GameStop and Holdco:
      Section 3.1     Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on the Company. The Company has made available to GameStop prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and bylaws, memorandum and articles of association or other governing documents of itself and each of its Subsidiaries each as amended to the date of this Agreement.
      Section 3.2     Subsidiaries. All outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company (i) have been validly issued and are fully paid and nonassessable and (ii) are free and clear of all Liens other than Permitted Liens. All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each Subsidiary of the Company are beneficially owned, directly or indirectly, by the Company. No Subsidiary of the Company owns, either directly or indirectly, any shares of capital stock of the Company. The Company does not, directly or indirectly, own any capital stock or other equity interest in any Person other than its Subsidiaries.
      Section 3.3     Capital Structure. (a) The authorized capital stock of the Company consists entirely of (i) 100,000,000 shares of Company Common Stock and (ii) 25,000,000 shares of Preferred Stock, par value $0.01 per share, of the Company (“Company Preferred Stock”). At the close of business on April 14, 2005 (i) 24,766,479 shares of Company Common Stock were issued and outstanding; (ii) 2,784,635 shares of Company Common Stock were held by the Company in its treasury; (iii) 1,285,332 shares of Company Common Stock were subject to issued and outstanding Company Stock Options granted under the Company Stock Option Plans; (iv) no more than 5,000 shares of Company Common Stock were subject to issued and outstanding options or other rights to acquire Company Common Stock under the ESPP; and (v) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of capital stock of the Company are, and all shares that may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights.
      (b) Set forth on Schedule 3.3(b) of the Company Disclosure Letter is (i) the authorized capital stock or other equity interests of each of the Subsidiaries and the issued and outstanding shares or other equity interests of each of the Subsidiaries of the Company (including shares of restricted stock); (ii) shares of stock or other equity interests held by the relevant Subsidiary in its treasury; (iii) shares or other equity interests of the relevant Subsidiary that were subject to issued and outstanding options granted under relevant stock option plans; and (iv) shares of preferred stock of each Subsidiary of the Company. All outstanding shares or other equity interests of capital stock of each of the Subsidiaries are, and all shares or other equity interests that may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights.

      (c) Except as set forth in Section 3.3(a) and (b), as of April 14, 2005, (1) there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities of the Company or any of its Subsidiaries, (ii) any securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its Subsidiaries, or (iii) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries and (2) there are no outstanding obligations of the Company or any of its Subsidiaries to (i) issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries or (ii) repurchase, redeem or otherwise acquire any such securities.
      Section 3.4     Authority. The Company has all requisite corporate power and authority to enter into this Agreement and, subject, in the case of the Company Merger, to the Company Stockholder Approval, to consummate or cause the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Company Merger, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by GameStop and Holdco, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws generally affecting the rights of creditors and subject to general equity principles. The Board of Directors of the Company has (i) duly and validly approved this Agreement, (ii) determined and declared that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders and (iii) resolved to recommend to such stockholders that they vote in favor of the Company Merger and (iv) approved the Kim Group Voting Agreement, in each case subject to Section 5.2. The Company has furnished to GameStop a certified copy of resolutions of the Board of Directors of the Company approving and adopting this Agreement, the Company Merger and the other transactions contemplated hereby.
      Section 3.5     Non-Contravention; Consents and Approvals. (a) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) conflict with the certificate of incorporation or bylaws (or comparable organizational documents) of any of the Company and its Subsidiaries, (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of any of the Company and its Subsidiaries under, any loan or credit agreement, note, bond, mortgage, indenture or other agreement, instrument, permit, concession, franchise, lease, license or other authorization applicable to any of the Company and its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), conflict with or violate any judgment, order, decree or Law applicable to any of the Company and its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on the Company and that would not prevent or materially delay consummation of the Mergers.
      (b) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any court, administrative, regulatory or other governmental agency, tribunal, body, instrumentality, entity, commission or authority, whether supra-national, national, federal, state, local or municipal, including without limitation of the United States, the European Union, Canada or any other applicable jurisdiction and political subdivisions thereof, or any non-governmental self-regulatory agency, commission or authority or any arbitral tribunal in any applicable jurisdiction (each, a “Governmental

Entity”) or any third party is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (i) the Company Stockholder Approval, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a joint proxy statement relating to the Company Stockholders Meeting and the GameStop Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Joint Proxy Statement”) and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) or such other applicable sections of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby; (iii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware; (iv) all necessary registrations and filings and approvals or waivers under the Antitrust and Competition Laws, including in respect of the HSR Filings by the Company, GameStop and any member of the Kim Group under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other filings either required under any other applicable Antitrust and Competition Laws or that the Company and GameStop deem advisable; (v) notifications to NASDAQ and, in the case of GameStop, filings with and approvals of the NYSE to permit the shares of Holdco Common Stock that are to be issued in the Mergers to be listed on the NYSE; and (vi) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on the Company and that would not prevent or materially delay consummation of the Mergers.
      Section 3.6     SEC Reports and Financial Statements. (a) The Company has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act with the SEC since February 1, 2002 (as such reports, schedules, forms, statements and documents have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective dates, or if amended prior to the date of this Agreement, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed, or as so amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
      (b) The consolidated financial statements of the Company included in the Company SEC Documents comply as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated statements of income, cash flows and stockholders’ equity for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). No Subsidiary of the Company is required to make any filings with the SEC or any comparable regulatory authority in any jurisdiction.
      (c) The Company and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by it in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to GameStop a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2002.
      Section 3.7     No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, except Liabilities that (i) are accrued or reserved against in the most recent financial statements included in the Company SEC Documents filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since January 29, 2005, (iii) are incurred pursuant to the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business or (v) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
      Section 3.8     Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Holdco in connection with the issuance of Holdco Common Stock in the Mergers (the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders and GameStop’s stockholders or at the time of the Company Stockholders Meeting or the GameStop Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by GameStop or Holdco specifically for inclusion or incorporation by reference in the Joint Proxy Statement.
      Section 3.9     Absence of Certain Changes or Events. Since January 29, 2005, (a) each of the Company and its Subsidiaries has conducted its respective operations only in the ordinary course consistent with past practice, (b) there has not occurred (i) any fact, event, circumstance, change, condition or effect (including the incurrence of any Liabilities of any nature, whether or not accrued, contingent or otherwise) that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its Subsidiaries other than dividends paid to the Company or any of its Subsidiaries by a wholly-owned Subsidiary; or (iii) any material change by the Company or any of its Subsidiaries in accounting principles or methods, and (c) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement, would be prohibited by Section 5.1 hereof.
      Section 3.10     Compliance with Applicable Laws. (a) Except as disclosed in the Company SEC Reports, the Company and its Subsidiaries are, and have been, in compliance with all applicable Laws (including the Sarbanes-Oxley Act and the USA Patriot Act of 2001), except where any such non-compliance, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on the Company. The operations of the Company and its Subsidiaries have not been and are not being conducted in violation of any Permit necessary for the conduct of their respective businesses as currently conducted, except where any such violations, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on the Company.

      (b) The Company and its Subsidiaries hold all licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other Persons (“Permits”) necessary for the conduct of their respective businesses as currently conducted, except where the failure to hold such Permits, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on the Company.
      Section 3.11     Employee Benefit Plans. (a) Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of (i) each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, employment, consulting, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, severance or other employee benefit plan, agreement, arrangement or understanding maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute or with respect to which the Company or any of its Subsidiaries has any liability under any applicable Law, including each multiemployer plan (as defined in Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) each change of control agreement providing benefits under any applicable Law to any current or former employee, officer or director of the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (collectively, the “Company Benefit Plans”).
      (b) With respect to the Company Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would reasonably be expected to be subject to any liability that, individually or in the aggregate, would reasonably be expected to have or result in a Material Adverse Effect on the Company, whether under ERISA, the Code, any other applicable Law or otherwise.
      (c) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement (including this Agreement) that would reasonably be likely to result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or would otherwise be impermissible under applicable Law as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with other events). No Company Benefit Plan provides for the reimbursement of excise taxes under Section 4999 of the Code or any income taxes under the Code.
      (d) All terms and conditions relating to the termination of employees employed by the Company or its Subsidiaries which exceed the minimum terms and conditions required by the relevant local Law have been disclosed in Section 3.11(d) of the Company Disclosure Letter.
      (e) The Company and each of its Subsidiaries has complied with all requirements under applicable Law in relation to information, notification, consultation and negotiation requirements with employees, employee representatives, works councils, trade unions and other employee bodies that arise in connection with this Agreement, except where any such non-compliance, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on the Company.
      Section 3.12     Taxes. (i) The Company and each of its Subsidiaries have filed all material Tax Returns required to be filed, and all such returns are materially complete and accurate; (ii) the Company and each of its Subsidiaries has paid all material Taxes due except for those Taxes being disputed in good faith through appropriate proceedings and which are adequately reserved for on the Company’s financial statements; (iii) there are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries, other than Liens for Taxes not yet due and Liens for Taxes that are being contested in good faith by appropriate proceedings; (iv) neither the Company nor any of its Subsidiaries (A) is a party to any agreement providing for the allocation, sharing or indemnification of Taxes or (B) is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or a Subsidiary, nor does the Company have any Knowledge that the IRS has proposed any such adjustment or change in accounting method; (v) neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of Law as a transferee or successor, by contract, or otherwise); (vi) neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Mergers from qualifying as a transaction described in Section 351 of the Code; (vii) no deficiencies for any material Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries for which adequate reserves in accordance with GAAP have not been created, and, to the Knowledge of the Company, no claim has been made by a taxing authority in a jurisdiction where the Company and/or its Subsidiaries do not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction; (viii) to the Knowledge of the Company, the financial statements included in the Company SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes for which the Company or any of its Subsidiaries may be liable for all taxable periods and portions thereof through the date hereof; (ix) the Company and each of its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (x) neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; (xi) neither the Company nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4, and all transactions that could give rise to a substantial understatement of U.S. federal income tax within the meaning of Section 6662 of the Code have been adequately disclosed in accordance with such section; (xii) (A) there are no outstanding waivers or consents given by the Company or its Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Tax Returns and (B) there are no federal, state, local or foreign audits or other administrative proceedings or court proceedings presently pending with respect to Taxes or Tax Returns; and (xiii) there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to, nor will the consummation of the transactions contemplated hereby obligate the Company or any of its Subsidiaries to make, the payment of any amount that would not be deductible by the Company or any Subsidiary by reason of Section 280G of the Code. As used in this Agreement, “Taxes” includes all federal, state or local or foreign net and gross income, alternative or add-on minimum, environmental, gross receipts, ad valorem, value added, goods and services, capital stock, profits, license, single business, employment, national insurance, social security, severance, stamp, unemployment, customs, property, sales, excise, use, occupation, service, transfer, payroll, franchise, withholding and other taxes or similar governmental duties, charges, fees, levies or other assessments, including any interest, penalties or additions with respect thereto and any liability for taxes as a transferee or successor, by contract or otherwise. As used herein, “Tax Return” shall mean any return, report, statement or information required to be filed with any Governmental Entity with respect to Taxes.
      Section 3.13     Material Contracts. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) neither the Company nor any of its Subsidiaries is (and, to the Company’s Knowledge, no other party is) in breach of or default under any Material Contract, (ii) neither the Company nor any of its Subsidiaries has received any written notice or claim of default under any Material Contract or any written notice of an intention to, and to the Knowledge of the Company, no other party to any Material Contract intends to terminate, not renew or challenge the validity or enforceability of any Material Contract (including as a result of the execution and performance of this Agreement), (iii) to the Company’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or a default under any Material Contract, (iv) each of the Material Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and to the Company’s Knowledge, of the other parties thereto, and (v) the Company and its Subsidiaries have performed all respective material obligations required to be performed by them to date under the Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in material breach thereunder. “Material Contract” shall mean any contract that has been or would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC.

      Section 3.14     Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or one of its Subsidiaries (i) has good, transferable, insurable (or similar) and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due, (B) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (C) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company (such liens, imperfections and irregularities in clauses (A), (B) and (C), “Company Permitted Liens”), and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s Knowledge, the lessor.
      Section 3.15     Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company or its Subsidiaries own free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever other than Company Permitted Liens or have a valid license to use all material Intellectual Property (including any registrations or applications for registration of any of the foregoing) (collectively, the “Company Intellectual Property”) necessary to carry on their business as currently conducted, (ii) to the Company’s Knowledge, the Company Intellectual Property does not infringe, imitate, misappropriate, dilute, violate or otherwise derogate or make unauthorized use of (“Infringe”) the intellectual property rights of third parties and is not being Infringed by any third parties, (iii) to the Knowledge of the Company, no facts or circumstances exist that would affect the validity, substance or existence of, or the Company’s rights in, the Company Intellectual Property, (iv) the Company and its Subsidiaries have taken reasonable actions to protect and maintain the Company Intellectual Property, including the Company Intellectual Property that is confidential in nature, and (v) there are no claims, suits or other actions, and to the Knowledge of the Company, no claim, suit or other action is threatened, that seek to limit or challenge the validity, enforceability, ownership, or right to use, sell or license the Company Intellectual Property, nor does the Company know of any valid basis therefor.
      Section 3.16     Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries hold, and are currently, and have been, in continuous compliance with all applicable permits, licenses, registrations and other governmental authorizations required under all Laws relating in any manner to contamination, pollution or protection of human health, natural resources or the environment (“Environmental Laws”) for the Company to conduct its operations (“Environmental Permits”), and are currently, and have been, otherwise in continuous compliance with all applicable Environmental Laws, (ii) to the Company’s Knowledge, the Company and its Subsidiaries have not received any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging any violation of, or any actual or potential liability under, any Environmental Laws (an “Environmental Claim”), and the Company has no Knowledge of any pending or threatened Environmental Claim, (iii) no hazardous, dangerous or toxic substance, including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, lead, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation and any other material that is regulated pursuant to any Environmental Laws or that would reasonably be expected to result in liability under any Environmental Laws has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by the Company or its Subsidiaries, in violation of, or in a manner or to a location that would reasonably be expected to give rise to Liability to the Company or its Subsidiaries under or relating to, any Environmental Laws, (iv) the reports of environmental assessments, audits and similar investigations previously made available to GameStop are all such reports in the possession of the Company or, to the Company’s Knowledge, otherwise in existence and reasonably within the control of the Company on any property currently or formerly owned or operated by the Company or any of its Subsidiaries and (v) the Company and its Subsidiaries have not contractually assumed any liabilities or obligations under or relating to any Environmental Laws.
      Section 3.17     Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is or was otherwise a creditor or debtor to, or party to or otherwise bound by any contract, agreement, arrangement, understanding, undertaking, commitment, obligation or promise, with, any stockholder holding more than 5% of the outstanding securities of the Company, director or officer of the Company or any of its Subsidiaries, or any member of their immediate families, other than (i) payment of regular salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or its Subsidiaries and (iii) for other standard employee benefits made generally available to all employees. Since January 29, 2005, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.
      Section 3.18     Voting Requirements. The affirmative vote at the Company Stockholders Meeting of the holders of a majority of the outstanding shares of Company Common Stock, is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement (collectively, the “Company Stockholder Approval”).
      Section 3.19     State Takeover Statutes. The Board of Directors of the Company has taken all necessary action so that (i) the restrictions on “business combinations” set forth in Section 203 of the DGCL are inapplicable to this Agreement, the Mergers, and the transactions contemplated by this Agreement and (ii) no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to this Agreement, the Mergers or the transactions contemplated by this Agreement
      Section 3.20     Opinion of Financial Advisors. The Board of Directors of the Company has received (i) the opinion of Merrill Lynch & Co. (“Merrill Lynch”), dated the date of this Agreement, to the effect that, as of such date and subject to the considerations set forth therein, the Company Merger Consideration is fair, from a financial point of view, to holders of shares of Company Common Stock other than the Kim Group and (ii) the opinion of Peter J. Solomon Company, L.P. (“PJSC”), dated the date of this Agreement, to the effect that, as of such date and subject to the considerations set forth therein, the Company Merger Consideration is fair, from a financial point of view, to holders of shares of Company Common Stock other than the Kim Group.
      Section 3.21     Brokers. Except for Merrill Lynch, Keane Advisors, LLC and PJSC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
      Section 3.22     No Negotiations. On November 12, 2004 the GameStop Class B Common Stock was distributed in a transaction intended to qualify as tax-free under Section 355 of the Code (the “Spin-Off”). The Spin-Off and the transactions contemplated by this Agreement are not part of a plan (or series of related transactions) involving the Company (and to the Knowledge of the Company, involving any other Person) pursuant to which one or more Persons acquire directly or indirectly stock representing a 50-percent or greater interest (measured by voting power or value) in GameStop. (For purposes of this

Section 3.22, the acquisition of GameStop by Holdco in accordance with the terms of this Agreement will not be considered a plan to acquire a 50-percent or greater interest in GameStop.) In this regard, the Company had no agreement, understanding, arrangement or Substantial Negotiations with GameStop or any other Person regarding the transactions contemplated by this Agreement or similar transactions at any time prior to November 13, 2004. For purposes of this Agreement, “Substantial Negotiations” include discussions of significant economic terms (e.g. the exchange ratio in a reorganization) by one or more officers, directors or controlling stockholders of GameStop or another Person or Persons with the implicit or explicit permission of one or more officers, directors or controlling stockholders of GameStop with one or more officers, directors or controlling stockholders of the Company or another Person or Persons with the implicit or explicit permission of one or more officers, directors or controlling stockholders of the Company.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF GAMESTOP AND HOLDCO
      Except as set forth in the disclosure letter delivered by GameStop to the Company concurrently with the execution of this Agreement, which disclosure letter is arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article IV (the “GameStop Disclosure Letter”), GameStop and Holdco hereby represent and warrant to the Company:
      Section 4.1     Organization, Standing and Corporate Power. Except as set forth in Section 4.1 of the GameStop Disclosure Letter, each of GameStop and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of each jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of GameStop and its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect on GameStop. GameStop has made available to the Company prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and bylaws, memorandum and articles of association or other governing documents of itself and each of its Subsidiaries, each as amended to the date of this Agreement.
      Section 4.2     Subsidiaries. Except as set forth in Section 4.2 of the GameStop Disclosure Letter, all outstanding shares of capital stock of, or other equity interests in, each Subsidiary of GameStop (i) have been validly issued and are fully paid and nonassessable and (ii) are free and clear of all Liens other than Permitted Liens. All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each Subsidiary of GameStop are beneficially owned, directly or indirectly, by GameStop. No Subsidiary of GameStop owns, either directly or indirectly, any shares of capital stock of GameStop. GameStop does not, directly or indirectly, own capital stock or other equity interest in any Person other than its Subsidiaries.
      Section 4.3     Capital Structure. (a) GameStop represents and warrants that the authorized capital stock of GameStop consists entirely of (i) 300,000,000 shares of Class A GameStop Common Stock, (ii) 100,000,000 shares of GameStop Class B Common Stock and (iii) 5,000,000 shares of preferred stock, par value $0.001 per share (“GameStop Preferred Stock”), of which 500,000 shares have been designated Series A Junior Participating Preferred Stock, par value $.001 per share (“GameStop Series A Preferred Stock”), of GameStop. Each share of GameStop Class A Common Stock carries with it an associated share purchase right issued pursuant to the Rights Agreement between GameStop and The Bank of New York, as rights agent, dated as of October 28, 2004 (as amended from time to time, the “GameStop Rights Agreement”), which entitles the holder thereof to purchase, on the occurrence of certain events, Series A Preferred Stock (the “GameStop Rights”). At the close of business on April 14, 2005 (i) 24,563,228 shares of GameStop Class A Common Stock were issued and outstanding, of which 3,262,887 shares of GameStop Class A Common Stock were held by GameStop in its treasury;

(ii) 29,901,662 shares of GameStop Class B Common Stock were issued and outstanding; (iii) no shares of GameStop Class B Common Stock were held by GameStop in its treasury; (iv) 500,000 shares of GameStop Series A Preferred Stock were reserved for issuance in connection with the right to purchase GameStop Series A Preferred Stock pursuant to the terms of the GameStop Rights Agreement; and (v) approximately 13,124,915 shares of GameStop Class A Common Stock were subject to issued and outstanding options to purchase GameStop Class A Common Stock granted under the GameStop Stock Option Plan. All outstanding shares of capital stock of GameStop are, and all shares that may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights.
      (b) Set forth in Section 4.3(b) of the GameStop Disclosure Letter is (i) the authorized capital stock or other equity interests of each of the Subsidiaries of GameStop and the issued and outstanding shares or other equity interests of each of the Subsidiaries of GameStop (including shares of restricted stock); (ii) shares of stock or other equity interests held by the relevant Subsidiary of GameStop in its treasury; (iii) shares or other equity interests of the relevant Subsidiary of GameStop that were subject to issued and outstanding options granted under relevant stock option plans; and (iv) shares of preferred stock of each Subsidiary of GameStop, if applicable. All outstanding shares of capital stock or other equity interests of each of the Subsidiaries of GameStop are, and all shares or other equity interests that may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of preemptive rights.
      (c) Except as set forth in Section 4.3(a) and (b), as of April 14, 2005, (1) there are not issued, reserved for issuance or outstanding (i) any shares of capital stock or other voting securities of GameStop or its Subsidiaries, (ii) any securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of GameStop Subsidiaries, or (iii) any warrants, calls, options or other rights to acquire from GameStop or any of its Subsidiaries any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of GameStop or any of its Subsidiaries and (2) there are no outstanding obligations of GameStop or any of its Subsidiaries to (i) issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of GameStop or any of its Subsidiaries or (ii) repurchase, redeem or otherwise acquire any such securities.
      Section 4.4     Authority. Each of GameStop and Holdco have all requisite corporate power and authority to enter into this Agreement and, subject, in the case of the GameStop Merger, to the GameStop Stockholder Approval, to consummate or cause the transactions contemplated by this Agreement. The execution and delivery of this Agreement by GameStop and Holdco and the consummation by GameStop and Holdco of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of GameStop and Holdco, subject, in the case of the GameStop Merger, to receipt of the GameStop Stockholder Approval. This Agreement has been duly executed and delivered by each of GameStop and Holdco and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of GameStop and Holdco, enforceable against GameStop and Holdco in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws generally affecting the rights of creditors and subject to general equity principles. The Board of Directors of GameStop has (i) duly and validly approved this Agreement, (ii) determined and declared that the transactions contemplated by this Agreement are advisable and in the best interests of GameStop and its stockholders, (iii) resolved to recommend to such stockholders that they vote in favor of the adoption of this Agreement, and (iv) approved the Riggio Group Voting Agreement, in each case subject to Section 5.3. GameStop has furnished to the Company certified copies of the resolutions of the Board of Directors of GameStop and Holdco approving and adopting this Agreement, the Mergers and the other transactions contemplated hereby.
      Section 4.5     Non-Contravention; Consents and Approvals. (a) Except as set forth in Section 4.5(a) of the GameStop Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) subject to the GameStop Stockholder Approval and the filing of the GameStop Charter Amendment, conflict with the certificate of incorporation or bylaws (or comparable organizational documents) of any of GameStop and its Subsidiaries, (ii) result in any breach, violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or creation or acceleration of any obligation or right of a third party or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of any of GameStop and its Subsidiaries under, any loan or credit agreement, note, bond, mortgage, indenture or other agreement, instrument, permit, concession, franchise, lease, license or other authorization applicable to any of GameStop and its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), conflict with or violate any judgment, order, decree or Law applicable to any of GameStop and its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on GameStop and that would not prevent or materially delay consummation of the Mergers.
      (b) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity or any third party is required by GameStop or any of its Subsidiaries in connection with the execution and delivery of this Agreement by GameStop and Holdco or the consummation by GameStop and Holdco of the transactions contemplated hereby, except for: (i) the GameStop Stockholder Approval and the filing of the GameStop Charter Amendment, (ii) the filing with the SEC of (A) the Joint Proxy Statement and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) or such other applicable sections of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby; (iii) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware; (iv) all necessary registrations and filings and approvals or waivers under the Antitrust and Competition Laws, including in respect of the HSR Filings by the Company, GameStop and any member of the Kim Group under the HSR Act and any other filings either required under any other applicable Antitrust and Competition Laws or that the Company and GameStop deem advisable; (v) notifications to NASDAQ and, in the case of GameStop, filings with and approvals of the NYSE to permit the shares of Holdco Common Stock that are to be issued in the Mergers to be listed on the NYSE; and (vi) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on GameStop and that would not prevent or materially delay consummation of the Mergers.
      Section 4.6     SEC Reports and Financial Statements. (a) GameStop has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) under the Securities Act and the Exchange Act with the SEC since February 12, 2002 (as such reports, schedules, forms, statements and documents have been amended since the time of their filing, collectively, the “GameStop SEC Documents”). As of their respective dates, or if amended prior to the date of this Agreement, as of the date of the last such amendment, the GameStop SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such GameStop SEC Documents, and none of the GameStop SEC Documents when filed, or as so amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
      (b) The consolidated financial statements of GameStop included in the GameStop SEC Documents comply as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of GameStop and its consolidated subsidiaries as of the dates thereof and the consolidated statements of income, cash flows and stockholders’ equity for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). No Subsidiary of GameStop is required to make any filings with the SEC or any comparable regulatory authority in any jurisdiction.
      (c) GameStop and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. GameStop (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by it in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to GameStop’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to GameStop’s auditors and the audit committee of GameStop’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect GameStop’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in GameStop’s internal controls over financial reporting. GameStop has made available to the Company a summary of any such disclosure made by management to GameStop’s auditors and audit committee since January 1, 2002.
      Section 4.7     No Undisclosed Liabilities. Neither GameStop nor any of its Subsidiaries has any Liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, except Liabilities that (i) are accrued or reserved against in the most recent financial statements included in the GameStop SEC Documents filed prior to the date hereof or are reflected in the notes thereto, (ii) were incurred in the ordinary course of business since January 29, 2005, (iii) are incurred pursuant to the transactions contemplated by the Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business or (v) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GameStop.
      Section 4.8     Information Supplied. None of the information supplied or to be supplied by GameStop specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders and GameStop’s stockholders or at the time of the Company Stockholders Meeting or the GameStop Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by GameStop with respect to statements made or incorporated by reference therein based on information supplied by the other party specifically for inclusion or incorporation by reference in the Joint Proxy Statement.
      Section 4.9     Absence of Certain Changes or Events. Since January 29, 2005, (a) each of GameStop and its Subsidiaries has conducted its respective operations only in the ordinary course consistent with past practice, (b) there has not occurred (i) any fact, event, circumstance, change, condition or effect (including the incurrence of any Liabilities of any nature, whether or not accrued, contingent or otherwise) that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on GameStop; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of GameStop or of any of its Subsidiaries other than dividends paid to GameStop or any of its Subsidiaries by a wholly-owned Subsidiary; or (iii) any material change by GameStop or any of its Subsidiaries in accounting principles or methods, and (c) neither GameStop nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement, would be prohibited by Section 5.1 hereof.
      Section 4.10     Compliance with Applicable Laws. (a) Except as disclosed in the GameStop SEC Documents, GameStop and its Subsidiaries are, and have been, in compliance with all applicable Laws (including the Sarbanes-Oxley Act and the USA Patriot Act of 2001), except where any such non-compliance, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on GameStop. The operations of GameStop and its Subsidiaries have not been and are not being conducted in violation of any Permit necessary for the conduct of their respective businesses as currently conducted, except where any such violations, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on GameStop.
      (b) Except as set forth in Section 4.10(b) of the GameStop Disclosure Letter, GameStop and its Subsidiaries hold all Permits necessary for the conduct of their respective businesses as currently conducted, except where the failure to hold such Permits, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect on GameStop.
      Section 4.11     Taxes. Except as set forth in Section 4.11 of the GameStop Disclosure Letter, (i) GameStop and each of its Subsidiaries have filed all material Tax Returns required to be filed, and all such returns are materially complete and accurate; (ii) GameStop and each of its Subsidiaries has paid all material Taxes due except for those Taxes being disputed in good faith through appropriate proceedings and which are adequately reserved for on GameStop’s financial statements; (iii) there are no Liens for material Taxes upon the assets of GameStop or any of its Subsidiaries, other than Liens for Taxes not yet due and Liens for Taxes that are being contested in good faith by appropriate proceedings; (iv) neither GameStop nor any of its Subsidiaries (A) is a party to any agreement providing for the allocation, sharing or indemnification of Taxes or (B) is required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by GameStop or a Subsidiary, nor does GameStop have any Knowledge that the IRS has proposed any such adjustment or change in accounting method; (v) neither GameStop nor any of its Subsidiaries has any liability for Taxes of any Person (other than GameStop and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of Law as a transferee or successor, by contract, or otherwise); (vi) neither GameStop nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Mergers from qualifying as a transaction described in Section 351 of the Code; (vii) no deficiencies for any material Taxes have been proposed, asserted or assessed against GameStop or any of its Subsidiaries for which adequate reserves in accordance with GAAP have not been created, and, to the Knowledge of GameStop, no claim has been made by a taxing authority in a jurisdiction where GameStop and/or its Subsidiaries do not file Tax Returns that GameStop or any such Subsidiary is or may be subject to taxation by that jurisdiction; (viii) to the Knowledge of GameStop, the financial statements included in the GameStop SEC Documents reflect an adequate reserve in accordance with GAAP for all Taxes for which GameStop or any of its Subsidiaries may be liable for all taxable periods and portions thereof through the date hereof; (ix) GameStop and each of its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; (x) neither GameStop nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; (xi) neither GameStop nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4, and all transactions that could give rise to a substantial understatement of U.S. federal income tax within the meaning of Section 6662 of the Code have been adequately disclosed in accordance with such section; (xii) (A) there are no outstanding waivers or consents given by GameStop or its Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Tax Returns and (B) there are no federal, state, local or foreign audits or other administrative proceedings or court proceedings presently pending with respect to Taxes or Tax Returns; and (xiii) there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to, nor will the consummation of the transactions contemplated hereby obligate GameStop or any of its Subsidiaries to make, the payment of any amount that would not be deductible by GameStop or any Subsidiary by reason of Section 280G of the Code.
      Section 4.12     Transactions with Affiliates. Except as set forth in the GameStop SEC Documents filed prior to the date of this Agreement, there are no outstanding amounts payable to or receivable from, or advances by GameStop or any of its Subsidiaries to, and neither GameStop nor any of its Subsidiaries is or was otherwise a creditor or debtor to, or party to or otherwise bound by any contract, agreement, arrangement, understanding, undertaking, commitment, obligation or promise, with, any stockholder holding more than 5% of the outstanding securities of GameStop, director or officer of GameStop or any of its Subsidiaries, or any member of their immediate families, other than (i) payment of regular salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of GameStop or its Subsidiaries and (iii) for other standard employee benefits generally available to all employees. Since January 29, 2005, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which GameStop or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.
      Section 4.13     Financing. At the time of the execution of this Agreement and at the Effective Time, either GameStop will have available or GameStop will have for the purposes of making available to Holdco the funds on hand, together with funds committed to GameStop pursuant to executed bank commitment letters previously furnished to the Company (the “Bank Commitment Letters”), necessary to pay the aggregate Company Cash Consideration payable to the holders of Company Common Stock in connection with the Company Merger and to pay all fees and expenses in connection with the Mergers.
      Section 4.14     Voting Requirements. The affirmative vote at the GameStop Stockholders Meeting of a majority of the votes entitled to be cast by the holders of outstanding shares of (i) GameStop Class A Common Stock and GameStop Class B Common Stock, voting together as a single class, is the only vote of the holders of any class or series of GameStop’s capital stock necessary to adopt this Agreement and (ii) GameStop Class A Common Stock, voting as a separate class, and GameStop Class A Common Stock and GameStop Class B Common Stock, voting together as a single class, is the only vote of the holders of any class or series of GameStop’s capital stock necessary to amend GameStop’s Amended and Restated Certificate of Incorporation (the “GameStop Charter Amendment”) to permit the payment of the GameStop Merger Consideration in accordance with the terms hereof, such amendment to be filed immediately prior to the Effective Time ((i) and (ii) collectively, the “GameStop Stockholder Approval” ). In such vote, the holders of the GameStop Class A Common Stock shall be entitled to cast one vote per share and the holders of the GameStop Class B Common Stock shall be entitled to cast ten votes per share.
      Section 4.15     Opinion of Financial Advisors. The Board of Directors of GameStop has received the opinion of Citigroup Global Markets Inc. (“Citigroup”), to the effect that, as of the date of such opinion and subject to the considerations set forth therein, the Company Merger Consideration is fair, from a financial point of view, to GameStop.
      Section 4.16     State Takeover Statutes and Rights Plan. The Board of Directors of GameStop has taken all necessary action so that (i) the restrictions on “business combinations” set forth in Section 203 of the DGCL are inapplicable to this Agreement, the Mergers, and the transactions contemplated by this Agreement, (ii) no Takeover Statute or any anti-takeover provision in GameStop’s certificate of incorporation or bylaws is applicable to this Agreement, the Mergers or the transactions contemplated by this Agreement, and (iii) no “stock acquisition date,” “distribution date” or “triggering event” will occur under the GameStop Rights Plan by virtue of the execution, delivery or performance of this Agreement by the parties hereto.

      Section 4.17     Brokers. Except for Citigroup, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GameStop.
      Section 4.18     Holdco; Merger Subs. (a) Holdco is a duly incorporated, validly existing direct, wholly owned Delaware subsidiary of GameStop, was formed for the purpose of engaging in the transactions contemplated by this Agreement, and does not have any subsidiaries, except the Merger Subs, and has not undertaken any business or other activities other than in connection with entering into this Agreement and engaging in the transactions.
      (b) The Merger Subs are duly formed, validly existing direct, wholly owned Delaware subsidiaries of Holdco, were formed for the purpose of engaging in the transactions contemplated by this Agreement, and do not have any subsidiaries and have not undertaken any business or other activities other than in connection with entering into this Agreement and engaging in the transactions.
      Section 4.19     No Negotiations. The Spin-Off and the transactions contemplated by this Agreement are not part of a plan (or series of related transactions) involving GameStop (and to the Knowledge of GameStop, involving any other Person) pursuant to which one or more Persons acquire directly or indirectly stock representing a 50-percent or greater interest (measured by voting power or value) in GameStop. For purposes of this Section 4.19, the acquisition of GameStop by Holdco in accordance with the terms of this Agreement will not be considered a plan to acquire a 50-percent or greater interest in GameStop. In this regard, GameStop had no agreement, understanding, arrangement or Substantial Negotiations with the Company or any other Person regarding the transactions contemplated by this Agreement or similar transactions at any time prior to November 13, 2004.
      Section 4.20     Separation Agreement. Upon delivery to, and acceptance by, Barnes & Noble, Inc. (“B&N”) of the Subsequent Tax Opinion (as defined in and pursuant to the Separation Agreement, dated January 1, 2002, by and between B&N and GameStop (the “Separation Agreement”)), the consummation of the transactions contemplated by this Agreement will not cause GameStop to be in violation of the Separation Agreement.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
      Section 5.1     Conduct of Business. (a) Conduct of Business by the Company. Except as set forth on Section 5.1(a) of the Company Disclosure Letter and except as otherwise required, permitted or contemplated by this Agreement or except as consented to in writing by GameStop, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course, and to the extent consistent therewith, each of the Company and its Subsidiaries shall use reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, vendors, employees, creditors and business partners. Without limiting the generality of the foregoing, except as set forth on Section 5.1(a) of the Company Disclosure Letter, except as otherwise required, permitted or contemplated by this Agreement or except as consented to in writing by GameStop, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the Effective Time, the Company shall not and shall not permit any of its Subsidiaries to:

(i) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to the exercise of Company Stock Options outstanding on the date hereof or pursuant to the ESPP;

(ii) (A) directly or indirectly, split, combine or reclassify the outstanding shares of capital stock of the Company, or any outstanding capital stock of any of the Subsidiaries of the Company, or (B) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

(iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

(iv) amend its certificate of incorporation or bylaws (or other comparable organizational documents);

(v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its material properties or material assets;

(vi) incur any long-term indebtedness (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction, or otherwise) or incur short-term indebtedness other than indebtedness incurred in the ordinary course of business or under lines of credit existing on the date of this Agreement (or any refinancing thereof not to exceed the amount borrowable thereunder);

(vii) other than in the ordinary course of business and consistent with past practice, (A) grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any current or former director or consultant of the Company or any of its Subsidiaries, (B) grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any officer or employee of the Company or any of its Subsidiaries, (C) adopt, enter into, amend or otherwise increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any Company Benefit Plan, (D) enter into or amend any employment, bonus, severance, change in control, retention agreement or any similar agreement or any collective bargaining agreement or, grant any severance, bonus, termination, or retention pay to any officer, director, consultant or employee of the Company or any of its Subsidiaries, or (E) pay or award any pension, retirement, allowance or other non-equity incentive awards, or other employee or director benefit not required by any outstanding Company Benefit Plan;

(viii) enter into any transaction, agreement, arrangement or understanding between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any Affiliate of the Company (other than any Subsidiary of the Company), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;

(ix) take any action to cause the Company Common Stock to cease to be listed on the NASDAQ National Market prior to the Closing Date;

(x) take, or agree to commit to take, or omit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time;

(xi) change the accounting methods or principles used by it unless required by GAAP (or, if applicable with respect to foreign subsidiaries, the relevant foreign generally accepted accounting principles) or any Governmental Entity;

(xii) acquire by merging or consolidating with, by purchasing any equity interest in or any assets of, or by any other manner, any significant business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets, in each case for a total purchase price in excess of $35,000,000, except for the purchase of assets from suppliers or vendors in the ordinary course of business;

(xiii) except in the ordinary course of business, make or rescind any material express or deemed election, or settle or compromise any material claim or action, relating to Taxes, or change any of its methods of accounting or of reporting income or deductions for Tax purposes in any material respect;

(xiv) satisfy any material claims or liabilities, other than in the ordinary course of business or in accordance with their terms;

(xv) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $5,000,000 in the aggregate, except for (A) loans, advances, capital contributions or investments between any Subsidiary of the Company and the Company or another Subsidiary of the Company or (B) employee advances for expenses in the ordinary course of business;

(xvi) other than in the ordinary course of business, (A) terminate or adversely modify or amend any contract having a duration of more than one year and total payment obligations of the Company in excess of $5,000,000 (other than (1) contracts terminable within one year or (2) the renewal, on substantially similar terms, of any contract existing on the date of this Agreement), (B) waive, release, relinquish or assign any right or claim of material value to the Company, or (C) cancel or forgive any material indebtedness owed to the Company or any of its Subsidiaries; or

(xvii) authorize, commit or agree to take any of the foregoing actions.
      (b) Conduct of Business by GameStop. Except as set forth on Section 5.1(b) of the GameStop Disclosure Letter, except as otherwise required, permitted or contemplated by this Agreement or except as consented to in writing by the Company, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the Effective Time, GameStop shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course, and to the extent consistent therewith, each of GameStop and its Subsidiaries shall use reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, vendors, employees, creditors and business partners. Without limiting the generality of the foregoing, except as set forth on Section 5.1(b) of the GameStop Disclosure Letter, except as otherwise required, permitted or contemplated by this Agreement or except as consented to in writing by the Company, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the Effective Time, GameStop shall not and shall not permit any Subsidiary of GameStop to:

(i) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of GameStop or its Subsidiaries, other than issuances pursuant to the exercise of GameStop Stock Options outstanding on the date hereof;

(ii) (A) directly or indirectly, split, combine or reclassify the outstanding shares of capital stock of GameStop, or any outstanding capital stock of any of the Subsidiaries of GameStop, or (B) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

(iii) acquire by merging or consolidating with, by purchasing any substantial equity interest in or a substantial portion of the assets of, or by any other manner, any significant business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets, in each case for a total purchase price in excess of $35,000,000, except for the purchase of assets from suppliers or vendors in the ordinary course of business;

(iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

(v) amend its certificate of incorporation or bylaws (or other comparable organizational documents);

(vi) sell, lease, license, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its material properties or material assets;

(vii) incur any long-term indebtedness (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction, or otherwise) or incur short-term indebtedness other than indebtedness incurred in the ordinary course of business or under lines of credit existing on the date of this Agreement (or any refinancing thereof not to exceed the amount borrowable thereunder) or under the Bank Commitment Letters;

(viii) other than in the ordinary course of business and consistent with past practice, (A) grant any increase in the compensation or benefits payable or to become payable by GameStop or any of its Subsidiaries to any current or former director or consultant of GameStop or any of its Subsidiaries, (B) grant any increase in the compensation or benefits payable or to become payable by GameStop or any of its Subsidiaries to any officer or employee of GameStop or any of its Subsidiaries, (C) adopt, enter into, amend or otherwise increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any GameStop Benefit Plan, (D) enter into or amend any employment, bonus, severance, change in control, retention agreement or any similar agreement or any collective bargaining agreement or, grant any severance, bonus, termination, or retention pay to any officer, director, consultant or employee of GameStop or any of its Subsidiaries, or (E) pay or award any pension, retirement, allowance or other non-equity incentive awards, or other employee or director benefit not required by any outstanding GameStop Benefit Plan;

(ix) enter into any transaction, agreement, arrangement or understanding between (i) GameStop or any of its Subsidiaries, on the one hand, and (ii) any Affiliate of GameStop (other than any Subsidiary of GameStop), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;

(x) change the accounting principles used by it unless required by GAAP (or, if applicable with respect to foreign subsidiaries, the relevant foreign generally accepted accounting principles) or any Governmental Entity;

(xi) take any action to cause the GameStop Common Stock to cease to be listed on the New York Stock Exchange prior to the Closing Date;

(xii) take, or agree to commit to take, or omit to take, any action that would make any representation or warranty of GameStop contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time;

(xiii) except in the ordinary course of business, make or rescind any material express or deemed election, or settle or compromise any material claim or action, relating to Taxes, or change any of its methods of accounting or of reporting income or deductions for Tax purposes in any material respect;

(xiv) satisfy any material claims or liabilities, other than in the ordinary course of business or in accordance with their terms;

(xv) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $5,000,000 in the aggregate, except for (A) loans, advances, capital contributions or investments between any Subsidiary of GameStop and GameStop or another Subsidiary of GameStop or (B) employee advances for expenses in the ordinary course of business;

(xvi) other than in the ordinary course of business, (A) terminate or adversely modify or amend any contract having a duration of more than one year and total payment obligations of GameStop in excess of $5,000,000 (other than (1) contracts terminable within one year or (2) the renewal, on substantially similar terms, of any contract existing on the date of this Agreement), (B) waive, release, relinquish or assign any right or claim of material value to GameStop, or (C) cancel or forgive any material indebtedness owed to GameStop or any of its Subsidiaries; or

(xvii) authorize, commit or agree to take any of the foregoing actions.

      (c) Conduct of Business by Holdco and the Merger Subs. During the period from the date of this Agreement to the Effective Time, Holdco and the Merger Subs shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

      (d) Advice of Changes. Each of the Company and GameStop shall promptly advise the other parties to this Agreement in writing to the extent it has Knowledge of any change or event having, or which, insofar as can reasonably be foreseen, would reasonably be expected to have, a Material Adverse Effect on such party or the ability of the conditions set forth in Article VII to be satisfied; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.
      Section 5.2     No Solicitation by the Company. (a) Company Takeover Proposal. From and after the date of this Agreement, the Company shall, and shall cause its Subsidiaries to, and it shall cause any of its and their officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents retained by the Company or any of its Subsidiaries (collectively, “Company Representatives”) to, immediately cease and cause to be terminated immediately all existing activities, discussions and negotiations with any parties conducted heretofore with respect to, or that would reasonably be expected to lead to, any Company Takeover Proposal. From and after the date of this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, and it shall cause any of the Company Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiries or the making of a Company Takeover Proposal, (ii) approve or recommend or propose to approve or recommend, or enter into any agreement, arrangement or understanding with respect to any Company Takeover Proposal (other than a confidentiality agreement entered into in accordance with the provisions of this Section 5.2(a)) or (iii) other than informing Persons of the existence of the provisions contained in this Section 5.2, participate in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a party to this Agreement) any non-public information or data with respect to the Company in connection with any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that, at any time prior to obtaining the Company Stockholder Approval, in response to a Company Takeover Proposal that has not been solicited, initiated or encouraged by the Company or any of its Subsidiaries or any Company Representative and that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) may reasonably be expected to constitute or constitutes a Company Superior Proposal, and which Company Takeover Proposal was made after the date hereof and did not otherwise result, directly or indirectly, from a breach of this Section 5.2, the Company may, subject to compliance with this Section 5.2(a), directly or indirectly (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement is of GameStop; provided, however, that all such information is, in substance, provided to GameStop contemporaneously as it is provided to such Person, and (ii) participate in discussions or negotiations with the Person making such Company Takeover Proposal (and its representatives) regarding such Company Takeover Proposal.
      (b) Definitions. As used herein, (i) “Company Superior Proposal” means a Company Takeover Proposal from any Person that the Board of Directors of the Company determines in its good faith judgment (after consulting with a nationally recognized investment banking firm and outside counsel), taking into account all legal, financial and regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) would be more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by GameStop in response to such Company Takeover Proposal), (B) for which financing, to the extent required, is then committed or may reasonably be expected to be committed and (C) is reasonably likely to receive all required governmental approvals on a timely basis and (ii) “Company Takeover Proposal” means any bona fide written proposal or offer from any Person relating to any (A) direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of equity securities of the Company representing 50% or more of the combined voting power of the Company, (C) any tender offer or exchange offer that if consummated would result in any Person beneficially owning equity securities of the Company representing 50% or more of the combined voting power of the Company, or (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.
      (c) Actions by the Company. Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to GameStop), or publicly propose to withdraw (or modify in a manner adverse to GameStop), the approval recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the Company Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any Company Takeover Proposal (other than a confidentiality agreement referred to in Section 5.2(a)). Notwithstanding the foregoing, if, prior to obtaining the Company Stockholder Approval, (I) (1) the Board of Directors of the Company shall have determined in good faith, after consultation with outside counsel, that the failure to make a Company Adverse Recommendation Change would be inconsistent with the fulfillment of its fiduciary duties or any other obligations under applicable Law, (2) the Company provides written notice (a “Notice of Company Adverse Recommendation”) advising GameStop that the Board of Directors of the Company has made the determination described in clause (1) above, (3) for a period of five Business Days following GameStop’s receipt of a Notice of Company Adverse Recommendation, the Company negotiates with GameStop in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Mergers and not make such Company Adverse Recommendation Change, and (4) at the end of such five-Business Day period the Board of Directors of the Company maintains its determination described in clause (1) above (after taking into account such proposed adjustments to the terms and conditions of this Agreement), or (II) (v) the Company receives a Company Takeover Proposal, (w) the Board of Directors of the Company shall have determined in good faith, after consultation with outside counsel, that the failure to make a Company Adverse Recommendation Change would be inconsistent with the fulfillment of its fiduciary duties or any other obligations under applicable Law, (x) the Company provides GameStop with a Notice of Company Adverse Recommendation advising GameStop that the Board of Directors of the Company has made the determination described in clause (w) above, (y) for a period of five Business Days following GameStop’s receipt of a Notice of Company Adverse Recommendation, the Company negotiates with GameStop in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Mergers and not make such Company Adverse Recommendation Change, and (z) at the end of such five-Business Day period the Board of Directors of the Company maintains its determination described in clause (w) above (after taking into account such proposed adjustments to the terms and conditions of this Agreement), then the Board of Directors of the Company may (A) make a Company Adverse Recommendation Change and (B), in the case of clause (II) above where the Company receives a Company Takeover Proposal, upon termination of this Agreement in accordance with Section 8.1(d)(iii), and concurrent payment of the Company Termination Fee in accordance with Section 8.3(b), approve and enter into an agreement relating to a Company Takeover Proposal that constitutes a Company Superior Proposal. No Company Adverse Recommendation Change shall change the approval of the Board of Directors of the Company for purposes of causing the Company’s certificate of incorporation, any state takeover Law (including Section 203 of the DGCL) or other state Law to be inapplicable to the Mergers and the other transactions contemplated by this Agreement.
      (d) Notice of Company Takeover Proposal. From and after the date of this Agreement, unless the Board of Directors of the Company shall have determined in good faith, after consultation with outside counsel, that taking such action would result in a reasonable probability that the Board of Directors of the Company would breach its fiduciary duties under applicable Law, the Company shall promptly (but in any event within one Business Day) advise GameStop and Holdco of the receipt, directly or indirectly, of any inquiries, requests, discussions, negotiations or proposals relating to a Company Takeover Proposal, or any request for nonpublic information relating to any of the Company and its Subsidiaries by any Person that informs the Company or any Company Representative that such Person is considering making, or has made, a Company Takeover Proposal, or an inquiry from a Person seeking to have discussions or negotiations relating to a possible Company Takeover Proposal. Any such notice shall be made orally and confirmed in writing, and shall indicate the material terms and conditions thereof and the identity of the other party or parties involved and promptly furnish to GameStop and Holdco a copy of any such written inquiry, request or proposal and copies of any material information provided to or by any third party relating thereto.
      (e) Rule 14e-2(a), Rule 14d-9 and Other Applicable Law. Nothing contained in this Section 5.2 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors (after consultation with outside counsel), failure so to disclose would be inconsistent with the fulfillment of its fiduciary duties or any other obligations under applicable Law; provided, however, that compliance with such rules and Laws shall not in any way limit or modify the effect that any action taken pursuant to such rules and Laws has under any other provision of this Agreement, including that such compliance could result in a Company Adverse Recommendation Change.
      (f) Return or Destruction of Confidential Information. The Company agrees that immediately following the execution of this Agreement it shall request each Person (other than GameStop) which has heretofore executed a confidentiality agreement within the past two years in connection with such Person’s consideration of acquiring the Company to return or destroy all confidential information heretofore furnished to such Person by or on the Company’s behalf.
      Section 5.3     No Solicitation by GameStop. (a) GameStop Takeover Proposal. From and after the date of this Agreement, GameStop shall, and shall cause its Subsidiaries to, and it shall cause any of its and their officers, directors, employees, financial advisors, attorneys, accountants and other advisors, investment bankers, representatives and agents retained by GameStop or any of its Subsidiaries (collectively, “GameStop Representatives”) to, immediately cease and cause to be terminated immediately all existing activities, discussions and negotiations with any parties conducted heretofore with respect to, or that would reasonably be expected to lead to, any GameStop Takeover Proposal. From and after the date of this Agreement, GameStop shall not, nor shall it permit any of its Subsidiaries to, and it shall cause any of GameStop Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiries or the making of a GameStop Takeover Proposal, (ii) approve or recommend or propose to approve or recommend, or enter into any agreement, arrangement or understanding with respect to any GameStop Takeover Proposal (other than a confidentiality agreement entered into in accordance with the provisions of this Section 5.3(a)) or (iii) other than informing Persons of the existence of the provisions contained in this Section 5.3, participate in any discussions or negotiations regarding, or furnish or disclose to any Person (other than a party to this Agreement) any non-public information or data with respect to GameStop in connection with any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any GameStop Takeover Proposal; provided, however, that, at any time prior to obtaining the GameStop Stockholder Approval, in response to a GameStop Takeover Proposal that has not been solicited, initiated or encouraged by GameStop or any of its Subsidiaries or any GameStop Representative and that the Board of Directors of GameStop determined in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) may reasonably be expected to constitute or constitutes a GameStop Superior Proposal and which GameStop Takeover Proposal was made after the date hereof and did not otherwise result, directly or indirectly, from a breach of this Section 5.3, GameStop may, subject to compliance with this Section 5.3(a), directly or indirectly (i) furnish information with respect to GameStop and its Subsidiaries to the Person making such GameStop Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement is of the Company; provided, however, that all such information is, in substance, provided to the Company contemporaneously as it is provided to such Person, and (ii) participate in discussions or negotiations with the Person making such GameStop Takeover Proposal (and its representatives) regarding such GameStop Takeover Proposal.
      (b) Definitions. As used herein, (i) “GameStop Superior Proposal” means a GameStop Takeover Proposal from any Person that the Board of Directors of GameStop determines in its good faith judgment (after consulting with a nationally recognized investment banking firm and outside counsel), taking into account all legal, financial and regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) would be more favorable to the stockholders of GameStop than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by the Company in response to such GameStop Takeover Proposal), (B) for which financing, to the extent required, is then committed or may reasonably be expected to be committed and (C) is reasonably likely to receive all required governmental approvals on a timely basis, and (ii) a “GameStop Takeover Proposal” means any bona fide written proposal or offer from any Person relating to any (A) direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or the assets of GameStop and its Subsidiaries, taken as a whole, (B) direct or indirect acquisition or purchase of equity securities of GameStop representing 50% or more of the combined voting power of GameStop, (C) any tender offer or exchange offer that if consummated would result in any Person beneficially owning equity securities of GameStop representing 50% or more of the combined voting power of GameStop, or (D) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving GameStop, other than the transactions contemplated by this Agreement.
      (c) Actions by GameStop. Neither the Board of Directors of GameStop nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to the Company), or publicly propose to withdraw (or modify in a manner adverse to the Company), the approval recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, the GameStop Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any GameStop Takeover Proposal (any action described in this clause (i) being referred to as a “GameStop Adverse Recommendation Change”) or (ii) approve or recommend, or allow GameStop or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any GameStop Takeover Proposal (other than a confidentiality agreement referred to in Section 5.3(a)). Notwithstanding the foregoing, if, prior to obtaining the GameStop Stockholder Approval, (I)(1) the Board of Directors of GameStop shall have determined in good faith, after consultation with outside counsel, and in the exercise of its fiduciary duties or any other obligation under applicable Law, that it should make a GameStop Adverse Recommendation Change, (2) GameStop provides written notice (a “Notice of GameStop Adverse Recommendation”) advising the Company that the Board of Directors of GameStop has made the determination described in clause (1) above, (3) for a period of five Business Days following the Company’s receipt of a Notice of GameStop Adverse Recommendation, GameStop negotiates with the Company in good faith to make such adjustments to the terms and conditions of this Agreement as would enable GameStop to proceed with its recommendation of this Agreement and the Mergers and not make such GameStop Adverse Recommendation Change, and (4) at the end of such five-Business Day period the Board of Directors of GameStop maintains its determination described in clause (1) above (after taking into account such proposed adjustments to the terms and conditions of this Agreement), or (II) (v) GameStop receives a GameStop Takeover Proposal, (w) the Board of Directors of GameStop shall have determined in good faith, after consultation with outside counsel, and in the exercise of its fiduciary duties or any other obligation under applicable Law, that it should make a GameStop Adverse Recommendation Change, (x) GameStop provides the Company with a Notice of Company Adverse Recommendation advising the Company that the Board of Directors of GameStop has made the determination described in clause (w) above, (y) for a period of five Business

Days following the Company’s receipt of a Notice of GameStop Adverse Recommendation, GameStop negotiates with the Company in good faith to make such adjustments to the terms and conditions of this Agreement as would enable GameStop to proceed with its recommendation of this Agreement and the Mergers and not make such GameStop Adverse Recommendation Change, and (z) at the end of such five-Business Day period the Board of Directors of GameStop maintains its determination described in clause (w) above (after taking into account such proposed adjustments to the terms and conditions of this Agreement), then the Board of Directors of GameStop may (A) make a GameStop Adverse Recommendation Change and (B), in the case of clause (II) above where GameStop receives a GameStop Takeover Proposal, upon termination of this Agreement in accordance with Section 8.1(c)(iii) and concurrent payment of the GameStop Termination Fee in accordance with Section 8.3(c), approve and enter into an agreement relating to a GameStop Takeover Proposal that constitutes a GameStop Superior Proposal. No GameStop Adverse Recommendation Change shall change the approval of the Board of Directors of GameStop for purposes of causing GameStop’s certificate of incorporation, any state takeover Law or other state Law to be inapplicable to the Mergers and the other transactions contemplated by this Agreement.
      (d) Notice of GameStop Takeover Proposal. From and after the date of this Agreement, unless the Board of Directors of GameStop shall have determined in good faith, after consultation with outside counsel, that taking such action would result in a reasonable probability that the Board of Directors of GameStop would breach its fiduciary duties under applicable Law, GameStop shall promptly (but in any event within one Business Day) advise the Company of the receipt, directly or indirectly, of any inquiries, requests, discussions, negotiations or proposals relating to a GameStop Takeover Proposal, or any request for nonpublic information relating to any of GameStop and its Subsidiaries by any Person that informs GameStop or any GameStop Representative that such Person is considering making, or has made, a GameStop Takeover Proposal, or an inquiry from a Person seeking to have discussions or negotiations relating to a possible GameStop Takeover Proposal. Any such notice shall be made orally and confirmed in writing, and shall indicate the material terms and conditions thereof and the identity of the other party or parties involved and promptly furnish to the Company a copy of any such written inquiry, request or proposal and copies of any material information provided to or by any third party relating thereto.
      (e) Rule 14e-2(a), Rule 14d-9 and Other Applicable Law. Nothing contained in this Section 5.3 shall prohibit GameStop from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of GameStop if, in the good faith judgment of the Board of Directors (after consultation with outside counsel), failure so to disclose would be inconsistent with the fulfillment of its fiduciary duties or any other obligations under applicable Law; provided, however, that compliance with such rules and Laws shall not in any way limit or modify the effect that any action taken pursuant to such rules and Laws has under any other provision of this Agreement, including that such compliance could result in a GameStop Adverse Recommendation Change.
      (f) Return or Destruction of Confidential Information. GameStop agrees that immediately following the execution of this Agreement it shall request each Person (other than GameStop) which has heretofore executed a confidentiality agreement within the past two years in connection with such Person’s consideration of acquiring GameStop to return or destroy all confidential information heretofore furnished to such Person by or on GameStop’s behalf.
      Section 5.4     Control of Other Party’s Business. Nothing contained in this Agreement shall give GameStop, directly or indirectly, the right to control or direct the operations of the Company or shall give the Company, directly or indirectly, the right to control or direct the operations of GameStop prior to the Effective Time. Prior to the Effective Time, each of GameStop and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
      Section 5.5     Transition. In order to facilitate the integration of the operations of the Company and GameStop and their respective Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Mergers, each of the Company and GameStop shall, and shall cause its Subsidiaries to, consult with the other on strategic and operational matters to the extent such consultation is not in violation of applicable Laws, including the Laws regarding the exchange of information and other Laws regarding competition.
ARTICLE VI
ADDITIONAL AGREEMENTS
      Section 6.1     Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings. (a) Form S-4 Proxy Statement. As soon as practicable following the date of this Agreement, the Company and GameStop shall prepare and file with the SEC the Joint Proxy Statement and Holdco shall prepare, together with GameStop, and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of GameStop, the Company and Holdco shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain the effectiveness of the Form S-4 through the Effective Time and to ensure that it complies in all material respects with the applicable provisions of the Exchange Act or Securities Act. The Company shall use all reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company’s stockholders, and GameStop shall use all reasonable best efforts to cause the Joint Proxy Statement to be mailed to GameStop’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Holdco shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Holdco Common Stock in the Mergers and the Company and GameStop shall furnish all information concerning themselves and their respective stockholders as may be reasonably requested in connection with any such action. The Company, in connection with a Company Adverse Recommendation Change, may amend or supplement the Joint Proxy Statement (including by incorporation by reference) to effect such a Company Adverse Recommendation Change. No filing of, or amendment or supplement to, the Form S-4 will be made by Holdco, and no filing of, or amendment or supplement to the Joint Proxy Statement will be made by the Company or GameStop, in each case, without providing the other parties and their respective counsel the reasonable opportunity to review and comment thereon. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Mergers. Holdco will advise GameStop and the Company promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order or the suspension of the qualification of the Holdco Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction. If at any time prior to the Effective Time any information relating to the Company, GameStop or Holdco, or any of their respective affiliates, officers or directors, should be discovered by the Company, GameStop or Holdco which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and the parties shall cooperate in the prompt filing with the SEC of an appropriate amendment or supplement describing such information and, to the extent required by Law, in the disseminating the information contained in such amendment or supplement to the stockholders of each of the Company and GameStop.

      (b) Stockholders Meetings.

(i) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) in accordance with applicable Law, the Company’s certificate of incorporation and bylaws for the purpose of obtaining the Company Stockholder Approval and (A) the Board of Directors of the Company shall, subject to Section 5.2(c), recommend to its stockholders the adoption of this Agreement, and the Company shall include in the Joint Proxy Statement such recommendation and (B) the Company shall use its reasonable best efforts to solicit and obtain such approval and adoption.

(ii) GameStop shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “GameStop Stockholders Meeting”) in accordance with applicable Law, GameStop’s Amended and Restated Certificate of Incorporation and bylaws for the purpose of obtaining the GameStop Stockholder Approval and (A) the Board of Directors of GameStop, shall, subject to Section 5.3(c), recommend to its stockholders the adoption of this Agreement and the GameStop Charter Amendment, and GameStop shall include in the Joint Proxy Statement such recommendation and (B) GameStop shall use its reasonable best efforts to solicit and obtain such approval and adoption.

(iii) Each of GameStop and the Company agrees to use its reasonable best efforts to hold the GameStop Stockholders Meeting and the Company Stockholders Meeting on the same day.
      Section 6.2     Letters of the Company’s Accountants. The Company shall request to be delivered to GameStop two letters from the Company’s independent accountants, one dated a date within two Business Days before the date on which the Form S-4 will become effective and one dated a date within two Business Days before the Closing Date, each addressed to GameStop customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.
      Section 6.3     Letters of GameStop’s Accountants. GameStop shall request to be delivered to the Company two letters from GameStop’s independent accountants, one dated a date within two Business Days before the date on which the Form S-4 will become effective and one dated a date within two Business Days before the Closing Date, each addressed to the Company customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.
      Section 6.4     Access to Information; Confidentiality. To the extent permitted by applicable Law and subject to the Confidentiality Agreement, dated April 7, 2005, between the Company and GameStop (the “Confidentiality Agreement”), each of the Company and GameStop shall, and shall cause each of its respective Subsidiaries to, afford to the other party and its respective representatives reasonable access, during normal business hours and after reasonable prior notice, during the period prior to the Effective Time, to such other party’s and its subsidiaries’ properties, books, contracts, commitments, personnel and records and all other information concerning their business, properties and personnel as such party may reasonably request. GameStop and the Company shall hold, and shall cause their respective affiliates and representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing or Section 6.5, neither party shall be required to provide any information which it reasonably believes it may not provide to the other party by reason of contractual or legal restrictions, including applicable Law, or which it believes is competitively sensitive information. Each party will use reasonable best efforts to minimize any disruption to the businesses of the other party and its subsidiaries which may result from the requests for access, data and information hereunder.
      Section 6.5     Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, and subject to Section 6.5(c), GameStop and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the transactions to be performed or consummated by such party in accordance with the terms of this Agreement, including (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement, (iv) the obtaining of all necessary consents, approvals or waivers from third parties, including any such consents, approvals or waivers required in connection with any remedy agreement reached with any Governmental Entity, (v) subject to Section 6.5(c), the avoidance or the negotiated settlement of each and every impediment under any antitrust, merger control, competition or trade regulation Law (collectively, the “Antitrust and Competition Laws”) that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement, so as to enable the Closing to occur, and (vi) in the event that each and every impediment identified in Section 6.5(a)(v) cannot be avoided or otherwise remedied in accordance with that provision, then the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any injunction, stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed. Notwithstanding the foregoing, in the event that (x) the parties are required to defend any lawsuits or other legal proceedings in accordance with clause (vi) above and (y) one of the parties (the “Objecting Party”) in good faith does not wish to participate in the defense of such lawsuits or other legal proceedings, subject to Section 8.1(b)(i), the Objecting Party shall be required to participate in such defense in accordance with clause (vi) above as long as the non-objecting party pays all of the fees, costs and expenses, including attorneys’ fees, incurred in connection with the defense of the lawsuits or other legal proceedings.
      (b) In connection with and without limiting the foregoing, GameStop and the Company shall, as promptly as reasonably practicable and desirable, (A) file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice the notification and report form required under the HSR Act (the “HSR Filing”); (B) make all notifications or other filings either required under any other applicable Antitrust and Competition Laws or that the Company and GameStop deem advisable, (together with the HSR Filing, the “Antitrust Filings”), in each case with respect to the transactions contemplated by this Agreement; and (C) respond to any formal or informal request for additional information and documentary material issued under the Antitrust and Competition Laws, as the parties deem appropriate, in consultation with one another.
      (c) The obligations of GameStop and the Company under Section 6.5(a)(v) are limited in that (i) no arrangement shall be required to be effective prior to the Effective Time, and (ii) in no event shall GameStop or the Company be obligated to agree to any such remedy proposal if the taking of any action required by that remedy proposal would be reasonably expected to have, after the Effective Time, a Material Adverse Effect (without giving effect to clause (iii), and the final proviso at the end, of the definition of Material Adverse Effect) on such party.
      Section 6.6     [Intentionally Omitted]
      Section 6.7     Cooperation. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party hereto in connection with the Antitrust Filings or any other proceedings under Antitrust and Competition Laws. Without limiting the generality of the foregoing, each party shall, subject to applicable Law, (i) promptly notify the other party of any written communication to that party from the Antitrust Agencies, any State Attorney General’s office or any other Governmental Entity relating to the application of Antitrust and Competition Laws to this Agreement; (ii) furnish the other party with copies of all correspondence, filings, and written communications between the party (including its representatives) and any Governmental Entity with respect to the transactions contemplated by this Agreement; and

(iii) consult with one another with regard to the appropriate response to any formal or informal inquiries or requests for additional information or documents received from either of the Agencies, a State Attorney General’s office or a foreign Governmental Entity.
      Section 6.8     No Takeover Statutes Apply. In connection with and without limiting the foregoing, the Company, GameStop and Holdco shall (i) take all action reasonably necessary to ensure that no Takeover Statute or similar Law is or becomes applicable to the Mergers, this Agreement or any of the other transactions contemplated hereby and (ii) if any Takeover Statute or similar Law becomes applicable to the Mergers, this Agreement or any of the other transactions contemplated hereby, take all action reasonably necessary to ensure that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Mergers and the other transactions contemplated by this Agreement.
      Section 6.9     Tax-Free Qualification. (a) The Company shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, that would reasonably be expected to prevent or impede the exchange of Company Common Stock and GameStop Common Stock for Holdco Common Stock pursuant to the Mergers, taken together, from qualifying as a transaction described in Section 351 of the Code.
      (b) GameStop shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, that would reasonably be expected to prevent or impede the exchange of Company Common Stock and GameStop Common Stock for Holdco Common Stock pursuant to the Mergers, taken together, from qualifying as a transaction described in Section 351 of the Code.
      Section 6.10     Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, Holdco shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries (the “Company Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any Subsidiary of the Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by the Company pursuant to the Company’s Amended and Restated Certificate of Incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company and its Subsidiaries.
      (b) From and after the Effective Time, Holdco shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or becomes prior to the Effective Time, an officer, director or employee of GameStop or any of its Subsidiaries (the “GameStop Indemnified Parties” and, together with the Company Indemnified Parties, the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of GameStop or any Subsidiary of GameStop, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by GameStop pursuant to GameStop’s Amended and Restated Certificate of Incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of GameStop and its Subsidiaries.
      (c) For a period of six years after the Effective Time, Holdco shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Holdco may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that Holdco shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the premiums paid as of the date hereof by the Company for such insurance (“Company’s Current Premium”), and if such premiums for such insurance would at any time exceed 300% of the Company’s Current Premium, then Holdco shall cause to be maintained policies of insurance that, in Holdco’s good faith determination, provide the maximum coverage available at an annual premium equal to 300% of the Company’s Current Premium.
      (d) For a period of six years after the Effective Time, Holdco shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by GameStop (provided that Holdco may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that Holdco shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the premiums paid as of the date hereof by GameStop for such insurance (“GameStop’s Current Premium”), and if such premiums for such insurance would at any time exceed 300% of the GameStop’s Current Premium, then Holdco shall cause to be maintained policies of insurance that, in Holdco’s good faith determination, provide the maximum coverage available at an annual premium equal to 300% of GameStop’s Current Premium.
      (e) Holdco shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 6.10.
      (f) If Holdco or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Holdco, as the case may be, shall assume the obligations set forth in this Section 6.10.
      (g) The provisions of this Section 6.10 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
      Section 6.11     Public Announcements. Holdco and the Company shall consult with each other before holding any press conferences and before issuing any press release or other public announcements with respect to the transactions contemplated by this Agreement, including the Mergers. The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement, including the Mergers, and shall not issue any such press release or other public announcement or statement prior to such consultation, except as, in the reasonable judgment of the relevant party based upon advice of legal counsel, may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or application with any interdealer quotation system. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

      Section 6.12     Affiliates. Each of the Company and GameStop shall use all reasonable efforts to cause each Person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) to deliver to Holdco, as soon as reasonably practicable and in any event prior to the Company Stockholders Meeting or the GameStop Stockholders Meeting, as applicable, a written agreement in a form and substance mutually agreeable to the Company and GameStop, pursuant to which each Person shall covenant and agree not to sell, transfer, or otherwise dispose of the Holdco Common Stock received by such Person in the Mergers except in compliance with the requirements of Rule 145 promulgated under the Securities Act as well as other matters customarily addressed in such affiliate letter agreements.
      Section 6.13     NYSE Listing. Holdco and GameStop shall use all reasonable best efforts to cause the shares of Holdco Common Stock to be issued in the Mergers and pursuant to Section 2.9 as contemplated by this Agreement to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.
      Section 6.14     Stockholder Litigation. The parties to this Agreement shall cooperate and consult with one another in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective reasonable best efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Notwithstanding the foregoing, the Company agrees that it will not compromise or settle any litigation commenced against it or its directors and officers relating to this Agreement or the transactions contemplated hereby (including the Mergers) without GameStop’s prior written consent, not to be unreasonably withheld or delayed.
      Section 6.15     Section 16 Matters. Assuming that the Company and GameStop deliver to Holdco the Section 16 Information reasonably in advance of the Effective Time, the Board of Directors of Holdco, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Insiders of the Company and GameStop of Holdco Common Stock in exchange for shares of Company Common Stock or shares of GameStop Common Stock, as the case may be, pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by the Company and GameStop to Holdco prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all material respects regarding the Insiders of a Person, the number of shares of the capital stock held by each such Insider, and the number and description of options, stock appreciation rights, restricted shares and other stock-based awards held by each such Insider. “Insiders”, with respect to a Person, shall mean those officers and directors of such Person who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.
      Section 6.16     Employee Benefit Plans. (a) GameStop and the Company agree that, except as otherwise provided herein (including as set forth in Section 6.16(a) of the Company Disclosure Letter) and unless otherwise mutually determined, the Company Benefit Plans and any plans, agreements, arrangements or understandings analogous to the Company Benefit Plans (collectively, the “Benefit Plans”) which are maintained by GameStop or any of its Subsidiaries or to which GameStop or any of its Subsidiaries contributes or is obligated to contribute or with respect to which GameStop or any of its Subsidiaries has any liability or to which GameStop or any of its Subsidiaries is a party or by which GameStop or any of its Subsidiaries is bound (collectively, the “GameStop Benefit Plans”) in effect at the date hereof shall remain in effect after the Effective Time with respect to employees covered by such Benefit Plans at the Effective Time, until such time as Holdco shall otherwise determine, subject to applicable Law and the terms of such Benefit Plans. Prior to and following the Effective Time, the parties shall cooperate in good faith to formulate Benefit Plans for Holdco and its Subsidiaries, with respect both to employees who were covered by the Company Benefit Plans and GameStop Benefit Plans at the

Effective Time and employees who were not covered by such Benefit Plans at the Effective Time, that provide benefits for services on a basis that does not discriminate between employees who were covered by the Company Benefit Plans and employees who were covered by the GameStop Benefit Plans. For purposes of this Section 6.16, all references to employees of Holdco means employees of Holdco or any of its Subsidiaries.
      (b) With respect to any Benefit Plans in which any Holdco employees who are employees of the Company or GameStop (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such Holdco or any of its Subsidiaries employees did not participate prior to the Effective Time (the “New Plans”), Holdco shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Holdco employees and their eligible dependents under any New Plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan or GameStop Benefit Plan, as the case may be; (ii) provide each Holdco employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Company Benefit Plan or GameStop Benefit Plan (to the same extent that such credit was given under the analogous Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans in which such employees may be eligible to participate after the Effective Time; and (iii) recognize all service of the Holdco employees with the Company or GameStop, and their respective affiliates, for all purposes (including, purposes of eligibility to participate, vesting credit, entitlement to benefits, and, except with respect to defined benefit pension plans, benefit accrual) in any New Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Plan and only to the extent such service was credited under the analogous Benefit Plan prior to the Effective Time; provided that the foregoing shall not apply to the extent it would result in duplication of benefits.
      (c) With respect to Benefit Plans maintained or contributed to outside the United States for the benefit of non-United States citizens or residents, the principles set forth in the preceding paragraph of this Section 6.16 shall apply to the extent the application of such principles does not violate applicable foreign law.
      Section 6.17     Governance. (a) On or prior to the Effective Time, Holdco’s Board of Directors shall cause the number of directors that will comprise the full Board of Directors of Holdco at the Effective Time to be at least nine. The members of the initial Board of Directors of Holdco at the Effective Time shall be comprised of at least (i) members of GameStop’s Board of Directors at the Effective Time, (ii) Mr. James J. Kim who shall belong to the class of directors designated as Class II in accordance with the Amended and Restated Holdco Charter (or such other class of directors that as of the Closing Date has the second longest term pursuant to the Amended and Restated Holdco Charter) and (iii) an additional director who shall qualify as an independent director (as that term is defined in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act), designated by the Board of Directors of the Company and reasonably satisfactory to GameStop and which individual shall belong to the class of directors designated as Class III in accordance with the Amended and Restated Holdco Charter (or such other class of directors that as of the Closing Date has the longest term pursuant to the Amended and Restated Holdco Charter).
      (b) On or prior to the Effective Time, the Holdco Board of Directors shall take such actions as are necessary to cause the officers of GameStop at the Effective Time to be elected or appointed to the same offices of Holdco as of the Effective Time.
      Section 6.18     Rights Agreement. GameStop shall take all necessary action prior to the Effective Time to cause the dilution provisions of the GameStop Rights Agreement to be amended so that no “distribution date,” “stock acquisition date,” “triggering event,” “flip-in event,” “flip-over event” or similar event shall occur by virtue of the execution, delivery or performance of this Agreement or the Voting Agreements, and so that the GameStop Rights Agreement is otherwise inapplicable to the transactions contemplated by this Agreement and the Voting Agreements, without any payment to the holders of the GameStop Rights.
      Section 6.19     Tax Opinion. Officers of GameStop, the Company, and such other Persons as may reasonably be requested by tax counsel shall execute and deliver to Bryan Cave LLP, counsel to GameStop (“Bryan Cave”), and/or Klehr, Harrison, Harvey, Branzburg & Ellers LLP, counsel to the Company (“Klehr Harrison”), such appropriate officer’s certificates or other letters of representation at such time or times as may reasonably be requested by such tax counsel in connection with the delivery of such tax counsel’s opinion to be delivered under this Agreement.
ARTICLE VII
CONDITIONS PRECEDENT
      Section 7.1     Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligation of each party to effect the Mergers is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. Each of the Company Stockholder Approval and the GameStop Stockholder Approval shall have been obtained and the GameStop Charter Amendment shall have been filed with the Secretary of State of the State of Delaware and shall have become effective.

(b) No Orders or Injunctions. None of the parties hereto shall be subject to any order or injunction of any Governmental Entity of competent jurisdiction that prohibits the consummation of the Mergers; provided, however, that prior to asserting this condition, each of the parties shall have used its reasonable best efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any such order or injunction that may be entered.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(d) Antitrust and Competition Laws. All consents, approvals, waivers, actions or nonactions required or advisable under all applicable Antitrust and Competition laws shall have been obtained, including the expiration or early termination of the applicable waiting periods under the HSR Act.

(e) NYSE Listing. The shares of Holdco Common Stock issuable in connection with the Mergers as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f) Subsequent Tax Opinion. Either Bryan Cave or another law firm selected by GameStop shall have delivered to Barnes & Noble, Inc. a Subsequent Tax Opinion (as defined in and pursuant to the Separation Agreement).
      Section 7.2     Conditions to Obligations of GameStop and Holdco. The obligation of GameStop and Holdco to effect the Mergers is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have furnished GameStop with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d) Additional Agreements. Holdco shall have received an executed copy of a non-competition agreement, in form and substance reasonably satisfactory to Holdco, among Holdco, the Company and James J. Kim.

(e) Tax Opinion. GameStop shall have received the opinion of Bryan Cave, dated the Closing Date, to the effect that the exchange of GameStop Common Stock and Company Common Stock for Holdco Common Stock pursuant to the Mergers, taken together, will be treated for Federal income tax purposes as a transaction described in Section 351 and/or Section 368 of the Code; provided, however, in the event that Bryan Cave does not deliver an opinion pursuant to this Section 7.2(e), such condition shall deemed to be satisfied if Klehr Harrison delivers such opinion substantially to the same effect. In rendering such opinion, counsel to GameStop shall be entitled to rely upon customary representations and assumptions provided by Holdco, the Company, GameStop and others that counsel to GameStop reasonably deems relevant.

(f) Material Adverse Effect. From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the Company and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Material Adverse Effect on the Company.
      Section 7.3     Conditions to Obligations of the Company. The obligation of the Company to effect the Mergers is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of GameStop and Holdco set forth herein shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on GameStop and Holdco.

(b) Performance of Obligations of GameStop and Holdco. Each of GameStop and Holdco shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Each of GameStop and Holdco shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) Tax Opinion. The Company shall have received the opinion of Klehr Harrison, dated the Closing Date, to the effect that the exchange of Company Common Stock and GameStop Common Stock for Holdco Common Stock pursuant to the Mergers, taken together, will be treated for Federal income tax purposes as a transaction described in Section 351 of the Code; provided, however, in the event that Klehr Harrison does not deliver an opinion pursuant to this Section 7.3(d), such condition shall deemed to be satisfied if Bryan Cave delivers such opinion substantially to the same effect. In rendering such opinion, counsel to the Company shall be entitled to rely upon customary representations and assumptions provided by Holdco, the Company, GameStop and others that counsel to the Company reasonably deems relevant.

(e) Material Adverse Effect. From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of GameStop and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Material Adverse Effect on GameStop.

      Section 7.4     Frustration of Closing Conditions. Neither GameStop, nor Holdco nor the Company may rely on the failure of any condition set forth in Section 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations to consummate the Mergers and the other transactions contemplated by this Agreement, as required by and subject to Section 6.5.
ARTICLE VIII
TERMINATION
      Section 8.1     Termination. (a) Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the GameStop Stockholder Approval, by mutual written consent of GameStop, Holdco and the Company.
      (b) Termination by GameStop or the Company. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the GameStop Stockholder Approval, by written notice of either GameStop or the Company:

(i) if the Mergers have not been consummated by October 31, 2005, or such later date, if any, as GameStop and the Company agree upon in writing (as such date may be extended, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) is not available to any party whose breach of any provision of this Agreement results in or causes the failure of the Mergers to be consummated by such time; provided further, however, that if on the Outside Date the conditions to the Closing set forth in Sections 7.1(b) or 7.1(d) shall not have been fulfilled (and Section 8.1(b)(iv) is not applicable) but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties hereto, be extended to December 31, 2005, and such date shall become the Outside Date for purposes of this Agreement; provided further, however, that if GameStop reasonably anticipates that the Mergers will not be consummated by December 31, 2005, GameStop shall negotiate in good faith with the lenders set forth in the Bank Commitment Letters to receive an extension of the Bank Commitment Letters until January 31, 2006 (or such later date as mutually agreed to by GameStop and the Company) on terms no less favorable to GameStop than those set forth in the Bank Commitment Letters, and, if such negotiations are successful, such date shall become the Outside Date for purposes of this Agreement;

(ii) if the Company Stockholders Meeting (including any adjournment or postponement thereof) has concluded, the Company’s stockholders have voted and the Company Stockholder Approval was not obtained;

(iii) if the GameStop Stockholders Meeting (including any adjournment or postponement thereof) has concluded, GameStop’s stockholders have voted and the GameStop Stockholder Approval was not obtained; or

(iv) if any Governmental Entity of competent jurisdiction issues an order or injunction that permanently prohibits the Mergers and such order or injunction has become final and non-appealable.
      (c) Termination by GameStop. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the GameStop Stockholder Approval, by written notice of GameStop:

(i) if the Company (A) has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied and, in the case of both (A) and (B), such breach or failure to perform (1) is not cured within 30 days after receipt of written notice thereof or (2) is incapable of being cured by the Company by the Outside Date;

(ii) if the Board of Directors of the Company or any committee thereof has made a Company Adverse Recommendation Change; or

(iii) if, prior to receipt of the GameStop Stockholder Approval, GameStop (A) receives a GameStop Superior Proposal, (B) shall have given the Company a Notice of GameStop Adverse Recommendation, and (C) shall have thereafter satisfied the conditions for making a GameStop Adverse Recommendation Change in accordance with Section 5.3(c); provided however, that such termination shall not be effective until such time as payment of the GameStop Termination Fee required by Section 8.3(c) shall have been paid by GameStop; provided further, however, that GameStop’s right to terminate this Agreement under this Section 8.1(c)(iii) shall not be available if GameStop is then in breach of Section 5.3.

      (d) Termination by the Company. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the GameStop Stockholder Approval, by written notice of the Company:

(i) if either GameStop or Holdco (A) has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by GameStop or Holdco such that the closing condition set forth in Section 7.3(b) would not be satisfied, or (B) there exists a breach of any representation or warranty of GameStop or Holdco contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied and, in the case of both (A) and (B), such breach or failure to perform (1) is not cured within 30 days after receipt of written notice thereof or (2) is incapable of being cured by GameStop by the Outside Date;

(ii) if the Board of Directors of GameStop or any committee thereof has made a GameStop Adverse Recommendation Change; or

(iii) if, prior to receipt of the Company Stockholder Approval, the Company (A) receives a Company Superior Proposal, (B) shall have given GameStop a Notice of Company Adverse Recommendation, and (C) shall have thereafter satisfied the conditions for making a Company Adverse Recommendation Change in accordance with Section 5.2(c); provided however, that such termination shall not be effective until such time as payment of the Company Termination Fee required by Section 8.3(b) shall have been made by the Company; provided, however, that the Company’s right to terminate this Agreement under this Section 8.1(d)(iii) shall not be available if the Company is then in breach of Section 5.2.
      Section 8.2     Effect of Termination. In the event of termination of this Agreement by either the Company or GameStop as provided in Section 8.1, this Agreement will forthwith become void and have no effect, without any liability or obligation on the part of GameStop, Holdco or the Company, other than the provisions of the Confidentiality Agreement, this Section 8.2, Section 8.3 and Article IX, which provisions shall survive such termination; provided, however, that nothing herein will relieve any party from any liability for any willful and material breach by such party of this Agreement.
      Section 8.3     Fees and Expenses. (a) Division of Fees and Expenses. Except as provided in this Section 8.3, all Expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses, whether or not the Mergers are consummated, except that each of GameStop and the Company will bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and any filing fee required to be paid by GameStop or the Company under the HSR Act and any similar foreign antitrust filing fee (if required). GameStop shall not reimburse the Company, directly or indirectly, for any payment made by the Company pursuant to this Section 8.3(a). As used in this Agreement, “Expenses” includes all out-of-pocket fees and expenses (including all fees and expenses of accountants, investment bankers, counsel, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.
      (b) Termination Fee Payable By Company. In the event that this Agreement

(i) is terminated pursuant to Section 8.1(c)(ii),

(ii) is terminated pursuant to Section 8.1(d)(iii), or

(iii) is terminated pursuant to Section 8.1(b)(i), Section 8.1(b)(ii) or Section 8.1(c)(i) and at such time of termination GameStop is not in breach in any material respect of any of its representations, warranties or covenants contained in this Agreement and (A) prior to such termination, any Person publicly announces a Company Takeover Proposal which shall not have been withdrawn and (B) within 12 months of such termination the Company or any of its Subsidiaries consummates such publicly announced Company Takeover Proposal, then the Company shall (1) in the case of termination pursuant to clause (i) of this Section 8.3(b), unless the Company Adverse Recommendation Change resulting in such termination was solely due to a Material Adverse Effect on GameStop (in which event there shall be no Company Termination Fee), promptly, but in no event later than two Business Days after the date of such termination, or (2) in the case of termination pursuant to clause (ii) or (iii) of this Section 8.3(b), upon the earlier to occur of the execution of such definitive agreement and such consummation, pay GameStop a non-refundable fee equal to $40,000,000 (the “Company Termination Fee”), payable by wire transfer of same day funds to an account designated in writing to the Company by GameStop.
      (c) Termination Fee Payable By GameStop. In the event that this Agreement

(i) is terminated pursuant to Section 8.1(d)(ii),

(ii) is terminated pursuant to Section 8.1(c)(iii), or

(iii) is terminated pursuant to Section 8.1(b)(i), Section 8.1(b)(iii) or Section 8.1(d)(i) and at such time of termination the Company is not in breach in any material respect of any of its representations, warranties or covenants contained in this Agreement and (A) prior to such termination, any Person publicly announces a GameStop Takeover Proposal which shall not have been withdrawn and (B) within 12 months of such termination GameStop or any of its Subsidiaries consummates such publicly announced GameStop Takeover Proposal, then GameStop shall (1) in the case of termination pursuant to clause (i) of this Section 8.3(c), unless the GameStop Adverse Recommendation Change resulting from such termination was solely due to a Material Adverse Effect on the Company (in which event there shall be no GameStop Termination Fee), promptly, but in no event later than two Business Days after the date of such termination, or (2) in the case of termination pursuant to clause (ii) or (iii) of this Section 8.3(c), upon the earlier to occur of the execution of such definitive agreement and such consummation of such GameStop Takeover Proposal, pay the Company a non-refundable fee equal to $40,000,000 (the “GameStop Termination Fee”), payable by wire transfer of same day funds to an account designated in writing to GameStop by the Company.
      (d) If GameStop terminates this Agreement pursuant to Section 8.1(c)(ii) as a result of a Company Adverse Recommendation Change that was made solely due to a Material Adverse Effect on GameStop, in any judicial, court or tribunal proceeding in which the payment of the Company Termination Fee is at issue, whether brought or initiated by GameStop or the Company, the Company shall have the burden of proving the Material Adverse Effect on GameStop and that the Company Adverse Recommendation Change was solely due to such Material Adverse Effect. If the Company terminates this Agreement pursuant to Section 8.1(d)(ii) as a result of a GameStop Adverse Recommendation Change that was made solely due to a Material Adverse Effect on the Company, in any judicial, court or tribunal proceeding in which the payment of the GameStop Termination Fee is at issue, whether brought or initiated by the Company or GameStop, GameStop shall have the burden of proving the Material Adverse

Effect on the Company and that the GameStop Adverse Recommendation Change was solely due to such Material Adverse Effect.
ARTICLE IX
GENERAL PROVISIONS
      Section 9.1     Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
      Section 9.2     Notices. All notices, requests, claims, demands and other communications under this Agreement must be in writing and will be deemed given if delivered personally, telecopied (which is confirmed by telephone) or sent by a nationally recognized overnight courier service (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as is specified by like notice):
      if to the Company, to:

Electronics Boutique Holdings Corp.
931 South Matlack Street
West Chester, Pennsylvania 19382
Telecopy: 610- 430-8277
Attention: Jeffrey W. Griffiths
      with a copy to:

Klehr, Harrison, Harvey, Branzburg & Ellers LLP
260 South Broad Street
Philadelphia, PA 19102
Telecopy No.: 215-568-6603
Attention: Leonard M. Klehr
      if to GameStop or Holdco, to:

GameStop Corp.
2250 William D. Tate Avenue
Grapevine, Texas 76051
Telecopy No: 817-424-2820
Attention: R. Richard Fontaine
      with a copy to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, NY 10104
Telecopy No.: 212-541-1400
Attention: Michael N. Rosen

Notices shall be deemed given upon (i) the date actually delivered in person, (ii) the date transmitted via telecopier with confirmation of receipt thereof or (iii) the next Business Day after the date sent by overnight courier.
      Section 9.3     Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. The parties hereto have participated jointly in the negotiating and drafting of this Agreement and, in the event an ambiguity or question of intent arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. For purposes of this Agreement:

(a) “Action” means any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Entity, arbitrator or mediator.

(b) “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(c) “Business Day” means any day other than Saturday, Sunday or any day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York.

(d) “Knowledge” of any Person that is not a natural Person means the actual knowledge of such Person’s executive officers;

(e) “Intellectual Property” means all of the Company’s and its Subsidiaries’ rights and interest in: (a) all United States, international and foreign patents and applications therefor; (b) all inventions (whether patentable or not), ideas, processes, inventions, invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, customer lists, proprietary processes and formulae, all source and object code, algorithms, architectures, structures, display screens, layouts, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, documentation, memoranda and records; (c) all copyrights, copyright registrations and applications therefor, material that is subject to non-copyright disclosure protections, including derivative and all other rights corresponding thereto throughout the world; (d) all trade names, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (e) all proprietary databases and data collections and all rights therein throughout the world; (f) domain names, web sites and related content; (g) client information and related client or user data; (h) intellectual property rights acquired by license or agreement; (i) damages or benefit derived from any action arising out of or related to the foregoing, including laws controlling computer and Internet rights; and (j) any equivalent rights to any of the foregoing anywhere in the world.

(f) “Law” means any law (including common law), statute, statutory instrument, code, ordinance, regulation, directive, legally binding rule, decree or other legally enforceable obligation imposed by a court or other Governmental Entity, and includes rules and regulations of any regulatory or self-regulatory authority;

(g) “Liability” means any debt, liability, commitment, obligation, claim or cause of action of any kind whatsoever, whether due or to become due, known or unknown, accrued or fixed, absolute or contingent, or otherwise;

(h) “Liens” means all pledges, claims, liens, options, charges, mortgages, easements, restrictions, covenants, conditions of record, encroachments, encumbrances and security interests of any kind or nature whatsoever;

(i) “Material Adverse Effect” means, when used in connection with the Company or GameStop (including references to the “Company”), as the case may be, any change, effect, event, occurrence or state of facts that is materially adverse to the business, financial condition, or results of operations of such party and its Subsidiaries taken as a whole, other than any changes, effects, events, occurrences or state of facts relating to (i) the economy or financial markets in general, (ii) product shortages and delays in product introductions consistent with those that occurred in 2004, (iii) negotiation and entry into this Agreement, the announcement of this Agreement or the undertaking and performance or observance of the obligations contemplated by this Agreement or necessary to consummate the transactions contemplated hereby (including adverse effects on results of operations attributable to the uncertainties associated with the period between the date hereof and the Closing Date), (iv) fluctuation in the party’s stock price, (v) the effect of incurring and paying Expenses in connection with negotiating, entering into, performing and consummating the transactions contemplated by this Agreement and (vi) changes in GAAP after the date hereof; provided, that with respect to clauses (i) and (ii) such changes, effects, events, occurrences or state of facts do not disproportionately affect such Persons relative to the other participants in the industries in which such Persons operate; provided, further, that, for the avoidance of doubt, compliance with (and the consequences thereof) the terms of this Agreement (including Section 6.5, except for Section 6.5(a)(vi)) shall not be taken into account in determining whether a Material Adverse Effect shall have occurred or shall be expected to occur for any and all purposes of this Agreement;

(j) “Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the relevant party or any subsidiary of it and for which the relevant party or a subsidiary of it has established adequate reserves, (ii) Liens for Taxes that are not due and payable, that are being contested in good faith by appropriate proceedings or that may thereafter be paid without interest or penalty, (iii) Liens that are reflected as Liabilities on the balance sheet of the relevant party and its consolidated subsidiaries as of January 29, 2005, contained in its SEC Documents or the existence of which is referred to in the notes to such balance sheet and (iv) Liens that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the value or the continued use and operation of the assets to which they relate;

(k) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including its permitted successors and assigns); and

(l) a “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interest of which) is owned directly or indirectly by such first Person.
      Section 9.4     Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
      Section 9.5     Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments relating to the Mergers referred to herein) and the Confidentiality Agreement, taken together with the Company Disclosure Letter and GameStop Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 6.10, are not intended to confer upon any Person other than the parties any rights or remedies.

Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Company Certificates.
      Section 9.6     Governing Law. This Agreement is to be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.
      Section 9.7     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of this Section 9.7 will be void and of no effect. Subject to the preceding two sentences, this Agreement is binding upon, inures to the benefit of, and is enforceable by, the parties and their respective successors and assigns.
      Section 9.8     Consent to Jurisdiction; Waiver of Jury Trial. (a) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware.
      (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8(b).
      Section 9.9     Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.
      Section 9.10     Amendment. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval or the GameStop Stockholder Approval; provided, however, that, after such approval, there is not to be made any amendment that by Law or stock exchange regulation requires further approval by the stockholders of the Company or the stockholders of GameStop, as applicable, without further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
      Section 9.11     Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.10, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
      Section 9.12     Severability. If any term or other provision of this Agreement is held to be invalid, illegal or unenforceable by a court of competent jurisdiction, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. In the case of any such invalidity or unenforceability, such term or other provision shall be deemed modified to give it the maximum effect permitted by applicable law.
[SIGNATURES ARE ON THE FOLLOWING PAGE.]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ELECTRONICS BOUTIQUE HOLDINGS CORP.

By:	/s/ Jeffrey W. Griffiths

Name: Jeffrey W. Griffiths

Title:	President and Chief Executive Officer

GAMESTOP CORP.

By:	/s/ R. Richard Fontaine

Name: R. Richard Fontaine

Title:	Chief Executive Officer

GAMESTOP, INC.

By:	/s/ R. Richard Fontaine

Name: R. Richard Fontaine

Title:	Chief Executive Officer

GSC HOLDINGS CORP.

By:	/s/ R. Richard Fontaine

Name: R. Richard Fontaine

Title:	Chief Executive Officer

COWBOY SUBSIDIARY LLC

By GSC Holdings Corp., its manager

By:	/s/ R. Richard Fontaine

Name: R. Richard Fontaine

Title:	Chief Executive Officer

EAGLE SUBSIDIARY LLC

By GSC Holdings Corp., its manager

By:	/s/ R. Richard Fontaine

Name: R. Richard Fontaine

Title:	Chief Executive Officer

ANNEX B
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
GAMESTOP CORP.
(Under Section 242 of the General Corporation Law)
      Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the undersigned corporation does hereby certify that:

1. The name of the corporation is GameStop Corp. (hereinafter called the “Corporation”).

2. The Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of Delaware on the 10th day of August, 2001.

3. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of Delaware on the 13th day of February, 2002.

4. The Amended and Restated Certificate of Incorporation is hereby amended by striking out (b)(v) Mergers, Consolidation, Etc. of Article Fourth thereof and by substituting in lieu of said (b)(v) the following new (b)(v):

“(v) Mergers, Consolidation, Etc. In case of any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each holder of a share of Class A Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such consolidation, merger, combination or other transaction by a holder of a share of Class B Common Stock and each holder of a share of Class B Common Stock shall be entitled to receive with respect to such share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon such consolidation, merger, combination or other transaction by a holder of a share of Class A Common Stock. In the event that the holders of Class A Common Stock (or of Class B Common Stock) are granted rights to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of Class A Common Stock and holders of Class B Common Stock are granted substantially identical election rights. Notwithstanding the foregoing, in the event of any of the foregoing transactions, the holders of Class B Common Stock may receive securities that differ as to voting rights and powers on a per share basis from the securities received by the holders of Class A Common Stock, provided, however, that such difference shall not exceed ten to one, respectively. The provisions set forth above shall not apply in the event of any internal restructuring of the Corporation that does not change the economic terms, voting rights or other provisions of such Class A Common Stock and Class B Common Stock in effect immediately prior to such internal restructuring by the Corporation.”

5. The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the Delaware General Corporation Law.

B-1

      IN WITNESS WHEREOF, the undersigned does hereby affirm that the statements made herein are true under the penalties of perjury this                     day of                     , 2005.

Name:
Title:

B-2

ANNEX C
VOTING AGREEMENT AND IRREVOCABLE PROXY
April 17, 2005
Electronics Boutique Holdings Corp.
931 South Matlack Street
West Chester, Pennsylvania 19382
GameStop Corp.
2250 William D. Tate Avenue
Grapevine, Texas 76051
Ladies and Gentlemen:
      The undersigned (the “Stockholders,” and each a “Stockholder”) understand that Electronics Boutique Holdings Corp., a Delaware corporation (“Company”), and GameStop Corp., a Delaware corporation (“GameStop”), GameStop, Inc., a Delaware corporation, GSC Holding Corp. (“Holdco”), a Delaware corporation, Cowboy Subsidiary LLC, a Delaware limited liability company, and Eagle Subsidiary LLC, a Delaware limited liability company, propose to enter into an Agreement and Plan of Merger, dated as of April 17, 2005 (the “Merger Agreement”), providing for, among other things, the Mergers, in which, among other things, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) will be converted into the right to receive cash and a certain number of shares of Class A Common Stock, par value $0.001 per share, of Holdco (the “Holdco Common Stock”). Capitalized terms used without definition in this Voting Agreement (the “Agreement”) shall have the meanings ascribed thereto in the Merger Agreement.
      Each Stockholder is the beneficial and record owner of (i) that number of shares of Company Common Stock, (ii) outstanding options, warrants and other rights to acquire shares of Company Common Stock, and (iii) the additional securities of the Company; in each case, as set forth opposite the name of such Stockholder on Schedule I to this Agreement. Each Stockholder, in its capacity as such, is entering into this Agreement in consideration of, and as a condition to, GameStop’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby.
      In consideration for each Stockholder entering into this Agreement, GameStop shall cause Holdco on or prior to the Closing Date to enter into the registration rights agreement in substantially the form attached hereto as Exhibit A (the “Registration Rights Agreement”).
      Each Stockholder confirms its agreement with each of you as follows:

1. Each Stockholder represents, warrants and agrees that (a) Schedule I to this Agreement sets forth the number and type of shares of Company Common Stock (such shares, together with any shares of Company Common Stock acquired by such Stockholder on or after the date of this Agreement, whether by exercise of options, warrants or other derivative securities or otherwise, the “Shares”) and the number and type of shares of Company Common Stock that are issuable upon exercise of outstanding warrants, options or other derivative securities, whether or not exercisable (the “Derivative Securities”), of which such Stockholder is the record or beneficial owner, (b) such Stockholder owns such Shares and Derivative Securities, free and clear of all liens, pledges, charges, encumbrances, voting agreements and commitments of every kind, except for encumbrances imposed by margin accounts maintained by each Stockholder or pledges to investment banks or other third party lenders, and (c) such Stockholder has the power to vote all Shares without restriction and no proxies heretofore given in respect of any or all of the Shares are irrevocable and that any such proxies have heretofore been or are hereby revoked. Each Stockholder further represents and warrants that (i) the Spin-Off and the transactions contemplated by the Merger Agreement are not part of a plan (or series of related transactions) involving such Stockholder (and to the knowledge of such Stockholder, involving any other Person) pursuant to which one or more Persons acquire directly or indirectly stock representing a 50-percent or greater interest (measured by voting power or value) in GameStop (for these purposes, the acquisition of GameStop by Holdco in accordance with the terms of the Merger Agreement will not be considered a plan to acquire a 50-percent or greater interest in GameStop) and (ii) it had no agreement, understanding, arrangement or Substantial Negotiations with GameStop, Barnes & Noble, Inc. (“B&N”) or any other Person regarding the transactions contemplated by the Merger Agreement or similar transactions at any time prior to November 13, 2004 and to the Stockholder’s knowledge, no Person had an agreement, understanding, arrangement or Substantial Negotiations with GameStop or the Company regarding the transactions contemplated by the Merger Agreement or similar transactions at any time prior to November 13, 2004. For purposes of this Agreement, “Spin-Off” means the distribution of GameStop Class B Common Stock by B&N on November 12, 2004, which was intended to be tax-free pursuant to Section 355 of the Code, and “Substantial Negotiations” include discussions of significant economic terms (e.g. the exchange ratio in a reorganization) between, on the one hand, such Stockholders or one or more officers, directors or controlling stockholders of the Company or another Person or Persons with the implicit or explicit permission of one or more officers, directors or controlling stockholders of the Company with, on the other hand, one or more officers, directors or controlling stockholders of GameStop, B&N or another Person or Persons with the implicit or explicit permission of one or more officers, directors or controlling stockholders of GameStop or B&N.

2. Each Stockholder agrees that it will not, directly or indirectly, sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Shares, or any interest therein, or any other securities convertible into or exchangeable for Company Common Stock (including the Derivative Securities), or any voting rights with respect thereto or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy) other than (a) pursuant to the Mergers, (b) encumbrances imposed by margin accounts maintained by each Stockholder or pledges to investment banks or other third party lenders and any other transfers resulting therefrom, (c) transfers to family members of any Stockholder, (d) transfers by operation of law by will or pursuant to the laws of decent or distribution, or (e) with the prior written consent of GameStop; provided that, in the case of clauses (c) and (d) such family member or transferee shall become a party to this Agreement subject to its terms and obligations to the same extent as such Stockholder, by executing and delivering to GameStop and the Company a counterpart to this Agreement. Each Stockholder hereby agrees to authorize and request the Company to notify its transfer agent that there is a stop transfer order with respect to all of the Shares and that this Agreement places limits on the voting of the Shares. If so requested by GameStop, each Stockholder agrees that the certificates representing Shares shall bear a legend stating that they are subject to this Agreement and to the irrevocable proxy granted in paragraph 5 of this Agreement. On the Closing Date, Mr. James Kim (i) shall cause EB Services Corp. to cancel, terminate or transfer to GameStop or any Person designated by GameStop (whether cancelled, terminated or transferred to be mutually agreed by Mr. Kim and GameStop) its .01% partnership interest in EB Services Company, LLP and (ii) shall, and shall cause any of his Affiliates (other than the Company and its Subsidiaries) to, cancel, terminate or transfer to GameStop or any Person designated by GameStop (whether cancelled, terminated or transferred to be mutually agreed by Mr. Kim and GameStop) any other minority interest he or any of his Affiliates (other than the Company and its Subsidiaries) owns in any of the Company’s Subsidiaries.

3. Each Stockholder hereby irrevocably and unconditionally waives any right of appraisal, any dissenters’ rights and any similar rights relating to, arising out of or resulting from the Company Merger or any related transaction that Stockholder may have by virtue of any outstanding shares of Company Common Stock owned by Stockholder.

4. At every meeting of the stockholders of Company called, and at every postponement or adjournment thereof, and on every action or approval by written consent of the stockholders of

Company, each Stockholder irrevocably agrees to vote any Shares entitled to be voted thereat or to cause any such Shares to be voted: (i) in favor of adoption of the Merger Agreement; and (ii) against (A) any proposal made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Company Merger or any other transaction contemplated by the Merger Agreement, (B) any Company Takeover Proposal, (C) any change in the management or board of directors of Company (other than as contemplated by the Merger Agreement) and (D) any action or agreement that would result in a breach of any representation, warranty, covenant or agreement or any other obligation of Company under the Merger Agreement or of such Stockholder under this Agreement. The obligations of each Stockholder specified in this paragraph 4 shall apply whether or not (x) the Board of Directors of Company (or any committee thereof) shall (I) make a Company Adverse Recommendation Change, or (II) approve or recommend, or allow Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or similar agreement constituting or related to any Company Takeover Proposal (other than a confidentiality agreement referred to in Section 5.2(a) of the Merger Agreement, or (y) Company breaches any of its representations, warranties, agreements or covenants set forth in the Merger Agreement; provided, however, that, in the event of a Company Adverse Recommendation Change, the obligation of the Stockholders to vote Shares in the manner set forth in clauses (i) and (ii) of this paragraph 4 shall apply only to an aggregate number of Shares that is equal to one third of the total number of shares of Company Common Stock entitled to vote in respect of such matter and the Stockholders shall cause all remaining Shares to be voted in a manner that is proportionate to the manner in which all holders of shares of Company Common Stock (other than the Stockholders) vote in respect of such matter.

5. In furtherance of the agreements contained in paragraph 4 of this Agreement and as security for such agreements, each Stockholder hereby irrevocably appoints R. Richard Fontaine and Daniel A. DeMatteo (the “Grantees”), and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of such Stockholder, for and in the name, place and stead of such Stockholder, with full power of substitution and resubstitution, to vote, grant a consent or approval in respect of, or execute and deliver a proxy to vote, those Shares that are Company Common Stock (a) in favor of the adoption of the Merger Agreement, (b) against any matter referred to in paragraph 4(ii) of this Agreement, and (c) in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the stockholders of Company held in connection with any of the foregoing. Each Stockholder hereby affirms that the irrevocable proxy granted by this paragraph 5 is given in connection with, and in consideration of, the execution of the Merger Agreement by Company, GameStop, GSC Holding Corp., Cowboy Subsidiary LLC and Eagle Subsidiary LLC and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the proxy granted in this paragraph 5 is coupled with an interest sufficient in law to support an irrevocable power and may under no circumstances be revoked by a Stockholder. Each Stockholder hereby ratifies and confirms all that the Grantees may lawfully do or cause to be done by virtue hereof. The proxy contained herein with respect to shares of Company Common Stock is intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

6. In consideration for GameStop and the Company entering into the Merger Agreement agreeing to cause Holdco to enter into the Registration Rights Agreement, Mr. James Kim shall on or prior to the Closing Date enter into the non-compete agreement in the form attached hereto as Exhibit B.

7. The parties acknowledge and agree that nothing contained in this Agreement shall restrict, limit or prohibit any affiliate of any Stockholder from exercising (in his capacity as a director of Company or any such Person) his fiduciary duties as such a director.

8. Each Stockholder represents and warrants that it has all necessary power and authority to enter into this Agreement and to grant the irrevocable proxy provided for in paragraph 5, and that this Agreement is the legal, valid and binding agreement of such Stockholder and is enforceable against such Stockholder in accordance with its terms.

9. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement.

10. This Agreement may be terminated as to any Stockholder at the option of such Stockholder, Company or GameStop at any time after the earlier of (a) termination of the Merger Agreement in accordance with its terms or (b) the day following the Effective Time.

11. From time to time each Stockholder shall take such further actions as GameStop may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

12. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflict of laws.

13. Each Stockholder recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause GameStop to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each Stockholder agrees that in the event of any such breach, GameStop shall be entitled to specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, without the necessity of posting any bond.

14. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by each of the parties thereto.

15. Except as provided in Section 2(b), each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any Person to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise. Neither this Agreement, nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any such interests or obligations shall be void.

16. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one instrument.

      The parties have caused this Agreement to be duly executed on the date first above written.

EB NEVADA INC.

By:	/s/ James J. Kim

Name: James J. Kim

Title:	President and Chief Executive Officer

/s/ James J. Kim

James J. Kim

Acknowledged and Agreed:

GAMESTOP CORP.

By:	/s/ R. Richard Fontaine

Name: R. Richard Fontaine

Title:	Chief Executive Officer

ELECTRONICS BOUTIQUE HOLDINGS CORP.

By:	/s/ Jeffrey W. Griffiths

Name: Jeffrey W. Griffiths

Title:	President and Chief Executive Officer

SCHEDULE I

	Number of Shares
Name of Stockholder	of Company Owned

EB Nevada Inc.	11,569,101
James J. Kim	11,866,601	(1)

(1)	Includes 11,569,101 shares owned by EB Nevada Inc. and 297,500 options (both vested and unvested) to purchase EB common stock.

EXHIBIT A
REGISTRATION RIGHTS AGREEMENT
      See Annex D

EXHIBIT B
NON-COMPETE AGREEMENT
      See Annex E

ANNEX D
REGISTRATION RIGHTS AGREEMENT
      This REGISTRATION RIGHTS AGREEMENT (“Agreement”) is made as of                     , 2005, by and among GSC Holdings Corp., a Delaware corporation (the “Company”), and EB Nevada Inc., a  corporation and James J. Kim (the “Stockholders”), and each person or entity that subsequently becomes a party to this Agreement pursuant to, and in accordance with, the provisions of Section 11 hereof. Capitalized terms used herein without definition shall the respective meanings ascribed thereto in the Merger Agreement (as defined below).
      WHEREAS, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated April 17, 2005, each share of common stock of Electronics Boutique Holdings Corp. issued and outstanding immediately prior to the Effective Time will be converted into the right to receive Company Cash Consideration and Company Stock Consideration;
      WHEREAS, the Company and the Stockholders are executing and delivering this Agreement pursuant to the terms of the Kim Group Voting Agreement.
      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:
      1. DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

“Board” shall mean the board of directors of the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“Holder” shall mean, collectively, the Stockholders and the Permitted Transferees; provided, however, that the term “Holder” shall not include any of the foregoing that ceases to own or hold any Registrable Securities.

“Permitted Transferee” shall have the meaning set forth in Section 11.

“Registrable Securities” shall mean (i) the Company Stock Consideration issued to the Stockholders pursuant to the terms of the Merger Agreement, and (ii) shall include any shares of the Company’s Common Stock issued with respect to the Registrable Securities as a result of any stock split, stock dividend, recapitalization, exchange or similar event; provided, however, that all Registrable Securities shall cease to be Registrable Securities once they have been sold pursuant to a registration statement or such shares are transferred pursuant to Rule 144 or are eligible to be sold without restriction pursuant to Rule 144(k).

“Rule 144” shall mean Rule 144 promulgated under the Securities Act and any successor or substitute rule, law or provision.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated there under.
      2. EFFECTIVENESS. This Agreement shall become effective and legally binding upon the Effective Time.
      3. MANDATORY REGISTRATION.
      (a) As promptly as practicable following the Effective Time, subject to Section 6, the Company will prepare and file with the SEC a registration statement on Form S-3 or any successor form (except that if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, then such registration shall be on Form S-1 or any successor form) for the purpose of registering under the Securities Act all of the Registrable Securities for resale by, and for the account of, the Holders as selling stockholders thereunder (the “Registration Statement”). The Registration Statement shall permit the Holders to offer and sell, on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, any or all of the Registrable Securities. The Company agrees to use reasonable best efforts to cause the Registration Statement to become effective (which shall include using reasonable best efforts to respond to any comments of the SEC in respect of the Registration Statement within ten (10) business days following receipt thereof) within 90 days following the Effective Time. The Company shall use its reasonable best efforts to keep the Registration Statement effective until the earlier of (i) the date when all of the Registrable Securities registered thereunder shall have been sold, or (ii) the date all Registrable Securities are eligible to be sold without restriction pursuant to Rule 144(k).
      (b) Within three (3) business days after a Registration Statement that covers applicable Registrable Securities is declared effective by the SEC, the Company shall deliver, or shall cause legal counsel to deliver, to the transfer agent for such Registrable Securities (with copies to the Holders whose Registrable Securities are included in such Registration Statement) confirmation that such Registration Statement has been declared effective by the SEC.
      4. COMPANY REGISTRATION.
      (a) If, at any time (but without any obligation to do so), the Company proposes to register any of its Common Stock or other equity securities under the Securities Act on Form S-1, Form S-2 or Form S-3 (or an equivalent general registration form then in effect) for purposes of an offering or sale by or on behalf of the Company of its Common Stock or other equity securities for its own account, then each such time the Company shall, at least 20 business days prior to the time when any such registration statement is filed with the SEC, give prompt written notice to the Holders of its intention to do so. Such notice shall specify, at a minimum, the number and class of shares or other equity securities so proposed to be registered, the proposed date of filing of such registration statement, any proposed means of distribution of such shares or other equity securities, any proposed managing underwriter or underwriters of such shares or other equity securities and a good faith estimate by the Company of the proposed maximum offering price thereof, as such price is proposed to appear on the facing page of such registration statement. Upon the written direction of any Holder or Holders, given within 10 days following the receipt by such Holder of such written notice (which direction shall specify the number of Registrable Securities intended to be disposed of by such Holder and the intended method of distribution thereof), the Company shall include in such registration statement any or all of the Registrable Securities then held by such Holder requesting such registration (a “Selling Holder”) to the extent necessary to permit the sale or other disposition of such number of Registrable Securities as such Selling Holder has so directed the Company to be so registered. Failure of any Stockholders to respond to the Company’s notice within the 10-day period specified above shall be deemed an election by such Holder not to have any of such Holder’s Registrable Securities included in such registration statement. Notwithstanding the foregoing, the Holders shall not have any right under this Section 4(a) if the registration proposed to be effected by the Company relates solely to shares of Common Stock or other equity securities that are issuable (1) solely to officers or employees of the Company or any subsidiary thereof pursuant to a bona fide employee stock option, bonus or other employee benefit plan or (2) as direct consideration in connection with a merger, exchange offer or acquisition of a business.
      (b) In the event that the Company proposes to register shares of Common Stock or other equity securities for purposes of an offering described in the first sentence of Section 4(a), and any managing underwriter shall advise the Company and the Selling Holders in writing that, in its opinion, market or other factors require a limitation of the number of securities to be underwritten, then the Company will include in such registration statement such number of shares or securities as the Company and such Selling Holders are so advised can be sold in such offering (the “Offering Maximum Number”), as follows and in the following order of priority: (A) first, the number of shares or securities proposed to be included by the Company, and (B) second, if and to the extent that the number of shares or securities to be registered under clause (A) is less than the Offering Maximum Number, Registrable Securities of each

Selling Holder, allocated pro rata and without any priority as between the Selling Holders, in proportion to the number sought to be registered by each Selling Holder relative to the number sought to be registered by all the Selling Holders, that, in the aggregate, when added to the number of shares or securities to be registered under clause (A), equals the Offering Maximum Number.
      (c) The Company shall have no obligation under this Section 4 to make any offering of its securities, or to complete an offering of its securities that it proposes to make, and shall incur no liability to the Holders for its failure to do so.
      (d) Any Holder having notified or directed the Company to include any or all of such Holder’s Registrable Securities in a registration statement pursuant to this Section 4 hereof shall have the right to withdraw such notice or direction with respect to any or all of the Registrable Securities designated for registration thereby by giving written notice to such effect to the Company at least five business days prior to the anticipated effective date of such registration statement. In the event of any such withdrawal, the Company shall amend, at the withdrawing Holder’s expense, such registration statement and take such other actions as may be necessary so that such withdrawn Registrable Securities are not included in the applicable registration and not sold pursuant thereto, and such withdrawn Registrable Securities shall continue to be Registrable Securities in accordance herewith. No such withdrawal shall affect the obligations of the Company with respect to Registrable Securities not so withdrawn.
      (e) Any Holder having notified or directed the Company to include any or all of such Holder’s Registrable Securities in a registration statement pursuant to this Section 4, shall, unless otherwise agreed by the Company, offer and sell such Registrable Securities using the same underwriter or underwriters and on the same terms and conditions as other securities included in such underwritten offering. Each Selling Holder participating in the underwritten offering shall (i) enter into an underwriting agreement in customary form with the managing underwriter or underwriters containing conventional representations, warranties, allocation of expenses, and customary closing conditions with any underwriter who acquires any Registrable Securities; and (ii) complete and execute all reasonable questionnaires, powers of attorney, indemnities, lock-up letters and other documents required under the terms of such underwritten offering.
      5. OBLIGATIONS OF THE COMPANY. In connection with the Company’s obligations with respect to registration of Registrable Securities pursuant to Sections 3 and 4 hereof, the Company shall use its reasonable best efforts to effect or cause such registration to permit the sale of the Registrable Securities by the Holders thereof in accordance with the intended method or methods of distribution thereof described in the registration statement relating thereto and to maintain the effectiveness of such registration statement for the period from the date of effectiveness (the “Effective Date”) of such registration statement until the earlier of (1) the date on which the disposition of all of the Registrable Securities covered by such registration statement is completed or (ii) the date all Registrable Securities are eligible to be sold without restriction pursuant to Rule 144(k), (such period, the “Registration Period”). In connection therewith, the Company shall, as soon as reasonably practicable:

(a) Pursuant to Section 3 hereof, prepare and file with the SEC a registration statement on Form S-3, or such other form as may be utilized by the Company and as shall permit the disposition of the Registrable Securities in accordance with the intended method or methods thereof, as specified in writing by the Holders thereof;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep such registration statement effective during the Registration Period and to comply with the provisions of the Securities Act with respect to the sale or other disposition of the Registrable Securities by the Holders, and furnish to the Holders of Registrable Securities registered thereby and the underwriters, if any, thereof and the sales or placement agent, if any, therefor copies of any such supplement or amendment prior to its being used and/or filed with the SEC;

(c) comply in all material respects with the provisions of the Securities Act applicable to the Company with respect to the disposition of all of the Registrable Securities covered by such

Registration Statement in accordance with the intended method or methods of disposition by the Holders thereof;

(d) provide the Holders and counsel for the Holders thereof the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the SEC and each supplement or amendment thereto;

(e) furnish to each Holder of Registrable Securities to be registered in such registration statement (A) such number of copies (including manually executed and conformed copies) of such registration statement and of each amendment thereof and supplement thereto (including all annexes, appendices, schedules and exhibits), (B) such number of copies of the prospectus used in connection with such registration statement (including each preliminary prospectus, any summary prospectus and the final prospectus and including prospectus supplements), and (C) such number of copies of other documents, if any, incorporated by reference in such registration statement or prospectus, in each case as each respective party may reasonably request in order to facilitate the offering and disposition of the Registrable Securities owned by any such Holder, offered or sold by such agent, or underwritten by such underwriter, and to permit each Holder, agent and underwriter to satisfy the prospectus delivery requirements of the Securities Act; and the Company hereby consents to the use of such prospectus (including each preliminary prospectus, any summary prospectus and the final prospectus) and any amendment or supplement thereto by each Holder and by any such agent and underwriter, in each case in the form most recently provided to such party by the Company, in connection with the offering and sale of the Registrable Securities covered by the prospectus (including each preliminary prospectus, any summary prospectus and the final prospectus) or any supplement or amendment thereto;

(f) promptly notify the Holders of Registrable Securities registered thereby, the managing underwriter or underwriters, if any, thereof and the sales or placement agent, if any, therefor and, if requested by any such party, confirm such notification in writing, (A) when a prospectus or any prospectus supplement has been filed with the SEC and when the registration statement or any post-effective amendment thereto has been filed with and declared effective by the SEC, (B) of the issuance by the SEC of any stop order or the coming to its knowledge of the initiation of any proceedings for that purpose, (C) of the receipt by the Company of any notification with respect to the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (D) of the occurrence of any event that requires the making of any changes to the registration statement or related prospectus so that such documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (and the Company shall promptly prepare and furnish to the Holders upon request, a reasonable number of copies of a supplemented or amended prospectus such that, as thereafter delivered to the purchasers of the Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading), and (E) of the Company’s determination that the filing of a post-effective amendment to the registration statement shall be necessary or appropriate; and, upon the receipt of any notice from the Company of the occurrence of any event of the kind described in this Section 5(f)(B), (C) (but only with respect to the jurisdiction suspending qualification), (D) or (E), (1) the Holders, underwriters and agents shall forthwith discontinue any offer and disposition of the Registrable Securities pursuant to the registration statement covering such Registrable Securities and, if so directed by the Company, shall deliver to the Company all copies (other than permanent file copies) of the defective prospectus covering such Registrable Securities that are then in the Holders’, underwriters’ and agents’ possession or control, and (2) the Company shall, as promptly as practicable thereafter (subject, in the case of Section 5 (f)(D), to the provisions of Section 10), take such action as shall be necessary to remedy such event to permit the Holders (and the underwriters and agents, if any) to continue to offer and dispose of the Registrable

Securities, including, without limitation, preparing and filing with the SEC and furnishing to the Holders a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of the Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(g) use its reasonable best efforts to register or qualify the Registrable Securities covered by such registration statement under and to the extent required by such other securities or state blue sky laws of such jurisdictions as any Holder, underwriter or sales or placement agent shall request, and do any and all other acts and things that may be necessary under such securities or blue sky laws to enable the Holders, underwriters and agents to consummate the public sale or other disposition in such jurisdictions of the Registrable Securities owned by the Holders, except that the Company shall not for any such purpose be required to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified or submit to liability for state or local taxes where it would not otherwise be liable for such taxes;

(h) if requested by any managing underwriter or underwriters, any placement or sales agent or any Holder, promptly incorporate in a prospectus supplement or post-effective amendment such information as is required by the applicable rules and regulations of the SEC and as such managing underwriter or underwriters, such agent or such Holder specifies should be included therein relating to the terms of the sale of such Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold by the Holders or agent or to any underwriters, the name and description of the Holders, agent or underwriter, the offering price of such Registrable Securities and any discount, commission or other compensation payable in respect thereof, the purchase price being paid therefor by such underwriters and with respect to any other terms of the offering of the Registrable Securities to be sold by the Holders or agent or to such underwriters; and make all required filings of such prospectus supplement or post-effective amendment promptly after notification of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(i) use its reasonable best efforts to obtain the consent or approval of each governmental agency or authority, whether federal, state or local, that may be required to effect such registration or the offering or sale in connection therewith or to enable the Holders to offer, or to consummate the disposition of, the Registrable Securities; and

(j) furnish to the Holders or the managing underwriters, if any, on a timely basis and at the Company’s expense, certificates free of any restrictive legends representing ownership of the Registrable Securities being sold in such denominations and registered in such names as the Holders or managing underwriters shall request, and notify the transfer agent of the Company’s securities that it may effect transfers of the Registrable Securities upon notification from each respective Holder that it has complied with this Agreement and the prospectus delivery requirements of the Securities Act.

      6. FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the selling Holders shall furnish to the Company such information regarding them and the securities held by them as the Company shall reasonably request and as shall be required in order to effect any registration by the Company pursuant to this Agreement.
      7. EXPENSES OF REGISTRATION. All expenses incurred in connection with the registration of the Registrable Securities pursuant to this Agreement (excluding underwriting, brokerage and other selling commissions and discounts), including without limitation all registration and qualification and filing fees, printing, and fees and disbursements of counsel for the Company, shall be borne by the Company. In all cases, the selling Holders will be responsible for, if applicable, underwriters discounts, brokerage or other selling commissions and fees and disbursements of counsel for such Holders.

      8. INDEMNIFICATION AND CONTRIBUTION.
      (a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, any investment banking firm acting as an underwriter for the selling Holder, any broker/ dealer acting on behalf of any selling Holder and each officer and director of such selling Holder, such underwriter, such broker/ dealer and each person, if any, who controls such selling Holder, underwriter or broker/ dealer within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Registration Statement, in any preliminary prospectus or final prospectus relating thereto or in any amendments or supplements to the Registration Statement or any such preliminary prospectus or final prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading in light of the circumstances in which they are made; and will reimburse such selling Holder, such underwriter, broker/ dealer or such officer, director or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with the Registration Statement, any preliminary prospectus or final prospectus relating thereto or any amendments or supplements to the Registration Statement or any such preliminary prospectus or final prospectus, in reliance upon and in conformity with written information furnished expressly for use in connection with the Registration Statement or any such preliminary prospectus or final prospectus by or on behalf of the selling Holder, any underwriter for them or controlling person with respect to them. This Section 8(a) shall not inure to the benefit of any selling Holder with respect to any person asserting loss, damage, liability or action as a result of a selling Holder selling Registrable Securities during a Suspension Period (as defined in Section 10 hereof) or selling in violation of Section 5(c) of the Securities Act.
      (b) To the extent permitted by law, each selling Holder will severally and not jointly indemnify and hold harmless the Company, each of its officers and directors, each person, if any, who controls the Company within the meaning of the Securities Act, any investment banking firm acting as underwriter for the Company or the selling Holder, or any broker/ dealer acting on behalf of the Company or any other selling Holder, and all other selling Holders against any losses, claims, damages or liabilities to which the Company or any such director, officer, controlling person, underwriter, or broker/ dealer or other selling Holder may become subject to, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in the Registration Statement or any preliminary prospectus or final prospectus, relating thereto or in any amendments or supplements to the Registration Statement or any such preliminary prospectus or final prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they are made, in each case to the extent and only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, in any preliminary prospectus or final prospectus relating thereto or in any amendments or supplements to the Registration Statement or any such preliminary prospectus or final prospectus, in reliance upon and in conformity with written information furnished by such selling Holder expressly for use in connection with the Registration Statement or any preliminary prospectus or final prospectus related thereto; and such selling Holders will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter, broker/ dealer or other selling Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the liability of each selling Holder hereunder shall be limited to the gross proceeds (net of underwriting discounts and commissions, if any) received by such selling Holder from the sale of Registrable Securities covered by the Registration Statement; and provided, further, however, that the indemnity agreement contained in this Section 8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of those selling Holder(s) against which the request for indemnity is being made (which consent shall not be unreasonably withheld).
      (c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party desires, jointly with any other indemnifying party similarly noticed, to assume at its expense the defense thereof with counsel mutually satisfactory to the indemnifying parties with the consent of the indemnified party (which consent will not be unreasonably withheld, conditioned or delayed). In the event that the indemnifying party assumes any such defense, the indemnified party may participate in such defense with its own counsel and at its own expense, provided, however, that the counsel for the indemnifying party shall act as lead counsel in all matters pertaining to such defense or settlement of such claim and the indemnifying party shall only pay for such indemnified party’s expenses for the period prior to the date of its participation on such defense. The failure to notify an indemnifying party promptly of the commencement of any such action, if materially prejudicial to his ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 8 to the extent of such prejudice, but the omission so to notify the indemnifying party will not relieve him of any liability which he may have to any indemnified party otherwise other than under this Section 8.
      (d) Notwithstanding anything to the contrary herein, without the prior written consent of the indemnified party, the indemnifying party shall not be entitled to settle any claim, suit or proceeding unless in connection with such settlement the indemnified party receives an unconditional release with respect to the subject matter of such claim, suit or proceeding and such settlement does not contain any admission of fault by the indemnified party.
      (e) In order to provide for just and equitable contribution under the Securities Act in any case in which (i) the indemnified party makes a claim for indemnification pursuant to Section 8 hereof but is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that the express provisions of Section 8 hereof provide for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party, then the Company and the applicable selling Holder shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees), in either such case (after contribution from others) on the basis of relative fault as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the applicable selling Holder on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 8(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(e). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 8 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Notwithstanding any other provision of this Section 8(e), in no event shall (i) any selling Holder be required to undertake liability to any person under this Section 8(e) for any amounts in excess of the dollar amount of the gross proceeds to be received by the selling Holder from the sale of such selling Holder’s Registrable Securities (after deducting any fees, discounts and commissions applicable thereto) pursuant to any Registration Statement under which such Registrable Securities are or were to be registered under the Securities Act and (ii) any underwriter be required to undertake liability to any person hereunder for any amounts in excess of the aggregate discount, commission or other compensation payable to such underwriter with respect to the Registrable Securities underwritten by it and distributed pursuant to the Registration Statement.
      9. REPORTS UNDER THE EXCHANGE ACT. With respect to each Holder, from the date of Closing until the date on which all of the Registrable Securities that such Holder owns become freely transferable under Rule 144(k) promulgated under the Securities Act, the Company agrees to use its reasonable best efforts: (i) to make and keep public information available, as those terms are understood and defined in the General Instructions to Form S-3, or any successor or substitute form, and in Rule 144, (ii) to file with the SEC all reports and other documents required to be filed by an issuer of securities registered under Sections 13 or 15(d) of the Exchange Act, and (iii) if such filings are not available via EDGAR, to furnish to such Holder as long as the Holder owns or has the right to acquire any Registrable Securities prior to the applicable termination date described above, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company under Sections 13 or 15(d) of the Exchange Act as may be reasonably requested in availing such Holder of any rule or regulation of the SEC permitting the selling of any such Registrable Securities without registration.
      10. DEFERRAL AND LOCK-UP.
      (a) Notwithstanding anything in this Agreement to the contrary, if the Company shall furnish to the selling Holders a certificate signed by the President and Chief Executive Officer of the Company stating that the Board has made the good faith determination (i) that continued use by the selling Holders of the Registration Statement for purposes of effecting offers or sales of Registrable Securities pursuant thereto would require, under the Securities Act, disclosure in the Registration Statement (or the prospectus relating thereto) of material, nonpublic information concerning the Company, its business or prospects or any proposed transaction involving the Company, and (ii) that such disclosure would be premature and would be adverse to the Company, its business or prospects or any such proposed transaction or would make the successful consummation by the Company of any such transaction significantly less likely, then the right of the selling Holders to use the Registration Statement (and the prospectus relating thereto) for purposes of effecting offers or sales of Registrable Securities pursuant thereto shall be suspended for a period (the “Suspension Period”) of not more than 60 days after delivery by the Company of the certificate referred to above in this Section 10. During the Suspension Period, none of the Holders shall offer or sell any Registrable Securities pursuant to or in reliance upon the Registration Statement (or the prospectus relating thereto). The Company may not exercise this right more than two times in each year after the Closing. Notwithstanding anything herein to the contrary, during such time as any Selling Holder or an affiliate thereof is a director or executive officer of the Company, such Selling Holder or an affiliate thereof shall be subject to the policies of the Company regarding insider sales of the Company’s securities and shall not effect any offers or sales of Registrable Securities pursuant to or in reliance upon the Registration Statement or otherwise in violation of such policies.
      (b) Holders shall not, during the period starting with the Company’s date of filing of, and ending ninety calendar days immediately following the effective date of any registration statement pertaining to securities of the Company, if so requested by an underwriter in an underwritten offering for the Company, effect any public sale or distribution of any of the Company’s equity securities including a sale pursuant to Rule 144. In addition, if requested by the Company, the Stockholders shall not effect any public sale or distribution of any of the Registrable Securities pursuant to the Registration Statement, during the ten-day period prior to any period during which an exchange ratio or similar valuation formula based upon the trading prices of the Company’s common stock is being calculated.

      11. TRANSFER OF REGISTRATION RIGHTS. None of the rights of any Holder under this Agreement shall be transferred or assigned to any person. Notwithstanding the foregoing, a Holder’s right under this Agreement may be assigned, in whole or in part, to any Permitted Transferee, and any Permitted Transferee shall be deemed to be a Holder (and, to the extent required by law, amend the Registration Statement in connection with such assignment); provided that no such assignment shall be effective or confer any right on any such assignee unless, prior to such assignment, the assignee agrees in writing, by executing and delivering to the Company an Instrument of Adherence in the form attached as Exhibit A, that such assignee will be bound by all provisions binding on a Holder hereunder. A “Permitted Transferee” is (i) any member of the family of a Holder, including such Holder’s spouse and descendants and any trust, partnership, corporation, limited liability company or other entity for the sole benefit of such spouse and/or descendants to whom or which any Registrable Securities have been transferred by such Holder for estate or tax planning purposes or any charity or foundation to which Registrable Securities have been transferred by such Holder for estate or tax planning or charitable purposes; provided that such transferee agrees to be bound by the provisions hereof in accordance with the preceding sentence and (ii) any trust, partnership, corporation, limited liability company or other entity for the sole benefit of such Stockholder and which entity is controlled solely by such Stockholder. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto and any Permitted Transferee any rights or remedies hereunder.
      12. ENTIRE AGREEMENT. This Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and it also supersedes any and all prior negotiations, correspondence, agreements or understandings with respect to the subject matter hereof.
      13. MISCELLANEOUS.
      (a) This Agreement and the obligations of the Company hereunder shall terminate on the earlier of: (i) the first date on which no Registrable Securities remain outstanding, or (ii) the five-year anniversary of the effectiveness of the Registration Statement.
      (b) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors or permitted assigns. This Agreement shall also be binding upon and inure to the benefit of any Permitted Transferee of any of the Registrable Securities provided that the terms and conditions of Section 11 hereof are satisfied.
      (c) (i) Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be sent by courier (overnight or same day) or telecopy or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. The date of giving any notice shall be the date of its actual receipt.
      (ii) All correspondence to the Company shall be addressed as follows:

GSC Holdings Corp.
2250 William D. Tate Avenue
Grapevine, Texas 76051
Telecopy No: 817-424-2820
Attention: R. Richard Fontaine
      with a copy to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, NY 10104
Telecopy No.: 212-541-1400
Attention: Michael N. Rosen

      (iii) All correspondence to any Holder shall be addressed as follows:

Mr. James J. Kim
EB Nevada Inc.
911 Mount Pleasant Road
Bryn Mawr, PA 19010
Telecopy No.: 610-525-7881
      with a copy to:

Drinker Biddle & Reath, LLP
One Logan Square
18th & Cherry Streets
Philadelphia, PA 19103
Telecopy No.: 215-988-2757
Attention: Stephen Burdumy
      Any party may change the address to which correspondence to it is to be addressed by notification as provided for herein.
      (d) The parties acknowledge and agree that in the event of any breach of this Agreement, remedies at law may be inadequate, and each of the parties hereto shall be entitled to seek specific performance of the obligations of the other parties hereto and such appropriate injunctive relief as may be granted by a court of competent jurisdiction.
      (e) This Agreement may be executed in a number of counterparts, each of which together shall for all purposes constitute one Agreement, binding on all the parties hereto notwithstanding that all such parties have not signed the same counterpart.
      (f) Any action of the Stockholders under this Agreement shall be made by approval of those Stockholders holding the majority of the Registrable Shares on the date of such action.

      IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date and year first above written.

GSC HOLDINGS CORP.

By:

Name:
Title:

STOCKHOLDERS:

EB NEVADA INC.

By:

Name:
Title:

James J. Kim

EXHIBIT A
INSTRUMENT OF ADHERENCE
      Reference is hereby made to that certain Registration Rights Agreement, dated as of                     , 2005, between GSC Holdings Corp., a Delaware corporation (the “Company”), the Stockholders and the Permitted Transferees, as amended and in effect from time to time (the “Registration Rights Agreement”). Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Registration Rights Agreement.
      The undersigned, in order to become the owner or holder of, or have the right to acquire,                      shares of Registrable Securities, hereby agrees that, from and after the date hereof, the undersigned has become a party to the Registration Rights Agreement in the capacity of a Permitted Transferee, and is entitled to all of the benefits under, and is subject to all of the obligations, restrictions and limitations set forth in, the Registration Rights Agreement that are applicable to Permitted Transferees. This Instrument of Adherence shall take effect and shall become a part of the Registration Rights Agreement immediately upon execution.

Print Name of Permitted Transferee:

By:

Name:
Title:

Permitted Transferee’s Address and Fax Number for Notice:

Accepted:

GSC HOLDINGS CORP.

By:

Name:
Title:

Date:

ANNEX E
NON-COMPETITION AGREEMENT
      THIS NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of the                     day of                     , 2005, by and between GSC Holdings Corp., a Delaware corporation (“Holdco”), and Mr. James J. Kim (“Founder”), with reference to the following facts and circumstances.
RECITALS
      A. Founder is a significant stockholder of the shares of Company Common Stock issued by Electronics Boutique Holdings Corp., a Delaware corporation (the “Company”). Concurrently with the execution of this Agreement, Holdco, GameStop Corp., a Delaware corporation (“GameStop”), Cowboy Subsidiary LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdco (the “GameStop Merger Sub”), Eagle Subsidiary LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdco (the “Company Merger Sub” and together with GameStop Merger Sub, the “Merger Subs”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) whereby the GameStop Merger Sub will be merged with and into GameStop (the “GameStop Merger”) and the Company Merger Sub will be merged with and into the Company (the “Company Merger” and together with the GameStop Merger, the “Mergers”), and GameStop and the Company will continue as the surviving corporations and become wholly-owned subsidiaries of Holdco. All capitalized terms not otherwise defined shall have the meaning given to them in the Merger Agreement.
      B. As consideration for and in connection with the Company Merger, all shares of the Company Common Stock immediately prior to the Effective Time, will be converted into and become a right to receive (i) cash, as specified in the Merger Agreement; and (ii) a certain number of shares of Holdco Common Stock, in accordance with the Merger Agreement.
      C. Founder has induced Holdco and GameStop to enter into the Merger Agreement in reliance upon the agreement of Founder to protect and preserve the trade secrets, copyrights, confidential information and customer goodwill and business advantage of Holdco, GameStop and the Company following the Mergers by protecting, preserving and fostering the Company’s trade secrets and other confidential information and customer goodwill, and agreeing not to compete with Holdco, GameStop and the Company set forth with greater specificity in Section 2 of this Agreement.
      D. The parties acknowledge that in the circumstances set forth in this Agreement, any competition by Founder with the business of Holdco, GameStop and the Company following the consummation of the Merger Agreement would be detrimental to the business of Holdco, GameStop and the Company and to Holdco’s and GameStop’ss expectations in connection with the Mergers, except for the competition expressly permitted by this Agreement. Accordingly, it is a condition to Holdco’s and GameStop’s obligations under the Merger Agreement that Founder enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Founder and Holdco hereby agree as follows.
      1 Representations and Warranties of Founder. Founder hereby represents and warrants to Holdco and GameStop as follows:

1.1 The Company is engaged in the Business.

1.2 Founder currently beneficially owns approximately 48.5% of the shares of Company Common Stock.

1.3 Founder acknowledges that Holdco and GameStop would not enter into the Merger Agreement unless Founder agreed not to undertake activities competitive with the existing Business and operations of the Company, GameStop and Holdco, as contemplated in connection with the

Mergers and in the related documentation, and that, accordingly, this Agreement is a material inducement to Holdco and GameStop to enter into and carry out the terms of the Merger Agreement. Founder has therefore entered into this Agreement to induce Holdco and GameStop to enter into the Merger Agreement.

1.4 This Agreement does not constitute a violation of any other agreement to which Founder is a party and has been executed and delivered by Founder after having an opportunity to consult with Founder’s legal and other professional counsel and advisors.

1.5 Founder has full power and authority to enter into, and has obtained all necessary authorizations and approvals required for the execution and delivery of, this Agreement.

1.6 Founder has taken all necessary actions to execute and deliver this Agreement, and it constitutes a valid and binding agreement of Founder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

      2 Agreement Not to Compete. Founder hereby covenants and agrees with Holdco and GameStop as follows:

2.1 Territories. The parties hereto acknowledge that the Company has, directly or indirectly, conducted the Business throughout each of the Territories. For the purposes hereof, the term “Territories” shall mean any and all of the following geographic areas:

2.1.1 Each and every county or other political or geographical subdivision in the United States of America and the dependent territories of the United States of America, including, without limitation, Guam and Puerto Rico; and

2.1.2 Each and every county or other political or geographical subdivision in the countries in which the Company currently operates stores, which countries are listed on Schedule A attached hereto.

2.2 Non-Competition.

2.2.1 For purposes of this Agreement, the Company’s primary business consists of selling video game hardware and software, PC entertainment software, pre-played video games and related accessories and products to consumers (the “Business”). The Business has been developed and is being developed by Founder, among others, in his capacities as director and chairman of the board of directors of the Company. Founder has primarily engaged in these activities in Pennsylvania. The Company has places of business and/or has developed and established certain business relations and customer loyalty and goodwill throughout the Territories. For the purposes of this Agreement, a “Competitive Business” means any person, sole proprietorship, partnership, limited liability company, corporation, firm, association, or other business organization, enterprise or entity (collectively, “Person”), which is engaged in, or engages in after the date of this Agreement, directly or indirectly (including without limitation through control, directly or indirectly, of any Person), the Business.

2.2.2 Commencing as of the Effective Time and until the expiration of the Non-Competition Term (as hereinafter defined), Founder shall not, within the Territories, either individually, or as a member of any group, without the prior written consent of Holdco (which consent can be withheld at Holdco’s sole and absolute discretion), (i) acquire any ownership interest in, or (ii) provide services to, or (iii) assist or participate in the organization, promotion or founding of, or (iv) except as contemplated by the Merger Agreement, serve on the Board of Directors or Advisory Board of, or (v) act as a consultant to, or (vi) serve as an officer, employee, representative or agent of, or otherwise participate in any capacity in the management or operations of, any Person which at the time of such activity by Founder is a Competitive Business; provided, however, that Founder’s acquisition for investment purposes only of less than five percent (5%) of the outstanding securities of any corporation, partnership, joint venture or other business enterprise which are regularly traded on a national securities exchange or through the National Market System of the National Association of Securities Dealers Automated Quotation System, will not violate Section 2.2.2(i) of this Agreement.

2.3 Non-Interference With Customers or Suppliers. Without limiting Section 2.2 of this Agreement in any way, commencing as of the Effective Time and until the expiration of the Non-Solicitation Term, Founder shall not, directly or indirectly, without the prior written consent of Holdco (which consent can be withheld at Holdco’s sole and absolute discretion), either for his own benefit or purpose or on behalf of any Competitive Business, interfere with or attempt to interfere with the business relationship between the Company or Holdco (or any of its Affiliates) or any Person, if such Person then is, or has been within twelve (12) months preceding the date of such activity by Founder: (x) a customer or supplier of the Company or any of its Affiliates or (y) a Person to whom the Company has provided services or engaged in business.

2.4 Non-Solicitation of Employees and Consultants. Without limiting Section 2.2 of this Agreement in any way, commencing as of the Effective Time and until the expiration of the Non-Solicitation Term, Founder shall not, directly or indirectly, without the prior written consent of Holdco (which consent can be withheld at Holdco’s sole and absolute discretion), either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, stockholder, director, employee, consultant or otherwise, or solicit the employment or engagement of, or otherwise entice away from the employment or engagement of Holdco or any of its Affiliates, either for Founder’s own benefit or purpose or for any other person, firm or company, any person who was employed or engaged by Holdco or any such Affiliate during the twelve (12) months preceding the date of such activity by the Founder, whether or not such person would commit any breach of contract by reason of his or her leaving the service of Holdco or any of its Affiliates; provided, however, this Section 2.4 shall not apply to family members of the Founder.

2.5 Term. For purposes of this Agreement, (i) the “Non-Competition Term” with respect to Founder shall mean the period commencing as of the Effective Time and ending three (3) years following the Effective Time; and (ii) the “Non-Solicitation Term” with respect to Founder shall mean the period commencing as of the Effective Time and ending two (2) years following the Effective Time. Notwithstanding anything herein to the contrary, this Agreement shall terminate upon termination of the Merger Agreement in accordance with its terms.
      3 Enforcement Rights.

3.1 Injunctive Relief. Founder acknowledges and agrees that in the event of a prospective or actual breach of this Agreement by Founder, damages may not be an adequate remedy to compensate Holdco, GameStop and the Company for the loss of goodwill and customer loyalty, impairment of trade secrets and other proprietary information, and other harm to the Business of the Company. Accordingly, in addition to all other rights and remedies Holdco may have at law or in equity, in the event of a threatened or actual breach of any of the terms and provisions of this Agreement, in the event Holdco seeks a temporary restraining order, or seeks either temporary or preliminary injunctive relief, to prevent or enjoin such anticipated or actual breach, Founder waives any and all rights to and agrees not to assert or argue that Holdco has failed to demonstrate irreparable injury or the necessity of the posting of a bond in connection with any such proceeding, provided that nothing in this Agreement shall be construed to limit the damages otherwise recoverable by Holdco in any such event.

3.2 Notification of Third Parties. In addition, Holdco shall have the right in good faith to inform any entity described in Section 2 above, and the principals of such entities, and any other third party that Holdco reasonably believes to be, or to be contemplating, participating with Founder or receiving from Founder assistance in violation of the terms of this Agreement and of the rights of Holdco, GameStop and the Company under this Agreement, and that participation by such entity or persons with Founder in activities in violation of Founder’s agreement not to compete with or solicit customers, employees, or consultants from Holdco, GameStop and the Company may give rise to claims by Holdco, GameStop and the Company against such entity, persons or third parties.

      4 General Provisions.

4.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid under applicable laws. However, the provisions of this Agreement are severable, and if any one or more provisions may be determined to be invalid, unenforceable or prohibited, in whole or in part, under such applicable law by a court or other tribunal of competent jurisdiction, such provision shall be construed, interpreted, modified or limited by such court or tribunal to effectuate its purpose to the maximum legally permissible extent. If such provision cannot be construed and interpreted so as to be valid under such law, each such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of any such provision or the remaining provisions of this Agreement, and this Agreement shall be construed to the maximum extent possible to carry out its terms without such invalid or unenforceable provision or portion of such provision.

Without limiting the generality of the foregoing, if any covenant or other provision contained in this Agreement shall be declared to be invalid, unenforceable or prohibited by a court or other tribunal of competent jurisdiction with respect to any part of the Territories, such covenant or provision shall not be affected with respect to any other part of the Territory, and each of the parties agrees and submits to the reduction of such territorial restriction to such an area as said court shall deem reasonable.

4.2 Binding Effect; Benefit to Successors. This Agreement shall be binding upon Founder, and shall inure to the benefit of Holdco and its parent, affiliated and subsidiary corporations, successors, representatives and assigns, including any successors to or assigns of Holdco.

4.3 Third Party Beneficiary. The parties agree that the Company and GameStop are third party beneficiaries of this Agreement and, independently of Holdco, shall be entitled to enforce this Agreement in all cases and in all respects as if it were Holdco.

4.4 Attorneys’ Fees and Costs. In the event of a breach, or alleged breach, of any agreement, term or provision of this Agreement and the filing of a suit or other legal proceeding in connection with the enforcement or construction of any provision of this Agreement, the prevailing party in such suit or other proceeding shall, in addition to any other remedies available to it, be entitled to reasonable attorneys’ fees and costs from the losing party.

4.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not laws pertaining to conflicts or choice of law) of the State of Delaware in all respects, including all matters of validity, construction and performance of this Agreement.

4.6 Entire Agreement. This Agreement constitutes the entire agreement between Founder and Holdco with respect to the subject matter of this Agreement. No claim of waiver, modification, amendment, consent, or acquiescence with respect to any of the provisions shall be made against any party, except on the basis of a written instrument duly executed the party alleged to be bound thereby.

4.7 Failure to Enforce. The failure of any party to this Agreement to enforce any threatened or existing violation, default or breach of this Agreement shall not be deemed a waiver of such a violation, default or breach, and the other party to this Agreement have the right to enforce the same at a later time and the right to waive in writing any condition imposed in this Agreement for such party’s benefit without thereby waiving any other provision or condition.

4.8 Incorporation of Recitals. The Recitals to this Agreement are an integral part of this Agreement and are hereby incorporated in this Agreement verbatim as a part of this Agreement as if set forth in full.

4.9 Notices. Any and all notices and demands by any party to this Agreement to any other party, required or desired to be given under this Agreement, shall be in writing and shall be validly given or made only if deposited in the United States mail, express, certified or registered, postage prepaid, return receipt requested, or if made by Federal Express or other similar delivery service keeping records of deliveries and attempted deliveries. If such notice or demand is served in the manner provided, service shall be conclusively deemed made on the first business day delivery is attempted or upon receipt, whichever is sooner. The parties may change their address for the purpose of receiving notices or demands by a written notice given in the manner set forth above to the other, which notice of change of address shall not become effective, however, until the actual receipt of such notice by the other.
      To Founder:

Mr. James J. Kim
911 Mount Pleasant Road
Bryn Mawr, PA 19010
Telecopy No.: 610-525-7881
      With a copy to:

Drinker Biddle & Reath, LLP
One Logan Square
18th & Cherry Streets
Philadelphia, PA 19103
Telecopy No.: 215-988-2757
Attention: Stephen Burdumy
      To Holdco:

GSC Holdings Corp.
2250 William D. Tate Avenue
Grapevine, Texas 76051
Telecopy No: 817-424-2820
Attention: R. Richard Fontaine
      With a copy to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104
Telecopy No: 212-541-1400
Attention: Michael N. Rosen

4.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and together which shall constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first set forth herein.

FOUNDER:	GSC HOLDINGS CORP.

By:

Mr. James J. Kim	Name: Title:

SCHEDULE A
Australia
Canada
Denmark
Germany
Italy
New Zealand
Norway
Sweden
United Kingdom
Ireland
France
Spain

ANNEX F
VOTING AGREEMENT AND IRREVOCABLE PROXY
April 17, 2005
Electronics Boutique Holdings Corp.
931 South Matlack Street
West Chester, Pennsylvania 19382
GameStop Corp.
2250 William D. Tate Avenue
Grapevine, Texas 76051
Ladies and Gentlemen:
      The undersigned (the “Stockholders,” and each a “Stockholder”) understand that Electronics Boutique Holdings Corp., a Delaware corporation (“Company”), and GameStop Corp., a Delaware corporation (“GameStop”), GameStop, Inc., a Delaware corporation, GSC Holding Corp. (“Holdco”), a Delaware corporation, Cowboy Subsidiary LLC, a Delaware limited liability company, and Eagle Subsidiary LLC, a Delaware limited liability company, propose to enter into an Agreement and Plan of Merger, dated as of April 17, 2005 (the “Merger Agreement”), providing for, among other things, the Mergers, in which, among other things, (i) each issued and outstanding share of Class A common stock, par value $0.001 per share, of GameStop (“GameStop Class A Common Stock”) will be converted into the right to receive one share of Class A Common Stock, par value $0.001 per share, of Holdco (the “Holdco Class A Common Stock”) and (ii) each issued and outstanding share of Class B Common Stock, par value $0.001 per share, of GameStop (“GameStop Class B Common Stock” and together with GameStop Class A Common Stock, the “GameStop Common Stock”) will be converted into the right to receive one share of Class B Common Stock, par value $0.001 per share, of Holdco (the “Holdco Class B Common Stock” and together with the Holdco Class A Common Stock, the “Holdco Common Stock”). Capitalized terms used without definition in this Voting Agreement (the “Agreement”) shall have the meanings ascribed thereto in the Merger Agreement.
      Each Stockholder is the beneficial and record owner of (i) that number of shares of GameStop Common Stock, (ii) outstanding options, warrants and other rights to acquire shares of GameStop Common Stock, and (iii) the additional securities of GameStop; in each case, as set forth opposite the name of such Stockholder on Schedule I to this Agreement. Each Stockholder, in its capacity as such, is entering into this Agreement in consideration of, and as a condition to, the Company’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby.
      Each Stockholder confirms its agreement with each of you as follows:

1. Each Stockholder represents, warrants and agrees that (a) Schedule I to this Agreement sets forth the number and type of shares of GameStop Common Stock (such shares, together with any shares of GameStop Common Stock acquired by such Stockholder on or after the date of this Agreement, whether by exercise of options, warrants or other derivative securities or otherwise, the “Shares”) and the number and type of shares of GameStop Common Stock that are issuable upon exercise of outstanding warrants, options or other derivative securities, whether or not exercisable (the “Derivative Securities”), of which such Stockholder is the record or beneficial owner, (b) such Stockholder owns such Shares and Derivative Securities, free and clear of all liens, pledges, charges, encumbrances, voting agreements and commitments of every kind, except for encumbrances imposed by margin accounts maintained by each Stockholder or pledges to investment banks or other third party lenders, and (c) such Stockholder has the power to vote all Shares without restriction and no proxies heretofore given in respect of any or all of the Shares are irrevocable and that any such proxies have heretofore been or are hereby revoked. Each Stockholder further represents and warrants that (i) the Spin-Off and the transactions contemplated by the Merger Agreement are not part of a plan (or series of related transactions) involving such Stockholder (and to the knowledge of such Stockholder, involving any other Person) pursuant to which one or more Persons acquire directly or indirectly stock representing a 50-percent or greater interest (measured by voting power or value) in GameStop (for these purposes, the acquisition of GameStop by Holdco in accordance with the terms of the Merger Agreement will not be considered a plan to acquire a 50-percent or greater interest in GameStop) and (ii) it had no agreement, understanding, arrangement or Substantial Negotiations with GameStop, the Company, or any other Person regarding the transactions contemplated by the Merger Agreement or similar transactions at any time prior to November 13, 2004 and to the Stockholder’s knowledge, no Person had an agreement, understanding, arrangement or Substantial Negotiations with GameStop, Barnes & Noble, Inc. (“B&N”) or the Company regarding the transactions contemplated by the Merger Agreement or similar transactions at any time prior to November 13, 2004. For purposes of this Agreement, “Spin-Off” means the distribution of GameStop Class B Common Stock by B&N on November 12, 2004, which was intended to be tax-free pursuant to Section 355 of the Code, and “Substantial Negotiations” include discussions of significant economic terms (e.g. the exchange ratio in a reorganization) between, on the one hand, such Stockholders or one or more officers, directors or controlling stockholders of GameStop or B&N or another Person or Persons with the implicit or explicit permission of one or more officers, directors or controlling stockholders of GameStop or B&N with, on the other hand, one or more officers, directors or controlling stockholders of the Company or another Person or Persons with the implicit or explicit permission of one or more officers, directors or controlling stockholders of the Company.

2. Each Stockholder agrees that it will not, directly or indirectly, sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Shares, or any interest therein, or any other securities convertible into or exchangeable for GameStop Common Stock (including the Derivative Securities), or any voting rights with respect thereto or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy) other than (a) pursuant to the Mergers, (b) encumbrances imposed by margin accounts maintained by each Stockholder or pledges to investment banks or other third party lenders and any other transfers resulting therefrom, (c) transfers to family members of any Stockholder, (d) transfers by operation of law, by will or pursuant to the laws of decent or distribution, or (e) with the prior written consent of the Company; provided that, in the case of clauses (c) and (d) such family member or transferee shall become a party to this Agreement subject to its terms and obligations to the same extent as such Stockholder, by executing and delivering to GameStop and the Company a counterpart to this Agreement. Each Stockholder hereby agrees to authorize and request GameStop to notify its transfer agent that there is a stop transfer order with respect to all of the Shares and that this Agreement places limits on the voting of the Shares. If so requested by the Company, each Stockholder agrees that the certificates representing Shares shall bear a legend stating that they are subject to this Agreement and to the irrevocable proxy granted in paragraph 4 of this Agreement.

3. At every meeting of the stockholders of GameStop called, and at every postponement or adjournment thereof, and on every action or approval by written consent of the stockholders of GameStop, each Stockholder irrevocably agrees to vote any Shares entitled to be voted thereat or to cause any such Shares to be voted: (i) in favor of adoption of the Merger Agreement; and (ii) against (A) any proposal made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the GameStop Merger or any other transaction contemplated by the Merger Agreement, (B) any GameStop Takeover Proposal, (C) any change in the management or board of directors of GameStop (other than as contemplated by the Merger Agreement) and (D) any action or agreement that would result in a breach of any representation, warranty, covenant or agreement or any other obligation of GameStop under the Merger Agreement or of such Stockholder under this Agreement. The obligations of each Stockholder specified in this paragraph 3 shall apply whether or not (x) the Board of Directors of GameStop (or any committee thereof) shall (I) withdraw (or modify in a manner adverse to the Company), or publicly propose to withdraw (or modify in a manner adverse to the Company), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of the Merger Agreement, the GameStop Merger or the other transactions contemplated by the Merger Agreement, or (II) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any GameStop Takeover Proposal, or (III) approve or recommend, or allow GameStop or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or similar agreement constituting or related to any GameStop Takeover Proposal (other than a confidentiality agreement referred to in Section 5.3(a) of the Merger Agreement), or (y) GameStop breaches any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.

4. In furtherance of the agreements contained in paragraph 3 of this Agreement and as security for such agreements, each Stockholder hereby irrevocably appoints R. Richard Fontaine and Daniel A. DeMatteo (the “Grantees”), and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of such Stockholder, for and in the name, place and stead of such Stockholder, with full power of substitution and resubstitution, to vote, grant a consent or approval in respect of, or execute and deliver a proxy to vote, those Shares that are GameStop Common Stock (a) in favor of the adoption of the Merger Agreement, (b) against any matter referred to in paragraph 3(ii) of this Agreement, and (c) in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the stockholders of GameStop held in connection with any of the foregoing. Each Stockholder hereby affirms that the irrevocable proxy granted by this paragraph 4 is given in connection with, and in consideration of, the execution of the Merger Agreement by Company, GameStop, GSC Holdings Corp., Cowboy Subsidiary LLC and Eagle Subsidiary LLC and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the proxy granted in this paragraph 4 is coupled with an interest sufficient in law to support an irrevocable power and may under no circumstances be revoked by a Stockholder. Each Stockholder hereby ratifies and confirms all that the Grantees may lawfully do or cause to be done by virtue hereof. The proxy contained herein with respect to shares of GameStop Common Stock is intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

5. The parties acknowledge and agree that nothing contained in this Agreement shall restrict, limit or prohibit any affiliate of any Stockholder from exercising (in his capacity as a director of GameStop or any such Person) his fiduciary duties as such a director.

6. Each Stockholder represents and warrants that it has all necessary power and authority to enter into this Agreement and to grant the irrevocable proxy provided for in paragraph 5, and that this Agreement is the legal, valid and binding agreement of such Stockholder and is enforceable against such Stockholder in accordance with its terms.

7. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement.

8. This Agreement may be terminated as to any Stockholder at the option of such Stockholder, Company or GameStop at any time after the earlier of (a) termination of the Merger Agreement in accordance with its terms or (b) the day following the Effective Time.

9. From time to time each Stockholder shall take such further actions as the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

10. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflict of laws.

11. Each Stockholder recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the Company to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each Stockholder agrees that in the event of any such breach, the Company shall be entitled to specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, without the necessity of posting any bond.

12. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by each of the parties thereto.

13. Except as provided in Section 2(b), each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any Person to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise. Neither this Agreement, nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any such interests or obligations shall be void.

14. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one instrument.

      The parties have caused this Agreement to be duly executed on the date first above written.

/s/ Leonard Riggio

Leonard Riggio

BARNES & NOBLE COLLEGE BOOKSELLERS, INC.

By:	/s/ Leonard Riggio

Name: Leonard Riggio

Title:	Chairman

/s/ Leonard Riggio

Leonard Riggio, as Co-Trustee of The Riggio
Foundation

Acknowledged and Agreed:

GAMESTOP CORP.

By:	/s/ R. Richard Fontaine

Name: R. Richard Fontaine

Title:	Chief Executive Officer

ELECTRONICS BOUTIQUE HOLDINGS CORP.

By:	/s/ Jeffrey W. Griffiths

Name: Jeffrey W. Griffiths

Title:	President and Chief Executive Officer

SCHEDULE I

Number of Shares
Name of Stockholder	of GameStop Owned

Leonard Riggio	Class A Common Stock: 4,500,000(1)
Class B Common Stock: 5,256,936(2)
Barnes & Noble College Booksellers, Inc.	Class B Common Stock: 1,126,913(2)
The Riggio Foundation	Class B Common Stock: 654,946(2)

(1)	All of these shares are issuable upon the exercise of stock options.

(2)	Mr. Riggio is the direct beneficial owner of 3,475,077 shares of Class B Common Stock. Mr. Riggio is the indirect beneficial owner of 1,126,913 shares of Class B Common Stock owned by Barnes & Noble College Booksellers, Inc., a New York corporation, of which Mr. Riggio owns all of the currently outstanding voting securities. As co-trustee of The Riggio Foundation, a charitable trust, Mr. Riggio is the indirect beneficial owner of 654,946 shares of Class B Common Stock owned by The Riggio Foundation. Excluded from the definition of “Shares” under this Agreement are 302,712 shares of Class B Common Stock held in a rabbi trust established by Barnes & Noble, Inc. for the benefit of Mr. Riggio pursuant to a deferred compensation arrangement, but over which Mr. Riggio has no voting power.

AMENDMENT TO VOTING AGREEMENT AND IRREVOCABLE PROXY
      This Amendment to Voting Agreement and Irrevocable Proxy (this “Amendment”), dated as of April 19, 2005, is entered into by and among Leonard Riggio, Barnes & Noble College Booksellers, Inc., The Riggio Foundation (collectively, the “Stockholders”, and each a “Stockholder”), Electronics Boutique Holdings Corp., a Delaware corporation (“EB”), and GameStop Corp., a Delaware corporation (“GameStop”).
BACKGROUND
      A. The Stockholders are parties to that certain Voting Agreement and Irrevocable Proxy, dated as of April 17, 2005 (the “Riggio Group Voting Agreement”), pursuant to which, among other things, the Stockholders agreed to vote all shares of GameStop Common Stock beneficially owned by them in favor of the adoption of that certain Agreement and Plan of Merger, dated as of April 17, 2005, by and among GameStop, GameStop, Inc., GSC Holdings Corp., Cowboy Subsidiary LLC, Eagle Subsidiary LLC, and EB (the “Merger Agreement”), and not to sell or otherwise transfer any shares of GameStop Common Stock prior to the termination of such Riggio Group Voting Agreement in accordance with its terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Riggio Group Voting Agreement.
      B. The Stockholders desire to amend the Riggio Group Voting Agreement to change the Grantees named therein.
      NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties agree as follows:

Paragraph 4. The first sentence of Paragraph 4 of the Riggio Group Voting Agreement is hereby amended by deleting the words “R. Richard Fontaine and Daniel A. DeMatteo” and replacing them with the following:
“Jeffrey W. Griffiths and Daniel J. Kaufman”

Conflict. In the event of any conflict between the terms of the Riggio Group Voting Agreement and the terms of this Amendment, the terms of this Amendment shall control.

Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original and together shall constitute one and the same document.

Effectiveness of Agreement. Except as expressly amended hereby, all provisions of the Riggio Group Voting Agreement shall remain in full force and effect.
[Signature page follows]

      IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed on the date first above written.

/s/ Leonard Riggio

Leonard Riggio

BARNES & NOBLE COLLEGE BOOKSELLERS, INC.

By:	/s/ Leonard Riggio

Name: Leonard Riggio

Title:	Chairman

/s/ Leonard Riggio

Leonard Riggio, as Co-Trustee of The Riggio
Foundation

Acknowledged and Agreed:

GAMESTOP CORP.

By:	/s/ David W. Carlson

Name: David W. Carlson

Title:	Executive Vice President and Chief Financial Officer

ELECTRONICS BOUTIQUE HOLDINGS CORP.

By:	/s/ Jeffrey W. Griffiths

Name: Jeffrey W. Griffiths

Title:	President and Chief Executive Officer

ANNEX G
[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]
April 17, 2005
The Board of Directors
GameStop Corp.
2250 William D. Tate Avenue
Grapevine, Texas 76051
Members of the Board:
      You have requested our opinion as to the fairness, from a financial point of view, to GameStop Corp. (“GameStop”) of the EB Merger Consideration (as defined below) provided for in the Agreement and Plan of Merger, dated as of April 17, 2005 (the “Merger Agreement”), among GameStop, GameStop, Inc., a wholly owned subsidiary of GameStop, GSC Holdings Corp., a wholly owned subsidiary of GameStop, Inc. (“Holdco”), Cowboy Subsidiary LLC (“GameStop Merger Sub”) and Eagle Subsidiary LLC (“EB Merger Sub”), each a wholly owned subsidiary of Holdco, and Electronics Boutique Holdings Corp. (“Electronics Boutique”). As more fully described in the Merger Agreement, GameStop Merger Sub will be merged with and into GameStop (the “GameStop Merger”) and EB Merger Sub will be merged with and into Electronics Boutique (the “Electronics Boutique Merger” and, together with the GameStop Merger, the “Transaction”) as a result of which GameStop and Electronics Boutique will become wholly owned subsidiaries of Holdco. Pursuant to the GameStop Merger, outstanding shares of Class A Common Stock, par value $0.001 per share, of GameStop (“GameStop Class A Common Stock”) and Class B Common Stock, par value $0.001 per share, of GameStop (“GameStop Class B Common Stock” and, together with GameStop Class A Common Stock, “GameStop Common Stock”) will be converted into the right to receive shares of Class A Common Stock, par value $0.001 per share, of Holdco (“Holdco Class A Common Stock”) and Class B Common Stock, par value $0.001 per share, of Holdco (together with Holdco Class A Common Stock, “Holdco Common Stock”), respectively. Pursuant to the Electronics Boutique Merger, each outstanding share of the common stock, par value $0.01 per share, of Electronics Boutique (“Electronics Boutique Common Stock”) will be converted into the right to receive (i) $38.15 per share in cash (the “EB Cash Consideration”) and (ii) 0.78795 of a share of Holdco Class A Common Stock (such number of shares, the “EB Stock Consideration” and, together with the EB Cash Consideration, the “EB Merger Consideration”).
      In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of GameStop and certain senior officers and other representatives and advisors of Electronics Boutique concerning the businesses, operations and prospects of GameStop and Electronics Boutique. We examined certain publicly available business and financial information relating to GameStop and Electronics Boutique as well as certain financial forecasts and other information and data relating to Electronics Boutique which were provided to or discussed with us by the managements of GameStop and Electronics Boutique, including adjustments to the forecasts and other information and data relating to Electronics Boutique prepared by the management of GameStop. We also reviewed certain information prepared by the management of GameStop relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of GameStop to result from the Transaction. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices of GameStop Class A Common Stock and Electronics Boutique Common Stock; the historical and projected earnings and other operating data of GameStop and Electronics Boutique; and the capitalization and financial condition of GameStop and Electronics Boutique. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other

The Board of Directors
GameStop Corp.
April 17, 2005

publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of GameStop and Electronics Boutique. We also reviewed the potential pro forma projected earnings per share of the combined company relative to the projected earnings per share of GameStop on a standalone basis based on financial forecasts and other information and data provided to or discussed with us by the managements of GameStop and Electronics Boutique. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.
      In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of GameStop and Electronics Boutique that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us (including adjustments to the forecasts and other information and data relating to Electronics Boutique prepared by the management of GameStop and the potential strategic implications and operational benefits anticipated by the management of GameStop to result from the Transaction), we have been advised by the managements of GameStop and Electronics Boutique that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of GameStop and Electronics Boutique as to the future financial performance of GameStop and Electronics Boutique, such potential strategic implications and operational benefits and the other matters covered thereby and have assumed, with your consent, that the financial results (including such potential strategic implications and operational benefits) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on GameStop, Electronics Boutique or Holdco or on the contemplated benefits of the Transaction. We also have assumed, with your consent, that each of the GameStop Merger and the EB Merger will qualify for federal income tax purposes as a transaction described in Section 351 of the Internal Revenue Code, as amended. We are not expressing any opinion as to what the value of Holdco Common Stock actually will be when issued pursuant to the Transaction or the prices at which Holdco Common Stock, GameStop Common Stock or Electronics Boutique Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of GameStop, Electronics Boutique or Holdco nor have we made any physical inspection of the properties or assets of GameStop, Electronics Boutique or Holdco. We express no view as to, and our opinion does not address, the underlying business decision of GameStop to effect the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for GameStop or the effect of any other transaction in which GameStop might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.
      Citigroup Global Markets Inc. has acted as financial advisor to GameStop in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction and a portion of which is payable in connection with the delivery of this opinion. We and our affiliates in the past have provided, and currently are providing, services to GameStop and certain of its affiliates unrelated to the proposed Transaction, for which services

The Board of Directors
GameStop Corp.
April 17, 2005

we and such affiliates have received, and expect to receive, compensation, including having acted as GameStop’s financial advisor in 2004 in connection with GameStop’s repurchase of a portion of the shares of GameStop Class B Common Stock held by Barnes & Noble, Inc. (“B&N”), an affiliate of Leonard Riggio, a director and stockholder of GameStop, and the subsequent distribution of the remaining shares of GameStop Class B Common Stock held by B&N to its stockholders and having acted as financial advisor to B&N in 2004 in connection with its acquisition of barnesandnoble.com inc. We and our affiliates also in the past have provided services to certain affiliates of Electronics Boutique unrelated to the proposed Transaction, for which services we and such affiliates have received compensation, including having acted as lead manager in 2003 and 2004 for certain equity and debt securities financings, and as sole bookrunner in 2003 for an equity securities financing, of certain affiliates of James Kim, Chairman of the Board of Electronics Boutique. As you are aware, one of our affiliates also will be acting as administrative agent and will be a lender under, and we will be acting as lead bookrunner for, certain bank and debt or equity securities financings contemplated to be undertaken by GameStop in connection with the Transaction, for which services we and such affiliate expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of GameStop and Electronics Boutique for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with GameStop, Electronics Boutique and their respective affiliates.
      Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of GameStop in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Transaction.
      Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the EB Merger Consideration to be paid in the Transaction is fair, from a financial point of view, to GameStop.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

ANNEX H
Global Markets & Investment Banking Group
April 17, 2005
Board of Directors
Electronics Boutique Holdings Corp.
931 South Matlack Street
West Chester, PA 19382
Members of the Board of Directors:
      GameStop Corp. (the “Acquiror”), GameStop, Inc. (“GameStop, Inc.”), GSC Holdings Corp., a newly-formed, wholly-owned subsidiary of GameStop, Inc. (“Holdco”), Cowboy Subsidiary LLC, a newly-formed, wholly-owned subsidiary of Holdco (“GameStop Merger Sub”), Eagle Subsidiary LLC, a newly-formed, wholly-owned subsidiary of Holdco (“Company Merger Sub”), and Electronics Boutique Holdings Corp. (the “Company”) propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which (a) the Company Merger Sub will be merged with and into the Company in a merger (the “Company Merger”) in which each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding (other than Cancelled Shares, which shares will be cancelled, and Dissenting Shares (each as defined in the Agreement)) will be converted into the right to receive the following consideration: (i) $38.15 in cash (the “Company Cash Consideration”) and (ii) 0.78795 shares of Holdco Class A Common Stock, par value $0.001 per share (together with the Company Cash Consideration, the “Company Merger Consideration”), and (b) GameStop Merger Sub will be merged with and into the Acquiror in a merger (together with the Company Merger, the “Mergers”) in which (i) each share of Class A Common Stock, par value $0.001 per share, of the Acquiror (“Acquiror Class A Common Stock”) issued and outstanding (other than shares owned by Acquiror, GameStop Merger Sub or the Company, which shares will be cancelled) will be converted into the right to receive one share of Holdco Class A Common Stock, par value $0.001 per share (“Holdco Class A Common Stock”) and (ii) each share of Class B Common Stock, par value $0.001 per share, of the Acquiror (“Acquiror Class B Common Stock” and, together with the Acquiror Class A Common Stock, the “Acquiror Common Stock”) issued and outstanding (other than shares owned by Acquiror, GameStop Merger Sub or the Company, which shares will be cancelled) will be converted into the right to receive one share of Holdco Class B Common Stock, par value $0.001 per share (“Holdco Class B Common Stock” and, together with the Holdco Class A Common Stock, the “Holdco Common Stock”). As a result of the Mergers, the Company and Acquiror shall both become wholly-owned subsidiaries of Holdco.
      We also understand that (i) simultaneously with the execution of the Agreement, EB Nevada Inc., James J. Kim (together, the “Kim Group”), the Acquiror and the Company propose to enter into a Voting Agreement (the “Kim Group Voting Agreement”) pursuant to which, among other things, the Kim Group will agree, subject to certain limitations, to vote all shares of Company Common Stock beneficially owned by the Kim Group in favor of the adoption of the Agreement and not to sell or otherwise transfer any shares of Company Common Stock prior to the termination of the Kim Group Voting Agreement in accordance with its terms, (ii) simultaneously with the execution of the Agreement,

Leonard Riggio, Barnes & Noble College Booksellers, Inc., The Riggio Foundation (collectively, the “Riggio Group”), the Acquiror and the Company propose to enter into a Voting Agreement (the “Riggio Group Voting Agreement”) pursuant to which, among other things, the Riggio Group will agree to vote all shares of Acquiror Common Stock beneficially owned by the Riggio Group in favor of the adoption of the Agreement and not to sell or otherwise transfer any shares of Acquiror Common Stock prior to the termination of such Riggio Group Voting Agreement in accordance with its terms, (iii) on or prior to the Closing Date (as defined in the Agreement), Holdco and the Kim Group propose to enter into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, among other things, the Kim Group will have certain rights relating to the registration of the Holdco Common Shares received in the Company Merger and (iv) on or prior to the Closing Date, Holdco and James J. Kim propose to enter into a Non-Competition Agreement (the “Non-Competition Agreement”) pursuant to which, among other things, Mr. Kim will agree, subject to the terms and conditions of the Non-Competition Agreement, not to compete with Holdco, Acquiror and the Company.
      You have asked us whether, in our opinion, the Company Merger Consideration to be received pursuant to the Company Merger is fair from a financial point of view to the holders of the Company Common Stock, other than the Acquiror, its affiliates and the Kim Group.
      In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and the Acquiror, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Mergers (the “Expected Synergies”) furnished to us by each of the Company and the Acquiror;

(3) Conducted discussions with members of senior management of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Mergers and the Expected Synergies;

(4) Reviewed the market prices and valuation multiples for the Company Common Stock and the Acquiror Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of the Company and the Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Mergers with the financial terms of certain other transactions that we deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

(8) Reviewed the potential pro forma impact of the Mergers;

(9) Reviewed an April 17, 2005 draft of the Agreement;

(10) Reviewed an April 17, 2005 draft of the Kim Group Voting Agreement;

(11) Reviewed an April 16, 2005 draft of the Riggio Group Voting Agreement;

(12) Reviewed an April 17, 2005 form of the Registration Rights Agreement;

(13) Reviewed an April 16, 2005 form of the Non-Competition Agreement; and

(14) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s or the Acquiror’s management as to the expected future financial performance of the Company or the Acquiror, as the case may be, and the Expected Synergies. We have further assumed that the exchange of Acquiror Class A Common Stock, Acquiror Class B Common Stock and Company Common Stock for Holdco Class A Common Stock and Holdco Class B Common Stock, as applicable, pursuant to the Mergers, taken together, shall qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended. We have also assumed that the final forms of the Agreement, the Kim Group Voting Agreement, the Riggio Group Voting Agreement, the Registration Rights Agreement and the Non-Competition Agreement will be substantially similar to the last drafts reviewed by us.
      Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Mergers, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Mergers.
      In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.
      We are acting as financial advisor to the Company in connection with the Mergers and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Mergers. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We and certain of our affiliates, with your consent, are acting as initial lender and joint book-running lead arranger for a senior credit facility, and are engaged as joint book-running managing underwriter, placement agent, or initial purchaser, in each case along with certain other financial institutions, to provide financing to the Acquiror in connection with the proposed Mergers. We and our affiliates will receive underwriting, commitment and other fees in connection with such financing. In addition, we have, in the past, provided financial advisory and financing services to the Company and the Acquiror and/or their affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Common Stock and other securities of the Company, as well as the Acquiror Common Stock and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.
      This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Mergers and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Mergers or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of Company Common Stock (except for the Acquiror, its affiliates and the Kim Group).

      We are not expressing any opinion herein as to the prices at which the Company Common Stock or the Acquiror Common Stock will trade following the announcement of the Merger or how the Holdco Common Stock will trade following the consummation of the Merger.
      On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Company Merger Consideration to be received pursuant to the Company Merger is fair from a financial point of view to the holders of the Company Common Stock, other than the Acquiror, its affiliates and the Kim Group.

Very truly yours,

/s/ Merrill Lync	h, Pierce, Fenner & Smith

Incorporated

MERRILL LYNC	H, PIERCE, FENNER & SMITH

INCORPORATED

ANNEX I
April 17, 2005
Board of Directors
Electronics Boutique Holdings Corp.
931 South Matlack Street
West Chester, Pennsylvania 19382
Ladies and Gentlemen:
      You have asked us to advise you with respect to the fairness from a financial point of view of the consideration proposed to be received by the holders of common stock, par value $0.01 per share (“Company Common Stock”), of Electronics Boutique Holdings Corp. (the “Company”), other than the Kim Group (as such term is defined in the Agreement and Plan of Merger, to be dated on or about April 17, 2005 (the “Merger Agreement”), by and among GameStop Corp. (“GameStop”), GSC Holdings Corp., a wholly-owned subsidiary of GameStop (“Holdco”), Cowboy Subsidiary LLC, a wholly-owned subsidiary of Holdco (“GameStop Merger Sub”), Eagle Subsidiary LLC, a wholly-owned subsidiary of Holdco (“Company Merger Sub”), and the Company), pursuant to the Merger Agreement.
      We understand that the Merger Agreement provides for the merger of Company Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger as a wholly-owned subsidiary of Holdco (the “Company Merger”), and for the merger of GameStop Merger Sub with and into GameStop, with GameStop continuing as the surviving corporation in the merger as a wholly-owned subsidiary of Holdco (the “GameStop Merger” and together with the Company Merger, the “Mergers”). Upon the effectiveness of the Company Merger, each issued and outstanding share of Company Common Stock will be converted into the right to receive 0.78795 shares of Class A common stock, par value $0.001 per share, of Holdco (“Holdco Class A Common Stock”) plus $38.15 in cash. Upon the effectiveness of the GameStop Merger, each issued and outstanding share of Class A common stock, par value $0.001 per share, of GameStop (“GameStop Class A Common Stock”) will be converted into the right to receive one share of Holdco Class A Common Stock and each issued and outstanding share of Class B common stock, par value $0.001 per share, of GameStop (“GameStop Class B Common Stock” and together with the GameStop Class A Common Stock, “GameStop Common Stock”) will be converted into the right to receive one share of Class B common stock, par value $0.001 per share, of Holdco (“Holdco Class B Common Stock” and together with the Holdco Class A Common Stock, “Holdco Common Stock”). The Mergers will become effective at the same time. We also understand that the Merger Agreement contemplates that, in connection with the execution and delivery of the Merger Agreement, (i) GameStop, the Company and certain stockholders of the Company will enter into a letter agreement, to be dated on or about the date of the Merger Agreement (the “Company Stockholder Voting Agreement”), pursuant to which such stockholders will agree, among other things, to vote their shares of Company Common Stock in favor of the Company Merger, and (ii) GameStop, the Company and certain stockholders of GameStop will enter into a letter agreement, to be dated on or about the date of the Merger Agreement (the “GameStop Stockholder Voting Agreement” and together with the Company Stockholder Voting Agreement, the “Voting Agreements”), pursuant to which such stockholders will agree, among other things, to vote their shares of GameStop Common Stock in favor of the GameStop Merger,. We refer to the Mergers and the transactions contemplated by the Voting Agreements as the “Transactions.”
      For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other information of the Company and GameStop;

(ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and GameStop prepared by the management of the Company and GameStop, respectively;

(iii) reviewed certain financial projections for the Company and GameStop, including estimates of certain potential benefits of the proposed business combination, prepared by the management of the Company and GameStop, respectively;

(iv) discussed the past and current operations, financial condition and prospects of the Company and GameStop with the management of the Company and GameStop, respectively;

(v) reviewed the reported prices and trading activity of Company Common Stock and GameStop Common Stock;

(vi) compared the financial performance and condition of the Company and GameStop and the reported prices and trading activity of Company Common Stock and GameStop Common Stock with that of certain other comparable publicly traded companies;

(vii) reviewed publicly available information regarding the financial terms of certain transactions comparable, in whole or in part, to the Transactions;

(viii) participated in certain discussions among representatives of each of the Company and GameStop;

(ix) reviewed the draft Merger Agreement dated as of April 16, 2005, the draft Company Stockholder Voting Agreement dated as of April 17, 2005 and the draft GameStop Stockholder Voting Agreement dated as of April 17, 2005; and

(x) performed such other analyses as we have deemed appropriate.
      We have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such information. With respect to the financial projections, including the estimates made by the Company’s management and GameStop’s management of certain potential benefits of the proposed business combination, we have assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and GameStop, respectively. We have not conducted a physical inspection of the facilities or property of the Company or GameStop. We have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of the Company or GameStop, nor have we been furnished with any such valuation or appraisal. Furthermore, we have not considered any tax effects of the Mergers or the transaction structure on any person or entity.
      We have assumed that the final form of each Agreement will be substantially the same as the last draft of such Agreement reviewed by us. We have also assumed that the Mergers will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Mergers, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on the Company or GameStop or the contemplated benefits of the Mergers. We have further assumed that all representations and warranties set forth in the Agreements are and will be true and correct as of the date or the dates made or deemed made and that all parties to the Agreements will comply with all covenants of such party thereunder. We have also assumed that Holdco Class A Common Stock and Holdco Class B Common Stock have identical powers, preferences and rights, except that holders of Holdco Class A Common Stock will have one vote per share and holders of Holdco Class B Common Stock will have ten votes per share, in each case on matters for which the stockholders of Holdco are entitled to vote.
      Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, April 15, 2005. In particular, we do not express any opinion as to the prices at which shares of Company Common Stock, GameStop Common Stock or Holdco Common Stock may trade at any future time. Furthermore, our opinion does not address the Company’s underlying business decision to undertake any part of the Transactions.
      In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving the Company or any of its assets.
      The financial advisory services we have provided to the Company in connection with the Transactions were limited to the delivery of this opinion. We will receive a fee upon the delivery of this opinion. During the past two years, we have provided certain financial advisory services to Barnes & Noble, Inc. and/or its affiliates in connection with the sale of shares of GameStop Common Stock in a private sale and the spin-off of shares of GameStop Common Stock to its stockholders, for which services we received a customary fee.
      This letter is solely for the information of the board of directors of the Company and is not on behalf of and is not intended to confer rights or remedies upon any other entity or person, and may not be used for any other purpose without our prior written consent. This letter does not constitute a recommendation to any holder of Company Common Stock or any other person as to how any such holder or person should vote or act on any matter relating to any part of the Transactions.
      Based on, and subject to, the foregoing, we are of the opinion that on the date hereof, the consideration proposed to be received by the holders of Company Common Stock in connection with the Company Merger is fair from a financial point of view to the holders of Company Common Stock (other than the Kim Group).

Very truly yours,

/s/ Peter J. Solomon Company, l.p.

PETER J. SOLOMON COMPANY, L.P.

ANNEX J
GENERAL CORPORATION LAW OF DELAWARE
SECTION 262 — APPRAISAL RIGHTS
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX K
GSC HOLDINGS CORP.
2005 INCENTIVE PLAN
      GSC HOLDINGS CORP., a Delaware corporation (the “Company”), hereby establishes and adopts the following 2005 Incentive Plan (the “Plan”).
RECITALS
      WHEREAS, the Company desires to encourage high levels of performance by those individuals who are key to the success of the Company or any parent, subsidiary or affiliate of the Company, to attract new individuals who are highly motivated and who will contribute to the success of the Company and to encourage such individuals to remain as officers, employees, consultants, advisors and/or directors of the Company and its parent, subsidiaries and affiliates by increasing their proprietary interest in the Company’s growth and success.
      WHEREAS, to attain these ends, the Company has formulated the Plan embodied herein to authorize the granting of incentive awards through grants of options to purchase shares (“Options”), grants of share appreciation rights, grants of Restricted Share Awards (hereafter defined), or any other award made under the Plan to those persons (each such person a “Participant”) whose judgment, initiative and efforts are, have been, or are expected to be responsible for the success of the Company or any parent, subsidiary or affiliate of the Company.
      NOW, THEREFORE, the Company hereby constitutes, establishes and adopts the following Plan and agrees to the following provisions:
ARTICLE 1.
Purpose of the Plan
      1.1.     Purpose. The purpose of the Plan is to assist the Company or any parent, subsidiary or affiliate of the Company in attracting and retaining selected individuals to serve as directors, officers, consultants, advisors, and employees of the Company or any parent, subsidiary or affiliate of the Company who will contribute to the Company’s success and to achieve long-term objectives which will inure to the benefit of all shareholders of the Company through the additional incentive inherent in the ownership of the Company’s Class A Common Stock, par value $0.001 per share (the “Shares”). Options granted under the Plan will be either “incentive stock options,” intended to qualify as such under the provisions of section 422 of the Internal Revenue Code of 1986, as from time to time amended (the “Code”), or “nonqualified stock options.” For purposes of the Plan, the terms “subsidiary” and “parent” shall mean “subsidiary corporation” and “parent corporation,” respectively, as such terms are defined in sections 424(f) and 424(e) of the Code, and “affiliate” shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
      For purposes of the Plan, the term “Award” shall include a grant of an Option, a grant of a share appreciation right, a grant of a Restricted Share Award, or any other award made under the terms of the Plan.
ARTICLE 2.
Shares Subject to Awards
      2.1.     Number of Shares. Subject to the adjustment provisions of Section 7.9 hereof, the aggregate number of Shares which may be issued under Awards under the Plan, whether pursuant to Options, Restricted Share Awards or any other Award under the Plan shall not exceed 5,000,000 Shares. No Options to purchase fractional Shares shall be granted and no fractional shares shall be issued under the

Plan. For purposes of this Section 2.1, the Shares that shall be counted toward such limitation shall include all Shares:

(1) issued or issuable pursuant to Options that have been or may be exercised;

(2) issued as, or subject to issuance as a Restricted Share Award; and

(3) issued or issuable under any other award granted under the terms of the Plan.
      2.2.     Shares Subject to Terminated Awards. The Shares covered by any unexercised portions of terminated Options granted under Article 4, Shares forfeited as provided in Section 6.2, and Shares subject to any Awards which are otherwise surrendered by the Participant without receiving any payment or other benefit with respect thereto may again be subject to new Awards under the Plan, other than grants of Options intended to qualify as incentive stock options. Moreover, if the Option price of any Option granted under the Plan or the tax withholding requirements with respect to any Award granted under the Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), or if a share appreciation right is exercised, only the number of Shares issued, net of the Shares tendered, if any, will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Shares subject to Options, or portions thereof, which have been surrendered in connection with the exercise of share appreciation rights shall not again be available for the grant of Awards under the Plan.
      2.3.     Character of Shares. Shares delivered under the Plan may be authorized and unissued Shares or Shares acquired by the Company, or both.
      2.4.     Limitations on Grants to Individual Participant. Subject to adjustments pursuant to the provisions of Section 7.9 hereof, (i) the maximum number of Shares with respect to which Options or share appreciation rights may be granted hereunder to any employee during any fiscal year of the Company shall be 1,000,000 Shares (the “Option Limitation”), (ii) the maximum number of Restricted Share Awards or other Share-based awards payable in Shares which may be granted to any employee during any fiscal year of the Company shall be 1,000,000, and (iii) the maximum aggregate amount awarded or credited with respect to other Share-based awards payable in cash to any one Participant in any fiscal year may not exceed $5,000,000. If an Option is canceled, the canceled Option shall continue to be counted toward the Option Limitation for the year granted. An Option (or a share appreciation right) that is repriced during any fiscal year is treated as the cancellation of the Option (or share appreciation right) and a grant of a new Option (or share appreciation right) for purposes of the Option Limitation for that fiscal year.
ARTICLE 3.
Eligibility and Administration
      3.1.     Awards to Employees, Directors and Others. (a) Participants who receive Options under Article 4 (including share appreciation rights under Article 5) (“Optionees”), or Restricted Share Awards or other Share-based awards under Article 6 shall consist of such key officers, employees, consultants, advisors and directors of the Company or any parent, subsidiary or affiliate of the Company as the Committee (hereinafter defined) shall select from time to time. The Committee’s designation of an Optionee or Participant in any year shall not require the Committee to designate such person to receive Awards or grants in any other year. The designation of an Optionee or Participant to receive Awards or grants under one portion of the Plan shall not require the Committee to include such Optionee or Participant under other portions of the Plan.
      (b) No Option that is intended to qualify as an “incentive stock option” may be granted (x) to any individual that is not an employee of the Company or any parent or subsidiary thereof, or (y) to any employee who, at the time of such grant, owns, directly or indirectly (within the meaning of Sections 422(b)(6) and 424(d) of the Code), shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or any parent or subsidiary of the Company, unless at the time of such grant, (i) the option price is fixed at not less than 110% of the Fair Market Value (as defined below) of the Shares subject to such Option, determined on the date of the grant, and (ii) the exercise of such Option is prohibited by its terms after the expiration of five years from the date such Option is granted.
      3.2.     Administration. (a) The Plan shall be administered by a committee (the “Committee”) consisting of not fewer than two directors of the Company (the directors of the Company being hereinafter referred to as the “Directors”), as designated by the Directors. The Directors may remove from, add members to, or fill vacancies in the Committee. Unless otherwise determined by the Directors, each member of the Committee is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code and the regulations thereunder, and (iii) an “independent director” for purposes of the rules and regulations of the New York Stock Exchange (the “NYSE”).
      Any Award to a member of the Committee shall be on terms consistent with Awards made to other Directors who are not members of the Committee and who are not employees, except where the Award is approved or ratified by the Compensation Committee (excluding persons who are also members of the Committee) of the Board of Directors of the Company.
      (b) The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it may deem appropriate for the conduct of meetings and proper administration of the Plan. All actions of the Committee shall be taken by majority vote of its members. The Committee is also authorized, subject to the provisions of the Plan, to make provisions in various Awards pertaining to a “change of control” of the Company and to amend or modify existing Awards.
      (c) Subject to the provisions of the Plan, the Committee shall have authority, in its sole discretion, to interpret the provisions of the Plan and any Award thereunder and, subject to the requirements of applicable law, including Rule 16b-3 of the Exchange Act, to prescribe, amend, and rescind rules and regulations relating to the Plan or any Award thereunder as it may deem necessary or advisable. All decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company, its shareholders, Directors and employees, and Plan participants and beneficiaries.
      3.3.     Designation of Consultants/ Liability. (a) The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and may grant authority to employees to execute agreements or other documents on behalf of the Committee.
      (b) The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any person designated pursuant to Section 3.3(a) shall not be liable for any action or determination made in good faith with respect to this Plan. To the maximum extent permitted by applicable law, no officer or former officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to this Plan or any Award granted under it. To the maximum extent permitted by applicable law and to the extent not covered by insurance, each officer or former officer and member or former member of the Committee or of the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Company) or liability (including any sum paid in settlement of a claim with the approval of the Company), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with this Plan, except to the extent arising out of such officer’s or former officer’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the officers, directors or members or former officers, directors or members may have under applicable law.

ARTICLE 4.
Options
      4.1.     Grant of Options. The Committee shall determine, within the limitations of the Plan, those key officers, employees, consultants, advisors and Directors of the Company or any parent, subsidiary or affiliate of the Company to whom Options are to be granted under the Plan, the number of Shares that may be purchased under each such Option, the option price and other terms of each such Option, and shall designate such Options at the time of the grant as either “incentive stock options” or “nonqualified stock options”; provided, however, that Options granted to employees of an affiliate (that is not also a parent or a subsidiary) or to non-employees of the Company may only be “nonqualified stock options.”
      All Options granted pursuant to this Article 4 shall be authorized by the Committee and shall be evidenced in writing by share option agreements (“Share Option Agreements”) in such form and containing such terms and conditions as the Committee shall determine that are not inconsistent with the provisions of the Plan, and, with respect to any Share Option Agreement granting Options that are intended to qualify as “incentive stock options,” are not inconsistent with Section 422 of the Code. The granting of an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article 4 may hold more than one Option at the same time and may hold both “incentive stock options” and “nonqualified stock options” at the same time. To the extent that any Option does not qualify as an “incentive stock option” (whether because of its provisions, the time or manner of its exercise or otherwise) such Option or the portion thereof which does not so qualify shall constitute a separate “nonqualified stock option.”
      4.2.     Option Price. Subject to Section 3.1(b), the option exercise price per each Share purchasable under any Option granted under the Plan shall not be less than 100% of the Fair Market Value (as hereinafter defined) of such Share on the date of the grant of such Option.
      4.3.     Other Provisions. Options granted pursuant to this Article 4 shall be made in accordance with the terms and provisions of Article 7 hereof and any other applicable terms and provisions of the Plan.
ARTICLE 5.
Share Appreciation Rights
      5.1.     Grant and Exercise. Share appreciation rights may be granted in conjunction with all or part of any Option granted under the Plan provided such rights are granted at the time of the grant of such Option. A “share appreciation right” is a right to receive whole Shares, as provided in this Article 5, in lieu of the purchase of a Share under a related Option. A share appreciation right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, and a share appreciation right granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until, and then only to the extent that, the exercise or termination of the related Option exceeds the number of Shares not covered by the share appreciation right. A share appreciation right may be exercised by the holder thereof (the “Holder”), in accordance with Section 5.2 of this Article 5, by giving written notice thereof to the Company and surrendering the applicable portion of the related Option. Upon giving such notice and surrender, the Holder shall be entitled to receive an amount determined in the manner prescribed in Section 5.2 of this Article 5. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related share appreciation rights have been exercised. Notwithstanding anything to the contrary herein, share appreciation rights may be granted only if Shares are traded on an established securities market at the date of grant.
      5.2.     Terms and Conditions. Share appreciation rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a) Share appreciation rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of the Plan.

(b) Upon the exercise of a share appreciation right, a Holder shall be entitled to receive up to, but no more than, an amount in whole Shares equal to the excess of the then Fair Market Value of one Share over the option exercise price per Share specified in the related Option multiplied by the number of Shares in respect of which the share appreciation right shall have been exercised. Each share appreciation right may be exercised only at the time and so long as a related Option, if any, would be exercisable or as otherwise permitted by applicable law.

(c) Upon the exercise of a share appreciation right, the Option or part thereof to which such share appreciation right is related shall be deemed to have been exercised for the purpose of the limitation of the number of Shares to be issued under the Plan, as set forth in Section 2.1 of the Plan.

(d) With respect to share appreciation rights granted in connection with an Option that is intended to be an “incentive stock option,” the following shall apply:

(i) No share appreciation right shall be transferable by a Holder otherwise than by will or by the laws of descent and distribution, and share appreciation rights shall be exercisable, during the Holder’s lifetime, only by the Holder.

(ii) Share appreciation rights granted in connection with an Option may be exercised only when the Fair Market Value of the Shares subject to the Option exceeds the option exercise price at which Shares can be acquired pursuant to the Option.

(iii) The share appreciation rights will expire no later than the expiration of the underlying incentive stock option.

(iv) The exercise of the share appreciation right may not have economic and tax consequences more favorable than the exercise of the incentive stock option followed by an immediate sale of the underlying Shares, and the value of the payout with respect to the share appreciation right may be for no more than 100% of the excess of the Fair Market Value of the Shares subject to the incentive stock option at the time the share appreciation right is exercised over the option price of the underlying incentive stock option.

(v) The share appreciation right may be exercised only when the underlying incentive stock option is eligible to be exercised.
ARTICLE 6.
Share Awards
      6.1.     Restricted Share Awards. (a) A grant of Shares made pursuant to Sections 6.1 and 6.2 is referred to as a “Restricted Share Award.” The Committee may grant to any Participant an amount of Shares in such manner, and subject to such terms and conditions relating to vesting, forfeitability and restrictions on delivery and transfer (whether based on performance standards, periods of service or otherwise) as the Committee shall establish (such Shares, “Restricted Shares”). The terms of any Restricted Share Award granted under the Plan shall be set forth in a written agreement (a “Restricted Share Agreement”) which shall contain provisions determined by the Committee and not inconsistent with the Plan. The provisions of Restricted Share Awards need not be the same for each Participant receiving such Awards.
      (b) Issuance of Restricted Shares. As soon as practicable after the date of grant of a Restricted Share Award by the Committee, the Company shall cause to be transferred on the books of the Company Shares registered in the name of the Company, as nominee for the Participant, evidencing the Restricted Shares covered by the Award; provided, however, such Shares shall be subject to forfeiture to the Company retroactive to the date of grant if a Restricted Share Agreement delivered to the Participant by the Company with respect to the Restricted Shares covered by the Award is not duly executed by the Participant and timely returned to the Company. All Restricted Shares covered by Awards under this Article 6 shall be subject to the restrictions, terms and conditions contained in the Plan and the Restricted Share Agreement entered into by and between the Company and the Participant. Until the lapse or release of all restrictions applicable to an Award of Restricted Shares, the share certificates representing such Restricted Shares shall be held in custody by the Company or its designee.
      (c) Shareholder Rights. Beginning on the date of grant of the Restricted Share Award and subject to execution of the Restricted Share Agreement as provided in Sections 6.1(a) and (b), unless the Restricted Share Agreement provides otherwise, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Restricted Share Agreement and shall have all of the rights of a shareholder, including, but not limited to, the right to vote such Shares and the right to receive distributions made with respect to such Shares; provided, however, that any Shares distributed as a dividend or otherwise with respect to any Restricted Shares as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Shares and shall be represented by book entry and held as prescribed in Section 6.1(b).
      (d) Restriction on Transferability. None of the Restricted Shares may be assigned or transferred (other than by will or the laws of descent and distribution), pledged or sold prior to lapse or release of the restrictions applicable thereto.
      (e) Delivery of Shares Upon Release of Restrictions. Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, the restrictions applicable to the Restricted Shares shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 8.1, the Company shall deliver to the Participant or, in case of the Participant’s death, to the Participant’s beneficiary, one or more stock certificates for the appropriate number of Shares, free of all such restrictions, except for any restrictions that may be imposed by law. Notwithstanding anything in the Plan or any Award agreement to the contrary, delivery of Shares pursuant to a Restricted Share Award shall be made no later than 2 1/2 months after the close of the Company’s first taxable year in which such shares are no longer subject to a risk of forfeiture (within the meaning of Section 409A of the Code).
      6.2.     Terms of Restricted Shares. (a) Forfeiture of Restricted Shares. Subject to Section 6.2(b), all Restricted Shares shall be forfeited and returned to the Company and all rights of the Participant with respect to such Restricted Shares shall terminate unless the Participant continues in the service of the Company as an employee (or Director, consultant or advisor, as the case may be) until the expiration of the forfeiture period for such Restricted Shares and satisfies any and all other conditions set forth in the Restricted Share Agreement. The Committee in its sole discretion, shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Share Award and the Committee has the discretion to modify the terms and conditions of a Restricted Share Award as long as the rights of the Participant are not impaired.
      (b) Waiver of Forfeiture Period. Notwithstanding anything contained in this Article 6 to the contrary, the Committee may, in its sole discretion and subject to the limitations imposed under Section 409A of the Code and/or Section 162(m) of the Code and the Treasury Regulations thereunder in the case of a Restricted Share Award intended to comply with the performance-based compensation exception under Section 162(m) of the Code, waive the forfeiture period and any other conditions set forth at grant in any Restricted Share Agreement under appropriate circumstances (including the death, disability or retirement of the Participant or a material change in circumstances arising after the date of an Award) as determined by the Committee in its sole discretion and subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares) as the Committee shall deem appropriate.
      6.3.     Other Share-Based Awards. The Committee is authorized to grant other Share-based awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, including but not limited to, Shares awarded purely as a bonus and not subject to any restrictions or conditions, Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or any parent, subsidiary or affiliate of the Company, share appreciation rights (in tandem with Options), stock equivalent units, and Awards valued by reference to book value of Shares. Subject to the provisions of the Plan and Section 409A of the Code, the Committee shall have authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of Shares to be awarded pursuant to or referenced by such Awards, and all other conditions of the Awards. Grants of other Share-based awards may be subject to such conditions, restrictions and contingencies as the Committee may determine which may include, but are not limited to, continuous service with the Company or any parent, subsidiary or affiliate of the Company and/or the achievement of performance goals.
      6.4.     Objective Performance Goals, Formulae or Standards. If the grant of Restricted Shares or other Share-based awards or the lapse of restrictions or vesting of Restricted Shares or other Share-based awards is based on the attainment of performance goals intended to comply with the exception for “performance-based compensation” paid to certain “covered employees” under Section 162(m) of the Code and the applicable regulations thereunder (the “Section 162(m) Exception”), then

(a) the Committee shall establish in writing (x) the objective performance-based goals applicable to a given period and (y) the individual covered employees or class of covered employees to which such performance-based goals apply no later than 90 days after the commencement of such period (but in no event after 25 percent of such period has elapsed);

(b) no performance-based compensation shall be payable to or vest with respect to, as the case may be, any covered employee for a given period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied; and

(c) after the establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal.

Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. With regard to a Restricted Share Award or other Share-based award that is intended to comply with the Section 162(m) Exception, to the extent any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate the Section 162(m) Exception, such provision shall be of no force or effect. The applicable performance goals shall be based on one or more of the Performance Criteria set forth in Exhibit A hereto. The Committee may provide in any Award based on the attainment of performance goals that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to covered employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility. Other performance goals may be used to the extent such goals satisfy the Section 162(m) Exception or the Award is not intended to satisfy the requirements of the Section 162(m) Exception.
      6.5.     Section 83(b) Election. The Committee may provide in a Restricted Share Agreement that the Award of Restricted Shares is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Share Award, the Participant shall be required to file promptly a copy of such election with the Company.
      6.6.     Payment under Other Share-Based Awards. Payment under other Share-based awards shall be made in accordance with the terms of the award, in cash or Shares as the Committee determines. Notwithstanding anything in the Plan or any Award agreement to the contrary, delivery of Shares or cash pursuant to a Share-based award shall be made no later than 2 1/2 months after the close of the Company’s first taxable year in which delivery of such Shares or cash is no longer subject to a risk of forfeiture (within the meaning of Section 409A of the Code).
ARTICLE 7.
Generally Applicable Provisions
      7.1.     Option Period. Subject to Section 3.1(b), the period for which an Option is exercisable shall be set by the Committee and shall not exceed ten years from the date such Option is granted, provided, however, in the case of an Option that is not intended to be an “incentive stock option,” the Committee may prescribe a period in excess of ten years. After the Option is granted, the option period may not be reduced, subject to expiration due to termination of employment.
      7.2.     Fair Market Value. If the Shares are listed or admitted to trading on a securities exchange registered under the Exchange Act, unless otherwise required by any applicable provision of the Code, the “Fair Market Value” or “FMV of a Share as of a specified date shall mean a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the NYSE or other established stock exchange (or exchanges) on such date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, if the Shares are traded over the counter at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their Fair Market Value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate. Such definition(s) of FMV shall be specified in each Award agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement, or payout of an Award.
      7.3.     Exercise of Options. Vested Options granted under the Plan shall be exercised by the Optionee thereof (or by his or her executors, administrators, guardian or legal representative, or by a Family Member (as defined in Section 7.4 below) to whom an Award may be transferred in accordance with the terms of the Plan or any other permitted assignee (each such Family Member or permitted assignee, a “Permitted Assignee”) expressly allowed by the Plan, as provided in Sections 7.4, 7.6 and 7.7 hereof) as to all or part of the Shares covered thereby, by the giving of written notice of exercise to the Company, specifying the number of Shares to be purchased, accompanied by payment of the full purchase price for the Shares being purchased. Full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or by certified check or bank check or wire transfer of immediately available funds, (ii) with the consent of the Committee, by tendering previously acquired Shares (valued at their Fair Market Value, as determined by the Committee as of the date of tender) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the Company’s earnings), (iii) if Shares are traded on a national securities exchange, the NASDAQ or quoted on a national quotation system sponsored by the National Association of Securities Dealers, Inc. and the Committee authorizes this method of exercise, through the delivery of irrevocable instructions to a broker approved by the Committee to deliver promptly to the Company an amount equal to the purchase price, or (iv) with the consent of the Committee, any combination of (i), (ii) or (iii). In connection with a tender of previously acquired Shares pursuant to clause (ii) above, the Committee, in its sole discretion, may permit the Optionee to constructively exchange Shares already owned by the Optionee in lieu of actually tendering such Shares to the Company, provided that adequate documentation concerning the ownership of the Shares to be constructively tendered is furnished in a form satisfactory to the Committee. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. The Company shall, subject to Section 8.4 herein, effect the transfer of Shares purchased pursuant to an Option as soon as practicable, and, within a reasonable time thereafter, such transfer shall be evidenced on the books of the Company. No person exercising an Option shall have any of the rights of a holder of Shares subject to an Option until certificates for such Shares shall have been issued following the exercise of such Option. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.
      7.4.     Non-Transferability. Except as otherwise specifically provided herein, no Award shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution. All Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Any attempt to transfer any Award, except as specifically provided herein, shall be void, and no such Award shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such Award, nor shall it be subject to attachment or legal process for or against such person. Notwithstanding the foregoing, the Committee may determine at the time of grant or thereafter that an Award (other than (x) an Option that is intended to be an incentive stock option, (y) a share appreciation right covered by Section 5.2(d)(i) and (z) a Restricted Share Award) that is otherwise not transferable pursuant to this Section 7.4 is transferable to a Family Member (defined below) in whole or in part and in such circumstances, and under such conditions as specified by the Committee. An Award that is transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently transferred otherwise than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the Award agreement. “Family Member” means, solely to the extent provided for in Securities Act Form S-8, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than 50% of the voting interests, or as otherwise defined in Securities Act Form S-8.
      7.5.     Termination of Employment. Unless the Committee otherwise determines, in the event of the termination of employment with the Company or any parent, subsidiary or affiliate of the Company of an Optionee who is an employee or the termination or separation from service with the Company or any parent, subsidiary or affiliate of the Company of an advisor, consultant or a Director (who is an Optionee) for any reason (other than death or disability as provided below), any Option(s) granted to such Optionee (or its Permitted Assignee) under the Plan and not previously exercised or expired, to the extent vested on the date of such termination or separation, shall be exercisable as of such termination for a period not to exceed three months after the date of such termination or separation, provided, however, that in no instance may the term of the Option, as so extended, exceed the maximum term established pursuant to Section 3.1(b) or 7.1 above.
      7.6.     Death. In the event an Optionee dies while employed by the Company or any parent, subsidiary or affiliate of the Company or while serving as a Director, advisor or consultant of the Company or any parent, subsidiary of the Company, as the case may be, any Option(s) held by such Optionee (or its Permitted Assignee) and not previously expired or exercised shall, to the extent exercisable on the date of death, be exercisable by the estate of such Optionee or by any person who acquired such Option by bequest or inheritance, or by the Permitted Assignee at any time within one year after the death of the Optionee, unless earlier terminated pursuant to its terms, provided, however, that in no instance may the term of the Option, as so extended, exceed the maximum term established pursuant to Section 3.1(b) or 7.1 above.
      7.7.     Disability. In the event of the termination of employment with the Company or any parent, subsidiary or affiliate of the Company of an Optionee or separation from service with the Company or any parent, subsidiary or affiliate of the Company of an Optionee who is a Director, advisor or consultant of the Company or any parent, subsidiary or affiliate of the Company due to total disability, the Optionee, or his guardian or legal representative, or a Permitted Assignee shall have the unqualified right to exercise any Option that has not expired or been previously exercised and that the Optionee was eligible to exercise as of the first date of total disability (as determined by the Committee), at any time within one year after such termination or separation, unless earlier terminated pursuant to its terms, provided, however, that in no instance may the term of the Option, as so extended, exceed the maximum term established pursuant to Section 3.1(b) or 7.1 above. The term “total disability” shall, for purposes of the Plan, be defined in the same manner as the term “permanent and total disability” is defined in Section 22(e)(3) of the Code.
      7.8.     Terms of Grant. Notwithstanding anything in Section 7.5, 7.6 or 7.7 to the contrary, the Committee may grant an Option under such terms and conditions as may be provided in the Share Option Agreement given to the Optionee and the Committee has the discretion to modify the terms and conditions of an Option after grant as long as no rights of the Participant are impaired, provided, however, that in no instance may the term of the Option, as so extended, exceed the maximum term established pursuant to Section 3.1(b) or 7.1 above.
      7.9.     Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate transaction or event affects the Shares with respect to which Awards have been or may be issued under the Plan, such that an adjustment is determined in good faith by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as the Committee may deem equitable, adjust any or all of (i) the number and type of Shares that thereafter may be made the subject of Awards, (ii) the number and type of Shares subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Option, or, if deemed appropriate, make provision for a cash payment to the holder of any outstanding Award; provided, in each case, that with respect to Options, no such adjustment shall be authorized to the extent that such adjustment would cause “incentive stock options” to violate Section 422(b) of the Code or “nonqualified stock options” to become subject to Section 409A of the Code, or any successor provisions; and provided further, that the number of Shares subject to any Award denominated in Shares shall always be a whole number. In the event of any reorganization, merger, consolidation, split-up, spin-off, or other business combination involving the Company (each, a “Reorganization”), the Committee may cause any Award outstanding as of the effective date of the Reorganization to be canceled in consideration of a cash payment or an alternate Award (whether from the Company or another entity that is a party to the Reorganization), or a combination thereof, made to the holder of such canceled Award substantially equivalent in value to the fair market value of such canceled Award and subject to the provisions of Section 409A of the Code. The determination of fair market value shall be made by the Committee in its sole discretion.
      7.10.     Amendment and Modification of the Plan. The Compensation Committee of the Board of Directors of the Company may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including without limitation Sections 162(m) and 422 of the Code, or any rule of any stock exchange or quotation system on which Shares are listed or quoted; provided that such Compensation Committee may not amend the Plan, without the approval of the Company’s shareholders, to increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 7.9 hereof). Except to the extent necessary to avoid the imposition of additional tax and/or interest under Section 409A of the Code, no amendments to, or termination of, the Plan shall in any way impair the rights of an Optionee or a Participant (or a Permitted Assignee thereof) under any Award previously granted without such Optionee’s or Participant’s consent. It is intended that no Award granted under the Plan shall be subject to any interest or additional tax under Section 409A of the Code. In the event that Section 409A is amended after the date hereof, or guidance is promulgated that would make an Award under the Plan subject to such interest or additional tax under Section 409A, then the terms and conditions of the Plan shall be interpreted and applied, and if necessary, amended, to avoid the imposition of such interest or additional tax.

      7.11.     Validity of Awards. The validity of any Award or grant of Options made pursuant to the Plan shall remain in full force and effect and shall not be affected by the compliance or noncompliance with Section 162(m) of the Code or Rule 16b-3 of the Exchange Act.
      7.12.     Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
      7.13.     Change in Control. In addition to the terms and conditions of the Plan, one or more Awards may be subject to the terms and conditions set forth in a written agreement between the Company and a Participant providing for different terms or provisions with respect to such Awards upon a “Change of Control” of the Company (as that term may be defined in such written agreement), including but not limited to acceleration of benefits, lapsing of restrictions, vesting of benefits and such other terms, conditions or provisions as may be contained in such written agreement; provided however, that such written agreement may not increase the maximum amount of such Awards.
      7.14.     Forfeiture Events.
      (a) The Committee may specify in an Award agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, or an affiliate and/or subsidiary of the Company, violation of material Company, affiliate and/or subsidiary policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its affiliates and/or its subsidiaries.
      (b) If the Company is required to prepare an accounting restatement of a “financial document” (as such term is defined in the Sarbanes-Oxley Act of 2002) due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and (i) if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or (ii) if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, then the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the original financial document embodying such financial reporting requirement.
      7.15.     Employees Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company, its affiliates and/or its subsidiaries operate or have employees, directors or third-party service providers, the Committee, in its sole discretion, shall have the power and authority to:

(a) determine which affiliates and subsidiaries shall be covered by the Plan;

(b) determine which employees, directors or third-party service providers outside the United States are eligible to participate in the Plan;

(c) modify the terms and conditions of any Award granted to employees, directors or third-party service providers outside the United States to comply with applicable foreign laws;

(d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 7.15 by the Committee shall be attached to the Plan document as appendices; and

(e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

ARTICLE 8.
Miscellaneous
      8.1.     Tax Withholding. The Company or any parent, subsidiary or affiliate of the Company shall have the right to make all payments or distributions made pursuant to the Plan to an Optionee or Participant (or a Permitted Assignee thereof) net of any applicable federal, state and local taxes required to be paid as a result of the grant of any Award, exercise of an Option or share appreciation rights or any other event occurring pursuant to the Plan. The Company or any parent, subsidiary or affiliate of the Company shall have the right to withhold from wages or other payments otherwise payable to such Optionee or Participant (or a Permitted Assignee thereof) such withholding taxes as may be required by law, or to otherwise require the Optionee or Participant (or a Permitted Assignee thereof) to pay such withholding taxes. If the Optionee or Participant (or a Permitted Assignee thereof) shall fail to make such tax payments as are required, the Company or any parent, subsidiary or affiliate of the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Optionee or Participant or to take such other action as may be necessary to satisfy such withholding obligations. In satisfaction of the requirement to pay required withholding taxes, the Optionee or Participant (or Permitted Assignee) may make a written election, which may be accepted or rejected in the discretion of the Committee, to have withheld a portion of the Shares then issuable to the Optionee (or Permitted Assignee) pursuant to the Plan, having an aggregate Fair Market Value equal to the required withholding taxes.
      8.2.     Right of Discharge Reserved. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any employee, Director, consultant, advisor or other individual the right to continue in the employment or service of the Company or any parent, subsidiary or affiliate of the Company or affect any right that the Company or any parent, subsidiary or affiliate of the Company may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such employee, Director, consultant, advisor or other individual at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit with respect to an Award in the event of termination of an employment or other relationship even if the termination is in violation of an obligation of the Company or any parent, subsidiary or affiliate of the Company to the Optionee or Participant.
      8.3.     Unfunded Plan. Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company or any parent, subsidiary or affiliate of the Company and any Optionee, Participant or other person. To the extent any Optionee or Participant holds any rights by virtue of any grant or award made under the Plan, such rights shall constitute general unsecured liabilities of the Company or any parent, subsidiary or affiliate of the Company and shall not confer upon any participant any right, title, or interest in any assets of the Company or any parent, subsidiary or affiliate of the Company.
      8.4.     Legend. All certificates for Shares delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed or any national securities association system upon whose system the Shares are then quoted, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Without limiting the foregoing, each certificate representing Restricted Shares granted pursuant to the Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

“The sale or transfer of shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Issuer’s 2005 Incentive Plan, and in the associated Restricted Share Agreement. A copy of the Plan and such Restricted Share Agreement may be obtained from the Issuer.”
      8.5.     Listing and Other Conditions. (a) As long as the Shares are listed on a national securities exchange or system sponsored by a national securities association, the issue of any Shares pursuant to an Award shall be conditioned upon such Shares being listed on such exchange or system. The Company shall have no obligation to deliver such Shares unless and until such Shares are so listed; provided, however, that any delay in the delivery of such Shares shall be based solely on a reasonable business decision and the right to exercise any Option with respect to such Shares shall be suspended until such listing has been effected.
      (b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to any Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to Shares or Award, and the right to any Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.
      (c) Upon termination of any period of suspension under this Section 8.5, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Option.
      (d) A Participant shall be required to supply the Company with any certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.
      8.6.     Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Committee shall notify each Optionee and Participant as soon as practicable prior to the effective date of such proposed transaction. The Committee in its sole discretion may permit an Optionee to exercise an Option until ten days prior to such transaction with respect to all vested and exercisable Shares covered thereby and with respect to such number of unvested Shares as the Committee shall determine. In addition, the Committee may provide that any forfeiture provision or Company repurchase option applicable to any Restricted Share Award shall lapse as to such number of Shares as the Committee shall determine, contingent upon the occurrence of the proposed dissolution or liquidation at the time and in the manner contemplated. To the extent an Option has not been previously exercised, the Option shall terminate automatically immediately prior to the consummation of the proposed action. To the extent a forfeiture provision applicable to a Restricted Share Award has not been waived by the Committee, the related Restricted Share Award shall be forfeited automatically immediately prior to the consummation of the proposed action.
      8.7.     Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.
      8.8.     Gender and Number. In order to shorten and to improve the understandability of the Plan document by eliminating the repeated usage of such phrases as “his or her”, any masculine terminology herein shall also include the feminine, and the definition of any term herein in the singular shall also include the plural except when otherwise indicated by the context.
      8.9.     Effective Date of Plan; Termination of Plan. The Plan shall be effective on the date of the approval of the Plan by (i) the holders of a majority of the shares of common stock of GameStop Corp., a Delaware corporation, entitled to vote thereon and (ii) the holders of a majority of the shares of common stock of Electronics Boutique Holdings Corp., a Delaware corporation (“Electronics Boutique”), entitled to vote thereon (all such shareholders being the shareholders of the Company immediately after the consummation of the mergers contemplated by the Agreement and Plan of Merger by and among the Company, Electronics Boutique and others dated as of April 17, 2005), provided such approval is obtained within 12 months after the date of adoption of the Plan by the Board of Directors. Awards may be granted under the Plan at any time and from time to time after the effective date of the Plan and on or prior to                     , 2015, on which date the Plan will expire except as to Awards and related share appreciation rights then outstanding under the Plan. Such outstanding Awards and share appreciation rights shall remain in effect until they have been exercised or terminated, or have otherwise expired.
      8.10.     Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed for the Company and any parent, subsidiary or affiliate of the Company. Any income or gain realized pursuant to Awards under the Plan and any share appreciation rights constitutes a special incentive payment to the Optionee, Participant or Holder and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any parent, subsidiary or affiliate of the Company, except as may be determined by the Committee or by the Directors or directors of the applicable parent, subsidiary or affiliate of the Company.
      8.11.     Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.
      8.12.     Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Company and the Participants.
      8.13.     Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware (without regard to the principles of conflicts of laws which might otherwise apply) and shall be construed accordingly.
      8.14.     No Constraint on Corporate Action. Nothing in the Plan shall be construed to limit, impair, or otherwise affect the right or power of the Company or any of its subsidiaries or affiliates to (i) make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets, or (ii) take any other action which such entity deems to be necessary or appropriate.

EXHIBIT A
PERFORMANCE CRITERIA
      Subject to the last sentence of Section 6.4 of the Plan, performance goals established for purposes of conditioning the grant of an Award of Restricted Shares or other Share-based awards based on performance or the vesting of performance-based Awards of Restricted Shares under the Section 162(m) Exception shall be based on one or more of the following performance criteria (“Performance Criteria”): (i) the attainment of certain target levels of, or a specified percentage increase in, revenues, income before income taxes and extraordinary items, net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, or a combination of any or all of the foregoing; (ii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits including, without limitation, that attributable to continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase in, operational cash flow, gross margins, operating margins, gross sales, net sales, gross profit, net profit and investment return measures; (iv) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee; (v) the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (vi) the attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital; (vii) the attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax return on stockholders’ equity; (viii) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (ix) the attainment of certain target levels in the fair market value of the shares of the Company’s Shares and (x) the growth in the value of an investment in the Company’s Shares assuming the reinvestment of dividends. For purposes of item (i) above, “extraordinary items” shall mean all items of gain, loss or expense for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to a corporate transaction (including, without limitation, a disposition or acquisition) or related to a change in accounting principle, all as determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board.
      In addition, such Performance Criteria may be based upon the attainment of specified levels of Company (or affiliate, division or other operational unit of the Company) performance under one or more of the measures described above relative to the performance of other businesses that are comparable to the Company as determined by the Committee. To the extent permitted under the Section 162(m) Exception (including, without limitation, compliance with any requirements for stockholder approval), the Committee may: (i) designate additional business criteria on which the Performance Criteria may be based or (ii) adjust, modify or amend the aforementioned business criteria, provided that under no circumstances may the Committee use its discretion to increase the amount payable to a participant under an Award intended to qualify under the Section 162(m) Exception.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers
      Pursuant to the Delaware General Corporation Law (the DGCL), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
      The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
      To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.
      The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.
      The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.
      Holdco’s amended and restated certificate of incorporation authorizes the corporation to indemnify all persons to the fullest extent permitted by law. The amended and restated bylaws of Holdco require Holdco to indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, by reason of the fact that he or she is or was a director or an officer of Holdco or is or was serving at the request of Holdco as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding. The amended and restated bylaws provide that Holdco will indemnify such a director or officer who initiates an action, suit or proceeding only if the action, suit or proceeding was authorized by the board of directors of Holdco.

Item 21.	Exhibits and Financial Statement Schedules
      (a) The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of April 17, 2005, among GameStop Corp., Electronics Boutique Holdings Corp., GameStop, Inc., GSC Holdings Corp., Cowboy Subsidiary LLC and Eagle Subsidiary LLC (included as Annex A to the accompanying joint proxy statement-prospectus herein).

3.1	Amended and Restated Certificate of Incorporation of Holdco.

3.2	Amended and Restated Bylaws of Holdco.

4.1	Amendment to Rights Agreement, dated as of April 17, 2005, between GameStop Corp. and The Bank of New York, as Rights Agent. (incorporated by reference to Exhibit 4.1 to GameStop Corp.’s Current Report on Form 8-K filed on April 18, 2005).

4.2	Rights Agreement, dated as of June 27, 2005, between GSC Holdings Corp. and The Bank of New York, as Rights Agent.

5.1	Opinion of Bryan Cave LLP regarding legality of securities being registered.

8.1	Opinion of Bryan Cave LLP, counsel to GameStop Corp., as to material U.S. federal tax matters.

8.2	Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers LLP, counsel to Electronics Boutique Holdings Corp., as to material U.S. federal tax matters.

9.1	Voting Agreement and Irrevocable Proxy, dated as of April 17, 2005, among Leonard Riggio, Barnes & Noble College Booksellers, Inc., The Riggio Foundation, GameStop Corp. and Electronics Boutique Holdings Corp. (incorporated by reference to Exhibit 9.1 to GameStop Corp.’s Current Report on Form 8-K filed on April 18, 2005).

9.2	Amendment to Voting Agreement and Irrevocable Proxy, dated as of April 19, 2005, among Leonard Riggio, Barnes & Noble College Booksellers, Inc., The Riggio Foundation, GameStop Corp. and Electronics Boutique Holdings Corp. (included as a part of Annex F to the accompanying joint proxy statement-prospectus herein).

9.3	Voting Agreement and Irrevocable Proxy, dated as of April 17, 2005, by and among EB Nevada Inc., James J. Kim, GameStop Corp. and Electronics Boutique Holdings Corp. (incorporated by reference to Exhibit 2.1 to Electronics Boutique Holdings Corp.’s Current Report on Form 8-K filed on April 18, 2005).

10.1	Form of Registration Rights Agreement among EB Nevada Inc., James J. Kim and GameStop Corp. (incorporated by reference to Exhibit 10.1 to Electronics Boutique Holdings Corp.’s Current Report on Form 8-K filed on April 18, 2005).

10.2	Form of Non-Competition Agreement between GSC Holdings Corp. and James J. Kim. (included as Annex E to the accompanying joint proxy statement-prospectus herein)

10.3	Holdco’s 2005 Incentive Plan (included as Annex K to the accompanying joint proxy statement-prospectus herein).

10.4	Senior Facility Commitment Letter, dated April 17, 2005, among GameStop Corp., Citicorp North America, Inc., Citigroup Global Markets Inc., Banc of America Bridge LLC, Banc of America Securities LLC, Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.*

10.5	Commitment Letter, dated April 17, 2005, among GameStop Corp., Bank of America, N.A., Citigroup Global Markets Inc., Banc of America Securities LLC and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc.*

23.1	Consent of BDO Seidman, LLP, registered public accounting firm for GameStop Corp.

23.2	Consent of KPMG LLP, registered public accounting firm for Electronics Boutique Holdings Corp.

23.3	Consent of Bryan Cave LLP (included as part of its opinion filed as Exhibit 5.1 to the accompanying joint proxy statement-prospectus herein).

23.4	Consent of Bryan Cave LLP (included as part of its opinion filed as Exhibit 8.1 to the accompanying joint proxy statement-prospectus herein).

Exhibit
Number	Description

23.5	Consent of Klehr, Harrison, Harvey, Branzburg & Ellers LLP (included as part of its opinion filed as Exhibit 8.2 to the accompanying joint proxy statement-prospectus herein).

24.1	Power of Attorney (included on signature page to this Registration Statement filed on May 23, 2005).*

99.1	Consent of Citigroup Global Markets Inc.*

99.2	Consent of Merrill Lynch & Co.*

99.3	Consent of Peter J. Solomon Company, L.P.*

99.4	Consent of Leonard Riggio to be named as a director.*

99.5	Consent of Michael N. Rosen to be named as a director.*

99.6	Consent of Stephanie M. Shern to be named as a director.*

99.7	Consent of Gerald R. Szczepanski to be named as a director.*

99.8	Consent of Edward A. Volkwein to be named as a director.*

99.9	Consent of James J. Kim to be named as a director.*

99.10	Consent of Stanley Steinberg to be named as a director.
99.11	Form of Proxy for Annual Meeting of Stockholders of GameStop Corp.

99.12	Form of Proxy for Annual Meeting of Stockholders of Electronics Boutique Holdings Corp.

*	Previously filed.

Item 22.	Undertakings.
      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Holdco pursuant to the foregoing provisions, or otherwise, Holdco has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by Holdco of expenses incurred or paid by a director, officer or controlling person of Holdco in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Holdco will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas on July 8, 2005.

GSC Holdings Corp.

By:	/s/ David W. Carlson

David W. Carlson

Executive Vice President and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

* R. Richard Fontaine	Chairman and Chief Executive Officer and Director (Principal Executive Officer)	July 8, 2005

* Daniel A. DeMatteo	Vice Chairman, Chief Operating Officer and Director	July 8, 2005

/s/ David W. Carlson David W. Carlson	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	July 8, 2005

*	David W. Carlson hereby signs this Amendment No. 1 to the Registration Statement on behalf of each of the indicated persons for whom he is attorney-in-fact on July 8, 2005 pursuant to a power of attorney previously filed.

By: /s/ David W. Carlson David W. Carlson	Attorney-in-fact	July 8, 2005

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of April 17, 2005, among GameStop Corp., Electronics Boutique Holdings Corp., GameStop, Inc., GSC Holdings Corp., Cowboy Subsidiary LLC and Eagle Subsidiary LLC (included as Annex A to the accompanying joint proxy statement-prospectus herein).

3.1	Amended and Restated Certificate of Incorporation of Holdco.

3.2	Amended and Restated Bylaws of Holdco.

4.1	Amendment to Rights Agreement, dated as of April 17, 2005, between GameStop Corp. and The Bank of New York, as Rights Agent. (incorporated by reference to Exhibit 4.1 to GameStop Corp.’s Current Report on Form 8-K filed on April 18, 2005).

4.2	Rights Agreement, dated as of June 27, 2005, between GSC Holdings Corp. and The Bank of New York, as Rights Agent.

5.1	Opinion of Bryan Cave LLP regarding legality of securities being registered.

8.1	Opinion of Bryan Cave LLP, counsel to GameStop Corp., as to material U.S. federal tax matters.

8.2	Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers LLP, counsel to Electronics Boutique Holdings Corp., as to material U.S. federal tax matters.

9.1	Voting Agreement and Irrevocable Proxy, dated as of April 17, 2005, among Leonard Riggio, Barnes & Noble College Booksellers, Inc., The Riggio Foundation, GameStop Corp. and Electronics Boutique Holdings Corp. (incorporated by reference to Exhibit 9.1 to GameStop Corp.’s Current Report on Form 8-K filed on April 18, 2005).

9.2	Amendment to Voting Agreement and Irrevocable Proxy, dated as of April 19, 2005, among Leonard Riggio, Barnes & Noble College Booksellers, Inc., The Riggio Foundation, GameStop Corp. and Electronics Boutique Holdings Corp. (included as a part of Annex F to the accompanying joint proxy statement-prospectus herein).

9.3	Voting Agreement and Irrevocable Proxy, dated as of April 17, 2005, by and among EB Nevada Inc., James J. Kim, GameStop Corp. and Electronics Boutique Holdings Corp. (incorporated by reference to Exhibit 2.1 to Electronics Boutique Holdings Corp.’s Current Report on Form 8-K filed on April 18, 2005).

10.1	Form of Registration Rights Agreement among EB Nevada Inc., James J. Kim and GameStop Corp. (incorporated by reference to Exhibit 10.1 to Electronics Boutique Holdings Corp.’s Current Report on Form 8-K filed on April 18, 2005).

10.2	Form of Non-Competition Agreement between GSC Holdings Corp. and James J. Kim. (included as Annex E to the accompanying joint proxy statement-prospectus herein)

10.3	Holdco’s 2005 Incentive Plan (included as Annex K to the accompanying joint proxy statement-prospectus herein).

10.4	Senior Facility Commitment Letter, dated April 17, 2005, among GameStop Corp., Citicorp North America, Inc., Citigroup Global Markets Inc., Banc of America Bridge LLC, Banc of America Securities LLC, Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.*

10.5	Commitment Letter, dated April 17, 2005, among GameStop Corp., Bank of America, N.A., Citigroup Global Markets Inc., Banc of America Securities LLC and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc.*

23.1	Consent of BDO Seidman, LLP, registered public accounting firm for GameStop Corp.

23.2	Consent of KPMG LLP, registered public accounting firm for Electronics Boutique Holdings Corp.

23.3	Consent of Bryan Cave LLP (included as part of its opinion filed as Exhibit 5.1 to the accompanying joint proxy statement-prospectus herein).

23.4	Consent of Bryan Cave LLP (included as part of its opinion filed as Exhibit 8.1 to the accompanying joint proxy statement-prospectus herein).

23.5	Consent of Klehr, Harrison, Harvey, Branzburg & Ellers LLP (included as part of its opinion filed as Exhibit 8.2 to the accompanying joint proxy statement-prospectus herein).

Exhibit
Number	Description

24.1	Power of Attorney (included on signature page to this Registration Statement filed on May 23, 2005).*

99.1	Consent of Citigroup Global Markets Inc.*

99.2	Consent of Merrill Lynch & Co.*

99.3	Consent of Peter J. Solomon Company, L.P.*

99.4	Consent of Leonard Riggio to be named as a director.*

99.5	Consent of Michael N. Rosen to be named as a director.*

99.6	Consent of Stephanie M. Shern to be named as a director.*

99.7	Consent of Gerald R. Szczepanski to be named as a director.*

99.8	Consent of Edward A. Volkwein to be named as a director.*

99.9	Consent of James J. Kim to be named as a director.*

99.10	Consent of Stanley Steinberg to be named as a director.

99.11	Form of Proxy for Annual Meeting of Stockholders of GameStop Corp.

99.12	Form of Proxy for Annual Meeting of Stockholders of Electronics Boutique Holdings Corp.

*	Previously filed.